Final Form Proxy Statement/Prospectus
                                                Pursuant to Rule 424(b)(3)
                                             Registration Number 333-15845


                                   CNET, INC.
                     4975 Preston Park Boulevard, Suite 800
                               Plano, Texas 75093

                                                            December 5, 1996

Dear Shareholder:

       You are cordially invited to attend a Special Meeting of Shareholders of CNET, Inc. ("CNET") which will be held at 10:00 a.m., local time, on January 9, 1997, at the Glen Eagles Country Club, 5401 West Park Boulevard, Plano, Texas.

       At the Special Meeting, holders of the Common Stock of CNET ("CNET Common Stock") will be asked to consider and vote upon a proposal to approve and adopt an Acquisition Agreement and Plan of Merger dated as of October 16, 1996 (the "Agreement") among Glenayre Technologies, Inc., a Delaware corporation ("Glenayre"); CNET Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Glenayre ("Glenayre Sub"); CNET; and David M. Zumwalt, Scott R. Greenwell and Charles D. Staggs (collectively, the "Principal Shareholders"). The Agreement provides for the merger of Glenayre Sub with and into CNET, with CNET continuing as the surviving corporation and a wholly-owned subsidiary of Glenayre and the approval and appointment of the Shareholders' Representative (as defined and described below) (the "Merger"). Under the Agreement, each share of CNET Common Stock, other than shares, if any, held by shareholders who perfect their rights to dissent under the Texas Business Corporation Act (the "TBCA"), will be converted into the right to receive (i) a fraction of one share of Glenayre Common Stock ("Glenayre Common Stock") equal to the Stock Exchange Ratio (as defined below) and (ii) cash equal to $1,000,000 divided by the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger. Cash will be paid in lieu of fractional shares of Glenayre Common Stock. Each stock option right to purchase one share of CNET Common Stock (a "CNET Stock Option") will be converted into the right to purchase a fraction of one share of Glenayre Common Stock equal to the Option Exchange Ratio (as defined below) and the option exercise price will be adjusted by dividing the current option exercise price by the Option Exchange Ratio. No portion of the cash will be received by holders of CNET Stock Options. The Option Exchange Ratio is a fraction determined by dividing 400,000 by the sum of the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger and the number of shares of CNET Common Stock subject to CNET Stock Options at the same time. On November 15, 1996, the Option Exchange Ratio was .0433005, subject to adjustment for changes in the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger and the number of shares subject to CNET Stock Options at the same time. As of November 15, 1996, the number of shares of Glenayre Common Stock reserved for issuance upon exercise of the CNET Stock Options, after conversion to options to purchase Glenayre Common Stock upon the effectiveness of the Merger (the "Glenayre Option Shares"), would be 59,445. The Stock Exchange Ratio is a fraction determined by dividing 370,000 less the Glenayre Option Shares by the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger. As of November 15, 1996, the Stock Exchange Ratio was .0394861, subject to adjustment for changes in the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger and the number of Glenayre Option Shares.

     The Merger is intended to be tax-free to holders of CNET Common Stock ("CNET Shareholders") for federal income tax purposes to the extent shares of CNET Common Stock are exchanged for shares of Glenayre Common Stock. Cash received will be taxable to holders of CNET Common Stock.

       Under the Agreement, CNET Shareholders who receive Glenayre Common Stock pursuant to the Merger (the "Indemnifying Shareholders") will be required, for indemnity claims made prior to the expiration of the "Indemnity Period," to indemnify Glenayre against certain potential losses specified in the Agreement incurred by Glenayre or CNET, to the extent such losses exceed $150,000 in the aggregate. For this purpose, the "Indemnity Period" shall mean the period beginning on the effective date of the Merger and expiring on (i) the date of completion of the first audit of the financial statements containing the combined operations of Glenayre and CNET for those matters that would be expected to be encountered in the audit process and (ii) 12 months after the effective date of the Merger for all other matters. A portion of the shares of Glenayre Common Stock issued in connection with the Merger will be issued in the name of the Shareholders' Representative, as agent for the CNET Shareholders, and placed in escrow (the "Escrowed Shares") and will


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be subject to forfeiture upon application to satisfy the foregoing indemnification obligations. The number of Escrowed Shares will be 40,000 multiplied by the ratio of the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger to the sum of the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger and the number of shares of CNET Common Stock which are subject to CNET Stock Options at the same time. A proportionate percentage of the Escrowed Shares will be held in the name of the Shareholders' Representative for the account of each Indemnifying Shareholder. The Indemnifying Shareholders' indemnification obligation is limited to the assets held in escrow.

       The approval of the Agreement by the Indemnifying Shareholders will also constitute (a) the approval of the Agreement, including the indemnification obligations of the Indemnifying Shareholders and the liability of the Indemnifying Shareholders for one-half of CNET's Merger expenses in excess of $300,000, if any, (b) the approval of the Escrow Agreement (as defined below) and all of the arrangements relative thereto, including the escrow of the Escrowed Shares, (c) the approval and appointment of David M. Zumwalt (or his successor) as agent for the Indemnifying Shareholders pursuant to the terms of the Agreement (the "Shareholders' Representative") and (d) the approval and authorization for all of the arrangements relating thereto, including without limitation: (i) Glenayre's issuance of the Escrowed Shares in the name of the Shareholders' Representative, as agent for the Indemnifying Shareholders; (ii) the entering into and performance of the related escrow agreement by the Shareholders' Representative (the "Escrow Agreement"); (iii) the execution by the Shareholders' Representative of a blank stock power on behalf of the Indemnifying Shareholders with respect to the Escrowed Shares; (iv) the distribution by the Shareholders' Representative of the assets held in escrow, including the Escrowed Shares, to the Indemnifying Shareholders upon his receipt thereof, after deducting his expenses as Shareholders' Representative; (v) the compromise and settlement by the Shareholders' Representative of claims under the Agreement or in connection with the Merger; (vi) payments by the Shareholders' Representative from the escrow; and (vii) the Indemnifying Shareholders' liability for expenses incurred by the Shareholders' Representative in connection with the performance of his obligations as Shareholders' Representative, and all Indemnifying Shareholders shall thereby be bound by the terms of the Agreement and the Escrow Agreement.

       On December 4, 1996, the closing sale price of Glenayre Common Stock on the Nasdaq Stock Market was $22.875 per share. Based on such price, and after applying the Stock Exchange Ratio as of November 15, 1996 for each share of CNET Common Stock, the value of each share of CNET Common Stock after the Merger would be $0.90 per share, or an aggregate of approximately $7,078,000 for all shares of CNET Common Stock. The value of each share of CNET Common Stock at the actual closing of the Merger could be higher or lower than $0.90, depending on the market price of Glenayre Common Stock at the effective time of the Merger. You are urged to review the current stock price of Glenayre Common Stock during the period leading up to the meeting. In addition, the holder of each such share of CNET Common Stock would be entitled to receive $.127 per share of the $1,000,000 cash based on the number of shares of CNET Common Stock outstanding as of November 15, 1996.

       The Principal Shareholders, who together own approximately 78.9% of the CNET Common Stock issued and outstanding on the record date, have indicated they intend to vote in favor of the Merger. If they do vote in favor of the Merger, their votes will be sufficient to assure approval of the Merger under the TBCA. Although the Principal Shareholders are not contractually obligated to vote in favor of the Merger, they have granted to Glenayre an option to purchase all of their shares of CNET Common Stock if the Merger is not consummated for certain reasons (including the failure of the CNET Shareholders to approve the Merger under certain circumstances) or the Agreement is terminated for certain reasons. Consequently, the Principal Shareholders may have different incentives and reasons for voting in favor of the Merger than the other CNET Shareholders.

       Neither CNET nor Glenayre sought or received a fairness opinion with respect to the terms of the Merger. See the discussion in the Proxy Statement/Prospectus at "The Acquisition Agreement and Plan of Merger--Fairness Opinion."

       The proposed Merger is described more completely in the accompanying Proxy Statement/Prospectus, the forepart of which includes a summary of the terms of the Merger and certain other information relating to the proposed transaction and provides specific information concerning the Special Meeting. I urge you to review carefully the Proxy Statement/Prospectus and the accompanying Annexes and the information contained therein.

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




       The CNET Board of Directors has determined that the Merger is in the best interests of CNET and the CNET Shareholders. We are enthusiastic about the combination with Glenayre, which we believe carries distinct advantages for CNET and the CNET Shareholders.

       AFTER CAREFUL CONSIDERATION, YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE ACQUISITION AGREEMENT AND PLAN OF MERGER AND RELATED TRANSACTIONS, INCLUDING THE APPOINTMENT AND GRANT OF AUTHORITY TO THE SHAREHOLDERS' REPRESENTATIVE, AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF THE ACQUISITION AGREEMENT AND PLAN OF MERGER.

       It is very important that your shares be represented at the Special Meeting, regardless of whether or not you plan to attend in person. The affirmative vote of the holders of two-thirds of the outstanding shares of CNET Common Stock entitled to vote at the Special Meeting is required to approve the Merger. Consequently, a failure to vote will have the same effect as a vote against the proposal. Therefore, please complete, sign and date the accompanying proxy card and promptly return it in the enclosed prepaid envelope to ensure that your shares will be voted at the Special Meeting. If you are present at the meeting you may, if you wish, withdraw your proxy and vote in person.

       If you elect to vote in favor of the Merger, you should also fill out the enclosed Transmittal Letter (Shareholders) and return it, along with your certificates for shares of CNET Common Stock, to CNET in the enclosed prepaid envelope. Also, each holder of a CNET Stock Option should fill out the enclosed Acknowledgment (Option Holders) and return it to CNET in the enclosed prepaid envelope.

                            Sincerely,


                            David M. Zumwalt
                            CHAIRMAN OF THE BOARD AND
                             CHIEF EXECUTIVE OFFICER

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                                   CNET, INC.
                     4975 PRESTON PARK BOULEVARD, SUITE 800
                               PLANO, TEXAS 75093

     NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JANUARY 9, 1997

To the Shareholders of CNET, Inc.:

       NOTICE IS HEREBY GIVEN that, pursuant to the call of its Board of Directors, a Special Meeting of Shareholders (the "Special Meeting") of CNET, Inc., a Texas corporation ("CNET"), will be held on January 9, 1997, at the Glen Eagles Country Club, 5401 West Park Boulevard, Plano, Texas, commencing at 10:00 a.m., local time, to consider and vote upon the following:

       A proposal to approve and adopt an Acquisition Agreement and Plan of Merger dated as of October 16, 1996 (the "Agreement") among Glenayre Technologies, Inc., a Delaware corporation ("Glenayre"), CNET Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Glenayre ("Glenayre Sub"), CNET, and David M. Zumwalt, Scott R. Greenwell and Charles D. Staggs, providing for the merger of Glenayre Sub with and into CNET, with CNET continuing as the surviving corporation and a wholly-owned subsidiary of Glenayre, and the approval and appointment of David M. Zumwalt as the Shareholders' Representative (the "Merger"). Under the Agreement, each share of CNET Common Stock, other than shares, if any, held by shareholders who perfect their rights to dissent under the Texas Business Corporation Act (the "TBCA"), will be converted into the right to receive (i) a fraction of one share of Glenayre Common Stock equal to the Stock Exchange Ratio and (ii) cash equal to $1,000,000 divided by the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger. Each stock option right to purchase one share of CNET Common Stock (a "CNET Stock Option") will be converted into the right to purchase a fraction of one share of Glenayre Common Stock equal to the Option Exchange Ratio and the option exercise price will be adjusted by dividing the current option exercise price by the Option Exchange Ratio. No portion of the cash will be received by holders of CNET Stock Options. The Option Exchange Ratio is a fraction determined by dividing 400,000 by the sum of the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger and the number of shares of CNET Common Stock subject to CNET Stock Options at the same time. The Glenayre Option Shares is the number of shares of Glenayre Common Stock that would be reserved for issuance upon exercise of the CNET Stock Options, after conversion to options to purchase Glenayre Common Stock upon the effectiveness of the Merger. The Stock Exchange Ratio is a fraction determined by dividing 370,000 less the Glenayre Option Shares by the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger.

       The Merger and other related matters are more fully described in the accompanying Proxy Statement/Prospectus and Annexes thereto, which form a part of this Notice. The Board of Directors unanimously recommends that the holders of CNET Common Stock vote in favor of the Agreement.

       Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of CNET Common Stock. Only shareholders of record at the close of business on November 15, 1996, the record date for the Special Meeting, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponements thereof.

       A summary of certain provisions of Articles 5.11 through 5.13 of the TBCA pertaining to the rights of dissenting shareholders in connection with the Merger is included in the Proxy Statement/Prospectus in the section entitled "Rights of CNET Shareholders Electing to Exercise Their Rights to Dissent." The complete text of Articles 5.11 through 5.13 of the TBCA is set forth in Annex B to the Proxy Statement/Prospectus.

       Whether or not you plan to attend the Special Meeting, please fill in, sign, date and return the enclosed form of proxy card promptly. If you elect to vote in favor of the Merger, you should also fill out the enclosed Transmittal Letter (Shareholders) and return it, along with your certificates for shares of CNET Common Stock. Each holder of a CNET Stock Option should fill out and return the enclosed Acknowledgment (Option Holders). A return envelope is enclosed for your convenience and requires no postage for mailing in the United States.

                              Sincerely,


                              David M. Zumwalt
December 5, 1996              CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

                             YOUR VOTE IS IMPORTANT

                   TO VOTE YOUR SHARES, PLEASE SIGN, DATE AND
                     COMPLETE THE ENCLOSED PROXY AND MAIL IT
                    PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.


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                                 PROXY STATEMENT

                                   CNET, INC.
                  SPECIAL MEETING TO BE HELD ON JANUARY 9, 1997

                                   PROSPECTUS

                           GLENAYRE TECHNOLOGIES, INC.
                                 370,000 SHARES
                                  COMMON STOCK
                                 $.02 PAR VALUE

       This Proxy Statement/Prospectus and the accompanying form of proxy are being first furnished on or about December 6, 1996 to the holders of the Common Stock of CNET, Inc., a Texas corporation ("CNET"), in connection with the solicitation of proxies by the CNET Board of Directors, to be used at the Special Meeting of Shareholders of CNET to be held on January 9, 1997 at 10:00 a.m., local time, and at any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the holders of CNET Common Stock (the "CNET Shareholders") will be asked to consider and vote upon a proposal to approve and adopt an Acquisition Agreement and Plan of Merger (the "Agreement"), attached hereto as Annex A, dated as of October 16, 1996, by and among Glenayre Technologies, Inc., a Delaware corporation ("Glenayre"); CNET Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Glenayre ("Glenayre Sub"); CNET; and David M. Zumwalt, Scott R. Greenwell and Charles D. Staggs (collectively, the "Principal Shareholders"). The Agreement provides for the merger of Glenayre Sub with and into CNET with CNET continuing as the surviving corporation and a wholly-owned subsidiary of Glenayre, and the approval and appointment of the Shareholders' Representative (as defined and described below) (the "Merger"). This Proxy Statement/Prospectus is also being provided to the holders of options to purchase CNET Common Stock on or about December 6, 1996, accompanied by the Acknowledgement (Option Holders).

       Pursuant to the terms of the Agreement, each share of CNET Common Stock outstanding as of the time the Merger is consummated (the "Effective Time"), except for shares as to which dissenters' rights have been perfected under the Texas Business Corporation Act (the "TBCA"), will be converted into the right to receive (i) a fraction of one share of Glenayre Common Stock, $.02 par value ("Glenayre Common Stock"), equal to the Stock Exchange Ratio (as defined below) and (ii) cash equal to $1,000,000 divided by the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time. Cash will also be paid in lieu of fractional shares of Glenayre Common Stock. The Option Exchange Ratio is a fraction determined by dividing 400,000 by the sum of the number of shares of (Cover continued on next page)

CONSIDERATION SHOULD BE GIVEN TO THE FACTORS SET FORTH UNDER THE CAPTION "GLENAYRE RISK FACTORS."
   ----------------------------------------------------------------------

       THE SECURITIES ISSUABLE PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMIS-SION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESEN-TATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
   ----------------------------------------------------------------------

       THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY, TRANSMITTAL LETTER (SHAREHOLDERS) AND ACKNOWLEDGMENT (OPTION HOLDERS) ARE FIRST BEING MAILED OR DELIVERED TO SHAREHOLDERS AND OPTION HOLDERS OF CNET ON OR ABOUT DECEMBER 6, 1996.
     ----------------------------------------------------------------------
        THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS DECEMBER 5, 1996.

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(continued from previous page)

CNET Common Stock outstanding immediately prior to the Effective Time and the number of shares of CNET Common Stock subject to options granted under the CNET, Inc. 1995 Stock Option Plan (the "CNET Option Plan") or under separate agreements to purchase CNET Common Stock ("CNET Stock Options") at the same time. On November 15, 1996, the Option Exchange Ratio was .0433005, subject to adjustment for changes in the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time and the number of shares subject to CNET Stock Options at the same time. In connection with the Merger, CNET Stock Options will be converted into options to purchase that number of shares of Glenayre Common Stock equal to the number of shares of CNET Common Stock covered by the CNET Stock Options multiplied by the Option Exchange Ratio and the exercise price will be adjusted by dividing the exercise price of the CNET Stock Options by the Option Exchange Ratio. No portion of the cash will be received by the holders of CNET Stock Options. As of November 15, 1996, the number of shares of Glenayre Common Stock reserved for issuance upon exercise of the CNET Stock Options, after conversion to options to purchase Glenayre Common Stock upon the Effective Time (the "Glenayre Option Shares"), would be 59,445. The Stock Exchange Ratio is a fraction determined by dividing 370,000 less the Glenayre Option Shares by the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time. As of November 15, 1996, the Stock Exchange Ratio was .0394861, subject to adjustment for changes in the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger and the number of Glenayre Option Shares. As of November 15, 1996, a total of 310,555 shares of Glenayre Common Stock would be issued in the Merger in exchange for CNET Common Stock (subject to adjustment for payments in cash to dissenting CNET Shareholders, payment of fractional shares and for any exercise of CNET Stock Options prior to the Effective Time) and 59,445 shares of Glenayre Common Stock would be reserved for issuance upon exercise of CNET Stock Options (subject to adjustment for the exercise of CNET Stock Options prior to the Effective Time). See "The Merger--Conflicts of Interest."

       The CNET Shareholders who receive Glenayre Common Stock pursuant to the Merger (the "Indemnifying Shareholders") will be obligated to indemnify Glenayre, for indemnity claims made prior to the expiration of the "Indemnity Period" (defined below), against losses which in the aggregate exceed $150,000 that Glenayre or CNET may incur as a result of the incorrectness or breach of any representations, warranties or covenants of a CNET Shareholder, a CNET Option Holder (as defined below) or CNET contained in the Agreement, the Transmittal Letter (Shareholders) (the "Transmittal Letters") executed by each of the CNET Shareholders pursuant to the Agreement, the Acknowledgment (Option Holders) (the "Acknowledgments") executed by each holder of CNET Stock Options (the "CNET Option Holders") or any other document, certificate or agreement entered into or furnished by CNET, any CNET Shareholder or any CNET Option Holder pursuant to the Agreement. For this purpose, the "Indemnity Period" shall mean the period beginning at the Effective Time and expiring on (i) the date of completion of the first audit of the financial statements containing the combined operations of Glenayre and CNET for those matters that would be expected to be encountered in the audit process and (ii) 12 months after the Effective Time for all other matters. A portion of the shares of Glenayre Common Stock issued in connection with the Merger will be issued in the name of the Shareholders' Representative, as agent for the Indemnifying Shareholders, and held in escrow and may be applied to satisfy such indemnification obligations (the "Escrowed Shares"). The Escrowed Shares will be issued and outstanding shares of Glenayre Common Stock registered in the name of David M. Zumwalt, as agent for the Indemnifying Shareholders pursuant to the terms of the Agreement and the related Escrow Agreement (the "Shareholders' Representative"). The number of Escrowed Shares will be 40,000 multiplied by the ratio of the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time to the sum of the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time and the number of shares of CNET Common Stock which are subject to CNET Stock Options at the same time. A proportionate percentage of the Escrowed Shares will be held in the name of the Shareholders' Representative for the account of each Indemnifying Shareholder. The respective Indemnifying Shareholders will be entitled to direct the voting and sale of, and to receive cash dividends, if any, on the Escrowed Shares, provided that any proceeds, stock dividends or other distributions of property issued or distributed with respect to the Escrowed Shares (other than cash dividends, if any) will be placed in escrow until the expiration of the escrow period. The Indemnifying Shareholders' indemnification obligation is limited to the shares escrowed, the proceeds thereof and certain distributions of property related thereto.

       The approval of the Agreement by the Indemnifying Shareholders will also constitute (a) the approval of the Agreement, including the indemnification obligations of the Indemnifying Shareholders and the liability of the Indemnifying Shareholders for one-half of CNET's Merger expenses in excess of $300,000, if any, (b) the approval of the Escrow

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Agreement (as defined below) and all of the arrangements relative thereto, including the escrow of the Escrowed Shares, (c) the approval and appointment of David M. Zumwalt (or his successor) as the Shareholders' Representative pursuant to the terms of the Agreement and (d) the approval and authorization for all of the arrangements relating thereto, including without limitation: (i) Glenayre's issuance of the Escrowed Shares in the name of the Shareholders' Representative, as agent for the Indemnifying Shareholders; (ii) the entering into and performance of the related escrow agreement by the Shareholders' Representative;
(iii) the execution by the Shareholders' Representative of a blank stock power on behalf of the Indemnifying Shareholders with respect to the Escrowed Shares;
(iv) the distribution by the Shareholders' Representative of the assets held in escrow, including the Escrowed Shares, to the Indemnifying Shareholders upon his receipt thereof, after deducting his expenses as Shareholders' Representative;
(v) the compromise and settlement by the Shareholders' Representative of claims under the Agreement or in connection with the Merger; (vi) payments by the Shareholders' Representative from the escrow; and (vii) the Indemnifying Shareholders' liability for expenses incurred by the Shareholders' Representative in connection with the performance of his obligations as Shareholders' Representative, and all Indemnifying Shareholders shall thereby be bound by the terms of the Agreement and the Escrow Agreement. See "The Acquisition Agreement and Plan of Merger--Indemnification" and "The Acquisition Agreement and Plan of Merger--Representations and Warranties."

       Glenayre Common Stock is traded on the Nasdaq Stock Market under the symbol "GEMS." On December 4, 1996, the closing price of Glenayre Common Stock as reported on the Nasdaq Stock Market was $22.875. Glenayre has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-4 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), with respect to up to 370,000 shares of Glenayre Common Stock issuable in connection with the Merger, of which this Proxy Statement/Prospectus is a part and a reference to this document as a Proxy Statement/Prospectus shall also constitute a reference to it as a prospectus.

       ALL INFORMATION CONCERNING GLENAYRE CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY GLENAYRE AND ALL INFORMATION CONCERNING CNET PRIOR TO THE MERGER CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN FURNISHED BY CNET. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GLENAYRE, CNET OR ANY OTHER PERSON. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE ASSETS, PROPERTIES OR AFFAIRS OF GLENAYRE OR CNET SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

       Glenayre is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, copies of such materials may be obtained from the Public Reference Section of the Commission, at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements, registration statements and other information filed with the Commission through the Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's Internet website (http://www.sec.gov).

       Glenayre has filed with the Commission a Registration Statement on Form S-4 under the Securities Act with respect to the shares of Glenayre Common Stock to be issued, and upon exercise of options to purchase Glenayre Common Stock proposed to be issued, in the Merger. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to Glenayre and the Glenayre Common Stock, reference is made to the Registration Statement, including the exhibits thereto, copies of which may be obtained upon payment of the prescribed fees or examined without charge at the Commission's principal office in Washington, D.C. Statements contained in this Proxy Statement/Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in all respects by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents (and any amendments thereto) filed by Glenayre with the Commission (File No. 0-15761) pursuant to the Exchange Act are incorporated in this Proxy Statement/Prospectus by reference:

       1. Glenayre's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

       2. Glenayre's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and
                September 30, 1996;

       3. Glenayre's Current Reports on Form 8-K dated March 5, 1996 and November 7, 1996; and

       4. The description of Glenayre's Common Stock contained in Glenayre's registration statement filed pursuant to Section 12 of the Exchange Act (and including any amendment or report for the purpose of updating such description).

       All documents filed by Glenayre pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.


       THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (INCLUDING THE SCHEDULES TO THE AGREEMENT), OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED UPON WRITTEN OR ORAL REQUEST MADE TO GLENAYRE TECHNOLOGIES, INC., ATTENTION: STANLEY CIEPCIELINSKI, 5935 CARNEGIE BOULEVARD, CHARLOTTE, NORTH CAROLINA 28209 (TELEPHONE 704/553-0038). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE DELIVERED TO GLENAYRE BY JANUARY 2, 1996, FIVE BUSINESS DAYS PRIOR TO THE MEETING. THESE DOCUMENTS (INCLUDING THE SCHEDULES TO THE AGREEMENT) MAY ALSO BE INSPECTED AT THE OFFICES OF CNET, 4975 PRESTON PARK BOULEVARD, SUITE 800, PLANO, TEXAS.

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                                TABLE OF CONTENTS


                                                                                                                      Page



AVAILABLE INFORMATION..................................................................................................  3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................................................................  4

SUMMARY OF PROXY STATEMENT/PROSPECTUS..................................................................................  8
       Shareholder Approval............................................................................................  8
       The Companies...................................................................................................  9
       Effect of the Merger; Consideration.............................................................................  9
       Recommendations of the Boards of Directors...................................................................... 10
       Effective Time of the Merger.................................................................................... 10
       Option to Acquire Majority Interest in CNET..................................................................... 10
       Representations and Warranties.................................................................................. 10
       Indemnification and Escrow Arrangements......................................................................... 11
       CNET Stock Options.............................................................................................. 12
       Approval and Conditions to Consummation of the Merger........................................................... 12
       Termination of the Acquisition Agreement and Plan of Merger; No-Shop Provisions................................. 13
       Transaction Costs............................................................................................... 13
       Dissenters' Rights.............................................................................................. 13
       Federal Income Tax Consequences of the Merger................................................................... 13
       Accounting Treatment............................................................................................ 14
       Effects of Merger on Rights of CNET Shareholders................................................................ 14
       Conflicts of Interest........................................................................................... 14
       Listing on the Nasdaq Stock Market.............................................................................. 14
       Market Value Information........................................................................................ 15

SELECTED CONSOLIDATED FINANCIAL DATA................................................................................... 16
       Glenayre Technologies, Inc...................................................................................... 16
       CNET, Inc....................................................................................................... 18

COMPARATIVE PER SHARE DATA............................................................................................. 19

GLENAYRE RISK FACTORS.................................................................................................. 20
       Potential Market Changes Resulting from Rapid Technological Advances............................................ 20
       Competition..................................................................................................... 20
       Variability of Quarterly Results................................................................................ 20
       Volatility of Stock Price....................................................................................... 20
       Limits on Protection of Proprietary Technology and Infringement Claims.......................................... 21
       Potential Changes in Government Regulation...................................................................... 21
       Financing Customer Purchases For Development of NPCS Market..................................................... 21
       International Business Risks.................................................................................... 22
       Possible Anti-takeover Effect of Glenayre's Charter and Bylaws and Delaware Law................................. 22
       Lack of Dividends............................................................................................... 22

CNET SHAREHOLDERS' MEETING............................................................................................. 23
       Meeting of CNET Shareholders.................................................................................... 23
       Purpose of Meeting.............................................................................................. 23
       Record Date; Voting Requirements at Meeting..................................................................... 23
       Proxies  ....................................................................................................... 23

                                                         5




THE MERGER............................................................................................................. 24
       Background and Reasons for the Merger........................................................................... 24
       Accounting Treatment............................................................................................ 29
       Operations After the Merger..................................................................................... 30
       Conflicts of Interest........................................................................................... 30
       Option to Acquire Majority Interest in CNET..................................................................... 31

THE ACQUISITION AGREEMENT AND PLAN OF MERGER........................................................................... 32
       The Merger...................................................................................................... 32
       Effective Time of the Merger.................................................................................... 32
       Consideration to be Received in the Merger...................................................................... 32
       Surrender of Certificates....................................................................................... 33
       Certain Covenants of CNET and Principal Shareholders............................................................ 33
       No-Shop Provisions.............................................................................................. 34
       Restrictions on Sales of Stock.................................................................................. 34
       Certain Covenants of Glenayre................................................................................... 35
       Conditions to Consummation of the Merger........................................................................ 35
       Indemnification................................................................................................. 36
       Representations and Warranties.................................................................................. 37
       Transaction Costs............................................................................................... 44
       Amendment and Waiver............................................................................................ 44
       Termination..................................................................................................... 44
       Fairness Opinion................................................................................................ 44

CNET, INC.............................................................................................................. 45
       General  ....................................................................................................... 45
       Industry Background............................................................................................. 45
       General Development of CNET..................................................................................... 46
       Products and Services........................................................................................... 46
       Customer Service and Support.................................................................................... 47
       Customers....................................................................................................... 47
       Marketing and Sales............................................................................................. 47
       Research and Development........................................................................................ 47
       Proprietary Rights and Licenses................................................................................. 47
       Backlog  ....................................................................................................... 48
       Competition..................................................................................................... 48
       Regulation...................................................................................................... 48
       Facilities...................................................................................................... 48
       Employees....................................................................................................... 48
       Litigation...................................................................................................... 48

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
OF CNET COMMON STOCK................................................................................................... 49

CNET, INC. MANAGEMENT'S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.............................................................. 50

COMPARATIVE RIGHTS OF CNET SHAREHOLDERS................................................................................ 56

CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.................................................................. 58
       Qualification of the Merger as a Tax-Free Reorganization........................................................ 59
       Federal Income Tax Consequences to CNET Shareholders and CNET Option Holders.................................... 59

RIGHTS OF CNET SHAREHOLDERS ELECTING TO EXERCISE THEIR RIGHTS TO DISSENT............................................... 60

                                                         6





LEGAL MATTERS.......................................................................................................... 61

EXPERTS................................................................................................................ 62

CNET, INC. INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................................................................F-1

ANNEX A................................................................................................................A-1

ANNEX B................................................................................................................B-1



                      SUMMARY OF PROXY STATEMENT/PROSPECTUS


       THE FOLLOWING IS A SUMMARY OF INFORMATION CONTAINED ELSEWHERE IN THE PROXY STATEMENT/PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN A COMPLETE DESCRIPTION OF THE TERMS OF THE MERGER AND THE OTHER MATTERS SUMMARIZED HEREIN AND IS QUALIFIED IN ITS ENTIRETY BY, AND IS SUBJECT TO, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, CONTAINED ELSEWHERE IN REFERENCE TO THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES. EXCEPT AS OTHERWISE NOTED, ALL APPLICABLE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS HAS BEEN ADJUSTED RETROACTIVELY TO REFLECT THE FOLLOWING STOCK SPLITS, EACH EFFECTED IN THE FORM OF A STOCK DIVIDEND PAID BY GLENAYRE WITH RESPECT TO GLENAYRE COMMON STOCK: A THREE-FOR-TWO STOCK SPLIT EFFECTED IN THE FORM OF A 50% STOCK DIVIDEND PAID ON MAY 14, 1993, A TWO-FOR-ONE STOCK SPLIT EFFECTED IN THE FORM OF A 100% STOCK DIVIDEND PAID ON NOVEMBER 29, 1993, A THREE-FOR-TWO STOCK SPLIT EFFECTED IN THE FORM OF A 50% STOCK DIVIDEND PAID ON JANUARY 5, 1995, A THREE-FOR-TWO STOCK SPLIT EFFECTED IN THE FORM OF A 50% STOCK DIVIDEND PAID ON JUNE 19, 1995 AND A THREE-FOR-TWO STOCK SPLIT EFFECTED IN THE FORM OF 50% STOCK DIVIDEND PAID ON DECEMBER 29, 1995. WITH RESPECT TO CNET, ALL APPLICABLE INFORMATION HEREIN HAS BEEN RETROACTIVELY ADJUSTED TO REFLECT A THIRTY-FOR-ONE STOCK SPLIT EFFECTED IN THE FORM OF A CONVERSION ON JULY 10, 1995 AFTER WHICH EACH SUCH ORIGINAL SHARE OF CNET COMMON STOCK WAS CONVERTED INTO THIRTY NEW SHARES OF CNET COMMON STOCK.

SHAREHOLDER APPROVAL

       This Proxy Statement/Prospectus is being furnished to the CNET Shareholders in connection with the solicitation of proxies by and on behalf of the CNET Board of Directors for use at the Special Meeting to be held at 10:00 a.m., local time, on January 9, 1997 at the Glen Eagles Country Club, 5401 West Park Boulevard, Plano, Texas and any adjournments or postponements thereof. The close of business on November 15, 1996 is the record date (the "Record Date") for determining the CNET Shareholders entitled to vote at the Special Meeting. As of the Record Date, there were 7,864,912 shares of CNET Common Stock, each holder of which is entitled to one vote per share with respect to each matter to be voted on at the Special Meeting. This Proxy Statement/Prospectus and the enclosed proxy are first being sent to CNET Shareholders on or about December 6, 1996.

       All proxies that are properly executed and received prior to the Special Meeting will be voted in accordance with the instructions noted thereon. ANY PROXY THAT DOES NOT SPECIFY TO THE CONTRARY WILL BE VOTED IN FAVOR OF THE MERGER. Any CNET Shareholder who submits a proxy will have the right to revoke it, at any time before it is voted, by filing with the Secretary of CNET written notice of revocation or a duly executed later-dated proxy, or by attending the Special Meeting and voting such CNET Common Stock in person.

       At the Special Meeting, CNET Shareholders will consider and vote upon a proposal to approve and adopt the Agreement pursuant to which Glenayre Sub will be merged with and into CNET with CNET being the surviving corporation and continuing as a wholly-owned subsidiary of Glenayre. Approval and adoption of the Agreement require the affirmative vote of the holders of two-thirds of the outstanding shares of CNET Common Stock. The Principal Shareholders, who together own approximately 78.9% of the CNET Common Stock outstanding as of the Record Date, have indicated that they intend to vote in favor of the Merger. If they do vote in favor of the Merger, their votes will be sufficient to assure approval of the Merger under the TBCA. Although the Principal Shareholders are not contractually obligated to vote in favor of the Merger, they have granted to Glenayre an option to purchase for cash all of their shares of CNET Common Stock if the Merger is not consummated for certain reasons (including the failure of the CNET Shareholders to approve the Merger under certain circumstances) or the Agreement is terminated for certain reasons. Consequently, the Principal Shareholders may have different incentives and reasons for voting in favor of the Merger than the other CNET Shareholders.

       CNET Shareholders will be entitled to dissenters' rights with respect to the Merger as provided for in Article 5.11, ET SEQ. of the TBCA, subject to satisfaction by such shareholders of the conditions for dissenters' rights established by Article 5.11 ET SEQ. See "Rights of CNET Shareholders Electing to Exercise Their Rights to Dissent."

       The directors and executive officers of CNET beneficially owned (excluding options), as of the Record Date, an aggregate of 7,036,427 shares of CNET Common Stock or approximately 89.5% of the CNET Common Stock outstanding as of the Record Date.

       Holders of Glenayre Common Stock are not entitled to vote on the approval of the Merger nor are they entitled to dissenters' rights with respect to the Merger. As of the Record Date, there were 59,866,084 shares of Glenayre Common Stock outstanding.

THE COMPANIES

       GLENAYRE. Glenayre is a leading worldwide supplier of telecommunications equipment and related software used by service providers in the paging and other wireless personal communication markets. Glenayre designs, manufactures, markets and services its products principally under the Glenayre name. These products include switches, transmitters, receivers, controllers, software and other equipment used in personal communications systems (including paging, voice messaging, cellular and message management and mobile data systems), microwave communications systems and radio telephone systems. Glenayre markets its products in over 80 countries through 29 domestic and international offices directly to major paging, cellular and telephone operating companies and to governmental agencies.

       Glenayre's executive offices are located at 5935 Carnegie Boulevard, Charlotte, North Carolina 28209. Its telephone number is 704/553-0038.

       CNET. CNET provides operational support, network management and network planning software products, services and equipment to the worldwide wireless communications industry, primarily to large corporate customers. CNET licenses its products to cellular, paging and personal communications services ("PCS") operators and wireless equipment manufacturers worldwide. CNET's products include software applications which enable wireless communications system operators to plan, manage and expand their physical networks. These products provide system operators the ability to bring information about the status and activity of network equipment to a central location and to make this information available to the operators, engineers and operations management. CNET's integration of strategic operational support systems ("OSS"), network management applications and radio frequency ("RF") software provides a single, unified advanced information tool to wireless system operators. Wireless equipment manufacturers utilize CNET's software to help them differentiate their wireless switching products and related RF site equipment. CNET also provides a variety of professional services for its customers including system analysis and design, software installation and software maintenance and support. Approximately 57% of CNET's revenues for its fiscal year ended January 31, 1996 was derived from network products, including revenues from the licensing of CNET's Basic Operations System ("BOS(TM)"). Approximately 36% of CNET's revenues for its fiscal year ended January 31, 1996 was from professional services.

       CNET's principal executive offices are located at 4975 Preston Park Boulevard, Suite 800, Plano, Texas 75093. Its telephone number is 972/867-3333.

EFFECT OF THE MERGER; CONSIDERATION

       Upon consummation of the Merger, Glenayre Sub will be merged with and into CNET with CNET being the surviving corporation and continuing as a wholly-owned subsidiary of Glenayre. At the Effective Time (defined below), each share of CNET Common Stock issued and outstanding immediately prior to the Effective Time (other than dissenting shares, if any) will be converted into the right to receive (i) a fraction of one share of Glenayre Common Stock equal to the Stock Exchange Ratio (as defined below) and (ii) cash equal to $1,000,000 divided by the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time. Cash will also be paid in lieu of fractional shares of Glenayre Common Stock. Each outstanding CNET Stock Option will be converted into an option to acquire shares of Glenayre Common Stock at a price per share and for a number of shares based on the Option Exchange Ratio (as defined below). No portion of the cash will be received by holders of CNET Stock Options. The Option Exchange Ratio is a fraction determined by dividing 400,000 by the sum of the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time and the number of shares of CNET Common Stock subject to CNET Stock Options at the same time. As of November 15, 1996, the Option Exchange Ratio was .0433005, subject to adjustment for changes in the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time and the number of shares subject to CNET Stock Options at the same time. As of November 15, 1996, the number of shares of Glenayre Common Stock reserved for issuance upon exercise of the CNET Stock Options, after conversion to options to purchase Glenayre Common Stock at the Effective Time (the "Glenayre Option Shares"), would be 59,445. The Stock Exchange Ratio is a fraction determined by dividing 370,000 less the Glenayre Option Shares by the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time. As of November 15, 1996, the Stock Exchange Ratio was .0394861, subject to adjustment for changes in the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time and the number of Glenayre Option Shares. See "The Acquisition Agreement and Plan of Merger--The Merger" and "The Acquisition Agreement and Plan of Merger--Consideration to be Received in the Merger."

RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

       The Glenayre and CNET Boards of Directors have approved and adopted the Acquisition Agreement and Plan of Merger, and the CNET Board of Directors has recommended that the CNET Shareholders vote in favor of the Acquisition Agreement and Plan of Merger. See "The Merger--Background and Reasons for the Merger" and "The Merger--Conflicts of Interest."

EFFECTIVE TIME OF THE MERGER

       If the Merger is approved by the requisite vote of the CNET Shareholders and the other conditions to the consummation of the Merger are satisfied or, where permissible, waived, the Merger will become effective at the time the Articles of Merger are duly filed with the Secretary of State of the State of Texas or at such later time as may be specified in such Articles of Merger (the "Effective Time"). It is anticipated that the Articles of Merger will be filed as soon as practicable after the satisfaction or, where permissible, waiver of the conditions in the Agreement. See "The Acquisition Agreement and Plan of Merger--Effective Time of the Merger."

OPTION TO ACQUIRE MAJORITY INTEREST IN CNET

       On October 16, 1996, the Principal Shareholders were required, as a condition to Glenayre entering into the Agreement, to enter into an Amended and Restated Stock Option Agreement with Glenayre (the "Amended and Restated Stock Option Agreement") pursuant to which the Principal Shareholders granted to Glenayre an option to acquire an aggregate of 6,208,380 shares of CNET Common Stock (approximately 78.9% of the CNET Common Stock), exercisable in the event either the Merger is not consummated for certain reasons (including the failure of the CNET Shareholders to approve the Merger under certain circumstances) or the Agreement is terminated for certain reasons. The exercise price per share of such option is payable in cash and is the product of the Stock Exchange Ratio, calculated as of the date immediately preceding the date notice of exercise of the option is given by Glenayre, multiplied by the average of the closing prices of Glenayre Common Stock on the 25 trading days immediately preceding the date such notice is given by Glenayre, plus an amount of cash equal to $1,000,000 divided by the total number of outstanding shares of CNET Common Stock immediately preceding the date such notice is given by Glenayre. See "The Merger--Option to Acquire Majority Interest in CNET."

REPRESENTATIONS AND WARRANTIES

       Pursuant to the Agreement, CNET, the Principal Shareholders and the other CNET Shareholders will make certain representations and warranties to Glenayre, which will survive the Effective Time and terminate on (a) the date of completion of the first audit of the financial statements containing the combined operations of Glenayre and CNET for those matters that would be expected to be encountered in the audit process and (b) the first anniversary of the Effective Time for all other matters. Such period is referred to herein as the "Indemnity Period." The representations and warranties pertain, among other things, to the following matters: (i) the organization and capitalization of CNET and CNET GmbH ("CNET Sub"); (ii) the financial statements of CNET and CNET Sub; (iii) the employee benefit plans and arrangements of CNET; (iv) the title to, and operation and condition of, all of the assets of CNET and CNET Sub, including equipment, receivables, intellectual property and contract rights; (v) information concerning CNET's material contracts and transactions; (vi) the absence of any violation of any law, order, note, bond, mortgage, contract or similar instrument or obligation; (vii) compliance with and disclosure of all warranty obligations of CNET and CNET Sub; (viii) the absence of certain known impending changes in the business, assets, liabilities or relations with employees or suppliers or customers of CNET or CNET Sub or in any governmental actions or regulations affecting CNET's or CNET Sub's business that would have a material adverse effect on the business of CNET and CNET Sub; and (ix) each CNET

Shareholder's title to, and absence of liens or encumbrances on, such shareholder's CNET Common Stock. See "The Acquisition Agreement and Plan of Merger--Representations and Warranties."

INDEMNIFICATION AND ESCROW ARRANGEMENTS

       Pursuant to the Agreement, each Indemnifying Shareholder will indemnify Glenayre for claims made during the Indemnity Period with respect to indemnifiable losses which exceed in the aggregate $150,000 that Glenayre or CNET may suffer as a result of the incorrectness or breach of any representation, warranty or covenant by any CNET Shareholder, any CNET Option Holder or CNET contained in the Agreement, the Transmittal Letters, the Acknowledgments or any other agreement or document entered into in connection with the Agreement or the Merger. In accordance with the terms of the Agreement, Glenayre and not the Shareholders' Representative nor any Indemnifying Shareholder will control the defense of any third-party litigation that may result in indemnification obligations of the Indemnifying Shareholders. Although Glenayre is obligated under the Agreement to conduct any such defense as would a reasonable and prudent person to whom no indemnity is available, through its control of such litigation and any settlement thereof, Glenayre will have significant influence and control over the application of the Escrowed Shares.

       A portion of the shares of Glenayre Common Stock issued in connection with the Merger will be issued in the name of the Shareholders' Representative, as agent for the Indemnifying Shareholders, and placed in escrow pursuant to an Escrow Agreement (the "Escrow Agreement") among Glenayre, the Shareholders' Representative and First Union National Bank of North Carolina (the "Escrow Agent") and may be applied to satisfy the indemnification obligations of the Indemnifying Shareholders under the Agreement. The number of Escrowed Shares will be 40,000 multiplied by the ratio of the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time to the sum of the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time and the number of shares of CNET Common Stock which are subject to CNET Stock Options at the same time. A proportionate percentage of the Escrowed Shares will be issued in the name of the Shareholders' Representative for the account of each Indemnifying Shareholder. The Escrowed Shares, and any cash or other property held in escrow under the Escrow Agreement, are collectively referred to herein as the "Escrow." Each Indemnifying Shareholder's indemnification obligation will not exceed such Indemnifying Shareholder's share of the Escrow. The Escrow will be released on the first anniversary of the Effective Time (the "Release Date"), except for any portion of the Escrow subject to being applied to the satisfaction, resolution or liquidation of pending indemnity claims. The approval of the Agreement by the Indemnifying Shareholders will also constitute (a) approval of the Agreement, including the indemnification obligations of the Indemnifying Shareholders, (b) the approval of the Escrow Agreement and all of the arrangements relative thereto, including the escrow of the Escrowed Shares, (c) the approval and appointment of David M. Zumwalt (or his successor) as the Shareholders' Representative and (d) the approval and authorization for all of the arrangements relating thereto, including without limitation: (i) Glenayre's issuance of the Escrowed Shares in the name of the Shareholders' Representative, as agent for the Indemnifying Shareholders; (ii) the entering into and performance of the Escrow Agreement by the Shareholders' Representative; (iii) the execution by the Shareholders' Representative of a blank stock power on behalf of the Indemnifying Shareholders with respect to the Escrowed Shares; (iv) the distribution by the Shareholders' Representative of the assets held in escrow, including the Escrowed Shares, to the Indemnifying Shareholders upon his receipt thereof, after deducting his expenses as Shareholders' Representative; (v) the compromise and settlement by the Shareholders' Representative of claims under the Agreement or in connection with the Merger; (vi) payments by the Shareholders' Representative from the Escrow; and (vii) the Indemnifying Shareholders liability for expenses incurred by the Shareholders' Representative in connection with the performance of his obligations as Shareholders' Representative, and all Indemnifying Shareholders shall thereby be bound by the terms of the Agreement and the Escrow Agreement. See "The Acquisition Agreement and Plan of Merger--Indemnification" and "The Acquisition Agreement and Plan of Merger--Representations and Warranties."

       All Escrowed Shares will be issued and outstanding shares of Glenayre Common Stock registered in the name of the Shareholders' Representative, and the respective Indemnifying Shareholders will be entitled to direct the voting and sale of, and to receive cash dividends, if any, on, the Escrowed Shares, provided that any proceeds from the sale of the Escrowed Shares and stock dividends will be placed in escrow until the Release Date.

CNET STOCK OPTIONS

       At the Effective Time, CNET's obligations with respect to outstanding CNET Stock Options will be assumed by Glenayre. The number of shares of Glenayre Common Stock to be received with respect to each CNET Stock Option will be determined by multiplying the number of shares subject to each CNET Stock Option by the Option Exchange Ratio and the option price will be determined by dividing the current option price by the Option Exchange Ratio. Such options will in all other respects be subject to the same terms and conditions, except that the vesting of certain options will be automatically accelerated as a result of the Merger. No portion of the cash will be received by the holders of the CNET Stock Options. See "The Merger--Conflicts of Interest" and "The Acquisition Agreement and Plan of Merger--Indemnification."

APPROVAL AND CONDITIONS TO CONSUMMATION OF THE MERGER

       The obligations of Glenayre and CNET to consummate the Merger are subject to the satisfaction or waiver of certain conditions set forth in the Agreement, including, among others, obtaining the requisite approval of the Agreement by the CNET Shareholders, the effectiveness of the Registration Statement and the absence of any stop order related thereto or proceedings for such stop order, the receipt of any required consents of governmental authorities, commissions, boards or other regulatory bodies required in connection with the Merger and the approval for listing on the Nasdaq Stock Market (subject to official notice of issuance) of the shares of Glenayre Common Stock issuable in connection with the Merger. It is also a condition to consummation of the Merger that Glenayre, the Shareholders' Representative and the Escrow Agent enter into the Escrow Agreement governing the terms and conditions of the investment and distribution of the Escrow.

       The obligation of CNET to consummate the Merger is subject to certain additional conditions, including, among others, the performance by Glenayre of its obligations under the Agreement required to be performed by it at or prior to the Effective Time; the accuracy in all material respects of the representations and warranties of Glenayre contained in the Agreement; the absence of any material adverse change in the financial condition, business or operations of Glenayre from the date of the Agreement through the Effective Time, other than any change that affects CNET, CNET Sub and Glenayre in a substantially similar manner. Consummation of the Merger by CNET is also conditioned upon CNET's receipt of a written opinion of Gardere & Wynne, L.L.P., CNET's counsel, at the Effective Time, substantially to the effect that on the basis of certain facts and representations, the Merger will constitute a reorganization in accordance with Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

       The obligation of Glenayre to consummate the Merger is also subject to certain additional conditions, including, among others, the performance by CNET and the Principal Shareholders of their obligations under the Agreement required to be performed by them at or prior to the Effective Time; the accuracy in all material respects of the representations and warranties of CNET and the Principal Shareholders contained in the Agreement; the receipt by Glenayre from Ernst & Young LLP of "comfort letters" with respect to the procedures undertaken by Ernst & Young LLP in connection with the financial statements of CNET contained in the Registration Statement; the absence of any material adverse change in the financial condition, business or operations or prospects of CNET and CNET Sub; the receipt of required consents; the conversion of CNET Stock Options into options to purchase Glenayre Common Stock; the receipt of a letter from each affiliate of CNET agreeing to be bound by certain restrictions on resale of Glenayre Common Stock; the receipt by Glenayre of a good standing certificate from Texas for CNET; the execution of noncompetition agreements by David M. Zumwalt and Scott R. Greenwell; the termination of all shareholder, voting or similar agreements with respect to CNET Common Stock; the receipt by Glenayre from CNET of certified resolutions adopted by the Board of Directors and the CNET Shareholders in connection with the Merger; the receipt of agreements to pay off all loans or advances from CNET or CNET Sub (other than routine travel advances) to any shareholders, directors, officers or employees of CNET; the receipt by Glenayre of a schedule of all travel advances made by CNET or CNET Sub as of the date of consummation of the Merger; and the receipt by Glenayre of an aged accounts receivable report of CNET.

       For a description of the conditions to the Merger, see "The Acquisition Agreement and Plan of Merger--Conditions to Consummation of the Merger."

TERMINATION OF THE ACQUISITION AGREEMENT AND PLAN OF MERGER; NO-SHOP PROVISIONS

       The Agreement may be terminated (i) at any time by the mutual consent of Glenayre and CNET; (ii) by either Glenayre or CNET if (a) the Merger is not consummated prior to February 28, 1997; (b) the approval of the Merger by the CNET Shareholders is not obtained; or (c) a federal or state court or agency prohibits the transactions contemplated by the Agreement; (iii) by CNET if (a) there is a breach by Glenayre or Glenayre Sub of any representation or warranty set forth in the Agreement which would have or would be reasonably likely to have a material adverse effect on Glenayre; or (b) there has been a material breach of any covenant or agreement by Glenayre or Glenayre Sub that has not been cured after notice; or (iv) by Glenayre if (a) there is a breach by CNET or CNET Sub of any representation or warranty set forth in the Agreement which would have or would be reasonably likely to have a material adverse effect on CNET; or (b) there has been a material breach of any covenant or agreement by CNET or CNET Sub that has not been cured after notice.

       CNET has agreed not to solicit or enter into negotiations with respect to a merger, sale of assets or similar transaction with any other entity prior February 28, 1997, or the date of termination of the Agreement if earlier terminated, subject to the exercise by the CNET Board of Directors of its fiduciary duties required under applicable law. See "The Acquisition Agreement and Plan of Merger--No Shop Provisions" and "The Acquisition Agreement and Plan of Merger--Termination."

       In addition, the Principal Shareholders were required by Glenayre to grant to Glenayre an option to purchase their shares of CNET Common Stock in certain circumstances (including the failure of the CNET Shareholders to approve the Merger under certain circumstances). See "The Merger--Option to Acquire Majority Interest in CNET."

TRANSACTION COSTS

       CNET has agreed that, if the Merger is consummated, it will pay the first $300,000 of expenses of the Merger and 50% of any expenses in excess of $300,000, with the Indemnifying Shareholders collectively paying the remaining 50% of such expenses in excess of $300,000. Such expenses shall include services provided by CNET's attorneys, accountants, consultants and other advisers in connection with the consummation of the Merger and the transactions contemplated by the Agreement. CNET will bear the expenses of any employees of CNET and of any attorneys, accountants or other consultants or advisers engaged by CNET or CNET Sub in connection with such transactions in the event the Merger is not consummated. The Indemnifying Shareholders will pay all other fees and expenses incurred by them in connection with the Agreement or consummation of the transactions contemplated thereby. See "The Acquisition Agreement and Plan of Merger-- Transaction Costs."

DISSENTERS' RIGHTS

       Under the TBCA, holders of CNET Common Stock who properly dissent and vote against or abstain from voting with respect to the Merger have the right to obtain a cash payment for the "fair value" of their shares (excluding any element of value arising from the accomplishment or expectation of the Merger). See "Rights of CNET Shareholders Electing to Exercise Their Rights to Dissent."

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

       In connection with the filing of the Registration Statement, Kennedy Covington Lobdell & Hickman, L.L.P., counsel to Glenayre, delivered an opinion to Glenayre (the "KCL&H Tax Opinion") to the effect that, although not free from doubt, the Merger should be a tax-free transaction under the reorganization provisions of the Code, resulting in no gain or loss to the Indemnifying Shareholders with respect to the exchange of shares of CNET Common Stock for shares of Glenayre Common Stock. Realized gain, but not loss (except for any cash received for fractional shares), however, will be required to be recognized with respect to the receipt of cash in connection with the Merger. The KCL&H Tax Opinion is conditioned upon certain assumptions and the accuracy of certain representations to be made by certain parties to the Agreement. If the facts differ from such representations, the Merger may be entirely taxable. See "Certain Federal Income Tax Consequences of the Merger."

       The conclusions expressed above are not binding on either the Internal Revenue Service or the courts and the opinion of Kennedy Covington Lobdell & Hickman, L.L.P. was delivered only to Glenayre and only Glenayre is entitled to rely thereon. There can be no assurance that the Internal Revenue Service will not take a contrary position and sustain such position in court.

       CNET's obligation to consummate the Merger is conditioned upon, among other things, the receipt by the CNET Shareholders of a written opinion (the "Tax Opinion") of Gardere & Wynne, L.L.P., substantially to the effect that the Merger will constitute a reorganization in accordance with Section 368(a) of the Code. In connection with the Tax Opinion, Gardere & Wynne, L.L.P. will rely on such factual assumptions as are customary in similar tax opinions and on certain representations made by CNET and Glenayre in the Agreement, and by CNET and certain CNET Shareholders to Gardere & Wynne, L.L.P., in connection with the Merger. The Tax Opinion will be delivered to the CNET Shareholders at the Effective Time and may be relied upon only by CNET prior to the Merger and the CNET Shareholders and only if the factual assumptions and representations upon which the Tax Opinion will be conditioned are accurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been (or will be) requested by CNET, and the Tax Opinion will not be binding upon the Internal Revenue Service or the courts. EACH CNET SHAREHOLDER IS URGED TO CONSULT WITH HIS OWN TAX ADVISER WITH RESPECT TO THE POTENTIAL FOREIGN, FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE MERGER AS THEY RELATE TO HIS OWN PARTICULAR CIRCUMSTANCES.

ACCOUNTING TREATMENT

       The Merger will be accounted for as a "purchase business combination" for accounting and financial reporting purposes. See "The Merger--Accounting Treatment."

EFFECTS OF MERGER ON RIGHTS OF CNET SHAREHOLDERS

       The rights of the holders of CNET Common Stock are generally similar to the rights of holders of Glenayre Common Stock, except that CNET is a Texas corporation and Glenayre is a Delaware corporation and Glenayre has taken certain actions that may serve to make an unsolicited takeover of Glenayre less likely. See "Comparative Rights of CNET Shareholders."

CONFLICTS OF INTEREST

       In considering the recommendation of CNET's Board of Directors with respect to the Merger, the CNET Shareholders should be aware that one member of CNET's Board of Directors (Gregory S. Oslan) will continue as a director of CNET after the Merger, members of CNET's management (including Gregory S. Oslan) will continue as employees of CNET after the Merger, and David M. Zumwalt will continue as an employee of CNET until December 31, 1996 to assist in the transition of the business. Consequently, certain members of CNET's Board of Directors and management may have certain interests in the Merger in addition to those of holders of shares of CNET Common Stock generally. In addition, although the Principal Shareholders are not contractually obligated to vote in favor of the Merger, they were required by Glenayre to grant to Glenayre an option to purchase for cash all of their shares of CNET Common Stock if the Merger is not consummated for certain reasons (including the failure of the CNET Shareholders to approve the Merger under certain circumstances) or the Agreement is terminated for certain reasons. Consequently, the Principal Shareholders may have different incentives to vote in favor of the Merger than the other CNET Shareholders. CNET's Board of Directors was aware of these interests and considered them, among other factors, in approving the Merger and the Agreement. See "The Merger--Conflicts of Interest."

LISTING ON THE NASDAQ STOCK MARKET

       Application will be made for the listing on the Nasdaq Stock Market of the shares of Glenayre Common Stock to be issued in connection with the Merger.

MARKET VALUE INFORMATION

        The last sale price as reported on the Nasdaq Stock Market of Glenayre Common Stock was $38.375 per share on August 13, 1996, the last trading day preceding the announcement of the proposed Merger, and was $22.875 on December 4, 1996. There is no public market for CNET Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

                           GLENAYRE TECHNOLOGIES, INC.

        The following selected consolidated financial data for each of the five years in the period ended December 31, 1995 have been derived from the audited consolidated financial statements of Glenayre. The financial statements for the year ended December 31, 1995 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the four years ended December 31, 1994 have been audited by other independent auditors. The financial data for the nine month periods ended September 30, 1995 and 1996 are derived from unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which Glenayre considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1996 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1996. Glenayre acquired its telecommunications equipment and related software business (the "the GEMS Business") on November 10, 1992 from Glentel, Inc. (the "Acquisition"). Prior to the Acquisition, Glenayre had been in the real estate development business and in oil and gas pipeline construction. This Selected Consolidated Financial Data reflects the operating results of the GEMS Business only from November 10, 1992, the date of the Acquisition, thus the operating results for fiscal years 1991 and 1992 are not comparable to the operating results for subsequent years. The year ended December 31, 1991 reflects only discontinued operations while the year ended December 31, 1992 reflects only 51 days of the operating results of the GEMS Business following the Acquisition. The results for 1995 include the results of Western Multiplex Corporation from April 25, 1995, the date of its acquisition by Glenayre. This Selected Consolidated Financial Data for Glenayre should be read in conjunction with the Consolidated Financial Statements, related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the other financial data regarding Glenayre included elsewhere herein or incorporated herein by reference.


                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                           NINE MONTHS
                                             YEAR ENDED DECEMBER 31,                    ENDED SEPTEMBER
                                -----------------------------------------------------------------------------

                               1991     1992(1)   1993     1994       1995          1995            1996
                             -----------------------------------------------------------------------------

STATEMENT OF INCOME DATA:
Net sales...................  $   --  $ 15,586   136,139   172,107    $321,404      $222,945        $286,035

Gross profit................      --     8,269    75,578    99,199     182,631       126,878         156,606

Selling, general and
 administrative expense.....   2,102     6,145    31,638    41,079      56,579        39,657          58,226

Income (loss) from continuing
 operations before
 extraordinary item(2)......   (183)       865    23,700    33,095      76,448        64,359          67,828

Discontinued operations.....     687   (7,990)       100       388          --            --              --

Extraordinary item..........      --        --   (1,695)        --          --            --              --

Net income (loss)...........     504   (7,125)    22,105    33,483      76,448        53,066          53,740

Primary Per Share Data:

Income from continuing
 operations before
 extraordinary item.........      --       .02       .48       .56        1.22           .85             .84

Net income (loss)...........     .01     (.19)       .45       .57        1.22           .85             .84





                                                                                                          As of
                                                                 AS OF DECEMBER 31,                    September 30,
                                ------------------------------------------------------------------------------------

                                      1991        1992         1993         1994       1995                1996
                                ------------------------------------------------------------------------------------

BALANCE SHEET DATA:

Cash, cash equivalents and short-
term investments...............      $ 47,564    $  5,681     $ 66,099     $ 91,505   $114,654            $148,058

Working capital................        48,575      20,217       94,898      135,209    223,487             285,989

Total assets...................        80,650     169,476      228,244      284,961    447,580             499,886

Long-term debt, including
 current portion...............         1,751      67,981        3,451        2,019      2,147                 911

Minority interest in
 consolidated subsidiaries.....         6,180       3,565           --           --         --                  --

Stockholders' equity...........        59,964      64,022      198,708      245,435    390,694             437,854

---------------

(1) Reflects 51 days of operating results for the GEMS Business following the Acquisition. Effective December 31, 1992 and July 6, 1993, Glenayre adopted formal plans to dispose of its oil and gas pipeline construction and real estate operations, respectively. These operations are accounted for as discontinued for all periods presented. See Note 1 to Glenayre's Consolidated Financial Statements contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

(2) Income (loss) from continuing operations prior to November 10, 1992, resulted primarily from interest income and gains (losses) related to Glenayre's cash and marketable securities and other income and expenses unrelated to the discontinued operations.

                                   CNET, INC.


        The following selected consolidated financial data for the five years in the period ended January 31, 1996 have been derived from the audited consolidated financial statements of CNET. The financial statements for the two years ended January 31, 1996 have been audited by Ernst & Young LLP, independent auditors. The financial statements for the three years ended January 31, 1994 have been audited by other independent auditors. The financial data for the six month periods ended July 31, 1995 and 1996 are derived from unaudited financial statements. The unaudited interim financial statements include all adjustments, consisting of normal recurring accruals, which CNET considers necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended July 31, 1996 are not necessarily indicative of the results that may be expected for the entire year ending Janu-ary 31, 1997. The Selected Consolidated Financial Data for CNET should be read in conjunction with the Consolidated Financial Statements, related notes, "CNET, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations," and the other financial data regarding CNET included elsewhere herein.



                      (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                                                  SIX MONTHS ENDED
                                                    FISCAL YEAR ENDED JANUARY 31,                                      JULY 31,
                            ---------------------------------------------------------------------------     -----------------------

                                       1992            1993          1994           1995                      1995            1996
                            --------------------------------------------------------------------------      -----------------------

STATEMENT OF INCOME DATA:

Revenues...................   $    3,404   $   4,127   $     6,494   $     6,082    $      6,516     $      2,851    $      2,580

Gross margin...............        1,974       2,401         3,458         2,615           3,472            1,230           1,247

Net income (loss)..........          251          20            38          (833)             19             (225)         (1,120)

Net income (loss)
 per share.................         0.03        0.00          0.01         (0.11)           0.00            (0.03)          (0.14)


                                                   As of January 31,                                        As of July 31,
                            ---------------------------------------------------------------------- ---------------------------------
                                    1992        1993          1994           1995           1996                 1996
                            ---------------------------------------------------------------------- ---------------------------------

BALANCE SHEET DATA:

Cash.......................   $      214   $      59   $       67    $        15    $         49     $            181

Working capital (deficit)..          659         430         (757)           (625)           368                 (428)

Total assets...............        1,796       2,015        4,675          3,866           3,061                2,206

Long-term debt, including
  current maturities.......           27         260           --             --             539                  956

Capital lease obligations,
  including current
  maturities...............          131         377          366            242             130                  234

Shareholders' equity
(deficit)..................        1,055       1,075        1,113            497             594                 (488)



                           COMPARATIVE PER SHARE DATA

        The following tabulation reflects (a) the historical net income per share of Glenayre Common Stock in comparison with the pro forma net income per share after giving effect to the Merger as a "purchase business combination" assuming the Merger had been effective on January 1, 1995; (b) the historical net income per share of CNET Common Stock in comparison with the pro forma net income attributable to .0394861 of one share of Glenayre Common Stock which would be issued in the Merger for each share of CNET Common Stock as of November 15, 1996; and (c) the historical book value per share of Glenayre Common Stock and CNET Common Stock in comparison with, in the case of Glenayre, the pro forma book value per share after giving effect to the Merger and, in the case of CNET, the pro forma book value attributable to .0394861 of one share of Glenayre Common Stock. Neither Glenayre nor CNET has paid cash dividends during the year ended December 31, 1995 and January 31, 1996, respectively, or during any interim periods thereafter. The information presented in this tabulation should be read in conjunction with the consolidated financial statements and the notes thereto of Glenayre incorporated herein by reference and of CNET included elsewhere herein.



GLENAYRE TECHNOLOGIES, INC.                                                         Year ended                Nine months ended
                                                                                    December 31,                September 30,
                                                                                 -------------------       -----------------------
                                                                                        1995                        1996

                                                                                 -------------------       -----------------------



Primary income per share from continuing operations before extraordinary item
  Historical....................................................................   $    1.22                 $       .84
  Pro forma(1)..................................................................        1.20                         .82
Fully diluted income per share from continuing operations before extraordinary item
  Historical....................................................................        1.22                         .84
  Pro forma(1)..................................................................        1.19                         .81
Book value per share(2)
  Historical....................................................................        6.51                          7.31
  Pro forma.....................................................................        6.48                          7.27




CNET, INC.

                                                                                     Year ended              Nine months ended
                                                                                      January 31,                 July 31,
                                                                                   -----------------       -----------------------

                                                                                         1996                     1996
                                                                                   -----------------       -----------------------

Primary income (loss) per share from continuing operations before extraordinary item


  Historical......................................................................   $    .00                $      (.13)

  Equivalent of .0394861 of pro forma net income per share of Glenayre Common
Stock(1)                                                                                  .05                        .03

Book value (deficit) per share(2)

  Historical......................................................................        .08                       (.06)

  Equivalent of .0394861 of pro forma book value per share of Glenayre Common Stock       .26                        .29


----------------------------

(1) With respect to the fiscal year data, the net income per share of Glenayre Common Stock is reflected by combining, on a pro forma basis, the results of operations of Glenayre for the year ended December 31, 1995 with the results of operations of CNET for the year ended January 31, 1996. With respect to the data for the nine month period ended September 30, 1996, the net income per share of Glenayre Common Stock is reflected by combining, on a pro forma basis, the results of operations of Glenayre for the nine months ended September 30, 1996 with the results of operations of CNET for the nine months ended July 31, 1996. The CNET equivalent primary income per share for the period ended July 31, 1996 is based on the pro forma net income per share of the Glenayre Common Stock for the nine months ended September 30, 1996. The results of operations of CNET for the three month period ended January 31, 1996, which are not significant, are included in the pro forma consolidated results of operations for the nine month period ended September 30, 1996 and for the year ended 1995.

(2) Historical book value per share is computed by dividing the total stockholders' equity by the number of shares of common stock outstanding at the end of the period. Pro forma book value per share is computed by dividing pro forma stock-holders' equity by the pro forma number of shares of Glenayre Common Stock outstanding after giving effect to the Merger.

                              GLENAYRE RISK FACTORS

        CNET Shareholders should carefully consider the following risk factors as well as the other information set forth in this Proxy Statement/Prospectus.

POTENTIAL MARKET CHANGES RESULTING FROM RAPID TECHNOLOGICAL ADVANCES

        Glenayre's business is primarily focused on paging and is subject to competition from alternative forms of communication. In addition, Glenayre's business is also focused on the wireless telecommunications industry. The wireless telecommunications industry is characterized by, and subject to, rapid and significant technological change and future technological advances, including digital-based cellular telephone systems, which may result in the availability of new services or products which compete, directly or indirectly, with Glenayre's products or the services provided by its customers. The effect of such technological advances on the business of Glenayre cannot be predicted, and there can be no assurance that such technological advances will not adversely affect Glenayre. While the introduction of more advanced forms of telecommunication may provide opportunities to Glenayre for the development of new products, these advanced forms of telecommunication may reduce the demand for pagers and thus the type of paging transmission systems and related software designed and sold by Glenayre. In addition, there can be no assurance that Glenayre will be able to develop successfully these new products or to provide additional enhancements to its existing products.

COMPETITION

        Glenayre currently faces competition from a number of other equipment manufacturers, certain of which are larger and have significantly greater resources than Glenayre and there can be no assurance that Glenayre will be able to compete successfully in the future. In addition, manufacturers of wireless telecommunications equipment, including those in the cellular telephone industry, certain of which are larger and have significantly greater resources than Glenayre, could elect to enter into Glenayre's markets and compete with Glenayre's products. Glenayre also faces indirect competition from alternative wireless telecommunications technologies, including cellular telephone services, mobile satellite systems, specialized and private mobile radio systems, digital-based cellular telephone systems and broadband personal communication services. These technologies, among others, are currently in use or under development. Although these technologies are higher priced than traditional paging services or are not yet commercially available, technological improvements could result in increased capacity and efficiency for wireless two-way communication and, accordingly, could result in increased competition for Glenayre. See "Risk Factors- Potential Market Changes Resulting from Rapid Technological Advances."

VARIABILITY OF QUARTERLY RESULTS

        Glenayre's financial results in any quarter are highly dependent upon various factors, including the timing and size of customer orders and the shipment of products for large orders. Large orders from customers can account for a significant portion of products shipped in any quarter. Accordingly, the shipment of products in fulfillment of such large orders can dramatically affect the results of operations of any single quarter. Sales to one customer totalled approximately 13% and 16% of 1994 and 1995 fiscal year net sales, respectively. The customers with whom Glenayre does the largest amount of business generally change from year to year as a result of the timing for development and expansion of its customers' systems. Furthermore, if a customer delays or accelerates its delivery requirements or a product's completion is delayed or accelerated, revenues expected in a given quarter may be deferred or accelerated into subsequent or earlier quarters. Therefore, annual financial results are more indicative of Glenayre's performance than quarterly results, and results of operations in any quarterly period may not be indicative of results likely to be realized in the following quarterly periods. In addition, comparisons to the results of the Glenayre's prior quarterly periods may not be appropriate indicators of future quarterly period results.

VOLATILITY OF STOCK PRICE

        The market price of Glenayre Common Stock is volatile. The market price of Glenayre Common Stock could be subject to significant fluctuations in response to variations in Glenayre's quarterly operating results and other factors such as announcements of technological developments or new products by Glenayre, developments in Glenayre's relationships with its customers, technological advances by existing and new competitors, general market conditions in the industry and changes in government regulations. In addition, in recent years conditions in the stock market in general and shares of technology companies in particular have experienced significant price and volume fluctuations which have often been unrelated to the operating performance of these specific companies. Such market fluctuations and economic conditions unrelated to Glenayre may adversely affect the market price of Glenayre's Common Stock.

LIMITS ON PROTECTION OF PROPRIETARY TECHNOLOGY AND INFRINGEMENT CLAIMS

        Glenayre owns or licenses numerous patents used in its operations. Glenayre believes that, while these patents are useful to Glenayre, they are not critical or valuable on an individual basis. The collective value of the intellectual property of Glenayre is comprised of its patents, blueprints, specifications, technical processes and cumulative employee knowledge. Although Glenayre attempts to protect its proprietary technology through a combination of trade secrets, patent law, nondisclosure agreements and technical measures, such protection may not preclude competitors from developing products with features similar to Glenayre's products. The laws of some foreign countries in which Glenayre sells or may sell its products, including The Republic of Korea, The People's Republic of China, Saudi Arabia, Thailand, Dubai, India and Brazil, do not protect Glenayre's proprietary rights in the products to the same extent as do the laws of the United States. Although Glenayre believes that its products and technology do not infringe on the proprietary rights of others, Glenayre is currently party to certain infringement claims, and there can be no assurance that third parties will not assert additional infringement claims against Glenayre in the future. If such litigation resulted in Glenayre's inability to use technology, Glenayre might be required to expend substantial resources to develop alternative technology or to license the prior technology. There can be no assurance that Glenayre could successfully develop alternative technology or license the prior technology on commercially reasonable terms. Glenayre does not believe, however, that an adverse resolution of the pending claims would have a material adverse effect on Glenayre.

POTENTIAL CHANGES IN GOVERNMENT REGULATION

        Many of Glenayre's products operate on radio frequencies. Radio frequency transmissions and emissions, and certain equipment used in connection therewith, are regulated in the United States, Canada and internationally. Regulatory approvals generally must be obtained by Glenayre in connection with the manufacture and sale of its products, and by Glenayre's paging service provider and other wireless customers to operate Glenayre's products. There can be no assurance that appropriate regulatory approvals will continue to be obtained, or that approvals required with respect to products being developed for the personal communications services market will be obtained. The enactment by federal, state, local or international governments of new laws or regulations or a change in the interpretation of existing regulations could affect the market for Glenayre's products. Although recent deregulation of international telecommunications industries along with recent radio frequency spectrum allocations made by the Federal Communications Commission ("FCC") in the United States have increased the demand for Glenayre's products by providing users of those products with opportunities to establish new paging and other wireless personal communications services, there can be no assurance that the trend toward deregulation and current regulatory developments favorable to the promotion of new and expanded personal communications services will continue or that other future regulatory changes will have a positive impact on Glenayre. In February, 1996, the FCC released a notice of proposed rule making covering a licensing rule and procedure change on the 929 MHz and 931 MHz as well as certain other paging frequencies which included a freeze on its acceptance of new applications for paging system licenses. In April, 1996, the FCC partially lifted this freeze to permit paging service providers to submit expansion applications for paging transmitter sites within 40 miles of their existing sites. As the issuance of new paging system licenses stimulates demand for Glenayre's products, this freeze may adversely affect sales and the timing of sales of Glenayre's products in the United States.

FINANCING CUSTOMER PURCHASES FOR DEVELOPMENT OF NPCS MARKET

        Glenayre expects to finance customer purchases of its products for development of the narrowband personal communications services ("NPCS") market for the build-out of NPCS networks by its customers who recently acquired NPCS licenses auctioned by the FCC (the "NPCS License Holders"). Glenayre has provided customer financing in the past on a selected basis but generally has not extended credit except in accordance with the usual and customary terms of the industry. The NPCS market, including two-way paging, is still in the developmental stages and will require the application of new technology. There can be no assurances that this technology will be developed, that NPCS will be accepted in the marketplace or that NPCS will be commercially viable. The development of the NPCS market will be affected by matters beyond the control of Glenayre such as technological changes in wireless messaging services, regulatory developments and general economic conditions. Many of the NPCS License Holders with whom Glenayre expects to enter into customer financing arrangements have limited operating histories, significant debt related to the acquisition of their NPCS licenses and start-up expenses, negative cash flows from operations and some have never generated an operating profit. There can be no assurance that these customers will be able to repay Glenayre for the equipment sold under customer financing arrangements. Glenayre plans to retain a lien on any equipment for which it provides financing. There can be no assurance that the equipment will be returned in the event of a default or be saleable upon recovery.

INTERNATIONAL BUSINESS RISKS

        Approximately 35% of 1995 fiscal year net sales were generated in markets outside of the United States. International sales are subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases, transportation delays, difficulties or delays in collecting accounts receivable, and, to a lesser extent, exchange rate fluctuations. Although a substantial portion of the international sales of the Glenayre's products and services for fiscal year 1995 was negotiated in U.S. dollars, there can be no assurance that Glenayre will be able to maintain such a high percentage of U.S. dollar denominated international sales. Glenayre seeks to mitigate its currency exchange fluctuation risk by entering into currency hedging transactions. Glenayre also acts to mitigate certain risks associated with international transactions through the purchase of political risk insurance and the use of letters of credit.

POSSIBLE ANTI-TAKEOVER EFFECT OF GLENAYRE'S CHARTER AND BYLAWS AND DELAWARE LAW

        Glenayre's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Restated Bylaws (the "Bylaws") and the Delaware General Corporation Law (the "DGCL") contain provisions which may have the effect of delaying or preventing a change in control of Glenayre. Glenayre's Certificate of Incorporation provides for: (i) a classified Board of Directors,
(ii) limitations on stockholder actions and (iii) blank check preferred stock (the terms of which may be fixed by the Board of Directors without stockholder approval). These provisions can limit the ability of any person to gain control of Glenayre's Board of Directors and provide Glenayre with the ability to alter Glenayre's capital structure without further stockholder approval. See "Comparative Rights of CNET Shareholders."

LACK OF DIVIDENDS

        Glenayre has not paid cash dividends since 1982 and currently intends to reinvest any earnings to finance its future growth.

                           CNET SHAREHOLDERS' MEETING

MEETING OF CNET SHAREHOLDERS

        This Proxy Statement/Prospectus is being furnished to the CNET Shareholders in connection with the solicitation of proxies by and on behalf of the CNET Board of Directors for use at the Special Meeting of Shareholders of CNET to be held at 10:00 a.m., local time, on January 9, 1997 at the Glen Eagles Country Club, 5401 West Park Boulevard, Plano, Texas and any adjournments or postponements thereof. The close of business on November 15, 1996 is the record date for determining the CNET Shareholders entitled to vote at the Special Meeting. This Proxy Statement/Prospectus, the attached Notice of Special Meeting and the accompanying form of Proxy, Transmittal Letters and Acknowledgments are first being sent to the CNET Shareholders and CNET Option Holders on or about December 6, 1996.

PURPOSE OF MEETING

        At the Special Meeting, CNET Shareholders will consider and vote upon the Merger, including without limitation, the appointment of, and grant of authority to, the Shareholders' Representative, and a proposal to approve and adopt the Agreement pursuant to Article 5.03 of the TBCA. The CNET Board of Directors unanimously approved the Agreement, having concluded that the Merger and the Agreement are fair to and in the best interests of CNET and the CNET Shareholders. The CNET Board of Directors recommends that the CNET Shareholders vote FOR the approval and adoption of the Agreement. For further information, see "The Merger--Background and Reasons for the Merger."

RECORD DATE; VOTING REQUIREMENTS AT MEETING

        Only CNET Shareholders of record at the close of business on November 15, 1996 (the "Record Date") will be entitled to notice of and to vote at the Special Meeting. Approval of the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of CNET Common Stock. As of the Record Date, there were 28 CNET Shareholders of record and 7,864,912 shares of CNET Common Stock outstanding and entitled to vote.

        The directors and executive officers of CNET and their affiliates beneficially owned (excluding options), as of the Record Date, 7,036,427 shares or approximately 89.5% of the outstanding shares of CNET Common Stock.

        The Principal Shareholders, who together beneficially owned approximately 78.9% of the CNET Common Stock issued and outstanding on the record date, have indicated they intend to vote in favor of the Merger. If they vote in favor of the Merger, their votes will be sufficient to assure the approval of the Merger under the TBCA. Although the Principal Shareholders are not contractually obligated to vote in favor of the Merger, they were required, as a condition to Glenayre entering into the Agreement, to grant Glenayre an option to purchase for cash all of their shares of CNET Common Stock if the Merger is not consummated for certain reasons (including the failure of the CNET Shareholders to approve the Merger under certain circumstances) or the Agreement is terminated for certain reasons. Consequently, the Principal Shareholders may have different incentives to vote in favor of the Merger than the other CNET Shareholders.

PROXIES

        All proxies that are properly executed by CNET Shareholders and received by CNET prior to the Special Meeting, and not subsequently revoked, will be voted in accordance with the instructions noted thereon. A proxy that does not specify to the contrary will be voted FOR approval and adoption of the Agreement and the appointment of, and grant of authority to, the Shareholders' Representative. Any CNET Shareholder who submits a proxy will have the right to revoke it, at any time before it is voted, by filing with the Secretary of CNET written notice of revocation or a duly executed later-dated proxy, or by attending the Special Meeting and voting such CNET Common Stock in person.

        All costs relating to the solicitation of proxies of CNET Shareholders will be borne by CNET. Proxies may be solicited by officers, directors and regular employees of CNET personally, by mail or by telephone or otherwise.

        It is important that proxies, Transmittal Letters and Acknowledgments be returned promptly. CNET Shareholders are urged to mark, sign and date the accompanying proxy, and mail it in the enclosed postage paid return envelope, along with the enclosed Transmittal Letter and the shareholder's certificates for shares of CNET Common Stock if the shareholder is voting in favor of the Merger. CNET Option Holders are urged to sign and date the Acknowledgment and mail it in the enclosed envelope.

                                   THE MERGER

        The detailed terms of the Merger are contained in the Acquisition Agreement and Plan of Merger attached as Annex A to this Proxy
Statement/Prospectus. The following discussion describes the more important aspects of the Merger and the terms of the Agreement. This description is not complete and is qualified by reference to the Agreement which is incorporated by reference herein.

BACKGROUND AND REASONS FOR THE MERGER

        BACKGROUND. Glenayre was contacted by CNET at the Personal Communications Industry Association ("PCIA") trade show in Orlando, Florida in September 1995 for Glenayre to discuss Glenayre's licensing of certain CNET products. In mid-November 1995, Glenayre visited CNET's offices for further presentations by CNET sales and management personnel on its products and business activities. During this meeting, the possibility of an investment by Glenayre in CNET was briefly discussed. In late November 1995, an initial technical evaluation meeting was held at CNET's offices between the technical staffs of Glenayre and CNET. Prior to November 1995, CNET had been seeking equity investors for the expansion of its business.

        In December 1995, following Glenayre's review of CNET's financial and product information, Glenayre proposed and discussed with CNET an acquisition of CNET. In late December 1995, CNET sent Glenayre an outline of CNET's expectations for an acceptable equity transaction. On January 4, 1996, Glenayre senior management and CNET senior management, including inside directors, held an initial meeting in Glenayre's Charlotte, North Carolina office for CNET senior management to give a presentation of CNET's business and to explore, in general terms, the possible benefits of a merger.

        As Glenayre continued to conduct due diligence with respect to CNET, several meetings and negotiations occurred between CNET and Glenayre. During an industry trade show on March 26, 1996, Glenayre and CNET management met to discuss a forthcoming proposal from Glenayre to CNET, which was subsequently sent to CNET on March 27, 1996. At that meeting, certain of the principal economic terms were agreed to on a non-binding basis, which provided Glenayre with a basis to begin preparation of an agreement between the parties. On April 2, 1996, members of Glenayre's and CNET's management, including an inside and outside director, met and discussed Glenayre's proposal, including certain terms that were unacceptable to CNET. On April 22, 1996, Glenayre sent a revised proposal for consideration by CNET. On April 23 and 24, 1996, Glenayre visited CNET for further negotiations.

        In connection with its accounting and financial due diligence review, Glenayre management developed a list of accounting and financial procedures to be completed. Glenayre personnel visited CNET on a three-day site visit from May 15 through 17, 1996. Specific procedures performed by Glenayre included review of CNET's audited financial statements, review of CNET books and records, inquiries of CNET management personnel, analysis of financial statements and records and review of working papers prepared by independent accountants.

        Glenayre provided CNET with an initial draft of an Acquisition Agreement (the "Prior Agreement") on June 26, 1996. In order to address unresolved issues in the Prior Agreement, from June 26 through August 14, 1996, numerous telephone conferences were held among senior members of Glenayre and CNET management, including inside directors, as well as attorneys for both companies. On July 17, 1996, a revised draft of the Prior Agreement was provided to CNET including revisions based on negotiations to date. On July 23, 1996, a telephone conference occurred among senior members of Glenayre and CNET management, as well as attorneys for both companies, to resolve continuing issues in the July 17 draft of the Prior Agreement. From July 23 through August 5, 1996, efforts continued to resolve the remaining differences on the Prior Agreement with final agreement being reached, subject to the approval of the respective Boards of Directors of Glenayre and CNET, through telephonic meetings between Glenayre and CNET senior management and respective counsel on August 4 and 5, 1996. Following the final review of the Prior Agreement, the Glenayre Board of Directors and the CNET Board of Directors unanimously approved the terms of the Prior Agreement on August 6 and August 12, 1996, respectively.

        On August 14, 1996, the Prior Agreement was executed. In addition, Glenayre and the Principal Shareholders entered into a stock option agreement (the "Prior Stock Option Agreement") on August 14, 1996. On August 14, 1996, the last reported sales price of Glenayre Common Stock on the Nasdaq Stock Market was $40.375 per share.

        The Prior Agreement provided, among other things, for up to an aggregate of 400,000 shares of Glenayre Common Stock to be issued to the CNET Shareholders in exchange for their CNET Common Stock and upon exercise of the CNET Stock Options. No cash consideration was payable to CNET Shareholders under the Prior Agreement except for fractional shares, and Glenayre's consummation of the Merger under the terms of the Prior Agreement was conditioned upon the qualification of the transaction as a "pooling of interests" for accounting purposes.

        Under the terms of the Prior Stock Option Agreement, the Principal Shareholders granted Glenayre the option to purchase all their shares of CNET Common Stock (approximately 78.9% of the outstanding shares). This option was exercisable by Glenayre upon the occurrence of certain events that were substantially the same as the events that trigger Glenayre's right to exercise the option under the Amended and Restated Stock Option Agreement, including the failure of the CNET Shareholders to approve the Merger under certain circumstances. The exercise price of the option was payable in cash and equaled the product of the exchange ratio determined in accordance with the Prior Agreement multiplied by the average of the closing prices of Glenayre Common Stock for the 25 trading days immediately preceding the exercise.

        On July 31, 1996, Glenayre and CNET entered into an Evaluation Software License Agreement for CNET's BOS software product. Under this license, Glenayre received certain rights to use and prepare derivative works from BOS for nine months. As part of the license, CNET will also provide training and maintenance support to Glenayre for the evaluation. CNET retains all proprietary rights in the BOS product and Glenayre's license does not provide it with any rights to sell or sublicense such software. During the term of the license, Glenayre's engineers will investigate the incorporation of portions of the BOS software into Glenayre's Modular Voice Processing ("MVP") product line. Any incorporation of BOS into the MVP product line would require an additional license from CNET.

        On August 16, 1996, Glenayre and CNET entered into a Software License Agreement for the use of CNET's WiNGS product which is a radio frequency ("RF") propagation tool. The WiNGS product was selected by the Technical Services Department of Glenayre's Wireless Messaging Group after extensive evaluation of several competing packages. The WiNGS package will be used to provide RF propagation analysis for Glenayre's customers in support of large equipment sales to those customers.

        Glenayre paid CNET an aggregate of $500,000 for the Evaluation Software License Agreement and the Software License Agreement described above. In the second and third years of the Software License Agreement, additional amounts will be paid by Glenayre for maintenance support. The terms of each license were negotiated at arm's length between Glenayre and CNET. The terms of the Evaluation Software License Agreement for the BOS software product are comparable to prior licensing arrangements between CNET and its other customers. The license fee under the Software License Agreement for the WiNGS RF propagation tool was comparable with quotations received from other vendors considered by Glenayre.

        After the execution of the Prior Agreement and the Prior Stock Option Agreement, Glenayre and CNET began preparing a joint proxy statement, prospectus and registration statement (the "Registration Statement") for filing with the Securities and Exchange Commission as contemplated in the Prior Agreement. During this same period, Glenayre and CNET held numerous conference calls and meetings regarding the integration of CNET into Glenayre's organization following the consummation of the merger contemplated by the Prior Agreement. On September 6, 1996, Glenayre informed CNET that it wanted to delay the filing of the Registration Statement until, among other reasons, it had an opportunity to study CNET's interim results.

        During its meeting on September 11, 1996, the Board of Directors of CNET affirmed its desire to consummate the transactions contemplated in the Prior Agreement but expressed concern regarding the delay imposed by Glenayre.

        On September 13, 1996, Glenayre publicly announced that its net income for the quarter ending September 30, 1996 would be 40-45% below net income for the same quarter in 1995. On September 16, 1996, the last reported sale price of Glenayre Common Stock on the Nasdaq Stock Market was $20 per share. Beginning September 19, 1996, Glenayre repurchased approximately 1.5 million shares of Glenayre Common Stock on the open market. On September 25, 1996, Glenayre announced that its Executive Committee had authorized the repurchase of an additional 2.5 million shares of Glenayre Common Stock.

        As a result of the stock repurchases, Glenayre could not account for the Merger as a "pooling of interests" for accounting purposes. Although CNET and Glenayre each expressed interest in consummating the Merger, they began the process of renegotiating the Merger consideration and certain other provisions of the Prior Agreement and addressing other issues that arose from the delay in the consummation of the Merger.

        These negotiations culminated with the termination of the Prior Agreement and the Prior Stock Option Agreement, CNET and Glenayre entering into the Agreement, and Glenayre and the Principal Shareholders entering into the Amended and Restated Stock Option Agreement on October 16, 1996. The CNET Board of Directors approved the termination of the Prior Agreement and the Agreement and the transactions contemplated thereunder as of October 11, 1996.

        As of October 15, 1996, Glenayre's Board of Directors approved the Agreement and the Amended and Restated Stock Option Agreement and the termination of the Prior Agreement.

        During the negotiation of the Prior Agreement, CNET informed Glenayre of its projected working capital requirements beginning in the fiscal quarter ending October 31, 1996 and reviewed with Glenayre its available financing alternatives. At that time Glenayre requested that CNET not pursue any of these alternatives and agreed in principle to provide, or assist in obtaining, working capital financing for CNET in the event and to the extent CNET required such financing prior to the consummation of the Merger. Following the delay in filing the Registration Statement, the management of CNET and Glenayre negotiated an agreement for Glenayre to provide CNET a $1,000,000 revolving line of credit (the "Line of Credit"). On October 9, 1996, the CNET Board of Directors reviewed the terms of the Line of Credit and approved the Line of Credit as of October 11, 1996. As of October 17, 1996, the Glenayre Board of Directors approved the Line of Credit. See "CNET, Inc. Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity."

        On October 17, 1996, CNET and Glenayre executed the agreements documenting the Line of Credit. As of December 2, CNET had borrowed $673,000 thereunder.

        The terms of the Agreement and the Amended and Restated Stock Option Agreement, including the consideration to be paid, were negotiated on an arm's length basis by senior members of management of Glenayre and CNET, including the Principal Shareholders. During the negotiations, Glenayre based its valuation of CNET on (i) its assessment of valuation parameters of companies in the same or related business as CNET; (ii) CNET's product offerings and markets served; and
(iii) the potential effects that a transaction would have on Glenayre's financial results. Glenayre did not retain a financial adviser to advise it regarding the valuation of CNET or to provide a fairness opinion. Glenayre's decision not to utilize a financial adviser was based on the size of the transaction relative to the market capitalization of Glenayre and the experience of certain Glenayre officers and directors in merger and acquisition transactions. CNET's decision not to utilize a financial adviser for this transaction was based on CNET's recent experience with venture capitalists, business intermediaries and investment bankers, all of whom helped CNET establish methods for determining a fair market value for CNET, and the experience of certain of CNET's directors in merger and acquisition transactions. See "CNET's Reasons for Merger" below. Additionally, the three Principal Shareholders are on the CNET Board of Directors.

        The form of consideration to be utilized in the transaction was chosen by Glenayre and CNET to satisfy both parties' desire to achieve a transaction that will be tax-free to the CNET Shareholders with respect to the exchange of shares of CNET Common Stock for shares of Glenayre Common Stock.

        The following two sections set forth the factors considered by the Glenayre and CNET Boards of Directors, respectively, in their decisions to approve the terms of the Agreement.

        GLENAYRE'S REASONS FOR MERGER. Since 1993, Glenayre has been seeking to make acquisitions of companies engaged in similar or related businesses in order to expand its product lines and to expand its presence in the wireless personal communications marketplace. Glenayre believes acquisitions provide an opportunity for revenue and earnings growth in addition to the growth that can be achieved internally. Prior to the execution of the Agreement and the Amended and Restated Stock Option Agreement, the Board of Directors of Glenayre considered, among others things: (i) information concerning CNET's product offerings and technical competencies; (ii) the current and future potential of the markets in which CNET competes and CNET's competitive position within such markets; (iii) the proposed terms and structure of the Merger; (iv) the benefits that Glenayre and CNET could bring to each other as a result of the Merger and
(v) information concerning the financial performance and condition and business operations of CNET. As part of its consideration, Glenayre's Board of Directors reviewed financial data, the results of due diligence examinations conducted by Glenayre's management and outside advisers and management's plans for the operation of CNET as a subsidiary of Glenayre following the Merger.

        In connection with its review and evaluation of CNET, Glenayre engaged David Rubin & Associates, Inc. ("Rubin") in June 1996 to assess and review CNET's products and technology and to assess CNET customer satisfaction and enhancements that CNET customers desire for CNET products. Rubin is an independent consulting firm that provides services to the wireless communications industry. Rubin has not otherwise been engaged by Glenayre in the previous two years but Glenayre agreed in December 1995 to pay Rubin a finders fee for any acquisition introduced to Glenayre by Rubin and completed by Glenayre. Rubin did not introduce CNET to Glenayre and has not introduced any other potential acquisition to Glenayre. Rubin was paid approximately $13,000 for its services to Glenayre in connection with its report on CNET products and customers. Rubin interviewed representatives of principal customers of CNET in preparing its report.

        Rubin concluded that CNET's products are competitive products and CNET is a successful supplier of its products. Rubin recommended that CNET should grow and maintain its products and should prioritize its product development efforts to respond to specific, identified customer needs. Rubin concluded that CNET's products are successful software products in the wireless industry and positioned for even greater success in the future.

        The positive factors considered by the Glenayre Board included the competitive synergy of CNET product and service offerings with existing Glenayre products and businesses; the opportunity to expand Glenayre's presence into new markets not currently being served; the integration of CNET product capabilities into Glenayre products that Glenayre would otherwise have had to develop to meet market demands and the time necessary to complete such internal development; the ability of Glenayre to broaden the distribution of CNET's products through Glenayre's worldwide sales organization and customer base; Glenayre's ability to use its financial strength to finance CNET's growth and the additional revenue and profitability potential from both the current CNET product offerings and additional sales of current Glenayre products from the combined product offerings. The negative factors considered by the Glenayre Board of Directors following a review of CNET's historical financial results and its operational practices included risks associated with the competitive nature of CNET's industry, such assessment being based upon the customer survey discussed above and Glenayre management's investigation of the industry; the lack of resources available to CNET to develop and introduce additional product enhancements on a timely basis to maintain the competitiveness of its products and CNET's historical financial performance. Glenayre's Board of Directors did not assign relative weights to any of these factors. Rather, the decision of Glenayre's Board of Directors to approve the Merger was based on a general conclusion that, after weighing both the positive and negative aspects of the Merger, the Merger would be beneficial to the shareholders of Glenayre.

        CNET'S REASONS FOR THE MERGER. In the past few years, the wireless industry has experienced explosive growth and change, evidenced by the introduction of PCS, the expansion of the global market and the emergence of global competition and increasingly diverse technological standards. CNET's Board of Directors recognized that this evolving industry landscape requires CNET to aggressively seek broader distribution channels and additional capital to fund future product and market development in order to fully realize its growth potential.

        Throughout its 10 year history, CNET has been a closely-held corporation and has been internally financed with the exception of the use of bank lines of credit, capital leases and a $500,000 Small Business Administration loan obtained in February 1996. As a closely-held corporation, no public market has existed for CNET's Common Stock. Nonetheless, CNET has utilized incentive based compensation programs, relying heavily upon CNET Common Stock and CNET Stock

Options, to motivate and retain high caliber employees, officers and directors. As the relative size of these investments has grown, it became increasingly important to CNET's Board of Directors to consider re-capitalization strategies for CNET that would strengthen CNET's access to needed capital for growth and to provide a means for greater shareholder liquidity and an ongoing opportunity for positive employee and investor relations.

        Before entering into the Prior Agreement, CNET's Board of Directors and certain of its officers reviewed alternative strategies for obtaining capital for CNET and providing CNET Shareholders with securities that were readily marketable. Commencing in May 1995, CNET held discussions with several venture capital firms regarding investments in CNET and more serious discussions with two of these firms commencing in February 1996. In addition, commencing in November 1995, CNET held discussions with three investment banking firms regarding a public offering of CNET Common Stock and discussions with one of these firms regarding an issuance of debt securities of CNET. Although CNET's Board of Directors decided not to pursue any of these alternatives, these discussions and the valuation models that were prepared for CNET in connection therewith provided useful information to CNET's Board of Directors in establishing an estimated value for CNET and evaluating the terms of the Merger.

        In May 1995, CNET reaffirmed its corporate strategy and redefined its objectives for its products and services, based on direct customer input regarding the types of network management and information access problems that they were facing in their businesses. To execute its strategic and operational plans, CNET renewed its commitment to finding a strategic and financial partner that shared CNET's industry vision. CNET sought a partner that was financially strong with access to capital, complementary products and services and had a well established multinational sales distribution network.

        In September 1995, at the PCIA trade show in Orlando, CNET met with representatives from Glenayre to discuss the possibility of Glenayre licensing certain CNET products. As the two companies learned more about each other's businesses over the next several months, a mutual recognition of complementary strategies and products emerged.

        After discussions with Glenayre regarding its potential acquisition of CNET, due diligence by CNET of Glenayre and consideration by CNET's Board of Directors and key management, CNET determined that Glenayre met substantially all of CNET's strategic and financial criteria for a partner and that the Merger offered greater liquidity to CNET Shareholders and CNET Option Holders than the alternatives that had been considered.

        In August and October 1996, the CNET Board of Directors determined that, in its opinion, the Merger is in the best interests of CNET and the CNET Shareholders and unanimously recommended that the CNET Shareholders approve the Prior Agreement and the Agreement. In arriving at this conclusion, the CNET Board of Directors evaluated the price and terms being offered in light of the following factors, although it did not assign any specific or relative weight to these factors in its consideration:

        o the costs and risks, as a closely-held corporation, of obtaining long-term financing to fund CNET's growth and its significant software development initiatives in an increasingly competitive wireless telecommunications market;

        o the CNET Board of Directors' review, with its legal advisers, of the provisions of the Prior Agreement and the Agreement;

        o the improved liquidity afforded the CNET Shareholders by the trading of Glenayre Common Stock on the Nasdaq Stock Market;

        o the ability to provide increased incentives to its employees with stock options based on a publicly traded security;

        o the qualification of the Merger as a tax-free exchange for federal income tax purposes for the CNET Shareholders (other than in respect of the cash consideration to be paid for CNET Common Stock and any cash paid in lieu of fractional shares);

        o Glenayre's financial strength, management depth, wireless telecommunications equipment manufacturing expertise and international sales experience; and

        o CNET's financial condition, results of operations, current business and expansion opportunities and constraints and projections of future performance and earnings.

        In addition, in determining to recommend the Merger to the CNET Shareholders, the CNET Board of Directors analyzed the differences between the Agreement and the Prior Agreement, the material changes to which relate to the Merger consideration, and the Amended and Restated Stock Option Agreement compared to the Prior Stock Option Agreement. Under the Agreement, upon consummation of the Merger, (a) each CNET Shareholder (other than Dissenting Shareholders as defined herein) will be entitled to receive its proportionate share of $1,000,000 in cash and, subject to the requirements for escrowing the Escrowed Shares, its proportionate share of 370,000 shares of Glenayre Common Stock less the Glenayre Option Shares, and (b) the holders of CNET Stock Options will, upon exercise, be entitled to the same number of shares of Glenayre Common Stock that they would have received under the terms of the Prior Agreement. Thus, the holders of CNET Stock Options are not affected by the changes to the Merger consideration in the Agreement and the CNET Shareholders will receive cash in lieu of a portion of the shares of Glenayre Common Stock that they would have received under the Prior Agreement.

        The events that trigger Glenayre's right to exercise its option to acquire the Principal Shareholders' shares of CNET Common Stock are the same in the Amended and Restated Stock Option Agreement as they were in the Prior Stock Option Agreement. Under both the Amended and Restated Stock Option Agreement and the Prior Stock Option Agreement, the exercise price payable by Glenayre for the CNET Common Stock of the Principal Shareholders corresponds to the Merger consideration payable under the Agreement and the Prior Agreement, respectively, except that the exercise price is payable totally in cash and is based on the average trading price of Glenayre Common Stock over the immediately preceding 25 trading days. See "The Merger -- Option to Acquire Majority Interest in CNET."

        In its analysis, the CNET Board of Directors considered, among other things, the following factors: (a) under the Agreement, the CNET Shareholders would exchange the right to receive the additional 30,000 shares of Glenayre Common Stock provided for in the Prior Agreement for cash in the amount of $33.33 per share of Glenayre Common Stock, representing a premium over the market price of Glenayre Common Stock as of the date of the Agreement; (b) the cash component of the Merger consideration is currently taxable upon receipt and the receipt of additional shares of Glenayre Common Stock would not have been taxable upon receipt (see "Certain Federal Income Taxes of the Merger"); (c) the cash component of the Merger consideration provided in the Agreement and the absence of certain trading restrictions imposed by "pooling of interests" accounting will provide the CNET Shareholders with greater liquidity than provided in the Prior Agreement; (d) because of the cash component of the Merger consideration in the Agreement, the CNET Shareholders are not subject to the same market risk with respect to Glenayre Common Stock as they would have been under the Prior Agreement; and (e) the short-term impact of industry factors that CNET believes similarly affected both Glenayre's and CNET's third quarter financial performance.

        In the view of CNET's Board of Directors, Glenayre satisfied virtually all of the original criteria established by CNET for a strategic and financial partner, and also appears to add a like-minded management team and work force. The CNET Board believes the value of the consideration to be paid to the CNET Shareholders in the Merger is comparable to the valuations of CNET reflected in CNET's previous discussions with venture capitalists and investment bankers. In addition, because of the size of Glenayre and the amount of its stock held by the public, the Glenayre Common Stock that the CNET Shareholders will receive in the Merger should be more readily marketable than shares of CNET Common Stock would be in the foreseeable future, even if CNET determined to go public.

ACCOUNTING TREATMENT

        The merger will be treated as a "purchase business combination" by Glenayre for accounting and financial reporting purposes. The purchase price will be allocated to the assets and liabilities of CNET based on estimated fair market value of the assets and liabilities of CNET and the excess of the purchase price, estimated at approximately $8.0 million, will be recorded as goodwill. The goodwill will be amortized over a seven-year period. The results of CNET's operations will be included in the consolidated results of operations of Glenayre only from and after the Effective Time.

OPERATIONS AFTER THE MERGER

        After the consummation of the Merger, Glenayre expects that CNET generally will continue to operate its business as presently conducted. Glenayre has no present plans for any merger, reorganization or liquidation or any sale or transfer of a material amount of assets of CNET to any unaffiliated third party. Changes in business and economic conditions and other facts may result in Glenayre's reconsideration of its plans.

        Glenayre currently expects that certain executive officers of CNET will continue to serve, along with certain Glenayre officers, as executive officers of CNET after the Merger and one member of CNET's Board of Directors will continue to serve, along with certain Glenayre officers and directors, as directors of CNET following the Merger. After the Merger, the employment by CNET of one of the Principal Shareholders will continue and the employment of another will terminate. In addition, in connection with the Merger, Glenayre has agreed that CNET will continue to employ the third Principal Shareholder, David M. Zumwalt, through December 31, 1996 to assist in the post-Merger business transition. During this period, Mr. Zumwalt will be compensated at his current salary rate and retain his current benefits. In addition, Glenayre has agreed to extend Mr. Zumwalt's health benefits until June 30, 1998 or until Mr. Zumwalt obtains health insurance coverage from another source.

CONFLICTS OF INTEREST

        In considering the recommendation of CNET's Board of Directors with respect to the Merger, the CNET Shareholders should be aware that one member of CNET's Board of Directors (Gregory S. Oslan) will continue as a director of CNET after the Merger, members of CNET's management (including Gregory S. Oslan) will continue as employees of CNET after the Merger, and David M. Zumwalt will continue as an employee of CNET until December 31, 1996 to assist in the transition of the business. Consequently, certain members of CNET's Board of Directors and management may have certain interests in the Merger that are in addition to the interests of the CNET Shareholders generally. The Board of Directors of CNET was aware of these interests and considered them, among other factors, in approving the Agreement.

        At the Effective Time, the CNET Stock Options will be converted, based on the Option Exchange Ratio, into options to purchase Glenayre Common Stock (rounded to the nearest share). The exercise price per share of Glenayre Common Stock under the CNET Stock Options shall be equal to the exercise price per share before the Effective Time divided by the Option Exchange Ratio (rounded up to the nearest cent). Such options shall in all other respects remain subject to the same terms and conditions set forth in the CNET Option Plan and agreements pursuant to which they were granted.

        The table below sets forth certain information with respect to the CNET Stock Options held by the executive officers and directors of CNET. The table reflects the number of shares of CNET Common Stock subject to options and the exercise price and assumes conversion of the CNET Stock Options into options to acquire Glenayre Common Stock at the Option Exchange Ratio and the net amount realizable upon exercise of such vested options based on the fair market value of Glenayre Common Stock at October 16, 1996 (the date of the Agreement) and November 15, 1996 (the record date).


                                                                            Net Amount Realizable
Name of Director or        Exercise Price      Vested       Unvested          Upon Exercise
Executive Officer           Per Share           Shares       Shares        10/16/96(1)  11/15/96(1)
-------------------      --------------        --------     --------       ----------- -----------


Michael Bernique              $1.00               4,000         0                $0    $        525
Anthony J. LeVecchio          $1.00               4,000         0                $0    $        525
Gordon Matthews               $1.00              51,328         0                $0    $      6,743
Gregory S. Oslan              $1.00         503,000 (2)      66,000              $0    $     74,773
W. Lance Shipp                $1.00         268,100 (2)         0                $0    $     35,230



--------------------------

        (1) Represents the positive difference, if any, between the average of the high and low for Glenayre Common Stock on October 16, 1996 and November 15, 1996 and the adjusted exercise prices multiplied by the number of shares subject to options. The net amount realized upon exercise of the CNET Stock Options could be higher or lower depending on the market price of Glenayre Common Stock at the time such stock options are exercised.

        (2)  Includes shares that vest upon the effectiveness of the Merger.


        The Principal Shareholders have granted to Glenayre an option to purchase their CNET Common Stock in certain circumstances. See "The Merger--Option to Acquire Majority Interest in CNET."

OPTION TO ACQUIRE MAJORITY INTEREST IN CNET

        On October 16, 1996, the Principal Shareholders were required, as a condition to Glenayre entering into the Agreement, to enter into the Amended and Restated Stock Option Agreement with Glenayre pursuant to which Glenayre has the right to acquire an aggregate of 6,208,380 shares of CNET Common Stock (approximately 78.9% of the CNET Common Stock) (the "Glenayre Option") upon the occurrence of an Exercise Event (as defined below). The purpose of the Amended and Restated Stock Option Agreement is to ensure Glenayre that it will consummate the Merger or otherwise acquire control of CNET. The exercise price per share of the Glenayre Option will be equal to the product of the Stock Exchange Ratio, calculated as of the date immediately preceding the date notice of exercise of the option is given by Glenayre, multiplied by the average closing price of Glenayre Common Stock on the Nasdaq Stock Market for the 25 trading days immediately preceding the date such notice is given by Glenayre, plus an amount of cash equal to $1,000,000 divided by the total number of outstanding shares of CNET Common Stock immediately preceding the date such notice is given by Glenayre.

        The Glenayre Option is exercisable in whole within 30 days of the occurrence of an Exercise Event. An "Exercise Event" is the occurrence of any one of the following: (a) CNET or any CNET Shareholder enters into an agreement, arrangement or understanding, without Glenayre's consent, with any person or entity with respect to a merger, consolidation or similar transaction involving CNET or the acquisition of 5% or more of the assets or voting securities of CNET (subject to certain exceptions for purchases by CNET); (b) the acquisition by any person or entity other than Glenayre of the beneficial ownership of or the right to acquire beneficial ownership of 5% of the voting power or other economic interests of CNET (subject to certain exceptions for purchases by CNET); (c) the withdrawal by the CNET Board of Directors of its recommendation that the CNET Shareholders approve the Merger or the failure of the CNET Shareholders to approve the Merger (subject to certain exceptions); (d) the termination of the Agreement by Glenayre because of a breach by CNET of certain covenants contained in the Agreement, including the no-shop provisions, the failure of CNET to use its best efforts to convene the Special Meeting, and CNET knowingly taking any action which would cause the obligations of the parties to effect the Merger not to be fulfilled; or (e) the termination of the Agreement by Glenayre or CNET because of the existence of a final court or other governmental order or ruling permanently restraining, enjoining or prohibiting the Merger, unless such action was not initiated or controlled, directly or indirectly, by CNET or a Principal Shareholder. The Glenayre Option expires and shall no longer be exercisable upon the occurrence of any one of the following (each an "Expiration Event"): (i) the Effective Time; (ii) the termination of the Agreement upon the mutual consent of Glenayre and CNET; (iii) the termination of the Agreement by CNET because the Effective Time of the Merger has not occurred by February 28, 1997 (subject to extension in certain events);
(iv) the termination of the Agreement by CNET pursuant to a material breach by Glenayre of its covenants or representations and warranties contained in the Agreement; (v) the conclusive determination that any required governmental approval for the exercise of the option cannot be obtained or (vi) the termination by CNET of the Agreement in the event of certain court or other governmental orders or rulings prohibiting the Merger.

        The Principal Shareholders have agreed not to transfer the shares of CNET Common Stock subject to the Glenayre Option except pursuant to the exercise of the Glenayre Option by Glenayre or to any person or entity who agrees to be bound by the terms of the Amended and Restated Stock Option Agreement. The shares of CNET Common Stock subject to the Glenayre Option have been placed in escrow pursuant to the terms of the Amended and Restated Stock Option Agreement, but the Principal Shareholders are entitled to vote their shares of CNET Common Stock held in escrow.

                  THE ACQUISITION AGREEMENT AND PLAN OF MERGER

        The following is a summary description of certain terms of the Agreement, which is attached as Annex A to this Proxy Statement/Prospectus and is incorporated herein by reference. Such description does not purport to be complete and is qualified in its entirety by reference to the Agreement. The approval of the Agreement by the Indemnifying Shareholders will constitute (a) the approval of the Agreement, including the indemnification obligations of the Indemnifying Shareholders and the liability of the Indemnifying Shareholders for one-half of CNET's Merger expenses in excess of $300,000, if any, (b) the approval of the Escrow Agreement and all of the arrangements relative thereto, including the escrow of the Escrowed Shares, (c) the approval and appointment of David M. Zumwalt (or his successor) as Shareholders' Representative and agent for the Indemnifying Shareholders pursuant to the terms of the Agreement and (d) the approval and authorization for all of the arrangements relating thereto, including without limitation: (i) Glenayre's issuance of the Escrowed Shares in the name of the Shareholders' Representative, as agent for the Indemnifying Shareholders; (ii) the entering into and performance of the related Escrow Agreement by the Shareholders' Representative; (iii) the execution by the Shareholders' Representative of a blank stock power on behalf of the Indemnifying Shareholders with respect to the Escrowed Shares; (iv) the distribution by the Shareholders' Representative of the assets held in escrow, including the Escrowed Shares, to the Indemnifying Shareholders upon his receipt thereof, after deducting his expenses as Shareholders' Representative; (v) the compromise and settlement by the Shareholders' Representative of claims under the Agreement or in connection with the Merger; (vi) payments by the Shareholders' Representative from the Escrow; and (vii) the Indemnifying Shareholders' liability for expenses incurred by the Shareholders' Representative in connection with the performance of his obligations as Shareholders' Representative. Pursuant to the terms of the Agreement, all Indemnifying Shareholders shall thereby be bound by the terms of the Agreement and the Escrow Agreement.

THE MERGER

        The Agreement provides that, upon the satisfaction or waiver of certain conditions, Glenayre Sub will be merged with and into CNET, with CNET continuing as the surviving corporation and a wholly-owned subsidiary of Glenayre.

EFFECTIVE TIME OF THE MERGER

        The Merger will become effective at the time of filing of the Articles of Merger, incorporating the Agreement, with the Texas Secretary of State or at such later time as the parties shall have agreed upon and designated in the Articles of Merger as the Effective Time; provided, however, the Merger shall not become effective prior to the effectiveness of the Registration Statement. From and after the Effective Time, the surviving corporation will possess all the assets, rights, privileges, powers and franchises and be subject to all the liabilities, restrictions and duties of Glenayre Sub and CNET, as provided under the TBCA. At the Effective Time, Glenayre Sub will not have any significant liabilities, restrictions or duties other than pursuant to the Agreement.

        Until the Effective Time occurs, CNET Shareholders will retain their rights as shareholders to vote on matters submitted to them by the CNET Board of Directors.

CONSIDERATION TO BE RECEIVED IN THE MERGER

        In the Merger, each share of CNET Common Stock outstanding immediately prior to the Effective Time, other than shares of CNET Common Stock with respect to which dissenters' rights shall be perfected in accordance with the TBCA (the "Dissenting Shares"), will be converted into the right to receive (i) a fraction of one share of Glenayre Common Stock equal to the Stock Exchange Ratio and (ii) cash equal to $1,000,000 divided by the number of shares of CNET Common Stock outstanding immediately prior to the Effective Time. No fractional shares of Glenayre Common Stock will be issued in connection with the Merger. In lieu of fractional shares, a cash payment (without interest) will be made equal to the fractional interest which a CNET Shareholder would otherwise receive multiplied by the closing price of Glenayre Common Stock on the Nasdaq Stock Market on the trading day immediately before the Effective Time. At the Effective Time, CNET Stock Options will be converted, based on the Option Exchange Ratio, into options to purchase

Glenayre Common Stock (rounded to the nearest whole number of shares). The exercise price per share of Glenayre Common Stock of the CNET Stock Options shall be equal to the exercise price per share immediately before the Effective Time divided by the Option Exchange Ratio (rounded up to the nearest cent). The CNET Stock Options shall otherwise continue to have, and be subject to, the same terms, except that the vesting of certain CNET Stock Options will be accelerated automatically as a result of the Merger. The total number of shares of Glenayre Common Stock issued or reserved for issuance in the Merger, including the shares exchanged for CNET Stock Options, shall in the aggregate be no more than 370,000, less the number of Dissenting Shares multiplied by the Stock Exchange Ratio and the sum of all fractional shares of Glenayre Common Stock for which cash is paid. If prior to the Effective Time the outstanding shares of Glenayre Common Stock or CNET Common Stock are increased, decreased, or changed into a different number or kind of shares or securities through a change in Glenayre's or CNET's capitalization, then an appropriate and proportionate adjustment in the Stock Exchange Ratio and the Option Exchange Ratio will be made. For a discussion of the rights of holders of Dissenting Shares, see "Rights of CNET Shareholders Electing to Exercise Their Rights to Dissent."

SURRENDER OF CERTIFICATES

        Upon surrender of one or more duly endorsed certificates for CNET Common Stock and an accompanying Transmittal Letter, there will be issued and delivered to the holder of such stock a certificate or certificates representing the number of shares of Glenayre Common Stock to which such holder is entitled in accordance with the terms of the Agreement, if any, subject to any retention of certain shares of such Glenayre Common Stock pursuant to the escrow provisions described below, a check for the portion of the $1,000,000 cash payment to which such holder is entitled in accordance with the terms of the Agreement, and, where applicable, a check for the amount representing any fractional shares determined in the manner described above.

        No dividend or other distribution payable after the Effective Time with respect to Glenayre Common Stock will be paid to the holder of any unsurrendered shares of CNET Common Stock until the holder surrenders the certificate(s) therefor and an accompanying Transmittal Letter, at which time the holder will be entitled to receive all previously withheld dividends and distributions, without interest.

        After the Effective Time, there will be no transfers on CNET's stock transfer books of shares of CNET Common Stock issued and outstanding at the Effective Time.

        If a certificate for CNET Common Stock has been lost, stolen or destroyed, Glenayre will issue the consideration properly payable in accordance with the Agreement upon receipt of appropriate evidence as to such loss, theft or destruction and appropriate evidence as to the ownership of such certificate by the claimant. Glenayre may require such shareholder to give Glenayre a bond (or other adequate security) sufficient to indemnify it and CNET against any claim on account of such alleged loss, theft or destruction or the issuance of the Glenayre stock certificate in exchange therefor.

        Glenayre, CNET or the transfer agent for Glenayre, is authorized to deduct and withhold from the cash and shares of Glenayre Common Stock paid to a Shareholder or CNET Option Holder as consideration for the Merger any amount it may be required by applicable tax laws to deduct and withhold with respect to making such payments.

CERTAIN COVENANTS OF CNET AND PRINCIPAL SHAREHOLDERS

        CNET has agreed that prior to the Effective Time CNET and CNET Sub will operate their businesses substantially as presently operated and only in the ordinary course. CNET and the Principal Shareholders have agreed that neither CNET nor CNET Sub will, without the prior written consent of Glenayre or as expressly contemplated by the Agreement, (i) change any provision of its Articles of Incorporation or Bylaws (or equivalent organizational document);
(ii) change the number of shares of the authorized, issued or outstanding capital stock of CNET or CNET Sub including the issuance of or the grant of any option with respect to the capital stock of CNET or CNET Sub, except for the issuance of CNET Common Stock pursuant to the exercise of any CNET Stock Option, or declare, set aside or pay any dividend or other distribution in cash or in kind with respect to the capital stock of CNET or CNET Sub; (iii) incur any liabilities or obligations, whether directly, indirectly or by way of guaranty, except in the ordinary course of business consistent with past practices and prior periods; (iv) except as previously disclosed in the Agreement, make any capital expenditure (or enter into any lease required to be capitalized) individually in excess of $20,000 or in the aggregate in excess of $50,000; (v) pay any bonuses or commission to any employee of CNET or CNET Sub, except as previously disclosed in the Agreement, or enter into any new or amend any existing employment agreement with any person, adopt any new or amend any existing employee benefit plan, except as may be otherwise required by law, purchase any additional key man life insurance covering any employee or director of CNET or CNET Sub or any other person, grant any increase in compensation or benefits to its employees, officers or directors, except regularly scheduled increases in the ordinary course of business and consistent with past practices and policies, or effect any change in the retirement benefits of any class of employees or officers, except as otherwise required by law; (vi) sell, mortgage, pledge or otherwise dispose of or encumber any asset owned by CNET or CNET Sub except in the ordinary course of business consistent with past practices and prior periods;
(vii) incur or collect receivables, or extend loans or advances, or incur or pay trade payables or accrued liabilities in any manner other than consistent with past practices and prior periods and in the ordinary course of business; (viii) cancel without payment or satisfaction in full, waive or extend the time of performance of any indebtedness or other obligation inuring to the benefit of CNET or CNET Sub unless such cancellation or termination occurs in the ordinary course of business of CNET or CNET Sub consistent with past practices or unless such cancellations or terminations, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole; (ix) make any material modification of or material amendment to any of the contracts or agreements of CNET or CNET Sub listed or described in the Agreement; (x) fail to use commercially reasonable efforts to maintain in full force and effect all insurance carried by CNET or CNET Sub at the time of the Agreement; (xi) institute any changes in management personnel or any material change in any management policy; (xii) make any agreement or commitment by or on behalf of CNET or CNET Sub to do or take any of the actions referred to in items (i) through (xi); (xiii) knowingly take any action which would cause or would be reasonably likely to cause the conditions to the consummation of the Merger not to be fulfilled, including taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties of CNET or CNET Sub made in the Agreement to be untrue at any time between the date of the Agreement and the Effective Time. In addition, CNET has agreed not to take knowingly any action, including entering into any contract or other arrangement, or knowingly fail to take any action that would jeopardize either the qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code.

NO-SHOP PROVISIONS

        CNET and the Principal Shareholders have agreed that, until February 28, 1997 (or the date of termination of the Agreement if earlier terminated), CNET and the Principal Shareholders will not, and will use commercially reasonable efforts to cause CNET's shareholders, directors, officers, employees and certain other representatives not to, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition or similar transaction involving a significant portion of the assets (other than in the ordinary course of business of CNET and CNET Sub) or any equity securities of CNET or CNET Sub or engage in any negotiations concerning, or provide confidential information to or, other than as may be required by their fiduciary duties under applicable law, have any discussions with any party concerning such a proposal, or otherwise facilitate any effort or attempt to make or implement such proposal or otherwise consider the adoption of such a proposal. CNET and the Principal Shareholders are also obligated to terminate any existing activities, discussions or negotiations with respect to any such inquiries or proposals and to notify Glenayre immediately if any such inquiries or proposals are received, sought to be initiated or continued by any of them. See also "The Merger--Option to Acquire Majority Interest in CNET."

RESTRICTIONS ON SALES OF STOCK

        Shares of Glenayre Common Stock to be received by CNET Shareholders who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act) of CNET prior to the Merger ("CNET Affiliates" and such shares of Glenayre Common Stock received by CNET Affiliates referred to herein as the "Restricted Securities") may be resold by them only pursuant to an effective registration statement under the Securities Act covering such securities or in transactions permitted by the resale provisions of Rule 145(d) under the Securities Act or as otherwise permitted under the Securities Act. Under Rule 144 under the Securities Act, an "affiliate" of CNET is a person that directly or indirectly controls or is controlled by or is under common control with CNET and may include certain officers and directors of CNET, principal shareholders of CNET and certain other shareholders with special relationships with CNET. This Proxy Statement/Prospectus may not be used by such affiliates in connection with any resale of their Restricted Securities.

        Rule 145 requires that, in a resale of the Restricted Securities, CNET Affiliates comply with volume restrictions and other restrictions on the manner of sale and that certain information about Glenayre be currently available to the public. The volume restrictions limit the number of shares that a CNET Affiliate may transfer, in the aggregate, within any three-month period to the greater of (i) 1% of the outstanding Glenayre Common Stock or (ii) the average weekly reported trading volume in the Glenayre Common Stock during the preceding four calendar weeks. A CNET Affiliate may sell its shares without regard to the volume restrictions and restrictions on the manner of sale if it has owned the shares for at least two years, certain information about Glenayre is currently available to the public and the CNET Affiliate is not then an affiliate of Glenayre. A CNET Affiliate may also sell its shares of Glenayre Common Stock without regard to the foregoing restrictions (including the requirement that certain information about Glenayre is currently available to the public) if it has held its shares for a period of at least three years and such CNET Affiliate has not been an affiliate of Glenayre for at least three months.

        At least 30 days prior to the closing of the Merger, CNET will deliver to Glenayre a list of CNET Affiliates, as determined in the reasonable judgment of CNET, and prior to the Effective Time will deliver to Glenayre a letter from each CNET Affiliate acknowledging certain restrictions on the resale of Glenayre Common Stock received in the Merger. Any Restricted Securities to be received by CNET Affiliates will bear a legend referencing such restrictions on transfer.

CERTAIN COVENANTS OF GLENAYRE

        Glenayre has agreed (i) that it will not take knowingly any action, including entering into any contract or other arrangement, or knowingly fail to take any action that would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code, (ii) that it will prepare and submit to the Nasdaq Stock Market a listing application covering the shares of Glenayre Common Stock issuable in the Merger, and use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Glenayre Common Stock, subject to official notice of issuance, (iii) that, without the prior written consent of CNET, Glenayre will not knowingly take any action which would cause or be reasonably likely to cause the conditions to the consummation of the Merger not to be fulfilled and (iv) that promptly after the Effective Time, it will use commercially reasonable efforts to cause all officers, directors and employees of CNET to be released from all guaranties of CNET's indebtedness and shall indemnify such officer, directors and employees against all loss in connection therewith.

CONDITIONS TO CONSUMMATION OF THE MERGER

        Consummation of the Merger is conditioned upon the approval by the holders of two-thirds of the issued and outstanding shares of CNET Common Stock in accordance with the Articles of Incorporation and Bylaws of CNET and the TBCA.

        The obligations of Glenayre and CNET to consummate the Merger are further conditioned, unless waived, upon (i) the absence of any action or proceeding by a court or other governmental body or authority to restrain or prohibit the transactions contemplated by the Agreement or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or consummation of the Merger, and the absence of any notice from a governmental body or authority that the transactions contemplated by the Agreement constitute a violation of law or that it intends to commence proceedings to restrain consummation of the Merger; (ii) the effectiveness of the Registration Statement under the Securities Act, which shall not be subject to any Commission stop order, proceedings for that purpose or any threatened stop order; (iii) the receipt of all required governmental consents and approvals with respect to the Merger, except for the filing of the Articles of Merger and where the failure to receive such consents or approvals would not have a material adverse effect on the combined business of Glenayre and CNET, taken as a whole, following the Effective Time; (iv) the Nasdaq Stock Market shall have approved the listing of the shares of Glenayre Common Stock issuable or reserved for issuance in connection with the Merger or the CNET Stock Options; (v) the execution and delivery of the Articles of Merger and all appropriate certificates for filing with the Secretary of State of Texas from Glenayre, Glenayre Sub and CNET; and (vi) the execution of the Escrow Agreement by Glenayre, the Shareholders' Representative and the Escrow Agent.

        The obligation of Glenayre to consummate the Merger is further conditioned, unless waived by Glenayre, upon (i) the accuracy in all material respects of the representations and warranties, as updated pursuant to the Agreement, by

CNET and the Principal Shareholders contained in the Agreement, or certain certificates provided pursuant thereto, and the performance by CNET and the Principal Shareholders of all of their covenants and agreements contained in the Agreement; (ii) the receipt by Glenayre of opinions of counsel with respect to certain legal matters, including the organization and good standing of CNET and the due authorization of the Agreement by CNET and CNET Sub; (iii) the receipt by Glenayre from Ernst & Young LLP of "comfort" letters with respect to the procedures undertaken by Ernst & Young LLP in connection with the financial statements of CNET contained in the Registration Statement; (iv) the absence of any change in the financial condition, business or operations of CNET or CNET Sub that would be reasonably likely to have a material adverse effect on CNET or CNET Sub, taken as a whole; (v) the receipt of all required consents; (vi) the receipt by Glenayre of an affiliate letter from each CNET Affiliate; (vii) the receipt by Glenayre of executed noncompetition agreements from David M. Zumwalt and Scott R. Greenwell; (viii) the receipt by Glenayre of an executed Acknowledgment from each CNET Option Holder; (ix) the receipt by Glenayre of good standing certificates for CNET from the appropriate authorities where it is qualified to do business; (x) the termination as of the closing date of all shareholder, voting or other agreements with respect to CNET Common Stock or any capital stock of CNET Sub; (xi) the agreement to pay off all loans or advances by CNET or CNET Sub to any of the shareholders, directors, officers or employees of CNET (other than routine travel advances); (xii) the receipt of copies by Glenayre of all resolutions adopted by CNET's Board of Directors and the CNET shareholders in connection with the approval of the Agreement and the transactions contemplated thereby, original minute book and stock records of CNET and the equivalent for CNET Sub; (xiii) the receipt by Glenayre of a schedule from CNET of all travel advances to employees of CNET or CNET Sub as of the closing date; and (xiv) the receipt by Glenayre of an aged receivables report from CNET.

        The obligation of CNET to consummate the Merger is further conditioned upon, unless waived by CNET, (i) the accuracy of Glenayre's representations and warranties in all material respects contained in the Agreement and the performance by Glenayre of all of its covenants and agreements contained in the Agreement; (ii) the absence of any change in the financial condition, business or operations of Glenayre that would be reasonably likely to have a material adverse effect on Glenayre and its subsidiaries, taken as a whole, other than such change that affects CNET, CNET Sub and Glenayre in a substantially similar manner; (iii) the receipt by CNET of an opinion of counsel with respect to certain legal matters, including the organization and good standing of Glenayre and Glenayre Sub, the due authorization of the Agreement by Glenayre and Glenayre Sub and the valid issuance of the shares of Glenayre Common Stock being issued to the CNET Shareholders; (iv) the receipt by CNET of a good standing certificate for Glenayre from the Secretary of State of Delaware and for Glenayre Sub from the Secretary of State of Texas; (v) the receipt of copies by CNET of all resolutions adopted by Glenayre's and Glenayre Sub's Board of Directors in connection with the approval of the Agreement and the transactions contemplated thereby and (vi) the qualification of the Merger as a "reorganization" within the meaning of Section 368(a)(2)(E) of the Code and receipt of an opinion of counsel to such effect.

INDEMNIFICATION

        The Agreement provides that the Indemnifying Shareholders will indemnify Glenayre with respect to any liability, damage or loss, excluding certain consequential damages, (a "Loss"), which in the aggregate exceeds $150,000 incurred by Glenayre or CNET, or by any officer, director, employee, agent or affiliate of either Glenayre or CNET, as a result of the incorrectness or breach of any representation, warranty or covenant made by CNET, any Indemnifying Shareholder or CNET Option Holder in the Agreement, the Transmittal Letters, the Acknowledgments or any other document or certificate entered into or furnished by any Indemnifying Shareholder, any CNET Option Holder, CNET or CNET Sub pursuant to the Agreement, the Transmittal Letters or the Acknowledgments. In accordance with the terms of the Agreement, Glenayre and not the Shareholders' Representative nor any Indemnifying Shareholder will control the defense of any third-party litigation that may result in indemnification obligations of the Indemnifying Shareholders. Although Glenayre is obligated under the Agreement to conduct any such defense as would a reasonable and prudent person to whom no indemnity is available, through its control of such litigation and any settlement thereof, Glenayre will have significant influence and control over the application of the Escrowed Shares.

        A portion of the shares of Glenayre Common Stock issued in connection with the Merger will be placed in escrow pursuant to the terms of the Escrow Agreement. The number of Escrowed Shares will be 40,000 multiplied by the ratio of the number of shares of CNET Common Stock outstanding immediately before the Effective Time to the sum of the number of shares of CNET Common Stock outstanding immediately before the Effective Time and the number of shares of CNET Common Stock which are subject to CNET Stock Options at the same time. A proportionate percentage of the

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



Escrowed Shares will be held in the name of the Shareholders' Representative for the account of each Indemnifying Shareholder. The Escrow will be subject to satisfaction of the indemnification obligations of the Indemnifying Shareholders under the Agreement. The indemnification obligations of the Indemnifying Shareholders expire on the Release Date except for any indemnity claims made by Glenayre prior to that date. The application of any of the Escrow to satisfy such indemnification obligations is subject to the terms and conditions set forth in the Agreement and the Escrow Agreement among Glenayre, the Escrow Agent and the Shareholders' Representative attached as Exhibit C to the Agreement. Glenayre is obligated to pay a portion of the expenses of the Shareholders' Representative as a participant in the defense of any claims which may give rise to a Loss.

        All Escrowed Shares will be issued and outstanding shares of Glenayre Common Stock registered in the name of the Shareholders' Representative and the Indemnifying Shareholders will be entitled to direct the voting and sale of, and to receive cash dividends, if any, on the Escrowed Shares, provided that any proceeds related to the Escrowed Shares (other than cash dividends, if any) will be placed in escrow and held until the Release Date, subject to indemnity claims made by Glenayre prior to that date.

        The value of any Indemnifying Shareholder's Escrowed Shares applied to the payment of any Loss is based on the closing price of Glenayre Common Stock on the date of the Agreement (the "Reference Price"). Glenayre, upon at least 15 business days' prior written notice to the Shareholders' Representative, the Principal Shareholders and the Escrow Agent, may apply all or any part of the Escrow to the payment, settlement or discharge of any Loss, any such payment, settlement, or discharge being based on the Glenayre Common Stock having a value equal to the Reference Price. If the Escrow Agent and Glenayre receive notice from the Shareholders' Representative that he protests such application of the Escrow, Glenayre and the Shareholders' Representative will attempt in good faith to resolve the dispute and in the absence of such resolution, such dispute will be settled by binding arbitration. Each of Glenayre and the Indemnifying Shareholders will bear its or their own attorneys' fees, fees for expert witnesses and all other costs incurred by it or them in connection with such arbitration and shall share equally any such costs or fees incurred by the Escrow Agent or fees charged by the arbitrators in connection with such arbitration. In the event of a dispute regarding the application of the Escrow by Glenayre or if, on or before the Release Date, Glenayre has given notice to the Escrow Agent and the Shareholders' Representative of the existence of an indemnity claim for the discharge or settlement of a Loss which has not been liquidated, the Escrow Agent will retain the appropriate portion of the Escrow pending final determination of such claims.

        Each Indemnifying Shareholder's liability with respect to a Loss will be determined based on his proportionate contribution to the Escrow. The beneficial owner of any Escrowed Shares will be entitled to direct the voting of his proportionate percentage of the Escrowed Shares. Dividends or distributions on the Escrowed Shares, except for cash dividends, will be held as part of the Escrow.

        The indemnification obligations of the CNET Shareholders will expire on the Release Date, except as to any indemnity claim made by Glenayre prior to such date.

        The officers and directors of CNET have certain rights to indemnification from CNET under the TBCA and the Articles of Incorporation and Bylaws of CNET for actions and failures to act on behalf of CNET. Pursuant to the Agreement, CNET Shareholders have agreed and acknowledged that such rights to indemnification under the TBCA and the Articles of Incorporation and Bylaws of CNET will not apply in any manner to the indemnification obligations with respect to the Escrow.

REPRESENTATIONS AND WARRANTIES

        Pursuant to the Agreement, CNET, the Principal Shareholders and the other CNET Shareholders make certain representations and warranties to Glenayre with respect to the properties and other assets and the conduct of the businesses of CNET and CNET Sub. The representations and warranties survive the Effective Time and terminate on the Release Date, except as to any indemnity claim made by Glenayre prior to such date. Each Shareholder should read carefully the representations, warranties and covenants contained in the Agreement. Any representation or warranty made "to the knowledge" of CNET or that a particular fact or circumstance is "known" to CNET or that CNET "knows" a particular fact or circumstance means the actual knowledge of certain shareholders, officers and key employees of CNET and their constructive knowledge based solely upon their review of the pertinent business records of CNET and CNET Sub in their files and their inquiry of each CNET or CNET Sub employee, and each attorney, accountant and advisor retained by CNET or CNET Sub, who is reasonably believed to have relevant information about such fact or circumstance (the scope of such review and inquiry being that of a reasonable person under the circumstances). The representations, warranties and covenants include the following matters:

       (i) Except as disclosed in the Agreement, CNET is a corporation duly organized, validly existing and in good standing under the laws of Texas and CNET Sub is a Gesellshaft mit beschrankter Haftung duly organized and validly existing under the laws of Germany but CNET Sub does not conduct any business. Except as disclosed in the Agreement, each is duly qualified or licensed as foreign corporations to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary under applicable laws, except where such failure to be so qualified or licensed and in good standing would not have a material adverse effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole.

      (ii) The Articles of Incorporation and Bylaws of CNET and the Satzung (Articles) of CNET Sub provided to Glenayre are complete and correct and are in full force and effect. Except as disclosed in the Agreement, CNET is not in violation of any provision of such Articles of Incorporation or Bylaws and CNET Sub is not in violation of its Satzung (Articles). The minute books of CNET contain all records of meetings, or written consents in lieu of meetings, of the directors and shareholders of CNET. A true and correct current extract from the Commercial Register for CNET Sub has been furnished to Glenayre. Neither the directors nor shareholders of CNET or CNET Sub have taken any material corporate action which is not reflected in the minute books of CNET or the current extract of the Commercial Register for CNET Sub, respectively.

     (iii) The authorized capital stock of CNET consists of 150,000,000 shares of CNET Common Stock, of which 7,856,912 shares were issued and outstanding as of October 16, 1996. In addition, as of October 16, 1996, 1,368,853 shares of CNET Common Stock were reserved for future issuance pursuant to CNET Stock Options. No such shares or options have been issued in violation of any preemptive rights. In addition, the information provided to Glenayre with respect to the names, addresses and social security numbers of record owners of all shares of CNET Common Stock and the certificate numbers for such shares is accurate and complete. Except as disclosed to Glenayre in the Agreement, each share of CNET Common Stock will be owned by the record owner free and clear of any encumbrances at the Effective Time. The authorized capital stock or share capital of CNET Sub consists of DM 50,000, all of which DM 50,000 are held by CNET free and clear of any encumbrances, except as disclosed in the Agreement, and were validly issued and were not issued in violation any preemptive rights. Except as disclosed in the Agreement, there are no options, warrants or other rights or agreements relating to the capital stock or share capital of CNET or CNET Sub to issue or sell any capital stock or share capital or other equity interests in CNET or CNET Sub or any other agreements to repurchase, redeem or otherwise acquire any shares of the CNET Common Stock or any capital stock or share capital of CNET Sub. All shares of CNET Common Stock subject to issuance pursuant to CNET Stock Options, upon issuance on the terms and conditions pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. All offers and sales of CNET Common Stock and the capital stock or share capital of CNET Sub were at all relevant times duly registered under or exempt from the registration requirements of the Securities Act, the applicable securities laws of any state and the equivalent applicable securities laws of any foreign jurisdiction.

      (iv) CNET has all necessary corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder and to consummate the transactions contemplated thereby. Except as disclosed to Glenayre in the Agreement, each of the Principal Shareholders has all the necessary power and authority to execute and deliver the Agreement and to perform his obligations under such Agreement and to consummate the transactions contemplated thereby. The execution and delivery of the Agreement by CNET and the consummation of the transactions contemplated thereby have been duly and validly authorized by CNET. The Agreement has been duly and validly executed and delivered by CNET and the Principal Shareholders and constitutes a legal, valid, binding and enforceable obligation of each of CNET and the Principal Shareholders. In addition, except as disclosed to Glenayre in the Agreement, each CNET Shareholder and CNET Option Holder has all necessary power and authority to execute and deliver his, her or its Transmittal Letter or Acknowledgment at the Effective Time and to perform his, her or its obligations thereunder and under the Agreement. At the Effective Time, such execution and delivery will have been duly and validly authorized by all necessary action on the part of the CNET Shareholders and CNET Option Holders and each such Transmittal Letter or Acknowledgment will constitute a legal, valid and binding obligation of such CNET Shareholder or CNET Option Holder.

       (v) Except as disclosed in the Agreement, the execution and delivery of the Agreement by CNET and the performance of the transactions contemplated thereby will not (a) violate the Articles of Incorporation or Bylaws (or comparable organizational documents) of CNET or CNET Sub, (b) except for any such violations which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole, violate any law, rule, regulation, order, judgment or decree applicable to CNET or CNET Sub or by which any of their property or assets is bound or affected or (c) result in any breach of or constitute a default under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance (other than a permitted encumbrance) on any property or asset of CNET or CNET Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or any other instrument or obligation to which CNET or CNET Sub is a party or by which it or any of its property or assets is bound or affected, except for breaches or defaults which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole.

        In addition, the execution and delivery of the Agreement by CNET and the Principal Shareholders do not, and the execution and delivery of the Transmittal Letters by the CNET Shareholders and Acknowledgments by the CNET Option Holders will not, and the performance of the transactions contemplated by the Agreement by CNET and the CNET Shareholders will not, require any consent, approval or authorization of, or filing with or notification to, any governmental or regulatory authority other than that required by the Securities Act, state securities or "blue sky" laws and the filing or recordation of appropriate merger documents as required by the TBCA.

      (vi) Other than the ownership interest in CNET Sub by CNET, neither CNET nor CNET Sub owns directly or indirectly any interest or investment in any corporation, partnership, joint venture, business, trust or other entity.

     (vii) Each of the balance sheets included in the audited consolidated financial statements of CNET for the years ended January 31, 1993, January 31, 1994, January 31, 1995 and January 31, 1996 and the unaudited interim financial statements for each month subsequent to January 31, 1996 through July 31, 1996 fairly presents the consolidated financial position of CNET and CNET Sub as of its date, and each of the statements of income, retained earnings and cash flows fairly presents the consolidated results of operations, retained earnings and cash flows of CNET and CNET Sub for the periods set forth therein, in each case in accordance with generally accepted accounting principles with certain exceptions. Such financial statements have been prepared from the books and records of CNET and CNET Sub which accurately and fairly reflect in all material respects the transactions and dispositions of the assets of CNET and CNET Sub. Except as disclosed in the Agreement, as of July 31, 1996, neither CNET nor CNET Sub had any material liabilities, contingent or otherwise, whether due or to become due, known or unknown as of July 31, 1996 other than as indicated on the July 31, 1996 balance sheet or in the notes thereto. CNET has adequately accrued employee benefit costs in accordance with generally accepted accounting principles on the July 31, 1996 balance sheet, and the funding of such employee benefit costs has been provided for in the ordinary course of business consistent with past practices.

    (viii) Since January 31, 1996, except as disclosed to Glenayre in the Agreement or as otherwise contemplated by the Agreement, there has not been (a) any change or effect that is or would be materially adverse to the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole; (b) any disposition or issuance by CNET or CNET Sub of any of its capital stock or any option or right or privilege to acquire any of its capital stock, any acquisition or retirement of any of its capital stock or any dividend or other distribution on or with respect to its capital stock, except for the issuance of CNET Common Stock upon the exercise of a CNET Stock Option; (c) any sale, mortgage, pledge, grant, dividend or other disposition, transfer or encumbrance, other than a permitted encumbrance, of any material asset or material interest owned or possessed by CNET or CNET Sub, other than in the ordinary course of business consistent with past practices and prior periods;
(d) any expenditure or commitment by CNET or CNET Sub for the acquisition of assets of any kind other than in the ordinary course of business consistent with past practices and prior periods and immaterial expenditures or commitments; (e) any damage, destruction or loss (whether or not insured against) of such character as to have any change or effect that is or would be materially adverse to the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole; (f) except for the general increase in compensation to employees effective in February 1996, any increase or any agreement for the increase of any compensation payable or to become payable by CNET or CNET Sub to any officer, shareholder or employee of CNET or CNET Sub;
(g) any change made or authorized to be made to the Articles of Incorporation or Bylaws (or comparable organizational documents) of CNET or CNET Sub; (h) any loans or advances by or to CNET or CNET Sub other than renewals or extensions of existing indebtedness and uses of lines of credit and routine travel advances to employees, in each case in the ordinary course of business; (i) any cancellation without payment or satisfaction in full, or any waiver or extension of the time for performance of, any notes, loans or other obligations inuring to the benefit of CNET or CNET Sub unless such cancellation or termination occurs in the ordinary course of business of CNET or CNET Sub consistent with past practices or unless such cancellation or termination, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole; (j) any failure by CNET or CNET Sub to operate its business other than in the ordinary course of business, or any change from past practices in the manner of incurring or collecting receivables or incurring or paying trade payables or accrued liabilities, in each case except where such failures or changes which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole; (k) any failure to maintain the books and records of CNET or CNET Sub consistent with past practices or any write-down of assets shown on the books of CNET or CNET Sub, or the establishment of, or failure to establish, any reserves or accruals in an amount or nature that is not consistent with past practices or prior periods, in each case except where any such failures, write-downs or establishment which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole; (l) any change in accounting practices; or (m) any agreement or commitment by or on behalf of CNET or CNET Sub to do or take any of the actions referred to in clauses (a) through (l).

      (ix) Except as disclosed in the Agreement, CNET and CNET Sub have timely filed all required tax returns and reports, which were true and complete, and have duly paid all taxes due or claimed to be due from them or an adequate reserve has been established for such taxes. CNET and CNET Sub have provided to Glenayre true and correct copies of certain tax returns beginning with the 1991 tax year. The reserves for taxes contained in the July 31, 1996 balance sheet and carried on the books of CNET or CNET Sub have been determined in accordance with generally accepted accounting principles. Except as disclosed in the Agreement, no extension of time to file any tax return by CNET or CNET Sub is currently in effect. Since January 31, 1996, neither CNET nor CNET Sub has incurred any material tax liabilities other than in the ordinary course of business. There are no tax liens upon any properties or assets of CNET or CNET Sub (other than liens for current taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings with adequate reserves with respect thereto being maintained on CNET's or CNET Sub's books in accordance with generally accepted accounting principles) and, except as disclosed in the Agreement and as shown in the financial statements, there are no pending or, to the knowledge of CNET, threatened examinations relating to, or claims asserted for, taxes or assessments against CNET or CNET Sub. Neither CNET nor CNET Sub has granted or been requested to grant any extension of the limitation period applicable to any claim for taxes or assessments with respect to taxes. Except as disclosed in the Agreement, neither CNET nor CNET Sub is a party to any tax allocation or sharing agreement. CNET and CNET Sub have duly withheld and paid all required withholding taxes except for any failure to pay or withhold which is immaterial to the business, results of operation or financial condition of CNET and CNET Sub, taken as a whole.

       (x) Representations and warranties regarding employment, bonus, commission, deferred compensation, pension, stock option, stock appreciation right, employee stock ownership, profit-sharing, retirement, medical, vacation, retiree medical, severance pay and other agreements or fringe benefit plans, arrangements or practices of CNET and CNET Sub, including descriptions of such plans, arrangements or practices and representations that CNET and CNET Sub have complied in all material respects with all applicable federal, state and local laws with respect to such plans, arrangements or practices.

      (xi) Neither CNET nor CNET Sub owns any real property, and CNET Sub does not lease any real property. With respect to all real property leased by CNET, representations and warranties (limited in certain circumstances to the knowledge of CNET) regarding CNET's leasehold interest in, rights to and the condition and use of all such property (including compliance with applicable statutes, ordinances, orders, requirements, laws, rules or regulations, including environmental laws, rules and regulations) and, except as disclosed in the Agreement, that there does not exist any event which would constitute a default by CNET or, to the knowledge of CNET, the landlord under any such lease.

Representations and warranties that CNET and CNET Sub have good and indefeasible title to all of their equipment, free and clear of all encumbrances other than those disclosed in, or otherwise permitted by, the Agreement; that CNET's and CNET Sub's equipment is in good condition and repair ordinary wear and tear excepted, and is adequate for its current use in the conduct of CNET's or CNET Sub's business, except for any such condition and repair or adequacy which is immaterial to the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole; that all accounts receivable of CNET and CNET Sub reflected on the July 31, 1996 balance sheet (adjusted for additions and collections) constitute valid and enforceable (in accordance with the terms of the instruments or documents creating them) claims of CNET or CNET Sub, are free of all encumbrances except permitted encumbrances and, subject to the expiration of contractual acceptance periods for certain receivables, are collectible in the ordinary course of business at the aggregate recorded amounts, net of the allowance for doubtful accounts; in addition, representations with respect to the patents, trademark and service mark registrations, corporate name registrations, trade name registrations, copyright registrations, industrial design registrations, mask work registrations and all applications for any of the foregoing, owned by or developed for or used by CNET and CNET Sub, in connection with the business of CNET and CNET Sub, including representations and warranties with respect to the absence of any infringement of such intellectual property by CNET and CNET Sub against other persons or against CNET or CNET Sub by any other person, with certain materiality exceptions, and that such intellectual property is free and clear of all encumbrances other than as permitted by the Agreement. Also representations and warranties that CNET has disclosed to Glenayre in the Agreement all material contracts, agreements and commitments it is a party to, that the rights of CNET or CNET Sub under such contracts are valid and enforceable by CNET or CNET Sub, that neither CNET nor CNET Sub is in default in any material respect with respect to such contracts, that, to CNET's knowledge, there is no threatened cancellation of such contracts and that, to CNET's knowledge, there is no material outstanding dispute under such contracts.

     (xii) The fixtures and leasehold improvements located on the property leased by CNET are in good condition, ordinary wear and tear excepted, and all electrical, gas, water and sewer utilities serving such property are adequate for the current use of the leased property; to CNET's knowledge, the properties CNET leases and formerly leased, except as disclosed in the Agreement, are or were at all times during the tenancy of CNET with respect to such property used in compliance with all environmental laws, rules and regulations and hazardous materials have not been illegally generated, used, treated, stored or disposed of on, or transported (illegally or not) from, such property; there are no claims against CNET or CNET Sub with respect to such matters.

    (xiii) All leases of property or equipment by CNET or CNET Sub to or from any other party have been fully disclosed in the Agreement.

     (xiv) Except as disclosed in the Agreement, since January 31, 1994, all material transactions with third persons involving CNET or CNET Sub have been conducted on an arm's length basis. Except as disclosed in the Agreement, (a) to CNET's knowledge, none of the CNET Shareholders, officers or directors of CNET, CNET Sub or their respective affiliates or relatives has any direct or indirect interest, profit participation or ownership (other than through non-controlling investments in securities of publicly-held corporations) in businesses which are competitors of CNET or CNET Sub; (b) except for routine travel advances made to employees of CNET in the ordinary course of business, neither CNET or CNET Sub has any outstanding loans or other advances to any shareholder, officer, director or employee of CNET or CNET Sub or their respective affiliates or relatives; and (c) to CNET's knowledge, none of the shareholders, officers or directors of CNET or CNET Sub or their respective affiliates or relatives is an affiliate of any person that has a material business relationship with CNET or CNET Sub.

      (xv) Except as disclosed in the Agreement, CNET and CNET Sub are not in conflict with, or in default or violation of, any law, rule, regulation, order, judgment or decree applicable to CNET or CNET Sub or by which any property or asset of CNET or CNET Sub is bound or affected, or the provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which CNET or CNET Sub or any of their property or assets is a party or is bound or affected, except for any such violations or defaults which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole, and which would not prevent or delay consummation of the Merger or otherwise prevent CNET, any Indemnifying Shareholder or CNET Option Holder from performing its, his or her obligations under the Agreement, the Transmittal Letters or the Acknowledgments. Except as disclosed in the Agreement, CNET and CNET Sub are lawfully conducting their business and their property has been and will be used and operated in compliance with all laws, rules and regulations and other restrictions. CNET or CNET Sub hold all licenses, permits and other governmental franchises required for the conduct of their respective businesses as now conducted except for absences which, individually or in the aggregate, would only have an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole.

     (xvi) All pending and, if known by CNET, threatened lawsuits or administrative proceedings or investigations against CNET or CNET Sub have been disclosed in the Agreement, and neither CNET nor CNET Sub is subject to any currently existing order, writ, injunction or decree relating to its operations. All material "loss contingencies," as defined by Financial Accounting Standards No. 5, have been fully disclosed in the Agreement.

    (xvii) Since January 31, 1991, neither CNET nor CNET Sub has been a party to any collective bargaining agreement and neither has been the subject of any union activity, organized labor dispute or strike, and CNET and CNET Sub have not violated any applicable federal or state law or regulation relating to labor or labor practices and do not have any liability to any of their employees, agents or consultants in connection with grievances of such employees, agents or consultants, except where any such violation or liability, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole.

   (xviii) Neither CNET nor CNET Sub has entered into any brokerage contract or similar arrangement in connection with the negotiations leading to the Agreement or consummation of the transactions contemplated thereby which may result in the obligation of CNET to pay any commission or similar fees in connection with the Merger.

     (xix) Neither CNET nor CNET Sub owns any shares of Glenayre Common Stock or other securities convertible into Glenayre Common Stock.

      (xx) All bank accounts, vaults and safe deposit boxes at any financial institution used by or in the name of CNET or CNET Sub have been disclosed in the Agreement.

     (xxi) The Agreement fully discloses all insurance policies in effect covering the assets, properties and business of CNET and CNET Sub. The Agreement discloses all claims made by CNET or CNET Sub since January 31, 1992 under any policies of insurance covering the assets, properties or business of CNET or CNET Sub. Since January 31, 1992, neither CNET nor CNET Sub has done anything by way of action or inaction that invalidates any such policies in whole or in part. Since January 31, 1992, no insurance policy of CNET or CNET Sub has been cancelled by the insurer and no application by CNET or CNET Sub for insurance has been rejected by any insurer.

    (xxii) Except as disclosed in the Agreement, the products and services of CNET and CNET Sub comply with all express and implied warranties and the requirements and standards of all federal and state laws and regulations governing the sale or provision of such products, except for any such noncompliance as would, individually or in the aggregate, have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole. Except as disclosed in the Agreement, no product or service warranty or liability claims are pending or, to the knowledge of CNET, threatened against CNET or CNET Sub or in respect of products or services sold or provided by it.

   (xxiii) CNET has fully described in the Agreement (A) all material warranty obligations of CNET and CNET Sub and all material warranty contracts, agreements, understandings or arrangements to which CNET or CNET Sub is a party or by which any of its property or assets is bound, including express warranties, implied warranties and warranties established by a course of dealing and (B) all material service and repurchase contracts, agreements, understandings or arrangements to which CNET or CNET Sub is a party or by which any of their property is bound. Complete copies of such agreements have been delivered to Glenayre.

    (xxiv) CNET has disclosed in the Agreement the 30 largest customers (based on dollar volume) of CNET and CNET Sub during the period from February 1, 1993 to January 31, 1996 and the 40 largest suppliers (based on dollar volume) of CNET and CNET Sub during the period from February 1, 1995 to June 30, 1996. Except as disclosed in the Agreement, since January 31, 1996, no material adverse change has occurred to CNET's knowledge in the business relationship of CNET or CNET Sub with its customers and suppliers, and CNET has no knowledge that any such customers or suppliers intend to cease or substantially reduce purchasing or supplying goods or services from or to CNET, or are currently involved in any bankruptcy or similar proceeding or has any right to assert any claim against CNET or CNET Sub.

     (xxv) Neither CNET nor CNET Sub is a guarantor or otherwise liable for any liability or obligation of any other individual, corporation, partnership, limited liability company, trust, association or other entity.

    (xxvi) Except as disclosed in the Agreement, CNET knows of no impending changes in CNET's or CNET Sub's business, assets, liabilities, relations with employees, competitive situations or relations with suppliers or customers, or in any governmental actions or regulations affecting CNET's or CNET Sub's business which, if they occur, would reasonably be expected to have a change or effect that is or would be materially adverse to the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole, except for (i) general economic conditions, (ii) matters having a similar effect on Glenayre and CNET, (iii) matters of general knowledge in CNET's industry of which Glenayre reasonably should be aware due to the nature of its own business or (iv) pending or adopted federal statutes, laws and regulations.

   (xxvii) All of the representations of CNET, CNET Sub, each CNET Shareholder and each CNET Option Holder to Glenayre in the Agreement and in the certificates, schedules and exhibits thereto or in the Transmittal Letters or Acknowledgments are true, correct and complete in all material respects and no such representation, warranty or statement contains any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement, in light of the circumstances under which it was made, not misleading to Glenayre.

        Pursuant to the Agreement, Glenayre has also made certain representations and warranties, including representations and warranties (i) as to the organization, capitalization and qualification of Glenayre and Glenayre Sub; (ii) as to the authority of Glenayre and Glenayre Sub to enter into the Agreement and to consummate the transactions thereunder; (iii) as to the enforceability of the Agreement against Glenayre and Glenayre Sub; (iv) except as disclosed in the Agreement, that the execution of the Agreement and the performance of the transactions contemplated thereby do not violate the organizational documents of Glenayre or Glenayre Sub or any law, judgment or the equivalent (subject to materiality limitations) or constitute a breach or event of default under any instrument or obligation of Glenayre or Glenayre Sub (subject to materiality limitations), and do not require the approval of any governmental authority except for that required, if any, (A) by the Exchange Act, the Securities Act, the Nasdaq Stock Market, state securities or blue sky laws and the TBCA or (B) where failure to obtain such consent or approval or to make such filings would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Glenayre or Glenayre Sub from performing its obligations under the Agreement in any material respect, and would not, individually or in the aggregate, have a change or effect that is or would be materially adverse to the business, results of operations or financial condition of Glenayre and its subsidiaries, taken as a whole; (v) that Glenayre has filed all required documents with the Commission since January 1, 1996, that each of such documents was prepared in accordance with the material requirements of the Exchange Act and at the time they were filed did not contain an untrue statement of material fact or omit to state a material fact required to be stated therein;
(vi) that Glenayre has not entered into any brokerage or finder's fee arrangement in connection with the negotiations of the Agreement or the consummation of the Merger; and (vii) in connection with the federal income tax consequences of the Merger, including that (a) prior to the Merger, Glenayre will "control" Glenayre Sub; (b) Glenayre has no present plan or intention to cause CNET to issue additional shares of its stock that would result in Glenayre losing "control" of CNET; (c) Glenayre has no present plan or intention to reacquire any of the Glenayre Common Stock issued in the Merger, except for any Escrowed Shares as provided for in the Agreement; (d) Glenayre has no present plan or intention to liquidate, merge or otherwise dispose of CNET or its assets except in the ordinary course of business or transfers of assets to a corporation controlled by Glenayre; (e) following the Merger, Glenayre's present intention is that CNET will continue the historic business of CNET or use a significant portion of the historic assets of CNET in a business; (f) Glenayre does not own and has not for the past five years owned any shares of stock of CNET; (g) both Glenayre and Glenayre Sub are undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax;
(h) Glenayre Sub will have no liabilities assumed by CNET and will not transfer to CNET any assets subject to liabilities in the Merger; (i) neither Glenayre nor Glenayre Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code; (j) the payment of cash in lieu of the issuance fractional shares of Glenayre Common Stock in connection with the Merger is solely for the purpose of avoiding the expense or inconvenience to Glenayre of issuing fractional shares and does not represent separately bargained-for consideration; (k) as of the Effective Time, the fair market value of the assets of Glenayre Sub will exceed the sum of Glenayre Sub's liabilities plus the amount of other liabilities, if any, to which Glenayre Sub's assets are subject; and (l) Glenayre has no present plans or intentions to settle at a discount any intercorporate indebtedness existing between CNET and Glenayre or between Glenayre Sub and CNET.

TRANSACTION COSTS

        CNET will bear all of the expenses of any employees of CNET or CNET Sub and of any counsel, accountants or other consultants or advisers engaged by CNET or CNET Sub in connection with the Merger and the transactions contemplated by the Agreement in the event the Merger is not consummated. In the event the Merger is consummated, CNET has agreed to pay the first $300,000 of "CNET Transaction Expenses" (defined below) incurred by CNET in connection with the Merger and the transactions contemplated by the Agreement and 50% of any CNET Transaction Expenses in excess of $300,000, with the Indemnifying Shareholders collectively paying the remaining 50% of any CNET Transaction Expenses in excess of $300,000. "CNET Transaction Expenses" include fees and expenses of the attorneys, accountants, consultants or other advisors of CNET or CNET Sub, incurred directly in connection with negotiating, drafting and preparing the Agreement and any other agreements, or documents contemplated thereby and the expenses of due diligence conducted by CNET.

AMENDMENT AND WAIVER

        The Agreement may be amended by mutual agreement of Glenayre, Glenayre Sub, CNET and the Principal Shareholders at any time before or after approval of the Merger by the CNET Shareholders; PROVIDED, that after any such approval, no amendment will be made which by law, or equivalent, requires further approval by the CNET Shareholders without obtaining such further approval. Any such amendment must be in writing and signed on behalf of each of Glenayre, Glenayre Sub, CNET and the Principal Shareholders and, in the case of a modification to the escrow provisions of the Agreement, the Escrow Agent. At any time prior to the Effective Time, Glenayre or CNET may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties to the Agreement, (ii) waive any inaccuracies in the representations and warranties made by the other parties contained in the Agreement or in any document delivered pursuant thereto or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained in the Agreement.

TERMINATION

        The Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, before or after the approval of the Merger by the CNET Shareholders, upon the mutual consent of Glenayre and CNET. The Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either CNET or Glenayre if (i) the Merger has not been consummated by February 28, 1997; (ii) approval of the Merger by the CNET Shareholders is not obtained; or (iii) a federal or state court or governmental or administrative agency or commission has taken action prohibiting the transactions contemplated by the Agreement and such order or action has become final and nonappealable. The Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by either Glenayre or CNET in the event of a material breach by the other party of any representation or warranty which would have a material adverse effect on such breaching party or in the event of a material breach by the other parties of any covenant or agreement contained in the Agreement which cannot be or has not been cured within thirty days after the giving of written notice to the breaching party of such breach.

FAIRNESS OPINION

        The CNET Board did not engage a financial advisor in connection with its decision to proceed with the Merger. CNET's decision not to utilize a financial adviser was based on the CNET Board of Directors' view that it had developed adequate information and general familiarity regarding appropriate valuation ranges for CNET as a result of extensive efforts over the last two years to address CNET's capital needs. See "The Merger--Background and Reasons for the Merger." Additionally, the three Principal Shareholders are on the CNET Board of Directors. Because the Principal Shareholders own in excess of 79% of the outstanding shares of CNET, the CNET Board of Directors (including the Directors who are not Principal Shareholders) believed that the retention of a financial adviser was not necessary or useful.

                                   CNET, INC.

GENERAL

        CNET provides operational support, network management and network planning software products, services and equipment to the worldwide wireless communications industry, primarily to large corporate customers. CNET licenses its products to cellular, paging and personal communications services ("PCS") operators and wireless equipment manufacturers worldwide. CNET's products include software applications which enable wireless communications system operators to plan, manage and expand their physical networks. These products provide system operators the ability to bring information about the status and activity of the network equipment to a central location and to make this information available to the operators, engineers and operations management. CNET's integration of strategic operational support systems ("OSS"), network management applications and radio frequency ("RF") planning software provides a single, unified advanced information tool to wireless system operators. Wireless equipment manufacturers utilize CNET's software to help them differentiate their wireless switching products and related RF site equipment. CNET also provides a variety of professional services for its customers including system analysis and design, software installation and software maintenance and support. Approximately 57% of CNET's revenues for its fiscal year ended January 31, 1996 was derived from network products, including revenues from the licensing of CNET's Basic Operations System ("BOS(TM)"). Approximately 36% of CNET's revenues for its fiscal year ended January 31, 1996 was from professional services.

        Certain of the information disclosed in this Proxy Statement/Prospectus with respect to CNET has been provided by CNET. Glenayre has not independently verified the accuracy of such information.

INDUSTRY BACKGROUND

        The wireless communications industry has experienced significant growth and rapid product evolution over the last several years. The industry includes cellular radiotelephone systems, paging networks (local, nationwide and specialized applications such as stock quotes), PCS and two-way radio communications (including air-to-ground, dispatch, fleet management and tracking and vehicle location and navigation). The recent growth in the industry has created a strong demand for technologies that can assist wireless communications providers with planning new wireless communications networks and expanding the capacity of existing networks. The industry is also subject to ongoing technological change and increasing competition. These factors have created a strong demand for technologies that help wireless communications providers optimize network operations and maintenance and facilitate the implementation of new technologies and services.

        A basic wireless communications system transmits and receives data or voice information via RF signals and usually includes a switching interface connecting the RF network to the wired telephone, data or other wireless network. The base station site consists of several components at a fixed location that serve as the access terminal for users of the wireless communications system. System users have radio receivers, such as a one-way paging device, or transmitters/receivers, such as a cellular telephone, which communicate via the base station. Complex wireless communications networks, such as cellular and PCS systems, extend the basic concept but have multiple transmission and receiving locations and computer routing of information. The design of a complex wireless communications network requires detailed analysis of the required areas of geographic coverage and anticipated patterns of usage of the network in order to optimize placement of facilities and interconnections. Expansion of existing networks requires similar analysis along with analysis of changing demographic patterns and radio spectrum congestion. CNET provides software to assist in the analysis required to design new wireless communications networks and expand existing networks.

        Once a wireless network has been implemented, the system operator needs an OSS. The OSS constantly monitors the network to assure proper operation and provides centralized tools for its ongoing adjustment, optimization and reconfiguration. CNET provides OSS software to monitor existing networks and to assist in the implementation of new technologies and services. These products are integrated with CNET's network analysis and design software to facilitate expansion of existing networks based on data obtained from the existing network.

GENERAL DEVELOPMENT OF CNET

        CNET was founded in 1986 to address the wireless industry's needs for advanced operational support software and related expertise. With headquarters in Plano, Texas, CNET is a closely-held Texas corporation with revenues that have grown from approximately $81,000 in its fiscal year ended January 31, 1987 to approximately $6.5 million for its fiscal year ended January 31, 1996. Currently, there is no trading market for CNET Common Stock. CNET has never paid cash dividends.

        CNET's current products include a group of UNIX-based software products that improve the processes and time required to design, expand and manage the wireless infrastructure. CNET's initial software product, "Solutions(TM)," provided advanced propagation analysis tools to the early cellular system operators. As CNET's products matured, CNET developed its strategy to deliver integrated software solutions in an open architecture, platform independent form. The 1992 introduction of WiNGS(TM), a UNIX-based system analysis and decision support tool, marked the initial implementation of this strategy. CNET's acquisition of BOS(TM), a network management platform developed by US WEST/NewVector Group, in 1993 enabled CNET to leverage its market position to deploy what it believes to be the wireless industry's first integrated network management and engineering operations tools.

        Existing and potential clients include the Regional Bell Operating Companies, paging and PCS operators and license holders, equipment manufacturers and a diverse list of communications system operators around the world. Throughout its existence, CNET has been funded primarily by internally generated cash flow and bank lines of credit.

        CNET's strategy has been to focus on applications that will use specific information captured by the network to re-engineer basic business processes, facilitate customer acquisition and retention, improve network quality, availability and growth, and provide the information and strategic support tools necessary to fundamentally change the way businesses are run.

PRODUCTS AND SERVICES

        CNET provides software tools for system analysis, planning, engineering and network management by the wireless communications industry on a variety of system platforms. CNET's principal products and services include the following:

BOS(TM). CNET's Basic Operations System, BOS, is a wireless network "mission control" center. BOS is a modular collection of UNIX-based operational support programs that provide network operators with the elements necessary to integrate, monitor and manage complex communications and computing networks. BOS was originally developed by US WEST/New Vector Group in 1988 and was acquired by CNET in 1993. Since 1993, CNET has developed internally and released new versions and revisions of BOS.

        Licensed for use by customers in their network operations centers, BOS provides the ability to control a vast array of remote equipment from a single, standardized system. Through real-time system status monitoring and comprehensive historical data, BOS provides information about individual system components, subsystems and overall network operation.

        Through its open systems architecture, BOS easily adapts to new standards and emerging technologies and is scaleable for use with any size network. BOS supports multiple users in many locations and with differing needs for network information.

WINGS(TM). CNET's Wireless Network Graphics System software, WINGS, is an internally developed workstation package used by network and planning engineering groups of CNET's customers to design, manage and expand complex wireless communications systems. Introduced in 1992, WINGS provides interactive decision support to network engineers.

        WINGS is licensed to customers for use in their computer systems. Capable of real-time analysis, this software features three-dimensional system performance modeling, field measurement integration and advanced capabilities for automated frequency planning and microcell analysis, for digital and analog technologies.

        CNET also provides system analysis and design, software installation, software maintenance and support, proposal support, system implementation and system performance verification to the wireless telecommunications industry.

CUSTOMER SERVICE AND SUPPORT

        CNET offers a range of customer support and services, including requirements analysis, project management, system design, customization and installation, training, ongoing consultation and upgrade management. Fees charged for these services vary from a fixed fee basis to a "time and materials" fee structure. Because CNET's service teams work closely with customers, CNET believes that these teams are able to gain valuable industry expertise and identify emerging industry applications and potential enhancements to CNET's software products.

CUSTOMERS

        CNET's target market has been the telecommunications industry with an emphasis on wireless telecommunications (including cellular, paging and PCS). CNET also provides its products and services to commercial enterprises and government agencies. A significant portion of CNET's revenues has been derived primarily from substantial orders placed by large organizations. As a result, CNET's revenues often have been concentrated among a relatively small number of customers. In fiscal years 1995, 1996 and the first six months of fiscal 1997, revenues from software licenses and service agreements to CNET's five largest customers represented approximately 59%, 62% and 81%, respectively, of CNET's total revenues. Customary payment terms are "net 30 days." Historical collection results generally range between 30 and 45 days for domestic sales and between 45 and 60 days for international sales.

MARKETING AND SALES

        CNET has historically reached its customers primarily through direct sales efforts of its sales staff, direct marketing (including trade shows, publicity, collateral materials and direct mail), and distributors. CNET's direct sales efforts are well suited to the large volume, concentrated client environments which characterize the wireless telecommunications industry. Sales cycles are dependent on the customer's immediate and future needs and current contractual obligations and, therefore, vary significantly. CNET has a customer service staff, a toll free "help" line, and product specialists available for both telephone and on-site support.

RESEARCH AND DEVELOPMENT

        CNET has primarily focused research and development ("R&D") efforts on specific customer requirements pursuant to development contracts. CNET has generally retained all intellectual property rights associated with such contracts. Often, new products are concurrently cross-developed for multiple clients. The subsequent release of later versions of the application often represents the general "commercial" release of the software to CNET's entire customer base. CNET has made significant investments in R&D, as the rapidly changing needs of the wireless telecommunications industry and the industry's utilization of numerous emerging technologies require state-of-the-art tools.

        CNET primarily develops its products internally, but continually reviews opportunities to license technologies or products from third parties when appropriate, based on technical suitability for an intended purpose, market windows of opportunity and cost considerations.

PROPRIETARY RIGHTS AND LICENSES

        CNET relies on a combination of patent, trade secret, copyright and trademark laws, licenses, nondisclosure and other contractual agreements and technical measures to protect its proprietary rights. CNET currently has one pending patent application for a "System and Method of Integrated Planning and Operations Information." CNET seeks to protect its software, documentation and other written materials under trade secret and copyright laws. As part of its confidentiality procedures, CNET generally enters into invention assignment and proprietary information agreements with its employees and consultants and nondisclosure agreements with its customers, system integrators and distributors. CNET also limits access to and distribution of its software, documentation and other proprietary information.

        CNET relies on certain standard software that it licenses from third parties, including software that is integrated with internally developed software and used in CNET's products to perform key functions. CNET has licensed standard database and graphics programs from third parties. CNET relies on such third parties' abilities to enhance their current products and develop new products on a timely and cost-effective basis in order to meet changing customer needs and respond to emerging industry standards and other technological changes.

BACKLOG

        CNET's backlog, defined as future revenues to be recognized under existing contracts, as of July 31, 1996 was $1,300,000.

COMPETITION

        Historically, CNET's software and services have been substantially differentiated from those of its competitors. As the wireless industry continues to develop, competing products that perform similar functions can be differentiated to a lesser degree. Each supplier's range of products is becoming the more important measure of differentiation.

        CNET's three major competitors provide overlapping products and services that are substantially the same as those of CNET -- LCC, Mobile Systems International ("MSI") and Objective Systems Integrators ("OSI"). In addition, Comsearch and TEC Cellular provide limited competition, as do a number of smaller companies that provide specialized engineering consulting services and PC-based engineering tools. Large equipment manufacturers such as AT&T, Ericsson, Motorola and Nortel also offer products and services that compete with those of CNET. However, the competing products and services of each of these manufacturers tend to only be compatible with such manufacturer's hardware. CNET believes it was the first company to offer an integrated set of operational support system applications and wireless system management tools that are multivendor compatible and that operate on a common platform.

REGULATION

        The wireless communications industry is subject to extensive regulation in the United States and other countries. CNET's business is dependent upon the continued growth of the wireless communications industry in the United States and internationally. The enactment by federal, state or international governments of new laws or regulations or change in the interpretation of existing regulations could adversely affect CNET's customers, and thereby adversely affect CNET's business, operating results, and financial condition.

FACILITIES

        CNET's principal offices are located in approximately 12,000 square feet of leased office space in Plano, Texas. The lease for this space expires in October 2000. CNET believes that its existing facilities are adequate to meet its current needs and that suitable additional or alternative space will be available in the future on commercially reasonable terms as needed.

EMPLOYEES

        At November 15, 1996, CNET had 40 full time and temporary employees. None of its employees are currently represented by a collective bargaining agreement. CNET has not experienced any strikes nor work stoppages in its history and believes its employee relations to be good. CNET believes that its continuing success will depend, in part, on its ability to hire and retain qualified personnel in an increasingly competitive market.

LITIGATION

        CNET is subject to litigation from time to time in the ordinary course of its business. No litigation is pending against CNET at this time.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                              OF CNET COMMON STOCK

As of November 15, 1996, CNET Common Stock was held of record by 28 holders. The following table sets forth certain information concerning the beneficial ownership of CNET Common Stock as of November 15, 1996, by (i) each person who is known to CNET to own beneficially more than 5% of the outstanding shares of CNET Common Stock, (ii) each of CNET's directors and executive officers and
(iii) all of CNET's directors and executive directors and executive directors, as a group.



                                                                                                 Approximate Number of
                                           Shares of CNET                                          Shares of Glenayre
                                            Common Stock             Percentage of CNET            Common Stock to be
Name of Beneficial Owner                Beneficially Owned(1)           Common Stock           received in the Merger(2)
------------------------                ---------------------           ------------           -------------------------

Michael Bernique*                                    91,096                   1.2%                  3,597

Scott R. Greenwell*(3)                            2,777,940                  35.3%                109,690

Anthony J. LeVecchio*                               110,783                   1.4%                  4,374

Gordon Matthews*                                     91,096(4)                1.2%                  3,792

Gregory S. Oslan*(5)                                513,000(5)                6.1%                 22,174

W. Lance Shipp                                      282,000(6)                3.5%                 12,156

Charles D. Staggs*(7)                             1,125,000(7)               14.3%                 44,420

Michelle Staggs(8)                                  562,500(8)                7.2%                 22,210

David M. Zumwalt*(9)                              2,867,940                  36.5%                113,243

Directors and Officers as a
  Group (8 persons)                               7,858,855(10)              90.5%                313,446





--------------------

*       Director of CNET.
(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to applicable community property laws.
(2) No beneficial owner will own more than 1% of the issued and outstanding Glenayre Common Stock following the Merger. Includes shares subject to CNET Stock Options that are presently exercisable or exercisable within 60 days or that become exercisable upon the effectiveness of the Merger and Escrowed Shares held in the name of the Shareholders' Representative for the account of each Indemnifying Shareholder.
(3)     Mr. Greenwell's address is 6806 Winterberry Drive, Austin, Texas 78750.

(4) Includes 51,328 shares subject to options that are presently exercisabl or exercisable within 60 days.

(5) Mr. Oslan's address is 17503 Muirfield Road, Dallas, Texas 75287. Includes 503,000 shares subject to options that are presently exercisable, including options that will become exercisable upon the effectiveness of the Merger.

(6) Includes 268,100 shares subject to options that are presently exercisable or exercisable within 60 days, including options that will become exercisable upon the effectiveness of the Merger.

(7)    Mr. Staggs' address is 1900 Preston Road #267-229, Plano, Texas
       75093. Includes 562,500 shares of CNET Common Stock for which Mr. Staggs has shared voting power.

(8 Ms. Staggs' address is 10743 Haskins Court, Lenexa, Kansas 66210. She has shared voting power with respect to 562,500 shares.

(9)     Mr. Zumwalt's address is 6823 Prestonshire Lane, Dallas, Texas 75225.

(10) Includes 822,428 shares subject to options that are presently exercisable or exercisable within 60 days, including options which will become exercisable upon the effectiveness of the Merger, and 562,500 shares for which Mr.
        Staggs has shared voting power.

                     CNET, INC. MANAGEMENT'S DISCUSSION AND
            ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


BACKGROUND

        CNET's revenues have been derived principally from the sale of software licenses and additionally from professional services comprised of radio frequency ("RF") engineering consulting services and geographical information services ("GIS"). Software license fees typically range from $100,000 to $1,000,000, leading to significant fluctuations in period over period revenues depending on the timing of orders and specific contract terms. In addition, utilization rates for employees engaged in RF engineering consulting and GIS services tend to vary depending upon the timing, duration and nature of services contracts in any given period.

        CNET has relied extensively on its assessment of industry trends and ongoing customer relationships in the specification, implementation and extension of product functionality and professional services. Wherever possible, CNET has leveraged and continues to seek proven commercial applications and technologies in the development and delivery of its products and services. Historically, CNET has offered GIS services (the development of digital map databases useful in radio system planning and management) because other commercial sources for GIS data were generally not available. As more commercial and price sensitive sources for this data have become available, CNET has scaled back its involvement in GIS services.

        CNET has developed all of its products internally, with the exception of BOS, which was acquired in fiscal 1994 from US West/NewVector Group in exchange for a royalty fee and a cross license of its WiNGS product limited to internal use. Since acquiring BOS, CNET has continued development of the product, initially through the opening of an office in Bellevue, Washington in December 1993, which housed a part of CNET's BOS development staff and provided transitional support to local customers.

        CNET restructured its operations in fiscal 1996 incurring $73,000 in costs for restructuring for the six months ended July 31, 1995 and $163,000 in costs for restructuring for the year ended January 31, 1996. In this restructuring, CNET put in place a new operational management team, reduced certain costs and instituted a stock option plan in order to continue to attract high-quality, experienced personnel and reward and motivate employees. Also, CNET escalated its search for a strategic capital partner, which eventually led to the agreement to merge with Glenayre. The first integrated operational support product, "Traffic Trending Tool," was introduced by CNET in March 1996, which geographically references wireless system traffic patterns.


SIX MONTHS ENDED JULY 31, 1996 (1997 SIX-MONTH PERIOD) COMPARED WITH THE SIX MONTHS ENDED JULY 31, 1995 (1996 SIX-MONTH PERIOD)

REVENUES

        Revenues decreased to $2,580,000 in the 1997 six-month period from $2,851,000 in the 1996 six-month period, a decrease of $271,000 or 10%. This decrease was primarily due to the decrease in professional services revenues, which decreased to $647,000 in the 1997 six-month period from $1,162,000 in the 1996 six-month period, a decrease of $515,000 or 44%. This decrease was offset somewhat by network product revenues which increased to $1,866,000 in the 1997 six-month period from $1,501,000, an increase of $365,000 or 24%. A one time cross license payment of $580,000 from a foreign customer under contract was included in revenues for the 1997 six-month period. Equipment sales and other revenues, which included GIS services, decreased to $66,000 in the 1997 six-month period from $189,000 in the 1996 six-month period, a decrease of $123,000 or 65%, resulting primarily from the scale back of CNET's GIS services in fiscal 1996.


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GROSS MARGIN

        Gross margin increased slightly to $1,247,000 in the 1997 six-month period (48% of revenues) from $1,230,000 in the 1996 six-month period (43% of revenues). This increase primarily resulted from higher margins on network products, including $580,000 for a one time cross license payment, offset by lower margins on professional services and equipment sales. Network products were 72% of revenues in the 1997 six-month period compared to 53% in the 1996 six-month period. Cost of sales for network products decreased to $711,000 in the 1997 six-month period (38% of related revenues) from $732,000 in the 1996 six-month period (49% of related revenues), a decrease of 3%. This increase in margin was due to the efficiencies gained and the cost savings associated with closing of CNET's Bellevue office in the 1996 six-month period and the consolidation of its operations into CNET's principal office in Plano. Cost of sales for professional services decreased to $543,000 in the 1997 six-month period (84% of related revenues) from $747,000 in the 1996 six-month period (64% of related revenues), a decrease of $204,000 or 27%. This decrease in margin was primarily due to lower personnel utilization rates due to the completion of certain service contracts. Cost of sales for equipment sales and other decreased to $78,000 in the 1997 six-month period from $142,000 in the 1996 six-month period, a decrease of 45%. This decrease resulted primarily from the scale back of GIS services.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

        Sales and marketing expenses increased to $1,064,000 in the 1997 six-month period (41% of revenues) compared to $454,000 in the 1996 six-month period (16% of revenues), an increase of $610,000 or 134%. CNET has doubled its sales force since the 1996 six-month period and CNET has increased its marketing activities with the introduction of new sales collateral and new advertising. General and administrative expenses increased to $977,000 in the 1997 six-month period (38% of revenues) compared to $602,000 in the 1996 six-month period (21% of revenues), an increase of $375,000 or 62%. This increase was due to increased salaries for additional personnel, increased temporary services, and increased travel and legal and accounting costs related to CNET's financing and recapitalization activities.

RESEARCH AND DEVELOPMENT EXPENSE

        Research and development expense (which excludes ordinary, ongoing development expenses for existing products) decreased to $143,000 in the 1997 six-month period (6% of revenues) from $232,000 in the 1996 six-month period (8% of revenues), a decrease of $89,000 or 38%. This reduction came as a result of the restructuring in the prior year and reflects the changes that were instituted in June 1995 in an effort to redirect resources to the integration of existing products. Resources from the R&D group were deployed into other departments of CNET to facilitate faster development.

DEPRECIATION EXPENSE

        Depreciation expense decreased to $111,000 in fiscal 1997 (4% of revenues) from $143,000 in fiscal 1996 (5% of revenues), a decrease of $32,000 or 22%. This decrease occurred as a result of the full depreciation of certain assets carried on CNET's books with few property additions during the prior year. CNET expects depreciation expense to rise in the future as a result of increased additions to property and equipment.

INTEREST EXPENSE

        Interest expense decreased to $72,000 during the 1997 six-month period (3% of revenues) from $84,000 during the 1996 six-month period (3% of revenues), a decrease of $12,000 or 14%.

INCOME TAXES

        For the 1996 six-month period, CNET recorded an income tax benefit of $131,000 based on its estimated effective federal income tax rate at the time. For the 1997 six-month period, no federal income tax benefit was recorded as a result of CNET's loss because the loss was not expected to be utilized against future taxable income.

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YEAR ENDED JANUARY 31, 1996 COMPARED WITH YEAR ENDED JANUARY 31, 1995

REVENUES

        Revenues in fiscal 1996 increased to $6,516,000 from fiscal 1995 revenues of $6,082,000, an increase of $434,000 or 7%. This increase was primarily due to an increase in long term professional service contracts, offset by lower network product revenues. Network product revenues decreased to $3,735,000 in fiscal 1996 from $4,205,000 in fiscal 1995, a decrease of $470,000 or 11%. This decrease was primarily due to the reduced demand for CNET's dial up services and increased pricing pressure in the RF planning tools market. Revenues generated from CNET's BOS product line, however, accounted for 57% of network product revenues in fiscal 1996 compared to 46% in fiscal 1995. This trend is expected to continue as CNET's new products are designed to target the larger and faster growing operations support services market. Professional service revenues increased to $2,364,000 in fiscal 1996 from $1,284,000 in 1995, an increase of $1,080,000 or 84%. This increase was due primarily to two long term contracts with existing customers, which will be completed in fiscal 1997. Equipment sales and other revenues, which included GIS services, decreased to $417,000 in fiscal 1996 from $593,000, a decrease of $176,000 or 30%. CNET scaled down its GIS group in fiscal 1996.

GROSS MARGIN

        Gross margin increased to $3,472,000 (53% of revenues) in fiscal 1996 from $2,615,000 (43% of revenues) in fiscal 1995, an increase of $857,000 or 33%. This increase resulted from increased utilization rates (man hours billed vs. worked) obtained under long term professional service contracts. Cost of sales for network product revenue decreased to $1,528,000 (41% of related revenues) in fiscal 1996 from $1,692,000 (40% of related revenues) in fiscal 1995, a decrease of $164,000 or 10%. Professional service cost of sales decreased to $1,235,000 (52% of related revenues) in fiscal 1996 from $1,392,000 (108% of related revenues) in fiscal 1995, a decrease of $157,000 or 11%. The professional services group was enlarged in fiscal 1995 through the addition of RF engineering personnel in anticipation of additional work resulting from the auction by the Federal Communications Commission ("FCC") of new PCS spectrum and the associated build out of new systems. However, the FCC auctions were delayed resulting in higher unbillable time. In fiscal 1996, CNET scaled back its personnel and signed two long term contracts that resulted in higher utilization rates. Cost of sales for equipment and other revenue decreased to $281,000 (67% of related revenues) in fiscal 1996 from $383,000 (65% of related revenues) in fiscal 1995, a decrease of $102,000 or 27%.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

        Sales and marketing expense increased to $939,000 (14% of revenues) in fiscal 1996 compared to $834,000 (14% of revenues) in fiscal 1995, an increase of $105,000 or 13%. This increase is attributable to the engagement of a public relations firm in fiscal 1996. General and administrative costs increased to $1,615,000 (25% of revenues) in fiscal 1996 from $1,522,000 (25% of revenues) in fiscal 1995, an increase of $93,000 or 6%. This increase was due to additional relocation costs and compensation for personnel, increased travel, and increased professional fees. In addition, restructuring costs of $163,000 were incurred in fiscal 1996 in connection with the closing of the Bellevue office and the cancellation and refinancing of certain lease obligations.

RESEARCH AND DEVELOPMENT EXPENSE

        Research and development expense (which excludes ordinary, ongoing development expenses for existing products) decreased to $334,000 (5% of revenues) in fiscal 1996 from $688,000 (or 11% of revenues) in fiscal 1995, a decrease of $354,000 or 52%. The decline in R&D costs was planned as part of the restructuring during fiscal 1996. Office space was consolidated in fiscal 1996 and certain R&D personnel were moved to other areas of CNET.

DEPRECIATION EXPENSE

        Depreciation expense decreased to $292,000 (4% of revenues) in fiscal 1996 from $405,000 (7% of revenues) in fiscal 1995, a decrease of $113,000 or 28%. This decrease occurred as a result of the full depreciation of certain assets carried on CNET's books with relatively few property additions during the year.

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INTEREST EXPENSE

        CNET's interest expense increased to $145,000 (2% of revenues) in fiscal 1996 compared to $137,000 (2% of revenues) in fiscal 1995, an increase of $8,000 or 6%. During fiscal 1996, CNET used accounts receivable financing to meet its short-term capital needs.

INCOME TAXES

        CNET recorded income tax benefits of $35,000 and $137,000 in fiscal 1996 and fiscal 1995, respectively. The income tax benefit recorded during fiscal 1995 was the result of the carryback of the 1995 net operating loss to recover taxes paid in prior years. Additional income tax benefit was recorded during fiscal 1996 due to additional refunds received from the carryback of the fiscal 1995 tax loss. In fiscal 1995 and fiscal 1996, the additional benefit from future tax deductions was limited because only a portion of the amounts were expected to be utilized against future taxable income or tax paid during the year.

YEAR ENDED JANUARY 31, 1995 COMPARED WITH YEAR ENDED JANUARY 31, 1994

REVENUES

        Revenues in fiscal 1995 decreased to $6,082,000 from $6,494,000 in fiscal 1994, a decrease of $412,000 or 6%. The decrease in total revenues resulted from a decrease in network product revenue to $4,205,000 in fiscal 1995 from $4,984,000 in fiscal 1994, a decrease of $779,000 or 16%. This decrease primarily resulted from reduced network planning license fees which fell to $2,258,000 in fiscal 1995 from $3,745,000 in fiscal 1994, a decrease of $1,487,000 or 40% as CNET transitioned its customer base from VAX based (Solutions) to UNIX based (WiNGS) technology. This was somewhat offset (a) as network management or OSS license fees (BOS and related products) increased to $1,947,000 in fiscal 1995 from $1,239,000 in fiscal 1994, an increase of $708,000 or 57% which came after CNET's first full year of selling BOS and (b) by increased revenue from professional services and equipment sales. Professional services revenue increased to $1,284,000 in fiscal 1995 from $948,000 in fiscal 1994, an increase of $336,000 or 35% due to two large international projects conducted during fiscal 1995. Equipment sales and other revenue increased to $593,000 in fiscal 1995 from $562,000 in fiscal 1994, an increase of $31,000 or 6%.

GROSS MARGIN

        Gross margin decreased to $2,615,000 (43% of revenues) in fiscal 1995 from $3,458,000 (53% of revenues) in fiscal 1994, a decrease of $843,000 or 24%. Margins associated with the network products group decreased due to a full year of amortization costs associated with the acquisition of the BOS product (there was no associated amortization cost in 1994 since it was not determined until year end). In addition, network products, which have historically produced the highest margins, accounted for 77% of revenues in fiscal 1994, compared to 69% in fiscal 1995. There were also increased labor costs associated with opening the Bellevue office. Gross margins also decreased in the professional services group due to the high cost of support for international projects and lower than anticipated utilization rates for the professional service staff. Margins increased for equipment sales and other revenues as CNET scaled back its GIS and equipment sales (comparatively low margin) activities resulting in better use of resources and higher relative margins when these low margin activities were performed.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSE

        Sales and marketing expenses decreased to $834,000 (14% of revenues) in fiscal 1995 from $1,026,000 (16% of revenues) in fiscal 1994, a decrease of $192,000 or 19%. This decrease occurred as CNET produced new sales collateral materials in fiscal 1994, costs which were not duplicated in fiscal 1995. In addition, CNET attended one less trade show in fiscal 1995. General and administrative costs increased to $1,522,000 (25% of revenues) in fiscal 1995 from $1,260,000 (19% of revenues) in fiscal 1994, an increase of $262,000 or 21%. The increase in fiscal 1995 resulted from a bad debt expense write off of $220,000 associated with a new contract with a Mexican customer and the Mexican liquidity crisis caused by the peso devaluation in December 1994.

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RESEARCH AND DEVELOPMENT EXPENSE

        Research and development expense (which excludes ordinary, ongoing development expenses for existing products) increased to $688,000 (11% of revenues) in fiscal 1995 from $684,000 (11% of revenues) in fiscal 1994, an increase of $4,000 or 1%. Historically, CNET has spent approximately 11% of revenues on R&D activities.

DEPRECIATION EXPENSE

        Depreciation expense increased to $405,000 (7% of revenues) in fiscal 1995 from $367,000 (6% of revenues) in fiscal 1994, an increase of $38,000 or 10%. This increase resulted from $223,000 in additions to property and equipment in fiscal 1994 and the additional $98,000 in additions in fiscal 1995.

INTEREST EXPENSE

        CNET's interest expense increased to $137,000 (2% of revenues) in fiscal 1995 from $41,000 (1% of revenues) in fiscal 1994, an increase of $96,000. This increase was due to the increase in current liabilities and debt incurred by CNET to fund its working capital needs.

INCOME TAXES

        During fiscal 1994, CNET recognized income tax expense of $42,000. The income tax benefit recorded during fiscal 1995 was the result of the carryback of the 1995 net operating loss to recover taxes paid in prior years. In 1995, the additional benefit from future tax deductions was limited because only a portion of the amounts were expected to be utilized against future taxable income.

FINANCIAL CONDITION AND LIQUIDITY

        Working capital decreased to a deficit of $428,000 at July 31, 1996 from $368,000 at January 31, 1996, a decrease of $796,000. This decrease was primarily due to reduced accounts receivable at July 31, 1996 resulting from the timing of certain significant orders, normal fluctuations in the sales cycle and anticipated business slipping into future periods. A significant portion of CNET's revenues in a given fiscal period are from substantial orders placed by large organizations. As a result, quarterly results have fluctuated depending on the timing of those orders. The timing of the billing and collection of these large contracts can create large fluctuations in the accounts receivable balance. Typically, the largest outstanding accounts at the end of each quarter are from different customers. CNET expects that it will continue to experience these fluctuations and be dependent upon a limited number of customers for a significant portion of its revenues in future periods.

        Net cash used in operations was $83,000 for the six months ended July 31, 1996. This use of cash resulted primarily from a $1,100,000 loss for the period offset by collections of receivables. Accounts receivable decreased to $666,000 at July 31, 1996 from $1,721,000 at January 31, 1996, a decrease of
$1,055,000. Four customers accounted for 70% of accounts receivable at July 31, 1996. CNET's license contracts typically range from $100,000 to over $1,000,000. Timing differences in amounts invoiced per contract terms and amounts recorded as revenue are reflected in accrued contracts receivable and deferred revenue. Accrued contract receivables (amounts recognized as revenues but not billed in accordance with contract terms) increased to $483,000 at July 31, 1996 from $471,000 at January 31, 1996, an increase of 3%. Deferred contract revenues representing signed contracts which have been billed but due to contract terms cannot yet be recognized as revenue decreased to $597,000 at July 31, 1996 from $827,000 at January 31, 1996, a decrease of $230,000 or 28%. Income tax receivable decreased from $53,000 during the period upon collection of a refund. Accounts payable decreased to $334,000 at July 31, 1996 from $390,000 at January 31, 1996, a decrease of $56,000 or 14%, while accrued expenses decreased to $230,000 at July 31, 1996 from $329,000 at January 31, 1996, a decrease of
$99,000 or 30%.

        During fiscal year 1997, capital lease financing of $150,000 was utilized to purchase equipment. Further, net cash purchases of property and equipment totaled $161,000. Net cash purchases of property and equipment in the 1997 six-month period were $161,000. In addition, CNET obtained a $500,000 Small Business Administration (the "SBA") loan in February 1996 which is collateralized by CNET's accounts receivable and certain guarantees. CNET may not sell its accounts receivable, incur certain obligations or pay dividends without prior approval from the SBA. The loan amortizes over seven years. CNET also finalized restructuring agreements with one of its leasing vendors by issuing its promissory note in the amount of $182,000.

        On October 17, 1996, CNET obtained a $1,000,000 line of credit (the "Line of Credit") from Glenayre and as of December 2, 1996 had borrowed $673,000 thereunder. Amounts borrowed under the Line of Credit accrue interest at prime plus 2% (10.25% as of November 15, 1996), which rate is fixed as of the date of each loan. Accrued interest on amounts borrowed under the Line of Credit is payable quarterly. The principal amount of, and accrued but unpaid interest on, loans under the Line of Credit are due and payable 12 months from the date of each loan. Glenayre is not obligated to make any loan under the Line of Credit unless it has approved the specific purposes for which CNET is obtaining such loan. CNET's obligations under the Line of Credit is secured by a second lien on the collateral securing CNET's SBA loan.

        In the event the Merger is not consummated, there can be no assurance that the Lender would approve any purposes specified by CNET for loans under the Line of Credit. In addition, an event of default would occur if Glenayre in good faith determines itself or the amounts outstanding under the Line of Credit unsafe or insecure. Notwithstanding this standard, if the Merger is not consummated, there can be no assurance an event of default would not be determined to occur under the provisions described in the preceding sentence.

        If the Merger is not consummated, CNET believes that funds generated from continuing operations, together with additional borrowings, would be sufficient to support CNET's ongoing needs. There can be no assurances that CNET would be able to secure additional borrowings or that the terms thereof would be comparable to those of its past borrowings.

INFLATION

        CNET does not believe inflation has had a material effect on its results of operations.

                     COMPARATIVE RIGHTS OF CNET SHAREHOLDERS

       At the Effective Time of the Merger, CNET Shareholders (except any dissenting CNET Shareholder properly exercising dissenters' rights) automatically will become shareholders of Glenayre, and the rights of such former CNET shareholders will be determined by Glenayre's Restated Certificate of Incorporation, Bylaws and the DGCL. The following is a summary of certain material differences in the rights of CNET Shareholders and holders of Glenayre Common Stock.

        AUTHORIZED CAPITAL. The authorized capital stock of Glenayre consists of 200,000,000 shares of Glenayre Common Stock, par value $.02 per share, and 5,000,000 shares of Glenayre Preferred Stock, par value $.01 per share. As of November 15, 1996, 59,866,084 shares of Glenayre Common Stock were issued and outstanding. In addition, as of the same date, 6,574,453 shares of Glenayre Common Stock were reserved for issuance pursuant to Glenayre's stock plans.

        The Glenayre Preferred Stock may be issued in one or more series with such terms, limitations and preferences as may be established by the Glenayre Board of Directors without further shareholder action. No shares of Glenayre Preferred Stock are currently issued or outstanding. In the event of an unsolicited attempt to takeover Glenayre, it might be possible for the Glenayre Board of Directors to issue Glenayre Preferred Stock with rights which could impede the completion of such a takeover. The ability of the Glenayre Board of Directors to issue Glenayre Preferred Stock may make Glenayre a less attractive takeover candidate.

        The authorized capital of CNET consists of 150,000,000 shares of CNET Common Stock. As of November 15, 1996, 7,864,912 shares of CNET Common Stock were issued and outstanding. In addition, as of the same date, 1,372,853 shares of CNET Common Stock were reserved for issuance pursuant to CNET's stock option plans.

        BOARD OF DIRECTORS. Unlike the CNET Board of Directors which is not classified, Glenayre's Certificate of Incorporation and Bylaws divide its Board of Directors into three classes, each class to consist of as nearly equal a number of directors as possible serving for three-year terms. The Glenayre Board of Directors currently has nine members. Glenayre's Certificate of Incorporation authorizes the Board of Directors to set the number of directors at a number not less than three. Pursuant to the DGCL, if the number of directors and the manner of setting such number is set forth in the Certificate of Incorporation, they may be changed only by amending the Certificate of Incorporation. Glenayre's Certificate of Incorporation and Bylaws provide that a director may be removed from office only for cause and by an affirmative vote of the shareholders holding at least a majority of the outstanding shares then entitled to vote for the election of directors. The DGCL also provides that if the board of directors of a corporation is divided into classes, directors may only be removed for cause. These provisions of Glenayre's Certificate of Incorporation and Bylaws may make Glenayre a less attractive candidate for an unsolicited takeover.

        Glenayre's directors are elected by the vote of the holders of a majority of the Glenayre Common Stock present in person or represented by proxy and entitled to vote in the election of directors. Holders of Glenayre Common Stock do not have cumulative voting rights in the election of directors.

        Vacancies on the Board of Directors of Glenayre created by increasing the number of directors may be filled upon the approval of a majority of the directors then in office, provided a quorum is present. Any other vacancy occurring on the Board may be filled by a majority of the directors then in office, even if less than a quorum.

        CNET's Bylaws permit CNET's Board of Directors to fix the number of Directors from time to time by resolution. The Board of Directors has fixed the number of Directors at seven. Each Director holds office until the annual meeting of shareholders following his election or until a successor is elected and qualified.

        Cumulative voting in the election of directors is prohibited by CNET's Articles of Incorporation.

        CNET's Bylaws provide that a director of CNET may be removed without cause by a vote of shareholders holding at least a majority of the shares entitled to vote in an election of directors.


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



        CNET's Bylaws authorize the Board of Directors to fill vacancies on the Board by approval of a majority of the remaining directors even though the remaining directors constitute less than a quorum, or by the CNET Shareholders upon the consent of the holders of a majority of the outstanding shares entitled to vote thereon in the event the vacancy has not been filled by the Board of Directors. However, the Bylaws provide that a vacancy created by the removal of a director may only be filled by an affirmative vote of a majority of the shares represented at a meeting at which a quorum is present.

        MEETINGS OF SHAREHOLDERS. Glenayre's Certificate of Incorporation authorizes the Board of Directors, the Chairman of the Board or the President to call a special meeting of Glenayre's shareholders. The Certificate of Incorporation requires any action taken by the shareholders to be effected at a duly called annual or special meeting of such shareholders; such actions may not be effected by written consent in lieu of a meeting.

        Glenayre's Certificate of Incorporation and the DGCL authorize a Delaware Court to order a meeting between the corporation and its creditors or shareholders to address a proposed compromise between Glenayre and its creditors or shareholders. A majority, representing at least 75% of the value of the creditors or shareholders, or any class of either as the case may be, can bind all such parties to the agreement if sanctioned by the Court. In addition, the shareholders of Glenayre may apply to a court to appoint a custodian or a receiver in certain circumstances.

        Glenayre's Bylaws provide that a quorum is one-third of the issued and outstanding shares entitled to vote. Shareholder action requires the approval by the holders of a majority of the shares present unless a greater number is required by an express provision of the DGCL, the Certificate of Incorporation or the Bylaws. Glenayre's Bylaws require that proposals submitted requesting certain action by the Board of Directors be approved by a majority of the outstanding shares.

        The CNET Bylaws and the TBCA authorize the Board of Directors, the Chief Executive Officer or one or more CNET Shareholder who holds not less than 10% of the voting power represented by all the shares issued or outstanding and entitled to be voted at such a meeting to call a special meeting of the CNET Shareholders at any time.

        The CNET Bylaws provide that a quorum is a majority of the issued and outstanding shares entitled to vote. The CNET Bylaws provide that an act of the CNET Shareholders requires the affirmative vote of a majority of shares represented and voting (unless a greater number is otherwise required).

        The CNET Bylaws authorize the CNET Shareholders to take action in lieu of a meeting by written consent of all of the CNET Shareholders entitled to vote with respect to the action that is the subject of the consent. In addition, any action required or permitted to be taken at a meeting of the CNET Shareholders may be taken without a meeting if a written consent or consents shall be signed by the holders of a minimum number of shares necessary to authorize action at a meeting at which all shares entitled to vote on that action were present and voted. Action taken without unanimous consent must be followed by prompt notice to those shareholders who did not consent.

        INSPECTION RIGHTS. The DGCL allows any shareholder for any purpose reasonably related to such person's interest as a shareholder to inspect, copy and make extracts of the corporation's stock ledger, list of shareholders, and its other books and records upon written demand.

        The TBCA entitles one or more CNET Shareholders holding at least 5% in the aggregate of the outstanding voting shares of CNET or who has been a CNET Shareholder for six months immediately preceding his demand, upon written demand stating the purpose thereof, to examine at any reasonable time or times, for any purpose, CNET's books and records of account, minutes and transfer records, and to make extracts therefrom.

        AMENDMENT OF CHARTER DOCUMENTS. Glenayre's Certificate of Incorporation requires that any amendment to the Certificate be approved as a resolution by the Board of Directors. Glenayre's Certificate of Incorporation, requires approval by at least 80% of the shares which are entitled to vote, voting as a single class, to amend, repeal or adopt any provision inconsistent with the following provisions of the Certificate of Incorporation: (i) the terms and conditions of the Board of Directors, including but not limited to, the manner for setting the number of directors, the division of Glenayre's directors into three classes serving staggered three-year terms, the standards for removal of directors and the method for filling vacancies on the Board; (ii) the prohibition on shareholders acting by written consent in lieu of a meeting; (iii) that special shareholder meetings may only be called by the Board of Directors, the Chairman of the Board or the President and limitations on such meetings to only those matters set forth in the meeting notice; and (iv) the manner for approval of any amendment to the Certificate of Incorporation, including the 80% supermajority provision. Any other amendment must be approved by a majority of the outstanding shares entitled to vote.

        The TBCA requires that any amendment to CNET's Articles of Incorporation be approved by a majority of the Board of Directors and the affirmative vote of the holders of two-thirds of the outstanding shares.

        AMENDMENT TO BYLAWS. Glenayre's Certificate of Incorporation and Bylaws provide that the Bylaws may be amended, altered or repealed by action of the Board of Directors or a majority of the shares entitled to vote. However, certain Bylaws which are also set forth in the Certificate of Incorporation may not be amended without approval by the holders of 80% of the shares entitled to vote.

        The TBCA and CNET's Bylaws provide that CNET's Bylaws may be amended or repealed by approval of a majority of the outstanding shares or by the approval of the Board of Directors.

              CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion of certain federal income tax consequences of the Merger is based on the current provisions of the Code, applicable Treasury Regulations, judicial authority and administrative rulings and practice. This discussion, however, does not address all aspects of federal income taxation that may be relevant to a particular CNET Shareholder in light of his personal investment circumstances and to certain types of shareholders subject to special treatment under the federal income tax laws (for example, insurance companies, tax exempt organizations, financial institutions or broker-dealers or persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts) and does not discuss any aspects of state, local or foreign taxation. Further, this discussion assumes that all CNET Shareholders have held their shares of CNET Common Stock as capital assets.

        There can be no assurance that the Internal Revenue Service (the "IRS") will not take a contrary view to those expressed herein. No ruling from the IRS has been or will be sought with respect to any aspect of the Merger. Moreover, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to CNET Shareholders.

        Consummation of the Merger is conditioned upon, among other things, the receipt by CNET of the Tax Opinion, substantially to the effect that the Merger will constitute a reorganization in accordance with Section 368(a) of the Code. In connection with the Tax Opinion, Gardere & Wynne, L.L.P. will rely on such factual assumptions as are customary in similar tax opinions and certain representations made by CNET and Glenayre in the Agreement, and by CNET and certain CNET Shareholders to Gardere & Wynne, L.L.P., in connection with the Merger. The Tax Opinion will be delivered to CNET at the Effective Time and may be relied upon only by CNET and the CNET Shareholders and only if the factual assumptions and representations upon which the Tax Opinion will be conditioned are accurate. No ruling from the Internal Revenue Service concerning the tax consequences of the Merger has been (or will be) requested by CNET, and the Tax Opinion will not be binding upon the Internal Revenue Service or the courts.

        In connection with the filing of the Registration Statement, Kennedy Covington Lobdell & Hickman, L.L.P. delivered a tax opinion to Glenayre. The following discussion summarizes the conclusions set forth in such opinion and the assumptions upon which they were based, and is qualified in its entirety by reference to such opinion which is an exhibit to the Registration Statement.

        EACH CNET SHAREHOLDER AND CNET OPTION HOLDER IS URGED TO CONSULT HIS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL AND FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

QUALIFICATION OF THE MERGER AS A TAX-FREE REORGANIZATION

        Although the matter is not free from doubt and is subject to the assumptions set forth in the following paragraph, the Merger should be a tax-free reorganization within the meaning of Section 368(a)(1) of the Code by reason of the application of Section 368(a)(2)(E) of the Code with respect to, and to the extent of, the exchange of CNET Common Stock for shares of Glenayre Common Stock. See "Federal Income Tax Consequences to CNET Shareholders and CNET Option Holders" below.

        The conclusion of the previous paragraph is based on certain assumptions, including the following: (i) the Merger will be consummated in accordance with the Acquisition Agreement and Plan of Merger; (ii) the representations made by Glenayre, Glenayre Sub and CNET in the Agreement are accurate; (iii) Glenayre has no present plan or intention to liquidate CNET, to merge CNET with or into another unaffiliated corporation, to sell or otherwise dispose of the capital stock of CNET, to cause CNET to issue additional shares of its stock that would result in Glenayre's loss of "control" of CNET within the meaning of Section 368(c) of the Code or to cause CNET to sell or dispose of any of its assets except for dispositions made in the ordinary course of business or which would not cause the Merger to fail to satisfy the "continuity of the business enterprise" requirements for the Merger to qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (iv) CNET has no declared but unpaid dividends; (v) the total cash consideration that will be paid in the Merger to CNET Shareholders in lieu of fractional shares of Glenayre Common Stock will not exceed 1% of the total consideration that will be given in the transaction to the CNET Shareholders in exchange for their CNET Common Stock, and the fractional share interests of each CNET Shareholder will be aggregated, and no CNET Shareholder will receive cash or other property in exchange therefor in an amount equal to or greater than the value of one full share of Glenayre Common Stock; (vi) at the Effective Time, the fair market value of CNET's assets will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject; (vii) each of Glenayre, Glenayre Sub and CNET will comply with all reporting and record-keeping obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder; (viii) following the Effective Time, CNET will continue to hold substantially all of the properties it owned immediately prior to the Merger; (ix) following the Effective Time, the CNET Shareholders will retain the Glenayre Common Stock received in the Merger in amounts and for such periods of time as shall be necessary to satisfy the "continuity of interest" requirements of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (x) none of the Glenayre Common Stock received by any CNET Shareholder who is a CNET employee pursuant to the Merger is or will be a separate consideration for, or allocable to, any employment, agency, consulting or similar arrangement, and the compensation that is, or has been paid, to any CNET Shareholder who is a CNET employee is, has been or will be, for services actually rendered and commensurate with amounts paid to third parties bargaining at arm's length for similar services; and (xi) following the Effective Time, Glenayre will not take any actions that would cause the Merger to fail to qualify as a reorganization within the meaning of Sections 368(a)(1) and 368(a)(2)(E) of the Code. The conclusion of the previous paragraph also is based on the assumption that pursuant to the Merger, shares of Glenayre Common Stock, other than the Escrowed Shares, will be exchanged for 80% or more of the shares of CNET Common Stock outstanding immediately prior to the Effective Time. For purposes of this assumption, any shares of CNET Common Stock acquired by CNET or Glenayre at any time within one year of the Effective Time including from dissenters pursuant to the Agreement or with respect to fractional shares pursuant to the Agreement will be deemed to be outstanding immediately prior to the Effective Time.

FEDERAL INCOME TAX CONSEQUENCES TO CNET SHAREHOLDERS AND CNET OPTION HOLDERS

        Assuming that the Merger constitutes a tax-free reorganization under Sections 368(a)(l) and 368(a)(2)(E) of the Code, CNET Shareholders will not recognize gain or loss upon the receipt of Glenayre Common Stock in exchange for their shares of CNET Common Stock, but each CNET Shareholder will be required to recognize a taxable gain (but not a taxable loss) for Federal income tax purposes with respect to such a reorganization in an amount equal to the lesser of (i) the amount of the excess, if any, of the fair market value of such CNET Shareholder's shares of CNET Common Stock over the adjusted tax basis of those shares or (ii) the amount of cash and the fair market value of any property other than Glenayre Common Stock received by such CNET Shareholder in connection with the Merger, excluding from this computation any shares of CNET Common Stock (and the consideration deemed received therefor) treated as sold to Glenayre in lieu of receiving a fractional share of Glenayre Common Stock (which transaction will be taxed in the manner described in clause (i) of the following paragraph). Such gain will be taxed as a capital gain unless the money (and other property, if any) received is deemed to have the effect of a dividend, in which case it will be taxed as a dividend to the extent of such CNET Shareholder's ratable share of the corporation's undistributed earnings and profits. Whether the money received is taxed as a dividend will depend on each CNET Shareholder's particular facts and circumstances and will be determined under the principles of the United States Supreme Court's decision of Commissioner v. Clark, 489 U.S. 726 (1989) and
Section 302 of the Code, by assuming that such CNET Shareholder receives only shares of Glenayre Common Stock in exchange for such shareholder's shares of CNET Common Stock and immediately thereafter exchanged a portion of the Glenayre Common Stock having a fair market value equal to the amount of money received in redemption of such shares.

        The reorganization also will have the following additional tax consequences: (i) any CNET Shareholder who receives cash in the Merger in lieu of a fractional share of Glenayre Common Stock will be treated as if the fractional share were distributed in the Merger and then as having received a cash distribution in redemption of such fractional share, resulting in income, gain or loss upon receipt of such cash being taxed as provided in Section 302 of the Code; (ii) each Shareholder's tax basis in, and holding period for, his shares of CNET Common Stock will carry over to the Glenayre Common Stock received in exchange therefor (including any fractional share of Glenayre Common Stock deemed received and then redeemed as described in clause (i) above); (iii) no material gain or loss for Federal income tax purposes will be recognized by Glenayre, Glenayre Sub or CNET in the transactions constituting the Merger; and
(iv), assuming the CNET Stock Options are "incentive stock options" within the meaning of Section 422(b) of the Code, CNET Option Holders will not recognize gain or loss as a result of Glenayre's assumption of the CNET Stock Options, and the tax attributes of the CNET Stock Options will not be changed by the Merger.

        A CNET Shareholder who exercises the right to dissent in connection with the Merger and receives only cash in exchange for such Shareholder's CNET Common Stock will be treated as having received such cash as a distribution in redemption of such CNET Shareholder's CNET Common Stock and will recognize gain or loss equal to the difference between the amount of cash received and the adjusted basis of such CNET Shareholder's shares of CNET Common Stock, unless such payment, under each such CNET Shareholder's particular facts and circumstances, is deemed to have the effect of a dividend distribution and not a redemption treated as an exchange under the principles of Section 302 of the Code.

        If the Merger were not to constitute a reorganization under Section 368(a)(l) of the Code, each CNET Shareholder would recognize a taxable gain or loss equal to the difference between (i) the fair market value of the Glenayre Common Stock, cash and other property received and (ii) the combined basis of such CNET Shareholder's shares of CNET Common Stock.

        Capital gains or capital losses, as the case may be, recognized by a CNET Shareholder in connection with the sale or exchange of CNET Common Stock in connection with the Merger will be long-term capital gains or losses if the CNET Shareholder has held for more than one year the CNET Common Stock deemed sold or exchanged, in whole or in part, in connection with the Merger.

 RIGHTS OF CNET SHAREHOLDERS ELECTING TO EXERCISE THEIR RIGHTS TO DISSENT

        Under the TBCA, each CNET Shareholder as of the Record Date is entitled to demand and receive payment of the fair value of such holder's shares of CNET Common Stock pursuant to Articles 5.11 ET SEQ. of the TBCA owned by such holder if the Merger is consummated. The fair value of such shares is determined as of the day immediately preceding the meeting where the Merger was approved. Any CNET Shareholder who elects to perfect such holder's dissenter's rights and demands payment of the fair value of such holder's shares of CNET Common Stock (a "Dissenting CNET Shareholder") must strictly comply with Articles 5.11 ET SEQ. of the TBCA. THE FOLLOWING SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ARTICLES 5.11 THROUGH 5.13 OF THE TBCA, THE TEXT OF WHICH IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. ANY CNET SHAREHOLDER CONSIDERING DEMANDING DISSENTERS' RIGHTS IS ADVISED TO CONSULT LEGAL COUNSEL. DISSENTING RIGHTS WILL NOT BE AVAILABLE UNLESS THE MERGER (OR A SIMILAR BUSINESS COMBINATION) IS CONSUMMATED.

        To perfect the right to dissent and receive the fair value of such holder's shares, a CNET Shareholder must (1) file with CNET, prior to the meeting, a written objection to the action setting out that the holder's right to dissent will be exercised if the action is effective and giving the CNET Shareholder's address to which notice of the effectiveness of such action shall be delivered or mailed and (2) not vote in favor of the action. Within 10 days after the Special Meeting, CNET will mail to each CNET Shareholder who filed a written objection and did not vote for the Merger notice (the "Notice") of the approval of the Merger by the CNET Shareholders.

        A Dissenting CNET Shareholder must make written demand upon CNET 10 days from the delivery or mailing of the Notice for payment of the fair value of the Dissenting CNET Shareholder's shares. The demand must state the number and class of shares owned by such Dissenting CNET Shareholder and the fair value of such shares as estimated by the Dissenting CNET Shareholder. Any CNET Shareholder failing to make demand within 10 days shall be bound by the action.

        Within 20 days of receiving a proper demand for payment made by a Dissenting CNET Shareholder, CNET shall either (i) deliver notice that it accepts the amount claimed in the demand and agrees to pay that amount within 90 days after the Merger was effected and upon the surrender of the certificates evidencing the shares of CNET Common Stock held by such Dissenting CNET Shareholder, or (ii) deliver notice containing an estimate by CNET of the fair value of the shares, together with an offer to pay that amount within 90 days after the date on which the Merger was effected, provided that it receives notice within 60 days after the effective date of the Merger from the Dissenting CNET Shareholder that the Dissenting CNET Shareholder agrees to accept that amount and upon surrender of certificates evidencing the shares of CNET Common Stock held by such Dissenting CNET Shareholder.

        If within 60 days of the date on which the Merger was effected, CNET and the Dissenting CNET Shareholder cannot agree as to the fair value of the shares, the Dissenting CNET Shareholder may file within 60 days after the end of the first 60 day period a petition demanding judicial determination of such matters. CNET will then be required to make any payments in accordance with such judicial determination. If the petition is not filed within 60 days after the end of the first 60 day period, the Dissenting CNET Shareholder's rights as a dissenter are lost.

        CNET Shareholders lose their rights of dissent if (i) within 20 days of demanding payment the Dissenting CNET Shareholder fails to submit the certificate representing the shares to CNET for notation of demand thereon; (ii) the Dissenting CNET Shareholder and CNET do not agree as to the fair value of such shares and a petition is not filed within the appropriate time period; or
(iii) the Dissenting CNET Shareholder withdraws such demand before payment for the shares or before petition is filed.

       Any Dissenting CNET Shareholder who has demanded payment for his shares of CNET Common Stock in accordance with the dissenter's rights provisions of the TBCA shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the dissenter's rights provisions of the TBCA and the right to maintain an appropriate action to obtain relief on the ground that the corporate action was fraudulent, and the shares of CNET Common Stock for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders of CNET. However, if a CNET Shareholder fails to perfect or withdraws or loses his rights as a dissenter with respect to his shares of CNET Common Stock, such CNET Shareholder's shares of CNET Common Stock will be exchanged for Glenayre Common Stock as provided in the Agreement and such holder of CNET Common Stock shall be restored without prejudice to any corporate proceeding, including receipt of dividends or other distributions occurring in the interim.

        Under Delaware law, shareholders of Glenayre are not entitled to dissenters' rights in connection with the issuance of Glenayre Common Stock in the Merger.

                                  LEGAL MATTERS

        The validity and legality of the Glenayre Common Stock offered hereby and certain other legal matters will be passed upon for Glenayre by Kennedy Covington Lobdell & Hickman, L.L.P., NationsBank Corporate Center, Suite 4200, 100 North Tryon Street, Charlotte, North Carolina 28202. As of November 15, 1996, partners and associates of Kennedy Covington Lobdell & Hickman, L.L.P. and their spouses and minor children owned beneficially an aggregate of 7,215 shares of the Common Stock of Glenayre.

        Certain legal matters will be passed upon for CNET and the CNET Shareholders by Gardere & Wynne, L.L.P., 3000 Thanksgiving Tower, Dallas, Texas 75201-4761.

                                     EXPERTS

        The consolidated financial statements and supplemental schedule of Glenayre at December 31, 1995 and for the year then ended appearing in Glenayre's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements and supplemental schedule of Glenayre at December 31, 1994 and for each of the two years in the period ended December 31, 1994, appearing in Glenayre's Annual Report (Form 10-K) for the year ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        With respect to the unaudited condensed consolidated interim financial information of Glenayre for the nine-month periods ended September 30, 1995 and 1996, incorporated by reference in this Proxy Statement/Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report, included in Glenayre's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, and incorporated herein by reference, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the "Act") for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meaning of Sections 7 and 11 of the Act.

        The consolidated financial statements of CNET, Inc. and subsidiary at January 31, 1995 and 1996, and for each of the two years in the period ended January 31, 1996, included in this Proxy Statement/Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of CNET, Inc. and subsidiary for the year ended January 31, 1994 included in this Proxy Statement/Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                            CNET, Inc. and Subsidiary


                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Reports of Independent Auditors.................................................................................F-2

Consolidated Balance Sheets at January 31, 1995 and 1996 and
     July 31, 1996 (Unaudited)..................................................................................F-4

Consolidated Statements of Operations for the years ended January 31, 1994, 1995 and 1996, and the six months ended
     July 31, 1995 and 1996 (Unaudited).........................................................................F-5

Consolidated Statements of Shareholders' Equity (Deficit) for the years ended
    January 31, 1994, 1995 and 1996 and the six months
    ended July 31, 1996 (Unaudited).............................................................................F-6

Consolidated Statements of Cash Flows for the years ended January 31, 1994, 1995 and 1996, and the six months ended
    July 31, 1995 and 1996 (Unaudited)..........................................................................F-7

Notes to Consolidated Financial Statements......................................................................F-8



                         Report of Independent Auditors

The Board of Directors and
 Shareholders of CNET, Inc.

We have audited the accompanying consolidated balance sheets of CNET, Inc. (the Company), and subsidiary as of January 31, 1995 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CNET, Inc. and subsidiary at January 31, 1995 and 1996, and the consolidated results of their operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.




                                                            Ernst & Young LLP


Dallas, Texas
June 6, 1996

                         Report of Independent Auditors

To the Board of Directors and
Shareholders of CNET, Inc.:

We have audited the accompanying consolidated statements of operations, shareholders' equity and cash flows of CNET, Inc. and subsidiary for the year ended January 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of CNET, Inc. and subsidiary for the year ended January 31, 1994, in conformity with generally accepted accounting principles.



                                                         Deloitte & Touche LLP

Dallas, Texas
June 28, 1994

                            CNET, Inc. and Subsidiary

                           Consolidated Balance Sheets


                                                                                       January 31,                       July 31,

                                                                                 1995                1996                   1996
                                                                          ----------------------------------------------------------
                                                                                                                       (UNAUDITED)

ASSETS (NOTE 11)
Current assets:
  Cash                                                                          $     15,006       $     48,551         $   181,119
  Billed accounts receivable - less allowance for doubtful accounts of
  $24,967 in 1995, $42,900 in 1996 and $10,208 at July 31, 1996                    1,840,869          1,720,715             666,221
  (unaudited) (Note 2)
  Accrued contract receivables                                                       304,768            265,929             317,083
  Income tax refund receivable                                                       133,210             52,564                   -
  Deferred income taxes (Note 8)                                                           -             37,189              37,189
  Prepaid expenses and other                                                          88,212             89,899              78,628
                                                                          ----------------------------------------------------------
Total current assets                                                               2,382,065          2,214,847           1,280,240
Software acquired, net (Note 3)                                                      533,333            266,672             133,340
Property and equipment, net (Notes 4 and 6)                                          513,667            281,335             478,505
Accrued contract receivables - long-term, less unamortized discount
  of $20,134 in 1995, $13,423 in 1996 and $6,712 at July 31, 1996                    437,152            204,638             165,783
  (unaudited)
Deferred income taxes (Note 8)                                                             -             93,977             148,015
                                                                          ----------------------------------------------------------
Total assets                                                                      $3,866,217         $3,061,469          $2,205,883
                                                                          ==========================================================

LIABILITIES AND SHAREHOLDERS' EQUITY Current liabilities:
  Notes payable to shareholders (Note 5)                                        $     72,000       $     19,118        $     14,831
  Payable to officer (Note 5)                                                              -            148,000             148,000
  Long-term debt, current (Note 6)                                                         -            114,021             152,021
  Capital lease obligations, current (Note 6)                                        154,627             69,590             117,743
  Accounts payable                                                                   937,069            390,153             333,519
  Income taxes payable                                                                     -                  -             181,229
  Accrued royalties (Note 6)                                                         490,308             84,480                   -
  Accrued expenses                                                                   498,482            329,190             229,894
  Deferred contract revenues                                                         854,486            692,477             531,298
                                                                          ----------------------------------------------------------
Total current liabilities                                                          3,006,972          1,847,029           1,708,535

Long-term debt (Note 6)                                                                    -            425,213             803,507
Capital lease obligations, long-term (Note 6)                                         87,594             60,698             116,728
Deferred contract revenues, long-term                                                270,000            135,000              65,250
Other noncurrent liabilities                                                           4,703                  -                   -

Commitments (Note 6)

Shareholders' equity (Note 7): Common stock, $0.01 par value:
   Authorized shares: 150,000,000
   Issued and outstanding shares: 1995 - 256,281;
   1996 - 7,766,695; July 31, 1996 - 7,802,599 (unaudited)                            51,256             77,667              78,026
  Additional paid-in capital                                                         180,154            231,415             269,875
  Retained earnings (deficit)                                                        265,538            284,447           (836,038)
                                                                          ----------------------------------------------------------
Total shareholders' equity (deficit)                                                 496,948            593,529           (488,137)
                                                                          ----------------------------------------------------------
Total liabilities and shareholders' equity (deficit)                              $3,866,217         $3,061,469          $2,205,883
                                                                          ==========================================================


See accompanying notes.

                            CNET, Inc. and Subsidiary

                      Consolidated Statements of Operations


                                                                                               For the six months
                                                    YEAR ENDED JANUARY 31,                       ended July 31,

                                             1994            1995             1996                  1995             1996
                                       ----------------------------------------------------------------------------------
                                                                                                   (UNAUDITED)

Revenues:
   Network products                          $4,983,854       $4,204,800      $3,735,257      $1,500,522      $ 1,866,421
   Professional services                        947,782        1,283,886       2,363,532       1,161,692          647,044
   Equipment sales and other                    562,282          592,850         417,378         189,216           66,166
                                       ----------------------------------------------------------------------------------
                                              6,493,918        6,081,536       6,516,167       2,851,430        2,579,631

Cost of sales:
   Network products                           1,485,461        1,691,753       1,527,929         732,014          711,314
   Professional services                        971,560        1,392,394       1,235,208         747,328          543,067
   Equipment sales and other                    578,643          382,596         280,948         142,481           77,804
                                       ----------------------------------------------------------------------------------
                                              3,035,664        3,466,743       3,044,085       1,621,823        1,332,185

Gross margin                                  3,458,254        2,614,793       3,472,082       1,229,607        1,247,446

Operating expenses:
   Research and development                     683,648          687,774         333,553         231,753          143,294
   Sales and marketing                        1,025,835          833,667         939,258         453,688        1,064,020
   General and administrative                 1,259,645        1,521,798       1,614,763         601,605          976,877
   Restructuring costs                                -                -         163,387          72,584                -
   Depreciation                                 367,175          404,824         292,182         142,615          111,320
                                       ----------------------------------------------------------------------------------
                                              3,336,303        3,448,063       3,343,143       1,502,245        2,295,511
                                       ----------------------------------------------------------------------------------

Operating income (loss)                         121,951        (833,270)         128,939       (272,638)      (1,048,065)

Interest expense, net                            41,407          136,967         144,738          83,889           72,420
                                       -------------------------------------------------
                                                                                        ---------------------------------

Income (loss) before income tax                  80,544        (970,237)        (15,799)       (356,527)      (1,120,485)
  expense

Income tax expense (benefit)                     42,190        (137,350)        (34,708)       (131,808)                -
                                       ----------------------------------------------------------------------------------
Net income (loss)                            $   38,354      $ (832,887)     $    18,909     $ (224,719)     $(1,120,485)
                                       ==================================================================================

Net income/(loss) per share                 $      0.01    $      (0.11)    $       0.00   $      (0.03)   $       (0.14)
                                       ==================================================================================

Weighted average number of common
  shares outstanding                          7,422,000        7,518,760       7,687,531       7,688,427        7,779,256
                                       ==================================================================================


See accompanying notes.

                            CNET, Inc. and Subsidiary

            Consolidated Statements of Shareholders' Equity (Deficit)



                                     Common                        Additional                                          Total
                                     Shares         Common          Paid-In       Retained         Treasury        Shareholders'
                                     Issued          Stock          Capital       Earnings          Stock        Equity (Deficit)
                                 ---------------------------------------------------------------------------------------------------
Balance at January 31, 1993             250,000        $50,000         $  17,000    $1,060,071       $(52,000)           $1,075,071
  Net income                                  -              -                 -        38,354               -               38,354
                                 ---------------------------------------------------------------------------------------------------
Balance at January 31, 1994             250,000         50,000            17,000     1,098,425        (52,000)            1,113,425
  Net loss                                    -              -                 -     (832,887)               -            (832,887)
  Issuance of common stock                6,281          1,256           163,154             -          52,000              216,410
                                 ---------------------------------------------------------------------------------------------------
Balance at January 31, 1995             256,281         51,256           180,154       265,538               -              496,948
  Net income                                  -              -                 -        18,909               -               18,909
  Common stock split                  7,432,149         25,628          (25,628)             -               -                    -
  Purchase of treasury stock                  -              -                 -             -         (7,500)              (7,500)
  Issuance of common stock               78,265            783            76,889             -           7,500               85,172
                                 ---------------------------------------------------------------------------------------------------
Balance at January 31, 1996           7,766,695         77,667           231,415       284,447               _              593,529
  Net loss (unaudited)                        -              -                 -   (1,120,485)               -          (1,120,485)
  Issuance of common stock
  (unaudited)                            35,904            359            38,460             -               -               38,819
                                 ---------------------------------------------------------------------------------------------------
Balance at July 31, 1996
  (unaudited)                         7,802,599        $78,026          $269,875   $ (836,038)      $        -         $  (488,137)
                                 ===================================================================================================



See accompanying notes.

                            CNET, Inc. and Subsidiary

                      Consolidated Statements of Cash Flows



                                                                           Year ended                        For the six months
                                                                          January 31,                          ended July 31,

                                                              1994          1995         1996            1995             1996
                                                          --------------------------------------------------------------------------
                                                                                                             (UNAUDITED)

Operating Activities
Net income (loss)                                            $   38,354   $ (832,887)    $  18,909     $ (224,719)     $ (1,120,485)
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                               367,175       671,491      558,843         275,944           244,652
    Loss on sale of equipment                                         -             -     (21,676)               -                 -
    Deferred income taxes                                       (1,553)       (4,140)    (131,166)       (148,859)          (54,038)
    Compensation expense (issued common stock)                        -       105,530       72,835               -            31,274
Changes in operating assets and liabilities:
   Billed and accrued receivables, current and
     long-term                                              (1,865,931)       399,873      391,507       1,436,967         1,042,195
   Prepaid expenses and other                                   (1,957)      (32,947)      (2,280)           5,432            11,271
   Payable to officer                                                 -             -       63,000               -                 -
   Accounts payable                                             656,363       191,367        8,790          42,360          (56,634)
   Accrued expenses                                             386,645     (361,619)    (494,823)       (803,052)         (183,776)
   Income tax payable/refund receivable, net                     68,018     (158,386)       80,646          17,051           233,793
   Deferred contract revenues                                 1,006,830        77,523    (297,009)       (345,848)         (230,929)
                                                          --------------------------------------------------------------------------
Net cash provided by (used in) operating activities             653,944        55,805      247,576         255,276          (82,677)
INVESTING ACTIVITIES
Additions to property and equipment                           (223,311)      (97,525)     (17,267)        (14,237)         (160,944)
Property disposals                                                    -             -       21,786          21,786                 -
                                                          --------------------------------------------------------------------------
Net cash (used in) provided by investing activities           (223,311)      (97,525)        4,519           7,549         (160,944)
FINANCING ACTIVITIES
Issuance of notes payable                                       220,000       107,880            -               -           500,000
Reductions of notes payable and capital lease
  obligations                                                 (642,541)     (192,994)    (223,980)        (53,907)         (131,356)
Purchase of treasury stock                                            -             -      (7,500)         (7,500)                 -
Proceeds from sale of treasury stock                                  -        52,000        7,500               -                 -
Proceeds from issuance of common stock                                -        23,000        5,430               -             7,545
                                                          --------------------------------------------------------------------------
Net cash (used in) provided by  financing activities          (422,541)      (10,114)    (218,550)        (61,407)           376,189
                                                          --------------------------------------------------------------------------
Increase (decrease) in cash                                       8,092      (51,834)       33,545         201,418           132,568
Cash at beginning of period                                      58,748        66,840       15,006          15,006            48,551
                                                          --------------------------------------------------------------------------
Cash at end of period                                        $   66,840    $   15,006   $   48,551      $  216,424     $     181,119
                                                          ==========================================================================



Supplemental Disclosure of Cash Flow Information (Note 10)



See accompanying notes.

                            CNET, Inc. and Subsidiary

                      Notes to Consolidated Financial Statements

                                January 31, 1996

                  (INTERIM FINANCIAL INFORMATION IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

CNET, Inc. (the Company), was incorporated in Texas in January 1986. The Company provides operational support, network management and network planning software products, services and equipment to the worldwide wireless communications industry, primarily through large corporate customers.

FISCAL YEAR

The Company utilizes a fiscal year ending on January 31. References to 1994, 1995 and 1996 are for the fiscal years ended January 31, 1994, 1995 and 1996, respectively.

CONSOLIDATED FINANCIAL STATEMENTS

Consolidated financial statements include the accounts of CNET, Inc. and its wholly owned subsidiary, CNET GmbH, a German corporation established in 1990. Significant intercompany balances and transactions are eliminated in consolidation.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates from which actual results may vary.

REVENUES

Network products revenues include the Company's licensing fees from network management and planning software products. Revenue from software license agreements is recognized upon execution of a contract and shipment of the software, provided that no significant vendor obligations remain outstanding, amounts are due within one year and collection is considered probable by management. Maintenance revenues are included in network products revenue and are recognized ratably over the term of the maintenance period. Professional service revenues are derived from fees for consulting, training and development services and are recognized as the services are performed. Equipment sales are recognized when the equipment is shipped to customers.

License fees recognized upon software delivery for fixed fee arrangements where billings are scheduled later are reported as accrued contract receivables. Those receivables which are payable over periods through 1999 are reported at their discounted amounts based on an imputed interest rate of 7% in 1996 and 1995. License fees and professional services paid for or billed in advance of performance are reported as deferred contract revenues.

During 1994, sales to four customers accounted for approximately 22%, 13%, 12% and 11% of total revenues. During 1995, sales to two customers accounted for approximately 15% and 13% of total revenues, and during 1996, sales to two customers accounted for approximately 23% and 15% of total revenues.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets of three to five years. Assets acquired under capital leases are depreciated over the lesser of the assets' estimated useful lives or the lease terms.

                           CNET, Inc. and Subsidiary

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


SOFTWARE DEVELOPMENT COSTS

Software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release to customers. To date, the establishment of technological feasibility of the Company's products and general release of such software have substantially coincided. As a result, software development costs qualifying for capitalization have been insignificant and therefore, the Company has not capitalized any software development costs.

DEFERRED INCOME TAXES

Deferred income taxes are provided under the liability method for temporary differences in the recognition of income and expense for tax and financial reporting purposes.

NET INCOME (LOSS) PER SHARE

Net income (loss) per share is computed based on the weighted average number of common shares outstanding. The effect of common stock equivalents from the exercise of stock options using the treasury stock method is not significant. Share amounts have been adjusted to reflect the stock split discussed at Note 7.

RECLASSIFICATIONS

Certain prior year amounts have been reclassified to conform to current year presentations.

INTERIM FINANCIAL INFORMATION

The consolidated financial statements as of July 31 ,1996 and for the six months ended July 31, 1995 and 1996 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six month period ended July 31, 1996 are not necessarily indicative of the results that may be expected for the year ended January 31, 1997.


Included in network products revenue for the six months ended July 31, 1996 is $580,000 for a one-time sale to recognize the payoff of a cross-license.

                            CNET, Inc. and Subsidiary

2. ACCOUNTS RECEIVABLE

At January 31, 1995, three customers accounted for approximately 31%, 19% and 13% of total accounts receivable, and at January 31, 1996, three customers accounted for approximately 39%, 24% and 22% of total accounts receivable.

In May 1995, the Company entered into an agreement to sell trade receivables with full recourse on an ongoing basis. During 1996, the Company sold receivables for net proceeds of approximately $1,826,000, and at January 31, 1996, $275,000 of receivables sold during 1996 were outstanding and subject to recourse provisions. A cost of $90,172, which is included in interest expense, was incurred in 1996 on the sale of receivables.

Concentrations of credit risk at the Company primarily consist of accounts receivable. Credit is extended to customers, which are dispersed worldwide, based upon evaluation of the customer's financial condition and, generally, collateral is not required. Credit losses have been within management's expectations.

3. SOFTWARE ACQUIRED

Software acquired in fiscal 1994 (paid during fiscal years 1994 through fiscal
1996) is stated at cost less accumulated amortization of $266,667 in 1995 and $533,328 in 1996. The cost of the software is being amortized on a straight line basis over three years and the amortization is included in cost of sales.

4. PROPERTY AND EQUIPMENT

Property and equipment at January 31 consist of the following:


                                                                                1995                1996
                                                                         ---------------------------------------

  Assets under capital lease - computer equipment and software                  $   657,122         $   694,053
  Computer equipment purchased                                                      857,858             864,082
  Software purchased - for internal use                                             105,251             117,231
  Furniture and fixtures                                                            186,230             166,858
  Office equipment                                                                   70,589              41,496
  Leasehold improvements                                                             25,118              25,118
                                                                         ---------------------------------------
  Total                                                                           1,902,168           1,908,838

  Less accumulated depreciation                                                   1,388,501           1,627,503
                                                                         ---------------------------------------
  Property and equipment, net                                                   $   513,667         $   281,335
                                                                         =======================================


5. NOTES PAYABLE TO SHAREHOLDERS

Notes payable to shareholders are unsecured and bear interest at market rates.

                            CNET, Inc. and Subsidiary

6.  COMMITMENTS

LONG-TERM DEBT

In 1996, the Company amended and restated two of its equipment and office lease agreements to convert accounts payable into long-term notes payable bearing interest at 10%, payable in monthly installments. The equipment lease note, due March 1, 2000, is collateralized by certain property and equipment held by the Company. The carrying amounts of both notes approximate their fair values.

Long-term debt related to these agreements consisted of the following at January 31, 1996:

10% notes payable due October 31, 2000               $332,866
10% notes payable due March 1, 2000                   206,368
                                              ------------------
                                                      539,234

Current portion                                       114,021
                                              ------------------
                                                     $425,213
                                              ==================

Future maturities of long-term debt are approximately $114,000 in fiscal year 1997, $107,000 in fiscal year 1998, $118,000 in fiscal year 1999, $130,000 in fiscal year 2000, and $70,000 in fiscal year 2001.

LEASES

The Company leases equipment and office facilities under capital and noncancelable operating leases. Equipment and facility rent expense under operating leases for the years ended January 31, 1994, 1995, and 1996 was $543,720, $685,061, and $560,760, respectively. The minimum future rental payments for leases with terms in excess of one year are as follows at January 31, 1996:



                                                             CAPITAL           Operating
                                                       ---------------------------------------

Year ending January 31:
   1997                                                         $  81,658        $   239,644
   1998                                                            42,415            256,782
   1999                                                            24,728            266,851
   2000                                                                 -            262,485
   2001                                                                 -            196,209
                                                       ---------------------------------------
  Total                                                           148,801         $1,221,971
                                                                          ====================

  Less amounts representing interest                               18,513
                                                       --------------------

  Present value of capital lease obligations                      130,288

  Less current portion                                             69,590
                                                       --------------------

  Capital lease obligations - long-term                         $  60,698
                                                       ====================



                            CNET, Inc. and Subsidiary

6.  COMMITMENTS (CONTINUED)

ROYALTIES

In connection with certain software license agreements (see Note 3), the Company will pay royalties of 10% of certain license fee revenues through the year 2000. Royalty expense for the years ended January 31, 1994, 1995 and 1996, was $39,239, $130,270 and $145,305, respectively.

7. SHAREHOLDERS' EQUITY

Effective July 10, 1995, the Company amended its articles of incorporation in order to effect a stock split. Each issued and outstanding share of common stock at the effective date was converted into thirty new shares. The par value of its stock was decreased from $0.20 to $0.01 and the aggregate number of authorized shares was increased from 5,000,000 to 150,000,000. Common share and option price amounts below have been retroactively adjusted for the stock split.

In connection with the amendment to its articles of incorporation, the Company implemented an Employee Incentive Stock Option (EISO) Plan, which is available to both employees and directors. Subsequent to the stock split on July 10, 1995, the Company set aside 1,320,000 shares, of which options for 1,193,000 shares have been granted with an exercise price of $1, which approximates fair market value as determined by management and approved by the Company's shareholders. The Company also awards options to employees and directors under an informal option plan. Generally, options under both plans have terms of five years and are exercisable when granted or in vesting increments over four years, as determined by employee level of service.

During 1996, certain directors and employees exercised options for a total of 12,930 common shares at an exercise price of $1. Of these shares, 7,500 shares were reissued from treasury at cost. In addition, 900 shares of common stock were distributed as incentive compensation. In lieu of receiving cash, certain directors elected to receive a total of 71,935 shares of common stock as payment for compensation by exercising an equivalent number of options at an exercise price of $1. Of this amount, $19,600 represents consulting fees paid to a director, who earned a total of $49,000 during 1996 for such fees.

During 1995, two directors exercised options for a total of 112,500 common shares, of which 34,500 shares were issued by the Company for $23,000 and 78,000 shares were reissued from treasury at cost for $52,000. In addition, 18,000 shares of common stock valued at $18,000 were distributed as incentive compensation. In lieu of receiving cash, certain directors and employees elected to receive a total of 135,930 shares of common stock amounting to $123,410 as payment for compensation or repayment of loans.

The following table presents the status of options awarded under both the EISO and the informal option plans.


                                                                             Option Price
                                                              SHARES           Per Share
                                                       ------------------------------------------

Options outstanding at January 31, 1994                           255,000    $0.67 - 1
  Add:   Options granted                                          209,850    $1
  Less:  Options exercised                                      (248,430)    $0.67 - 1
         Options expired                                         (40,440)    $1
                                                       ------------------------------------------
  Options outstanding at January 31, 1995                         175,980    $1
  Add:   Options granted                                        1,375,668    $1
  Less:  Options exercised                                       (84,865)    $1
         Options expired                                         (14,000)    $1
                                                       ------------------------------------------
  Options outstanding at January 31, 1996                       1,452,783    $1



                            CNET, Inc. and Subsidiary

7.  SHAREHOLDERS' EQUITY (CONTINUED)

Of the options outstanding at January 31, 1996, a total of 818,748 were exercisable. The FASB has recently issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which provides in the future for either recognition or disclosure of a charge for the hypothetical value of stock options granted. The Company does not intend to record this charge, but will instead provide the disclosure.


8. INCOME TAXES

Reconciliations of income tax benefit and the expected tax computed by applying the U.S. federal income tax rate of 34% to pretax accounting income follow:



                                                                                                       Six months ended July 31,

                                                     1994             1995              1996             1995             1996
                                              --------------------------------------------------------------------------------------
                                                                                                                 (Unaudited)

Computed normal tax expense (benefit)                  $27,385       $(329,881)       $   (5,372)     $  (121,219)      $  (380,965)
Change in valuation allowance                                -          131,134          (27,730)                -           378,171
Income-based state taxes, net of federal
income tax benefit                                       8,482         (26,291)             1,402         (10,589)          (33,278)
Non-deductible items                                         -           25,106            12,508                -            36,072
Effect of  graduated rates                                   -           72,545           (5,427)                -                 -
Other                                                    6,323          (9,963)          (10,089)                -                 -
                                              --------------------------------------------------------------------------------------

Federal income tax expense (benefit)                   $42,190       $(137,350)        $ (34,708)     $  (131,808)    $            -
                                              ======================================================================================

The components of income tax expense (benefit) are as follows:

                                                                                                      Six months ended July 31,

                                                    1994              1995              1996             1995              1996
                                             ---------------------------------------------------------------------------------------
                                                                                                             (Unaudited )

   Current                                            $43,743        $(133,210)         $  96,458        $  17,051         $  54,038

   Deferred - temporary differences                   (1,553)           (4,140)         (131,166)        (148,859)          (54,038)
                                             ---------------------------------------------------------------------------------------

   Income tax expense (benefit)                       $42,190        $(137,350)        $ (34,708)       $(131,808)       $         -
                                             =======================================================================================



The components of the net deferred tax assets are as follows:



                                                                   JANUARY 31,                        July 31,

                                                              1995               1996                   1996
                                                      -----------------------------------------------------------
                                                                                                     (Unaudited)

   Deferred tax assets                                          $225,493           $328,606            $760,815
   Less:  Valuation allowance                                  (131,134)          (103,404)           (481,575)
                                                      -----------------------------------------------------------
                                                                  94,359            225,202             279,240

   Deferred tax liabilities                                     (94,359)           (94,036)            (94,036)
                                                      -----------------------------------------------------------
   Net deferred tax asset                                     $        -           $131,166            $185,204
                                                      ===========================================================



                            CNET, Inc. and Subsidiary

8. INCOME TAXES (CONTINUED)

The net deferred tax asset is comprised primarily of differences in fixed assets, capitalized software, capitalized leases and accrued expenses. The balance at January 31, 1996 is considered realizable based on carryback and recovery of taxes previously paid.

9. RETIREMENT SAVINGS PLAN

The Company's profit sharing plan covers substantially all employees and provides for Company matching of employee contributions and additional Company contributions, both of which are determined at the discretion of the Board of Directors. Company matching contributions for the year ended January 31, 1994, 1995 and 1996 were $6,347, $13,022 and $9,799, respectively.

10. SUPPLEMENTAL CASH FLOW INFORMATION

The following is provided as supplemental information to the consolidated statements of cash flows:


                                                                                      1994           1995           1996
                                                                                ----------------------------------------------

Cash paid (refunded) for:
  Interest                                                                             $ 49,662        $72,231       $217,000
                                                                                ==============================================

  Income taxes                                                                         $(35,422)       $10,980       $      -
                                                                                ==============================================

  Noncash operating investing and financing activities:
         Issuance of capital lease obligations for equipment                           $151,875        $69,114       $ 42,693
                                                                                ==============================================
         Issuance of common stock as repayment for loans payable
         to directors                                                                        -         $35,880       $      -
                                                                                ==============================================

         Issuance of notes payable in connection with lease amendments                 $     -         $     -       $556,000
                                                                                ==============================================



11. SBA LOAN

In February 1996, the Company executed a $500,000 U.S. Small Business Administration (SBA) bank loan collateralized with a security interest in the Company's assets, including accounts receivables. The loan, which is payable in monthly principal and interest installments of $8,365, bears interest at prime plus 2% and matures on March 1, 2003. Proceeds from the loan were used to pay off amounts under the receivable financing arrangement and to fund working capital. Under the agreement, the Company may no longer sell its accounts receivable, incur certain obligations or pay dividends without prior authorization from the SBA.

12. MERGER AND LOAN AGREEMENT WITH GLENAYRE TECHNOLOGIES, INC. (UNAUDITED)

On August 14, 1996, the Company announced that it and Glenayre Technologies, Inc. ("Glenayre") had executed an agreement pursuant to which a subsidiary of Glenayre would be merged with and into the Company. This merger agreement was terminated on October 11, 1996 and replaced with a new agreement dated October 16, 1996. Upon effectiveness of the merger, Glenayre will issue 370,000 shares (less certain shares which will be reserved for issuance upon exercise of outstanding options to purchase the Company's common stock as such options are to be converted, at the defined exchange ratio, into options to purchase Glenayre common stock) of its common stock and $1,000,000 in cash in exchange for all outstanding shares of the Company's common stock. The merger is subject to the approval of the Company's shareholders.

                            CNET, Inc. and Subsidiary

On October 17, 1996, the Company and a subsidiary of Glenayre executed a loan agreement for the subsidiary to provide the Company a $1,000,000 revolving line of credit. As of December 2, 1996, the Company had borrowed $673,000 under the loan agreement. Amounts borrowed under the line of credit bear interest at prime plus 2%, which rate is fixed as of the date of each loan. Interest is payable quarterly, while principal and unpaid interest are due and payable one year from the date of each loan. Borrowings under the line of credit are secured by a second lien on the collateral securing the SBA loan.

                                     ANNEX A

Acquisition Agreement and Plan of Merger dated October 16, 1996 and all exhibits (but without schedules) thereto.








                    ACQUISITION AGREEMENT AND PLAN OF MERGER

                                      AMONG

                          GLENAYRE TECHNOLOGIES, INC.,

                             CNET ACQUISITION CORP.,

                                   CNET, INC.

                                       AND

                          THE PRINCIPAL SHAREHOLDERS OF
                                   CNET, INC.



                          DATED AS OF OCTOBER 16, 1996

                                TABLE OF CONTENTS



                                                                                                               Page


                                                     ARTICLE 1

                                   DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION................................A-8
                  1.1      Definitions..........................................................................A-8
                  1.2      Certain Rules of Construction.......................................................A-12

                                                     ARTICLE 2

                                                    THE MERGER.................................................A-12
                  2.1      The Merger..........................................................................A-12
                  2.2      The Closing.........................................................................A-12
                  2.3      Effective Time......................................................................A-12

                                                     ARTICLE 3

                                       ARTICLES OF INCORPORATION AND BYLAWS
                              AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION..........................A-13
                  3.1      Articles of Incorporation...........................................................A-13
                  3.2      Bylaws..............................................................................A-13
                  3.3      Directors...........................................................................A-13
                  3.4      Officers............................................................................A-13

                                                     ARTICLE 4

                            CONVERSION OF CNET COMMON STOCK; EXCHANGE OF CERTIFICATES;
                                                   OTHER MATTERS...............................................A-13
                  4.1      Conversion of CNET Common Stock.....................................................A-13
                  4.2      Fractional Shares...................................................................A-14
                  4.3      Payment of Merger Consideration.....................................................A-14
                  4.4      Distributions with Respect to Unexchanged Shares of CNET Common Stock...............A-15
                  4.5      CNET Stock Options..................................................................A-15
                  4.6      Withholding Rights..................................................................A-15
                  4.7      Dissenting Shares...................................................................A-16
                  4.8      Transaction Expenses................................................................A-16
                  4.9      Escrow..............................................................................A-16
                           (a)      Term of Escrow.............................................................A-17
                           (b)      Formula for Number of Escrowed Shares to be Returned to Glenayre...........A-17
                           (c)      Investment of Escrowed Funds...............................................A-17
                           (d)      Distribution of the Escrow.................................................A-17
                  4.10     Application of Escrow to a Loss.....................................................A-18

                                                    ARTICLE 4A

                                           SHAREHOLDERS' REPRESENTATIVE........................................A-19
                  4A.1     Appointment of Shareholders' Representative.........................................A-19
                  4A.2     Liability and Authority of Shareholders' Representative; Successors and Assigns.....A-19
                  4A.3     Shareholders' Representative Expenses...............................................A-20



                                       A-2




                  4A.4     Right of Interpleader...............................................................A-20

                                                     ARTICLE 5

                                      REPRESENTATIONS AND WARRANTIES OF CNET
                                               AND THE SHAREHOLDERS............................................A-20
                  5.1      Organization and Qualification......................................................A-21
                  5.2      Articles of Incorporation; Bylaws; Minute Books.....................................A-21
                  5.3      Capitalization......................................................................A-21
                  5.4      Authority Relative to this Agreement................................................A-22
                  5.5      No Conflict; Required Filings and Consents..........................................A-22
                  5.6      Other Interests.....................................................................A-23
                  5.7      Financial Statements................................................................A-23
                  5.8      Subsequent Events...................................................................A-23
                  5.9      Tax Matters.........................................................................A-24
                  5.10     Employees and Fringe Benefit Plans..................................................A-25
                  5.11     Title to Assets.....................................................................A-26
                           (a)      Real Property and Leasehold Interests......................................A-26
                           (b)      Equipment..................................................................A-28
                           (c)      Receivables................................................................A-28
                           (d)      Intellectual Property......................................................A-28
                           (e)      Contract Rights............................................................A-29
                  5.12     Condition of Tangible Assets........................................................A-29
                           (a)      Fixtures...................................................................A-29
                           (b)      Hazardous Substances.......................................................A-29
                           (c)      Equipment..................................................................A-31
                  5.13     Leases..............................................................................A-31
                  5.14     Arms-Length Transactions............................................................A-31
                  5.15     Lawfully Operating..................................................................A-32
                  5.16     No Litigation.......................................................................A-32
                  5.17     Labor Matters.......................................................................A-32
                  5.18     [INTENTIONALLY OMITTED].............................................................A-32
                  5.19     Brokers.............................................................................A-32
                  5.20     Glenayre Common Stock Ownership.....................................................A-33
                  5.21     Accounts at Financial Institutions..................................................A-33
                  5.22     Insurance...........................................................................A-33
                  5.23     Warranty and Product Liability Matters..............................................A-33
                  5.24     Warranty, Repurchase and Other Service Obligations..................................A-33
                  5.25     Customers and Suppliers.............................................................A-33
                  5.26     Guarantees..........................................................................A-33
                  5.27     Prospective Changes.................................................................A-34
                  5.28     Full Disclosure.....................................................................A-34

                                                     ARTICLE 6

                                        REPRESENTATIONS AND WARRANTIES OF
                                              GLENAYRE AND MERGER SUB..........................................A-34
                  6.1      Organization and Qualification......................................................A-34
                  6.2      Certificate of Incorporation and Bylaws.............................................A-34
                  6.3      Capitalization......................................................................A-34
                  6.4      Authority Relative to this Agreement................................................A-35

                                       A-3




                  6.5      No Conflict; Required Filings and Consents..........................................A-35
                  6.6      SEC Reports.........................................................................A-35
                  6.7      Brokers.............................................................................A-36
                  6.8      Federal Income Tax Representations..................................................A-36

                                                     ARTICLE 7

                                                     COVENANTS.................................................A-37
                  7.1      Covenants of Glenayre and CNET......................................................A-37
                  7.2      Covenants of CNET and the Principal Shareholders....................................A-38
                  7.3      Covenants of Glenayre...............................................................A-40
                  7.4      Additional Covenant of Glenayre.....................................................A-41

                                                     ARTICLE 8

                                                    CONDITIONS.................................................A-41
                  8.1      Conditions to Each Party's Obligation to Effect the Merger..........................A-41
                  8.2      Conditions to Obligation of CNET to Effect the Merger...............................A-42
                  8.3      Conditions to Obligation of Glenayre and Merger Sub to Effect the Merger............A-42

                                                     ARTICLE 9

                                                  INDEMNIFICATION..............................................A-44
                  9.1      Indemnification.....................................................................A-44
                  9.2      Notice; Defense of Third Party Claims...............................................A-44
                  9.3      Definition of Loss or Losses........................................................A-44
                  9.4      Limitation of Shareholders' Liability...............................................A-44
                           (a)      Deductible Losses..........................................................A-45
                           (b)      Maximum Loss...............................................................A-45
                           (c)      Time Limit for Claims......................................................A-45
                           (d)      Restriction................................................................A-45
                  9.5      Indemnification Rights under Texas Business Corporation Act, Etc. ..................A-45

                                                    ARTICLE 10

                                                    TERMINATION................................................A-45
                  10.1     Termination by Mutual Consent.......................................................A-45
                  10.2     Termination by Either Glenayre or CNET..............................................A-45
                  10.3     Termination by CNET.................................................................A-46
                  10.4     Termination by Glenayre.............................................................A-46
                  10.5     Effect of Termination and Abandonment...............................................A-46
                  10.6     Extension; Waiver...................................................................A-46

                                                    ARTICLE 11

                                                GENERAL PROVISIONS.............................................A-46
                  11.1     Effectiveness of Representations and Warranties.....................................A-46
                  11.2     Notices.............................................................................A-47
                  11.3     Assignment; Binding Effect; Benefit.................................................A-48
                  11.4     Entire Agreement....................................................................A-48
                  11.5     Amendment...........................................................................A-48

                                       A-4




                  11.6     Governing Law.......................................................................A-48
                  11.7     Counterparts........................................................................A-48
                  11.8     Waivers.............................................................................A-48
                  11.9     Severability........................................................................A-49
                  11.10    Enforcement of Agreement............................................................A-49
                  11.11    Updating of Schedules and Certificates..............................................A-49


                             EXHIBITS AND SCHEDULES


                                                     EXHIBITS

         Exhibit A-1                        Transmittal Letter (Shareholders)
         Exhibit A-2                        Acknowledgment (Option Holders)
         Exhibit B                          Affiliate Letter
         Exhibit C                          Escrow Agreement
         Exhibit D-1                        Form of Noncompetition Agreement (David M. Zumwalt)
         Exhibit D-2                        Form of Noncompetition Agreement (Scott R. Greenwell)
         Exhibit E                          Opinion of Kennedy Covington Lobdell & Hickman, L.L.P.
         Exhibit F-1                        Opinion of Gardere & Wynne, L.L.P.
         Exhibit F-2                        Opinion of Womble Carlyle Sandridge & Rice, P.L.L.C.
         Exhibit G                          Tax Opinion of Gardere & Wynne, L.L.P.

                                                     SCHEDULES

         Schedule 4.5                       CNET Stock Options
         Schedule 4.10                      Initial Proportionate Percentages of Shareholders
         Schedule 5                         Knowledge of Certain Persons
         Schedule 5.1                       Organization and Qualification
         Schedule 5.2                       Articles of Incorporation; Bylaws; Minute Books
         Schedule 5.3                       Capitalization
         Schedule 5.5                       CNET's Consents, etc.
         Schedule 5.7                       Material Year-End Adjustments to Interim Financial Statements;   Certain
                                            Liabilities
         Schedule 5.8                       Subsequent Events
         Schedule 5.9                       Tax Matters
         Schedule 5.10(b)                   Benefit Plans
         Schedule 5.10(d)                   Funding Policies
         Schedule 5.10(e)                   Plan Claims and Litigation
         Schedule 5.10(g)                   Benefit Plans - Effect of Merger
         Schedule 5.11(a)                   Leasehold Interests and Exceptions
         Schedule 5.11(b)                   Equipment Encumbrances
         Schedule 5.11(c)                   Receivables
         Schedule 5.11(d)                   Intellectual Property
         Schedule 5.11(e)                   Material Contracts
         Schedule 5.12                      Environmental Matters
         Schedule 5.13                      Leases
         Schedule 5.14                      Certain Transactions
         Schedule 5.15                      Compliance Exceptions
         Schedule 5.16                      Litigation
         Schedule 5.21                      Accounts, Vaults and Safe Deposit Boxes
         Schedule 5.22                      Insurance
         Schedule 5.23                      Warranty and Product Liability Matters
         Schedule 5.24                      Warranty, Repurchase and Other Service Obligations
         Schedule 5.25(A)                   Customers
         Schedule 5.25(B)                   Suppliers
         Schedule 5.27                      Prospective Changes
         Schedule 6.5                       Glenayre's Consents
         Schedule 7.2(c)(4)                 Capital Expenditures

                                       A-6




         Schedule 7.2(c)(5)                 Bonuses
         Schedule 8.3(j)                    Individuals to Enter into Noncompetition Agreements
         Schedule 8.3(n)                    Payoff of Certain Loans and Advances


                    ACQUISITION AGREEMENT AND PLAN OF MERGER

         THIS ACQUISITION AGREEMENT AND PLAN OF MERGER (this "Agreement") is executed as of the 16th day of October, 1996, by and among GLENAYRE TECHNOLOGIES, INC., a Delaware corporation ("Glenayre"); CNET ACQUISITION CORP., a newly formed Texas corporation and wholly-owned subsidiary of Glenayre ("Merger Sub"); CNET, INC., a Texas corporation ("CNET"); and DAVID M. ZUMWALT, SCOTT R. GREENWELL and CHARLES D. STAGGS (collectively, the "Principal Shareholders").

                              STATEMENT OF PURPOSE

         The Boards of Directors of Glenayre, Merger Sub and CNET each have determined that a business combination pursuant to which Merger Sub will merge with and into CNET and CNET will become a wholly-owned subsidiary of Glenayre is in the best interests of the respective corporations and their shareholders, and accordingly have approved this merger upon the terms and conditions set forth herein. For federal income tax purposes, it is intended that this merger qualify as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended. This Agreement supersedes in its entirety the Acquisition Agreement and Plan of Merger dated as of August 14, 1996 among Glenayre, Merger Sub, CNET and the Principal Shareholders.

         NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                  DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION

         1.1 Definitions. In addition to any other terms defined elsewhere in this Agreement, including any Exhibit or Schedule hereto (unless such Exhibit or Schedule provides for a different definition), as used herein, the following terms shall have the following meanings:

         "Acknowledgment (Option Holders)" means the Acknowledgment (Option Holders) substantially in the form of Exhibit A-2 hereto to be executed by each of the Option Holders.

         "Acknowledgments/Transmittal    Letters"   means,   collectively,   the
Transmittal Letters (Shareholders) and the Acknowledgments (Option Holders).

         "Affiliate" means any Person which (1) directly or indirectly controls, is controlled by or is under common control with a specified Person, (2) owns or controls 5% or more of the outstanding equity interests of a specified Person or
(3) is an officer, director, general partner or trustee of a specified Person. For this purpose, the term "control" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of a Person through an ownership of voting securities or other ownership interests, contract, voting trust or otherwise.

         "Affiliate Letter" means the Affiliate Letter substantially in the form of Exhibit B hereto.

         "Articles of Merger" is defined in Section 2.3.

         "Blue Sky Laws" means state securities Laws or "blue sky" Laws.

         "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of North Carolina.

         "Closing" means the consummation of the Merger.

         "Closing Date" means the date on which the Closing occurs.

         "Closing Price" means the price at which the last sale of Glenayre Common Stock is made on the NASDAQ Stock Market, as reported for each Trading Day in the NASDAQ National Market issues section of the WALL STREET JOURNAL.

         "CNET Common Stock" means the $.01 par value Common Stock of CNET.

         "CNET Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole.

         "CNET Stock Option Plan" means CNET's 1995 Stock Option Plan.

         "CNET Stock Option" means (1) any option to purchase CNET Common Stock granted by CNET pursuant to the CNET Stock Option Plan or (2) any option to purchase CNET Common Stock granted by CNET but not pursuant to the CNET Stock Option Plan.

         "CNET Sub" means CNET GmbH, a wholly owned subsidiary of CNET.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Dissenter Payment" is defined in Section 4.7(a).

         "Dissenting Shares" is defined in Section 4.7(a).

         "Effective Time" is defined in Section 2.3

         "Encumbrances" means all liens, encumbrances, mortgages, pledges, security interests, conditional sales agreements, charges, options, rights of first refusal, reservations, restrictions or other encumbrances or defects in title.

         "Equipment" is defined in Section 5.11(b).

         "Equity Holders" means, collectively, the Shareholders and the Option Holders.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow" is defined in Section 4.9.

         "Escrow Agent" means First Union National Bank of North Carolina, a national banking association organized and existing under the laws of the United States of America, or its successor.

         "Escrow Agreement" means the Escrow Agreement substantially in the form of Exhibit C hereto.

         "Escrowed Funds" is defined in Section 4.9.

         "Escrowed Shares" is defined in Section 4.9.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" means American Stock Transfer & Trust, as exchange agent for Glenayre.

         "Exchange Ratio" means a decimal numeral determined by dividing (i) the excess of 370,000 over the Glenayre Option Shares by (ii) the total number of outstanding shares of CNET Common Stock immediately before the Effective Time.

         "Expiration Date" means that date which is one year after the Effective Time.

         "Form S-4" is defined in Section 7.1(b).

         "GAAP" means generally accepted accounting principles in the United States of America as set forth in pronouncements of the Financial Accounting Standards Board and the American Institute of Certified Public Accountants, as such principles are from time to time supplemented and amended.

         "Glenayre Common Stock" means the $.02 par value Common Stock of Glenayre.

         "Glenayre Material Adverse Effect" means any change or effect that is or would be materially adverse to the business, results of operations or financial condition of Glenayre and its subsidiaries, taken as a whole.

         "Glenayre Option Shares" means the number of shares of Glenayre Common Stock determined by multiplying (i) the total number of shares of CNET Common Stock that are subject to CNET Stock Options immediately before the Effective Time by (ii) the Option Exchange Ratio.

         "Governmental Authority" means any foreign, federal, state or local government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, instrumentality or court or quasi-governmental authority.

         "Indemnity Claim" is defined in Section 9.2.

         "Intellectual Property" is defined in Section 5.11(d).

         "July 31, 1996 Balance Sheet" means the consolidated balance sheet for CNET and CNET Sub as of July 31, 1996.

         "Law" or "Laws" means any and all statutes, laws, ordinances, proclamations, regulations, published requirements, orders, decrees and rules of any Governmental Authority, including those covering environmental, tax, energy, safety, health, transportation, bribery, recordkeeping, zoning, discrimination, antitrust and wage and hour matters, in each case as amended and in effect from time to time.

         "Leased Property" is defined in Section 5.11(a).

         "Leases" is defined in Section 5.11(a).

         "Loss" or "Losses" is defined in Section 9.3.

         "Material Contracts" is defined in Section 5.11(e).

         "Merger" means the merger of Merger Sub with and into CNET.

         "Merger Consideration" means, with respect to any Shareholder, (1) certificates evidencing the number of whole shares of Glenayre Common Stock that such Shareholder has the right to receive pursuant to Section

4.1(a), (2) the cash that such Shareholder has a right to receive pursuant to
Section 4.1(a), and (3) any cash in lieu of fractional shares of the Glenayre Common Stock to which such Shareholder is entitled pursuant to Section 4.2.

         "NASDAQ Stock Market" means the electronic securities market operated by The NASDAQ Stock Market, Inc., a wholly owned subsidiary of the National Association of Securities Dealers, Inc.

         "Noncompetition Agreements" means Noncompetition Agreements substantially in the form of Exhibit D-1 (David M. Zumwalt) and Exhibit D-2 (Scott R. Greenwell) hereto to be executed by David M. Zumwalt and Scott R. Greenwell.

         "Notice of Claim" is defined in Section 9.2.

         "Option Exchange Ratio" means a decimal numeral determined by dividing 400,000 by the sum of (i) the total number of outstanding shares of CNET Common Stock immediately before the Effective Time and (ii) the total number of shares of CNET Common Stock that are subject to CNET Stock Options immediately before the Effective Time.

         "Option Holders" means, collectively, the holders of all CNET Stock Options which will be converted into options for Glenayre Common Stock pursuant to Section 4.5.

         "Permitted Encumbrance" means (i) any Encumbrance reserved against in the July 31, 1996 Balance Sheet, (ii) Encumbrances for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on CNET's books in accordance with GAAP, (iii) Encumbrances that, individually or in the aggregate, would have only an immaterial effect on the value of any of the assets of CNET or the use thereof as currently used, and (iv) obligations under operating and capital leases.

         "Person" means an individual, corporation, partnership, limited liability company, trust, association or other entity, including any Governmental Authority.

         "Proportionate Percentage", with respect to each Shareholder, means a fraction (expressed as a percentage) the numerator of which is the number of shares of CNET Common Stock which such Shareholder owned immediately prior to the Effective Time and the denominator of which is the total number of shares of CNET Common Stock owned by all Shareholders immediately prior to the Effective Time. The "Proportionate Percentage" of each Shareholder as of the date of this Agreement is shown on Schedule 4.10.

         "Receivables" is defined in Section 5.11(c).

         "Reference Price" means the Closing Price per share of the Glenayre Common Stock on the NASDAQ Stock Market on the date this Agreement is executed (subject to appropriate adjustment in the event of a stock dividend on, or split-up or other recapitalization of, the Glenayre Common Stock).

         "Relative" is defined in Section 5.14.

         "Rule 145" means Rule 145 of the rules and regulations promulgated under the Securities Act.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Shareholders" means the Principal Shareholders and all the other shareholders of CNET who receive Glenayre Common Stock under this Agreement.

         "Shareholders' Representative" is defined in Section 4A.1.

         "Surviving Corporation" is defined in Section 2.1.

         "TBCA" means the Texas Business Corporation Act, as amended.

         "Tax" or "Taxes" means any foreign, federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

         "Trading Day" means any day on which the Glenayre Common Stock is traded on the NASDAQ Stock Market.

         "Transactions" means the transactions contemplated by this Agreement.

         "Transmittal Letter (Shareholders)" means the Transmittal Letter (Shareholders) substantially in the form of Exhibit A-1 hereto to be executed by each of the Shareholders who receive Glenayre Common Stock under this Agreement.

         1.2 Certain Rules of Construction. The captions in this Agreement are for convenience of reference only and in no way define, limit or describe the scope or intent of any provisions or sections of this Agreement. All references in this Agreement to Articles or Sections are references to the Articles or Sections in this Agreement, unless some other reference is clearly indicated. All accounting terms not specifically defined in this Agreement shall be construed in accordance with GAAP as in effect on the date hereof. In this Agreement, unless the context otherwise requires, (1) words describing the singular number shall include the plural and vice versa, (2) words denoting any gender shall include all genders and (3) references to "including" shall mean "including without limitation."


                                    ARTICLE 2

                                   THE MERGER

         2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, and in accordance with the TBCA, at the Effective Time, Merger Sub shall be merged with and into CNET and the separate corporate existence of Merger Sub shall thereupon cease. CNET shall be the surviving corporation in the Merger (sometimes referred to herein as the "Surviving Corporation") and shall be a wholly-owned subsidiary of Glenayre.

         2.2 The Closing. Subject to the terms and conditions of this Agreement, the Closing shall be held (1) at the offices of Gardere & Wynne, L.L.P., 3000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas 75201, at 9:00 a.m., local time, as promptly as practicable (and in any event within two Business Days) following the day on which all of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or (2) at such other time, date or place as Glenayre and CNET may agree. The Closing Date shall be the same as the date of the Effective Time.

         2.3 Effective Time. If all of the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall cause Articles of Merger incorporating this Agreement (and setting forth such other information as is required by the TBCA)(the "Articles of Merger") to be properly executed and filed, together with appropriate officers' certificates, in accordance with Section 5.04 of the TBCA on the Closing Date. The Merger shall become effective at the time the Articles of Merger are filed with the Secretary of State of Texas or at such later time as CNET and Glenayre shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                    ARTICLE 3

                      ARTICLES OF INCORPORATION AND BYLAWS
             AND OFFICERS AND DIRECTORS OF THE SURVIVING CORPORATION

         3.1 Articles of Incorporation. The Articles of Incorporation of CNET in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable Law.

         3.2 Bylaws. The Bylaws of CNET in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable Law.

         3.3 Directors. The directors of the Surviving Corporation immediately after the Effective Time shall be the following Persons:

                  Ramon D. Ardizzone (Chairman)
                  Gary B. Smith
                  Kenneth C. Thompson
                  Gregory Oslan

         3.4 Officers. The officers of the Surviving Corporation immediately after the Effective Time shall be the following Persons:

         Chairman of the Board                              Ramon D. Ardizzone
         President and Chief Executive Officer              Kenneth C. Thompson
         Vice President and General Manager                 Gregory Oslan
         Secretary                                          Stan Ciepcielinski
         Treasurer                                          Stan Ciepcielinski
         Controller and Assistant Secretary                 Lance Shipp
         Assistant Secretary                                Billy Layton


                                    ARTICLE 4

           CONVERSION OF CNET COMMON STOCK; EXCHANGE OF CERTIFICATES;
                                  OTHER MATTERS

         4.1      Conversion of CNET Common Stock.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of Glenayre, Merger Sub, CNET or the holders of any of their respective securities, each share of CNET Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares, if applicable) shall be converted, subject to Section 4.2, into the right to receive (1) a fraction of one share of Glenayre Common Stock equal to the Exchange Ratio and (2) an amount in cash equal to $1,000,000 divided by the number of shares of CNET Common Stock issued and outstanding immediately prior to the Effective Time. The shares of Glenayre

Common Stock issued pursuant to this Section 4.1, and the shares of Glenayre Common Stock reserved for issuance pursuant to Section 4.5, shall in the aggregate be no more than 370,000 shares less (1) the number of Dissenting Shares multiplied by the Exchange Ratio and (2) the sum of all fractional shares of Glenayre Common Stock for which cash is to be paid pursuant to Section 4.2; provided, however, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Glenayre Common Stock or CNET Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. At the Effective Time, all shares of CNET Common Stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with
Section 4.3 (or in case of a lost, stolen or destroyed CNET stock certificate, compliance with the provisions of Section 4.3(b)), certificates evidencing such number of whole shares of Glenayre Common Stock into which such CNET Common Stock was converted in accordance with the Exchange Ratio. The holders of such certificates evidencing such shares of CNET Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided herein or by Law. No fractional share of Glenayre Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 4.2.

         (b) At the Effective Time, by virtue of the Merger and without any action on the part of Glenayre, Merger Sub, CNET or the holders of their respective securities, each share of capital stock of Merger Sub issued and outstanding prior to the Effective Time shall be converted into the right to receive one share of Common Stock of CNET as the Surviving Corporation. From and after the Effective Time, Glenayre, as holder of all of the outstanding shares of capital stock of Merger Sub, shall (1) have the right to receive Common Stock of CNET as provided in this Section 4.1(b) upon its surrender of the certificate or certificates representing all shares of the capital stock of Merger Sub and
(2) thereupon cease to have any rights with respect to such shares of the capital stock of Merger Sub and its rights shall be solely in respect of the Common Stock of CNET into which such shares of capital stock of Merger Sub have been so converted. Until surrender, each outstanding certificate which prior to the Effective Time represented capital stock of Merger Sub shall be deemed for all corporate purposes to evidence ownership of the number of whole shares of Common Stock of CNET into which the shares of capital stock of Merger Sub have been so converted.

         4.2 Fractional Shares. No fraction of a share of Glenayre Common Stock shall be issued in the Merger. In lieu of any such fractional shares, Glenayre shall pay each Share- holder, upon surrender of a certificate for exchange pursuant to Section 4.3, an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the fractional interest to which such holder would otherwise be entitled (after taking into account all shares of CNET Common Stock then held of record by such holder) by the Closing Price of the Glenayre Common Stock on the NASDAQ Stock Market on the Trading Day immediately before the Effective Time.

         4.3      Payment of Merger Consideration.

         (a) Promptly after the Effective Time (and, in any event, within five Business Days after delivery of such Shareholder's CNET stock certificates and executed Transmittal Letter (Shareholders) to Glenayre), Glenayre shall mail by first class mail, postage prepaid, or otherwise deliver to each Shareholder, against receipt by Glenayre of certificates for all of such Shareholder's shares of CNET Common Stock and an executed Transmittal Letter (Shareholders), the Merger Consideration (less the Escrowed Shares as provided in Section 4.9) that such Shareholder has a right to receive pursuant to Section 4.1(a). After the Effective Time, except for a Shareholder receiving payment of the Merger Consideration pursuant to the preceding sentence, each holder of record of any certificate which immediately prior to the Effective Time evidenced outstanding shares of CNET Common Stock (other than Dissenting Shares, if applicable), upon surrender thereof (or compliance with Section 4.3(b), if applicable) and upon presentation of a Transmittal Letter (Shareholders) executed by such Shareholder to Glenayre, shall be entitled to receive in exchange therefor (1) the Merger Consideration that such holder has the right to receive pursuant to Section 4.1(a) and (2) any dividends or other distributions to which such holder is entitled pursuant to Section 4.4, and the CNET Common Stock certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of shares of CNET Common Stock that is not registered in the transfer records of CNET, the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 4.4, may be issued and paid in accordance with this Article 4 to a transferee if the certificate evidencing such shares of CNET Common Stock (or compliance with Section 4.3(b), if applicable) and a Transmittal Letter (Shareholders) executed by such transferee, are presented to Glenayre, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.3(a) (or compliance with Section 4.3(b), if applicable), each certificate representing shares of CNET Common Stock shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender (or compliance with Section 4.3(b), if applicable) and upon presentation of a Transmittal Letter (Shareholders) executed by such holder, the Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 4.4.

         (b) In the event that a stock certificate representing shares of CNET Common Stock is alleged by the holder thereof to have been lost, stolen or destroyed, Glenayre shall nevertheless deliver to such holder the Merger Consideration, and any dividends or other distributions to which such holder is entitled pursuant to Section 4.4, provided that Glenayre may require such holder to give Glenayre a bond (or other adequate security) sufficient to indemnify it and CNET against any claim that may be made against it or CNET (including any expense or liability) on account of the alleged loss, theft or destruction of the CNET stock certificate or the issuance of the Glenayre stock certificate in exchange therefor.

         4.4 Distributions with Respect to Unexchanged Shares of CNET Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Glenayre Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate representing shares of CNET Common Stock until the holder of such unsurrendered certificate shall surrender the certificate (or comply with Section 4.3(b), if applicable) and until presentation of a Transmittal Letter (Shareholders) executed by such holder.

         4.5      CNET Stock Options.

         (a) At the Effective Time, CNET's obligations with respect to each then outstanding CNET Stock Option, as amended in the manner described in this
Section 4.5, shall be assumed by Glenayre. The CNET Stock Options so assumed by Glenayre shall not expire and shall continue to have, and be subject to, the same terms and conditions as set forth in the CNET Stock Option Plan and/or any agreements pursuant to which such CNET Stock Options were granted as in effect immediately prior to the Effective Time, except that (1) each CNET Stock Option shall be exercisable for that number of whole shares of Glenayre Common Stock equal to the number of shares of CNET Common Stock covered by such CNET Stock Option immediately prior to the Effective Time, multiplied by the Option Exchange Ratio and rounded to the nearest whole number of shares of Glenayre Common Stock, and (2) the price at which each such CNET Stock Option is exercisable shall be divided by the Option Exchange Ratio (rounded up to the nearest cent).

         (b) Glenayre shall reserve for issuance the aggregate number of shares of Glenayre Common Stock that will become issuable upon the exercise of all CNET Stock Options outstanding at the Effective Time.

         (c) For each outstanding CNET Stock Option, Schedule 4.5 sets forth (1) the name and address of the Option Holder owning such CNET Stock Option and (2) the number of shares of CNET Common Stock for which such option is exercisable and the exercise price therefor.

         4.6 Withholding Rights. Glenayre, CNET or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of CNET Common Stock or CNET Stock Options such amounts as Glenayre, CNET or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of any other applicable Tax Law. Glenayre shall notify CNET at least two Business Days prior to the Closing Date of any withholding Glenayre is required to make, or to cause the Exchange Agent or CNET to make, in accordance with this Section 4.6. To the extent that amounts are so withheld by Glenayre, CNET or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder in respect of which such deduction and withholding was made by Glenayre, CNET or the Exchange Agent.

         4.7      Dissenting Shares.

         (a) If provided for under the TBCA, notwithstanding any other provision of this Agreement to the contrary, shares of CNET Common Stock that are outstanding immediately prior to the Effective Time and which are held by Shareholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing payment for such shares in accordance with Sections 5.11 et seq. of the TBCA (a "Dissenter Payment") and who shall not have withdrawn such demand or have been deemed or otherwise have forfeited the right to payment under the TBCA (such shares of CNET Common Stock being referred to as "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration. Instead, such Shareholders shall be entitled to receive their Dissenter Payments in accordance with the provisions of the TBCA, except that all Dissenting Shares held by Shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to payment for such shares of CNET Common Stock under the TBCA shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration, upon surrender in the manner provided in Section 4.3 of the certificate or certificates that formerly evidenced such shares of CNET Common Stock (or compliance with Section 4.3(b) if applicable) and the presentation of an executed Transmittal Letter (Shareholders). All Dissenter Payments shall be paid by CNET.

         (b) CNET shall give Glenayre (1) prompt notice of any demands for payment received by CNET pursuant to Sections 5.11 et seq. of the TBCA, withdrawals of such demands, and any other instruments served pursuant to the TBCA and received by CNET and (2) the opportunity to direct all negotiations and proceedings with respect to demands for payment under the TBCA. CNET shall not, except with the prior written consent of Glenayre, make any payment with respect to any demands for payment of, or offer to settle, or settle, any such demands.

         4.8 Transaction Expenses. Glenayre shall pay all expenses incurred by Glenayre and Merger Sub (including all fees and expenses of their attorneys, accountants, consultants and other advisers) in connection with the preparation, negotiation and entering into of this Agreement and all other related agreements, documents and certificates incident thereto and the consummation by Glenayre and Merger Sub of the Transactions. CNET shall pay all expenses incurred by CNET (including all fees and expenses of its attorneys, accountants, consultants and other advisers) in connection with the preparation, negotiation and entering into of this Agreement and all other related agreements, documents and certificates incident thereto or otherwise incurred in connection with the Transactions in the event the Merger is not consummated. In the event the Merger is consummated, CNET shall pay the first $300,000 of CNET Transaction Expenses and 50% of any CNET Transaction Expenses above $300,000, with the Shareholders collectively to pay the remaining 50% of any CNET Transaction Expenses above $300,000. As used herein, "CNET Transaction Expenses" means the total amount of expenses incurred by CNET or CNET Sub in connection with the Merger and the Transactions for the following: fees and expenses of the attorneys, accountants, consultants or other advisers of CNET or CNET Sub incurred directly in connection with (i) negotiating, drafting and preparing this Agreement and any other agreements, documents or certificates contemplated hereby and (ii) conducting due diligence hereunder. CNET shall cause its attorneys, accountants and other service providers to provide periodic statements of CNET Transaction Expenses (no less frequently than monthly and more frequently upon Glenayre's request).

         4.9  Escrow.   On  the  Closing  Date,   Glenayre,   the  Shareholders'
Representative and the Escrow Agent shall enter into the Escrow Agreement, and, promptly after the Effective Time, Glenayre shall deliver to the Escrow

Agent (1) a certificate issued in the name of the Shareholders' Representative as agent for the Shareholders, representing a number of shares of Glenayre Common Stock equal to 40,000 multiplied by a fraction the numerator of which is the total number of outstanding shares of CNET Common Stock immediately before the Effective Time and the denominator of which is the sum of (i) the total number of shares of CNET Common Stock immediately before the Effective Time and
(ii) the total number of shares of CNET Common Stock which are subject to CNET Stock Options immediately before the Effective Time, such shares to be allocated for the benefit of each Shareholder in accordance with such Shareholder's Proportionate Percentage (such shares, together with all shares issued in payment or distribution of any stock dividend on or split-up or other recapitalization of, or in respect of, any such escrowed shares, and any securities or other property issued or distributed with respect to such shares in connection with any merger, consolidation or liquidation of Glenayre being herein sometimes referred to as the "Escrowed Shares"). Each such certificate shall be registered in the name of the Shareholder's Representative and shall be accompanied by stock powers duly signed in blank by the Shareholders' Representative. Each of the Shareholders shall be entitled to vote his, her or its Proportionate Percentage of the Escrowed Shares and shall be entitled to direct in writing that his, her or its Proportionate Percentage of the Escrowed Shares be sold, provided that the net proceeds from any such sales shall be delivered to the Escrow Agent and held as part of the Escrowed Funds. Any dividends or other distributions on the Escrowed Shares in the form of capital stock of Glenayre shall be delivered to the Escrow Agent and held as part of the Escrowed Shares. Any dividends or other distributions on the Escrowed Shares in the form of cash shall be paid directly to the Shareholders in accordance with their respective Proportionate Percentages. "Escrowed Funds" means any cash or property, other than capital stock of Glenayre, held in escrow by the Escrow Agent under this Agreement and the Escrow Agreement. The Escrowed Shares and the Escrowed Funds are collectively referred to herein as the "Escrow". The Escrow shall be applied to indemnify, defend and hold harmless Glenayre against Losses in accordance with the terms and conditions of this Agreement. The Escrow Agent shall hold, invest and distribute the Escrow according to the provisions of this
Article 4 and the Escrow Agreement. In the event that there is any inconsistency between the provisions of this Article 4 and the Escrow Agreement, the Escrow Agreement shall control.

         (a) Term of Escrow. Except as provided in Section 4.9(d), the Escrow shall not be released by the Escrow Agent until the Expiration Date.

         (b) Formula for Number of Escrowed Shares to be Returned to Glenayre. To the extent that Escrowed Shares are applied to any portion of a Loss pursuant to Section 4.10(e), the number of Escrowed Shares to be so applied shall be computed by dividing the dollar amount of such portion of a Loss by the Reference Price rounded up to the nearest whole share, subject to appropriate adjustment in the event of a stock dividend on, or split-up or other recapitalization of, or in respect of, the Escrowed Shares or in the event that other securities or property have been deposited in escrow in connection with any merger, consolidation or liquidation of Glenayre. Such Escrowed Shares to be so returned to Glenayre shall be allocated among the Shareholders in accordance with Section 4.10(e).

         (c) Investment of Escrowed Funds. The Escrowed Funds shall, as nearly as may be practicable, be continuously invested and reinvested by the Escrow Agent as provided in the Escrow Agreement.

         (d)      Distribution of the Escrow.

                  (1) The Escrow Agent shall apply the Escrow to any Loss, and distribute the Escrow to Glenayre, in accordance with Section 4.10 and the Escrow Agreement.

                  (2) Not later than five Business Days after the Expiration Date, the Escrow Agent shall deliver to the Shareholders' Representative (for delivery to the Shareholders in accordance with their then respective interests therein) the Escrow then held by the Escrow Agent, less the Escrow for which a Notice of Claim was received by the Escrow Agent prior to the Expiration Date; and such Escrow so distributed to the Shareholders shall be allocated among the Shareholders in accordance with their respective interests in the Escrow. Any retained Escrow shall, upon final determination or settlement of the claim that is the subject of the Notice of Claim, be applied thereto in accordance with such final determination or settlement and Section 4.10 and any balance delivered to the Shareholders' Representative (for delivery to the Shareholders in accordance with their then respective interests in the retained Escrow).

         4.10     Application of Escrow to a Loss.

         (a) At any time prior to the Expiration Date, if Glenayre intends to make any Indemnity Claim, Glenayre shall give the Escrow Agent and each Principal Shareholder a Notice of Claim pursuant to Section 9.2, together with notice that Glenayre intends to apply all or a part of the Escrow (in the manner provided in Section 4.10(e)) to the payment of the Loss specified in such Notice of Claim. In the event that a Loss has not been liquidated or determined, Glenayre may, at any time prior to the Expiration Date, give the Escrow Agent and each Principal Shareholder a Notice of Claim in which Glenayre describes the specific nature of the Indemnity Claim and makes a good faith estimate of the Loss.

         (b) If the Shareholders' Representative does not give written notice to Glenayre and the Escrow Agent, within 15 Business Days after the giving of such Notice of Claim, that he protests the proposed application of the Escrow to the Loss as specified in such Notice of Claim, then the Escrow shall be applied to such Loss as set forth in such Notice of Claim.

         (c) If the Shareholders' Representative does give written notice to Glenayre and the Escrow Agent, within 15 Business Days after the giving of such Notice of Claim, that he protests the proposed application of the Escrow to the Loss as specified in such Notice of Claim, then Glenayre and the Shareholders' Representative shall attempt in good faith to resolve the disagreement with respect to such proposed application. In the event that Glenayre and the Shareholders' Representative cannot resolve such disagreement within 15 Business Days after the Shareholders' Representative gives notice to Glenayre that he protests such application, then the proposed application shall be referred by Glenayre to, and settled by, binding arbitration in accordance with the then current Rules of Commercial Arbitration of the American Arbitration Association. The arbitration panel or arbitrator (as applicable) shall be selected as provided in Section 4.10(d). The arbitration panel or arbitrator (as applicable) shall determine the amount, if any, of such proposed Loss and the application of the Escrow thereto. The venue of the arbitration proceedings shall be in Mecklenburg County, North Carolina. In reaching a decision, the arbitration panel or arbitrator (as applicable) shall apply the principles of law that a North Carolina court, in applying North Carolina law, would use in the event of litigation on the same issues. The decision rendered by the arbitration panel or arbitrator (as applicable) shall be final and binding on Glenayre, the Shareholders, the Shareholders' Representative and the Escrow Agent. Judgment on the award rendered by the arbitration panel or arbitrator (as applicable) may be entered in any court having jurisdiction thereof. Each of Glenayre and the Shareholders shall bear its or their own attorneys' fees, fees for expert witnesses and all other costs incurred by it or them in connection with the Indemnity Claim which is the subject of the arbitration. Glenayre and the Shareholders shall share equally any attorneys' fees, fees for expert witnesses and all other costs incurred by the Escrow Agent in connection with the arbitration of such Indemnity Claim and any fees charged by the arbitrators or the American Arbitration Association.

         (d) In the event that the Shareholders' Representative protests the proposed application of the Escrow to a Loss as provided in Section 4.10(c) and Glenayre and the Shareholders' Representative cannot resolve such disagreement within the 15-Business Day period specified in Section 4.10(c), then promptly thereafter Glenayre shall name a professionally qualified individual to serve as an arbitrator on the arbitration panel to determine the application of the Escrow to such Loss and shall give the Shareholders' Representative notice thereof; within 15 Business Days after such notice, the Shareholders' Representative shall name a second professionally qualified individual to serve as an arbitrator on such arbitration panel; and the two individuals so named shall agree upon and name a third individual to serve as an arbitrator on such arbitration panel. In the event that the Shareholders' Representative does not name a second individual to serve on the arbitration panel within 15 Business Days after notice by Glenayre to the Shareholders' Representative of the name of its arbitrator, then the arbitrator named by Glenayre shall serve as the sole arbitrator. In the event that the two individuals named by Glenayre and the

Shareholders' Representative, respectively, cannot agree on a third member within 15 Business Days after such second arbitrator is named, then the selection of a third individual to serve on the arbitration panel shall be made by the American Arbitration Association or, if the American Arbitration Association fails to choose an arbitrator within 15 Business Days after request by any Glenayre or the Shareholders' Representative, by the Chief Resident Superior Court Judge of Mecklenburg County, North Carolina.

         (e) Subject to Section 9.4(d), each Shareholder shall be liable only for his Proportionate Percentage of any Loss indemnifiable under Section 9.1. The liability of each Shareholder as so determined may be satisfied, at the written direction of the Shareholders' Representative to Glenayre and the Escrow Agent within 15 Business Days after such Notice of Claim is given to the Shareholders' Representative (or, if such Indemnity Claim is contested pursuant to Section 4.10(c), within 15 Business Days after final resolution of such Indemnity Claim as provided in Section 4.10(c)), by the Escrow Agent's payment of Escrowed Funds to Glenayre, the Escrow Agent's delivery of the Escrowed Shares to Glenayre, or any combination of the foregoing. In the absence of any such direction by the Shareholders' Representative within the 15-Business Day period described above, the Proportionate Percentage of a Loss by such Shareholder shall, subject to the provisions of Section 4.10(b) and (c) with respect to the application of the Escrow to the Loss, be satisfied in accordance with the directions specified by Glenayre in the Notice of Claim with respect to such Loss. For purposes of applying the Escrow to a Loss to satisfy the indemnity obligations of the Shareholders, (1) the value of any Escrowed Funds so applied shall be the dollar amount (or fair market value, as applicable) of such Escrowed Funds as of the date of such application and (2) the value of any Escrowed Shares so applied shall be the number of such Escrowed Shares, multiplied by the Reference Price.

         (f) The approval of this Agreement by the Shareholders as provided in the TBCA shall constitute (1) the approval of this Agreement, including the indemnification obligations of the Shareholders under Article 9, (2) the approval of the Escrow Agreement and all of the arrangements relative thereto, including the placement in escrow of the portion of the Merger Consideration described in Section 4.9 and (3) the appointment by all Shareholders of the Shareholders' Representative pursuant to the terms of Article 4A, and all Shareholders shall thereby be bound by the terms of this Agreement and the Escrow Agreement.

                                   ARTICLE 4A

                          SHAREHOLDERS' REPRESENTATIVE

         4A.1 Appointment of Shareholders' Representative. The approval of this Agreement and the Plan of Merger by the Shareholders as provided in the TBCA shall constitute (a) the approval and appointment of David M. Zumwalt (or his successor) as agent for the Shareholders pursuant to the terms hereof (the "Shareholders' Representative") and (b) the approval and authorization for all of the arrangements relating thereto, including: (i) Glenayre's issuance of the Escrowed Shares in the name of the Shareholders' Representative, as agent for the Shareholders; (ii) the execution, delivery and performance of the Escrow Agreement by the Shareholders' Representative; (iii) the Shareholders' Representative's execution of blank stock powers with respect to the Escrowed Shares in accordance with the terms of this Agreement or the Escrow Agreement;
(iv) the distribution of the Escrow to the Shareholders upon the Shareholders' Representative's receipt of the Escrow from the Escrow Agent; (v) the Shareholders' Representative's performance of his obligations under this Agreement and the Escrow Agreement, or in connection therewith; and (vi) the rights of the Shareholders' Representative set forth herein.

         4A.2   Liability   and  Authority  of   Shareholders'   Representative;
Successors and Assigns.

         (a) The Shareholders' Representative shall not incur any liability with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other document believed by him to be genuinely and duly authorized, nor for other action or inaction as the Shareholders' Representative, excepting only his own willful misconduct or gross negligence. The Shareholders' Representative may, in all questions arising hereunder or under the Escrow Agreement, rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Shareholders' Representative based on such advice, the Shareholders' Representative shall not be liable to anyone.

         (b) In the event of the death or permanent disability of the Shareholders' Representative, or his resignation as the Shareholders' Representative, a successor Shareholders' Representative shall be elected by a majority vote of the Shareholders, with each Shareholder (or his successor or assign) to be given a vote equal to the number of votes represented by the shares of CNET Common Stock held by such Shareholder immediately prior to the Effective Time pursuant to a procedure to be mutually agreed upon among the Shareholders. The Shareholders shall cause to be delivered to Glenayre prompt written notice of such election of a successor Shareholders' Representative. Pending the election of a successor Shareholders' Representative, the Shareholder holding the largest number of shares of CNET Common Stock as of the Effective Time (excluding the former Shareholders' Representative) shall act as the interim Shareholders' Representative. Each interim and successor Shareholders' Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Shareholders' Representative, and the term "Shareholders' Representative" as used herein shall be deemed to include any interim or successor Shareholders' Representative.

         (c) The Shareholders' Representative shall have full power and authority to represent the Shareholders, and their successors and assigns, with respect to all matters arising under this Agreement and the Escrow Agreement, and all action taken by the Shareholders' Representative hereunder shall be binding upon the Shareholders, and their successors and assigns, as if expressly confirmed and ratified in writing by each of them. The appointment of the Shareholders' Representative under this Agreement shall survive the death, incapacity or any assignment of rights or assets of any Shareholder. Without limiting the generality of the foregoing, the Shareholders' Representative shall have full power and authority on behalf of the Shareholders to: (i) interpret all of the terms and provisions of this Agreement and the Escrow Agreement; (ii) to the extent of the Escrow, compromise or settle any claims asserted under this Agreement or in connection with the Transactions; (iii) authorize payments with respect thereto from the Escrow, on behalf of the Shareholders; (iv) execute, deliver and perform the Escrow Agreement; (v) execute blank stock powers with respect to the Escrowed Shares in accordance with the terms of this Agreement and the Escrow Agreement; (vi) distribute the Escrow to the Shareholders upon the Shareholders' Representative's receipt thereof from the Escrow Agent.

         4A.3 Shareholders' Representative Expenses. Each Shareholder shall be liable for his, her or its Proportionate Percentage of any expenses (including reasonable attorneys' fees) paid or incurred by the Shareholders' Representative in connection with the performance of his obligations as Shareholders' Representative. The Shareholders' Representative shall be entitled, but not limited, to reimbursement of any such expenses from the Escrow prior to any distribution thereof to the Shareholders.

         4A.4 Right of Interpleader. Should the Shareholders' Representative be in doubt as to what action to take under this Agreement or the Escrow Agreement, the Shareholders' Representative shall have the right, but not the obligation, either to (a) withhold any action, payment or distribution until his doubt is resolved or (b) institute a petition for interpleader in any court of competent jurisdiction to determine his rights and obligations.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF CNET
                              AND THE SHAREHOLDERS

         CNET and the Shareholders hereby jointly and severally make the representations and warranties contained in this Article 5. As used herein, where a statement is made "to the knowledge" of CNET or a statement is made that CNET "knows" a particular fact or circumstance or a statement is made that a particular fact or circumstance is "known" to CNET, such knowledge shall mean the actual knowledge of each of the Persons listed on Schedule

5 and such Person's constructive knowledge based solely upon (1) his review of the pertinent business records of CNET and CNET Sub in the files of such Person and (2) his inquiry of each employee of CNET or CNET Sub, and each attorney, accountant or advisor retained by CNET or CNET Sub, who is reasonably believed to have relevant information about the matter as to which such knowledge or lack of knowledge is asserted (the scope of such review and inquiry being that of a reasonable person under the circumstances).

         5.1 Organization and Qualification. Except as set forth in Schedule
5.1. CNET is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Except as set forth in Schedule 5.1, CNET Sub is a Gesellschaft mit beschrankter Haftung duly organized and validly existing under the laws of Germany but does not conduct any business. Except as set forth in Schedule 5.1, CNET and CNET Sub are duly qualified or licensed as foreign corporations to do business, and are in good standing, in each jurisdiction where the character of the properties owned, leased or operated by them or the nature of their business makes such qualification or licensing necessary under applicable Laws, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a CNET Material Adverse Effect.

         5.2 Articles of Incorporation; Bylaws; Minute Books. CNET has provided to Glenayre a complete and correct copy of the Articles of Incorporation and the Bylaws of CNET and the Satzung (Articles) of CNET Sub. Such Articles of Incorporation and Bylaws of CNET and the Satzung (Articles) of CNET Sub are in full force and effect. Except as set forth in Schedule 5.2, CNET is not in violation of any provisions of its Articles of Incorporation or Bylaws and CNET Sub is not in violation of its Satzung (Articles). The minute books of CNET (a correct and complete copy of which has been furnished to Glenayre) contain all records of meetings, or written consents in lieu of meetings, of CNET's directors and shareholders. A true and correct current extract from the Commercial Register for CNET Sub has been furnished to Glenayre. Neither the directors nor the shareholders of CNET have taken any material corporate action which is not reflected in the minute books of CNET. Neither the directors nor the shareholders of CNET Sub have taken any material corporate action which is not reflected in the current extract from the Commercial Register for CNET Sub.

         5.3      Capitalization.

         (a) The authorized capital stock of CNET consists of 150,000,000 shares of CNET Common Stock. As of the date hereof, (1) 7,856,912 shares of CNET Common Stock are issued and outstanding, all of which shares were validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights, and (2) 1,368,853 shares of CNET Common Stock are reserved for future issuance pursuant to outstanding CNET Stock Options (which options were not granted in violation of any preemptive rights). CNET has provided to Glenayre a certificate of the Chief Executive Officer of CNET which accurately and completely shows, as of the date of this Agreement, the names and addresses and Social Security or Federal I.D. numbers of all of the record owners of the outstanding shares of CNET Common Stock and the certificate numbers for such shares. At the Effective Time, each such share of CNET Common Stock will be owned, legally and beneficially, by such record owner free and clear of all Encumbrances whatsoever, except (1) as set forth on Schedule 5.3 or (2) restrictions imposed by applicable securities Laws.

         (b) The authorized capital stock or share capital of CNET Sub consists of DM 50,000. As of the date hereof, capital stock or share capital of DM 50,000 is issued and outstanding, all of which are held by CNET and were validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive rights. Except as reflected on Schedule 5.3, each such share owned by CNET is free and clear of all Encumbrances whatsoever, except restrictions imposed by applicable securities Laws.

         (c) Except as set forth in Schedule 5.3 or except as set forth in this
Section 5.3(c), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or share capital of CNET or CNET Sub to issue or sell any shares of capital stock or share capital of, or other equity interests in, CNET or CNET Sub. All shares of CNET Common Stock subject to issuance under the CNET Stock Options, upon issuance on the terms and conditions specified in the CNET Stock Option Plan and/or agreements pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Schedule 5.3, there are no outstanding contractual obligations of CNET or CNET Sub to repurchase, redeem or otherwise acquire any shares of CNET Common Stock or any capital stock of CNET Sub, or make any debt or equity investment (in the form of a loan, capital contribution or otherwise) in, CNET Sub or any other Person. All offers and sales of CNET Common Stock and the capital stock or share capital of CNET Sub were at all relevant times duly registered under or exempt from the registration requirements of the Securities Act, the applicable Blue Sky Laws and equivalent applicable foreign securities Laws. Schedule 5.3 also describes all issuances of the capital stock or share capital of CNET and CNET Sub, any option or warrant to issue such stock or share capital and any repurchase of such stock or share capital, in each case within the past two years.

         5.4      Authority Relative to this Agreement.

         (a) CNET has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. Except as disclosed in Schedule 5.3 or 5.5, each of the Principal Shareholders has all the necessary power and authority to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by CNET and the consummation by it of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of CNET are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, any approval and adoption of this Agreement by the holders of CNET Common Stock and the filing and recordation of appropriate merger documents as required by the TBCA). This Agreement has been duly and validly executed and delivered by CNET and the Principal Shareholders and, assuming the due authorization, execution and delivery by Glenayre and Merger Sub, constitutes a legal, valid and binding obligation of each of CNET and the Principal Shareholders enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by such principles of equity as may affect the availability of equitable remedies.

         (b) Except as disclosed in Schedule 5.3 or 5.5, each Equity Holder has all necessary power and authority to execute and deliver his, her or its Transmittal Letter (Shareholders) or Acknowledgment (Option Holders), as applicable, at the Effective Time and to perform his, her or its obligations thereunder and hereunder. The execution and delivery of such Transmittal Letters (Shareholders) or Acknowledgments (Option Holders) at the Effective Time will have been duly and validly authorized by all necessary action on the part of the Equity Holders and no other proceedings on the part of any Equity Holder will have been necessary to authorize such Transmittal Letters (Shareholders) or Acknowledgments (Option Holders). At the Closing, the Transmittal Letter (Shareholders) or Acknowledgment (Option Holders), as applicable, executed by each Equity Holder will have been duly and validly executed and delivered by him, her or it and, assuming the due authorization, execution and delivery by Glenayre and Merger Sub, will constitute a legal, valid and binding obligation of such Equity Holder enforceable against him, her or it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally or by such principles of equity as may affect the availability of equitable remedies.

         5.5      No Conflict; Required Filings and Consents.

         (a) Except as set forth in Schedule 5.5 or as set forth in the exceptions in Section 5.5(b) below, the execution and delivery of this Agreement by CNET do not, and the performance of the Transactions by CNET will not, (1) violate the Articles of Incorporation or Bylaws (or comparable organizational documents) of CNET or CNET Sub, (2) except for any violations of such Law which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole, violate any Law applicable to CNET or CNET Sub or by which any of their property or assets is bound or affected, or (3) result in any breach of or constitute a default (or any event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any property or asset of CNET or CNET Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, to which CNET or CNET Sub is a party or by which either of them or any of their property or assets is bound or affected, except for breaches or defaults of contracts, agreements, leases, licenses, permits, franchises and other instruments or obligations (other than any note, bond, mortgage or indenture) which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole.

         (b) The execution and delivery of this Agreement by CNET and the Principal Shareholders do not, and the execution and delivery of the Transmittal Letters (Shareholders) or Acknowledgments (Option Holders) (as applicable) by each Equity Holder and the performance of the Transactions by CNET and the Shareholders will not, require any consent or authorization of, or filing with or notification to, any Governmental Authority except for (1) applicable requirements, if any, of the Securities Act or Blue Sky Laws and (2) filing and recordation of appropriate merger documents as required by the TBCA.

         5.6 Other Interests. Other than the ownership interest in CNET Sub by CNET, neither CNET nor CNET Sub owns directly or indirectly any interest (whether absolute or contingent) or investment in any Person.

         5.7 Financial Statements. CNET has delivered to Glenayre its audited consolidated financial statements for the fiscal years ended January 31, 1993, January 31, 1994, January 31, 1995 and January 31, 1996 and unaudited interim consolidated financial statements for each month subsequent to January 31, 1996 through July 31, 1996 (collectively, the "Financial Statements"). Each of the balance sheets provided to Glenayre (including the related notes and schedules) fairly presents the consolidated financial position of CNET and CNET Sub as of its date and each of the statements of income, retained earnings and cash flows provided to Glenayre (including any related notes and schedules) fairly presents the consolidated results of operations, retained earnings and cash flows, respectively, of CNET and CNET Sub for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which will be consistent with prior years' adjustments and which would not be material in amount or effect, and except as disclosed in Schedule 5.7) in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except for the absence of notes, a consolidated statement of cash flow and a consolidated statement of shareholders' equity in interim statements. The Financial Statements have been prepared from the books and records of CNET and CNET Sub which accurately and fairly reflect in all material respects the transactions and dispositions of the assets of CNET and CNET Sub. Except as set forth in Schedule 5.7, as of July 31, 1996, neither CNET nor CNET Sub had any material liabilities, contingent or otherwise, whether due or to become due, known or unknown, as of July 31, 1996 other than as indicated on the July 31, 1996 Balance Sheet, or in the notes thereto. CNET and CNET Sub have adequately accrued all employee benefit costs in accordance with GAAP on the July 31, 1996 Balance Sheet. The funding of such employee benefit costs have been provided for in the ordinary course of business consistent with past practices.

         5.8 Subsequent Events. Except as set forth in Schedule 5.8 or as otherwise contemplated by this Agreement, since January 31, 1996, there has not been:

         (a)      any CNET Material Adverse Effect;

         (b) except for the issuance of shares of CNET Common Stock pursuant to the exercise of a CNET Stock Option, any disposition or issuance by CNET or CNET Sub of any of its capital stock or share capital, or of any option or right or privilege to acquire any of its capital stock or share capital, or any acquisition or retirement by CNET of any of its capital stock or share capital, or any dividend or other distribution on or with respect to its capital stock;

         (c) any sale, mortgage, pledge, grant, dividend or other disposition, transfer or Encumbrance, other than Permitted Encumbrances, of any material asset or material interest owned or possessed by CNET or CNET Sub, other than those occurring in the ordinary course of business consistent with past practices and prior periods;

         (d) any expenditure or commitment by CNET or CNET Sub for the acquisition of assets of any kind, other than expenditures or commitments in the ordinary course of business consistent with past practices and prior periods and immaterial expenditures or commitments;

         (e) any damage, destruction or loss of such character as to have a CNET Material Adverse Effect (whether or not such damage, destruction or loss was insured against);

         (f) except for the general increases in compensation to employees of CNET effective in February 1996, any increase in the compensation payable or to become payable by CNET or CNET Sub to any officer, shareholder or employee of CNET or CNET Sub, or any agreement therefor;

         (g) any change made or authorized in the Articles of Incorporation or Bylaws (or comparable organizational documents) of CNET or CNET Sub;

         (h) any loans or advances by or to CNET or CNET Sub, other than renewals or extensions of existing indebtedness and uses of lines of credit and routine travel advances to employees, in each case in the ordinary course of business;

         (i) any cancellation without payment or satisfaction in full, or any waiver or extension of the time for performance of, any notes, loans or other obligations inuring to the benefit of CNET or CNET Sub unless such cancellation or termination occurs in the ordinary course of business of CNET or CNET Sub consistent with past practices or unless such cancellations or terminations, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole;

         (j) any failure by CNET or CNET Sub to operate its business other than in the ordinary course of business, any change from past practices in the manner of incurring or collecting receivables or incurring or paying trade payables or accrued liabilities, in each case except for any such failures or changes which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole;

         (k) any failure to maintain the books and records of CNET or CNET Sub consistent with past practices, or any write-down of assets shown on the books and records of CNET or CNET Sub, or the establishment of, or failure to establish, any reserves or accruals in an amount or nature that is not consistent with past practices or prior periods, in each case except for any such failures, write-downs or establishment which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole;

         (l)      any change in accounting practices; or

         (m) any agreement or commitment by or on behalf of CNET or CNET Sub to do or to take any of the actions referred to in Section 5.8 (a) through (l).

         5.9 Tax Matters. Except as disclosed in Schedule 5.9, CNET and CNET Sub have (1) timely filed all Tax reports and returns required to be filed by them and such reports and returns were true and complete, (2) duly paid all Taxes and other charges (whether or not shown on any Tax return) due or claimed to be due from them by federal, foreign, state or local taxing authorities or an adequate reserve has been established therefor in the Financial Statements and (3) delivered to Glenayre true and complete copies of all Tax reports and returns beginning with the 1991 tax year. The reserves for Taxes contained in the July 31, 1996 Balance Sheet and carried on the books of CNET or CNET Sub have been determined in accordance with GAAP. Except as disclosed in Schedule 5.9, no extension of time to file any Tax return by CNET or CNET Sub is currently in effect. Since January 31, 1996, neither CNET nor CNET Sub has incurred any material Tax liabilities other than in the ordinary course of business. There are no Tax liens (other than liens for current Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings with adequate reserves with respect thereto are maintained on CNET's or CNET Sub's books in accordance with GAAP) upon any properties or assets of CNET or CNET Sub and, except as disclosed in Schedule 5.9 and as reflected in the Financial Statements, there are no pending or, to the knowledge of CNET, threatened examinations relating to, or claims asserted for, Taxes or assessments against CNET or CNET Sub. Neither CNET nor CNET Sub has granted or been requested to grant any extension of the limitation period applicable to any claim for Taxes or assessments with respect to Taxes. Except as disclosed in Schedule 5.9, neither CNET nor CNET Sub is a party to any Tax allocation or sharing agreement. CNET and CNET Sub have duly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other Person that required withholding (and have otherwise complied with all applicable Laws relating to the payment and withholding of Taxes), except for any such failure to pay or withhold which is immaterial to the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole.

         5.10     Employees and Fringe Benefit Plans.

         (a) CNET has provided Glenayre a certificate of the Chief Executive Officer of CNET which completely and accurately shows, as of the date of this Agreement, the names and titles of all members of the Boards of Directors and officers of CNET and CNET Sub and all employees of CNET and CNET Sub, and the annual rate of compensation (and bonuses or commissions) being paid to each of them.

         (b) Schedule 5.10(b) lists each employment, bonus, commission, deferred compensation, pension, stock option, stock appreciation right, employee stock ownership, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of CNET or CNET Sub, whether legally binding or not and whether in the form of a written document or not, which affects one or more of their respective employees, including all "employee benefit plans" as defined by Section 3(3) of ERISA (collectively, the "Plans"), as in effect at January 31, 1996 or currently in effect.

         (c) For each Plan which is an "employee benefit plan" under Section 3(3) of ERISA, CNET has delivered to Glenayre correct and complete copies of the plan documents and summary plan descriptions, the three most recent determination letters received from the Internal Revenue Service, if any, the three most recent Form 5500 Annual Reports, if any, the three most recent trust statements, financial statements or other documents detailing the investments and assets of such Plan, if any, and all related trust agreements, insurance contracts and funding agreements that implement each such Plan.

         (d) Neither CNET nor CNET Sub has any commitment, whether in writing or not and whether legally binding or not, (1) to create any additional Plan; (2) to modify or change any Plan in any material respect; or (3) to maintain for any period of time any such Plan. Schedule 5.10(d) contains an accurate and complete description of the funding policies (and commitments, if any) of CNET or CNET Sub with respect to each such existing Plan. Neither CNET nor CNET Sub has any Plan that is an "employee stock ownership plan" as defined by Section 4975(e)(7) of the Code or Section 407(d)(6) of ERISA or that is invested in any securities issued by CNET or any of its Affiliates.

         (e) None of CNET or CNET Sub or any Plan or any trustee, administrator, fiduciary or sponsor of any Plan has engaged in any prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to the Plans (including Form 5500 Annual Reports, summary plan descriptions, and summary annual reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other Governmental Authorities have been made in a timely manner. There is no litigation, disputed claim, governmental proceeding or investigation pending or, to the knowledge of CNET, threatened with respect to any of the Plans, the related trusts or other funding media, or any fiduciary, trustee, administrator or sponsor of the Plans except (1) as described on Schedule 5.10(e) or (2) for claims for health or medical benefits arising in the normal course of plan administration that have not progressed beyond the Plan's internal claims procedures and, if granted, will not differ in any material respect from the plan benefits historically provided under the Plan. Except as described in
Schedule 5.10(e), such Plans have been established, maintained and administered in all material respects in accordance with their governing documents and in compliance with all applicable provisions of ERISA and the Code. Except as described in Schedule 5.10(e), each Plan which is intended to be a qualified plan under Section 401(a) of the Code has received, within the last three years, a favorable determination letter from the Internal Revenue Service with respect to its qualified plan status and, since the date of each most recent determination letter, no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Plan.

         (f) CNET and CNET Sub have complied in all material respects with all applicable Laws relating to employees' employment and/or employment relationships, including employment termination Laws, employee leave Laws, wage and hour related Laws, anti-discrimination Laws, employee safety and workers compensation Laws and COBRA (defined herein to mean the requirements of Section 4980B of the Code, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA).

         (g) Except as described in Schedule 5.10(g), the consummation of the Transactions will not (1) result in the payment or series of payments by CNET or CNET Sub to any employee or other Person of an "excess parachute payment" within the meaning of Section 280G of the Code, (2) entitle any employee or former employee of CNET or CNET Sub to severance pay, unemployment compensation or any other payment, or (3) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation, unreceived compensation, employee payable or other employee benefits under any Plan (including vacation and sick pay).

         (h) None of the Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Section 4980B(g) of the Code and Section 607 of ERISA.

         (i) Neither CNET nor any "affiliate" of CNET (defined herein to mean an entity which is a member of a "controlled group of corporations," or under "common control," with CNET as defined in Section 414(b) or (c) of the Code or in the regulations promulgated thereunder) has ever participated in, contributed to or withdrawn from a multiemployer plan as defined in Section 4001(a)(3) of ERISA, and neither CNET nor CNET Sub has incurred, or owes, any liability as a result of any partial or complete withdrawal by any employer from such a multiemployer plan as described under Sections 4201, 4203 or 4205 of ERISA.

         (j) None of CNET or CNET Sub or any "affiliate" of CNET (as defined in
Section 5.10(i)) has ever sponsored, maintained, participated in or contributed to an employee benefit plan or arrangement that is or was subject to Title IV of ERISA or any of the minimum funding standards or requirements of Section 412 of the Code.

         5.11     Title to Assets.

         (a) Real Property and Leasehold Interests. Neither CNET nor CNET Sub owns any real property. Schedule 5.11(a) describes all leases (including all amendments thereto) of real property under which CNET or CNET Sub is a lessee or sublessee (the "Leases"). CNET has delivered to Glenayre copies of all Leases and all material notices from the landlords thereunder or its leasing agents with respect thereto, all of which are specifically identified in Schedule 5.11(a). CNET or CNET Sub, as the case may be, has a valid and enforceable leasehold interest under all of the Leases, subject only to the terms and conditions set forth in the Leases and except as such enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and by such principles of equity as may affect the availability of equitable remedies. Neither CNET nor CNET Sub is in default under any Lease, and there does not exist any event which with notice or the lapse of time or both would constitute a default by either CNET or CNET Sub thereunder. To the knowledge of CNET, except as set forth in Schedule 5.11(a) the landlord under each Lease is not in default thereunder and there does not exist any event which with notice or the lapse of time or both would constitute a default by such landlord thereunder. CNET Sub leases no real property. As to all such real property leased by CNET (the "Leased Property") except as disclosed in Schedule 5.11(a):

                  (1) CNET has adequate rights of ingress and egress to all such Leased Property, the absence of which, individually or in the aggregate, would in any material respect affect the value of the Leased Property or materially interfere with or materially impair the present and continued use thereof in the usual and normal course of business of CNET, consistent with past practices;

                  (2) to the knowledge of CNET, there is no interest of any third party which impairs the current use of the Leased Property by CNET which, individually or in the aggregate, would in any material respect affect the value of the Leased Property or materially interfere with or materially impair the present and continued use thereof in the usual and normal course of business of CNET, consistent with past practices;

                  (3) to the knowledge of CNET, the Leased Property, as currently used by CNET, is not in violation of any applicable Laws (including building or environmental Laws) affecting the Leased Property which, individually or in the aggregate, would in any material respect affect the value thereof or materially interfere with or materially impair the present and continued use thereof in the usual and normal conduct of the business of CNET, consistent with past practices;

                  (4) no notice of violation of any applicable Law, or of any covenant, condition, restriction or easement, affecting the Leased Property or with respect to the use or occupancy of the Leased Property, has been received by CNET (or, to the knowledge of CNET, any of the landlords) from any Governmental Authority having jurisdiction over the Leased Property or by any other Person entitled to enforce the same, which, individually or in the aggregate, would in any material respect affect the value of the Leased Property or materially interfere with or materially impair the present and continued use thereof in the usual and normal course of business of CNET, consistent with past practices;

                  (5) to the knowledge of CNET, there is no (i) intended public improvement which may involve any charge being levied or assessed or which may result in the creation of any Encumbrance (other than a Permitted Encumbrance) upon the Leased Property, (ii) intended or proposed Law (including zoning changes) which may adversely affect the current or proposed use of the Leased Property, or (iii) suit, action, or legal, administrative, arbitration or other proceeding (including any proceeding for condemnation) or governmental investigation pending, threatened or contemplated against or affecting the Leased Property or the use of any part thereof, in each case under clause (i), (ii) or
         (iii) above which, individually or in the aggregate, would in any material respect affect the value of the Leased Property or materially interfere with or materially impair the present and continued use thereof in the usual and normal course of business of CNET, consistent with past practices;

                  (6) to the knowledge of CNET, there are no encroachments onto or easements on the Leased Property or any improvements on any adjoining property which, individually or in the aggregate, would in any material respect affect the value thereof or materially interfere with or materially impair the present and continued use thereof in the usual and normal conduct of the business of CNET, consistent with past practices, and no improvement on the Leased Property encroaches on any adjoining property or any easements or right-of-ways on, under or over the Leased Property which, individually or in the aggregate, would in any material respect affect the value thereof or materially interfere with or materially impair the present and continued use thereof in the usual and normal conduct of the business of CNET;

                  (7) CNET is not in breach of any, and is currently complying with, all covenants, conditions, restrictions, easements and similar matters affecting the Leased Property, which breach or failure to comply, individually or in the aggregate, would in any material respect affect the value of the Leased Property or materially interfere with or materially impair the present and continued use thereof in the usual and normal course of business of CNET, consistent with past practices;

                  (8) to the knowledge of CNET, the buildings and improvements located on the Leased Property, and the present use thereof, comply with all zoning, fire, health and safety Laws which, individually or in the aggregate, would in any material respect affect the value of the Leased Property or materially interfere with or materially impair the present and continued use thereof in the usual and normal course of business of CNET, consistent with past practices; and

                  (9) the water supply and sewage and waste disposal facilities available at each such Leased Property have been adequate for the business of CNET as currently conducted and as proposed to be conducted in the future, which, individually or in the aggregate, would in any material respect affect the value of the Leased Property or materially interfere with or materially impair the present and continued use thereof in the usual and normal course of business of CNET, consistent with past practices.

         (b) Equipment. CNET or CNET Sub, as the case may be, has good and indefeasible title to all machinery and equipment, computers, office supplies, furniture, parts, transportation equipment and other tangible personal property used in the businesses of CNET and CNET Sub (the "Equipment"), free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances set forth in
Schedule 5.11(b).

         (c) Receivables. At the Closing, all accounts receivable of CNET and CNET Sub reflected on the July 31, 1996 Balance Sheet, plus additional accounts receivable of CNET or CNET Sub arising after July 31, 1996 and less any accounts receivables collected in full after July 31, 1996 (the "Receivables") will constitute valid and enforceable claims of CNET or CNET Sub, as the case may be, enforceable by it in accordance with the terms of the instruments or documents creating them. Except as set forth on Schedule 5.11(c), the Receivables are free and clear of all Encumbrances other than Permitted Encumbrances. All Receivables have arisen from bona fide transactions in the ordinary course of CNET's or CNET Sub's business. Subject to the expiration of contractual acceptance periods with respect to certain Receivables, all Receivables are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of the allowance for doubtful accounts (as determined in accordance with GAAP as consistently applied). Schedule 5.11(c) is an accurate and complete aged accounts receivable report for CNET as of August 31, 1996, specifically identifying all Receivables still subject to a contractual acceptance period. Any prepayments of Receivables have been treated as a reduction of the Receivables or are included as "liabilities" on the balance sheets included in the Financial Statements.

         (d) Intellectual Property. Schedule 5.11(d) is an accurate and complete disclosure of all patents, trademark and service mark registrations, corporate name registrations, trade name registrations, copyright registrations, industrial design registrations, mask work registrations and all applications for any of the foregoing, owned by or developed by or for or used by CNET and CNET Sub, in connection with the business of CNET and CNET Sub as and where now conducted. The items disclosed in Schedule 5.11(d), together with all other trademarks and service marks, trade names, copyrightable works, trade secrets, proprietary information, know-how, and all other intellectual property of any type, owned by or developed by or for or used by CNET or CNET Sub, in connection with the business of CNET and CNET Sub as and where now conducted, constitute the "Intellectual Property." Schedule 5.11(d) also is an accurate and complete description of (1) all agreements and obligations of CNET and CNET Sub, or Encumbrances, relating to the Intellectual Property, and (2) all claims, asserted and unasserted (but known to CNET and probable of assertion) by CNET and CNET Sub against other Persons with respect to the Intellectual Property, and (3) claims, asserted and unasserted (but known to CNET and probable of assertion), against CNET or CNET Sub by any Person based on the Intellectual Property, or any use of the Intellectual Property by CNET or CNET Sub, or otherwise in connection with the business of CNET and CNET Sub as and where now conducted. To the extent that CNET or CNET Sub uses the intellectual property of another Person, such use is lawful and in accordance with any applicable agreement with such other Person. Except as disclosed in Schedule 5.11(d), neither CNET nor CNET Sub is a party to any agreement with any other Person with respect to the use of any Intellectual Property. Except as disclosed in Schedule 5.11(d), each of CNET and CNET Sub owns or possesses all licenses and permits, and all rights to use all Intellectual Property and has no knowledge of any conflict with the asserted rights of any others. Except as disclosed in Schedule 5.11(d), there are no instances where it has been held or claimed and there is no basis upon which a valid claim may be made, that any of the Intellectual Property or any use of the Intellectual Property by CNET or CNET Sub or any business of CNET or CNET Sub as and where now conducted infringes upon any intellectual property rights of any Person, except for any infringements as would, individually or in the aggregate, have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole. Except as disclosed in Schedule 5.11(d), there are no instances where CNET or CNET Sub has claimed, and, to the knowledge of CNET, there is no basis upon which a claim may be made, that any Person infringes upon any rights of CNET or CNET Sub with respect to the Intellectual Property, except for any infringements as would, individually or in the aggregate, have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole.

         (e) Contract Rights. Schedule 5.11(e), together with the other Schedules to this Agreement, sets forth all of the material executory contracts, agreements and commitments of CNET and CNET Sub of any kind or nature, including
(1) any contract, agreement or commitment which requires CNET or CNET Sub to make aggregate payments thereunder in excess of $20,000, (2) any contract, agreement or commitment pursuant to which CNET or CNET Sub is entitled to receive aggregate payments thereunder in excess of $20,000 and (3) any joint venture, partnership, participation or cost sharing agreement, material license agreement, material lease, note or other evidence of indebtedness, security agreement, mortgage, noncompetition agreement or power of attorney, whether written or unwritten so long as it is an enforceable obligation (collectively, the "Material Contracts"). The rights of CNET or CNET Sub, as the case may be, under all Material Contracts are valid and enforceable by CNET or CNET Sub, as the case may be, in all material respects in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by such principles of equity as may affect the availability of equitable remedies. Neither CNET nor CNET Sub, as the case may be, is in default in any material respect (nor does any circumstance exist which, with notice or the passage of time or both, would result in such a default) under the Material Contracts. To the knowledge of CNET, the other party to each Material Contract is not in default thereunder in any material respect (nor does any circumstance exist which, with notice or the passage of time or both, would result in such a default). To the knowledge of CNET, there is no threatened cancellation of any Material Contract. To the knowledge of CNET, there is no outstanding dispute under any Material Contract, except for any dispute under a particular Material Contract which would have only an immaterial effect on such Material Contract. All amendments or supplements to the Material Contracts and all material notices with respect to such Material Contracts are specifically identified in Schedule 5.11(e).

         5.12     Condition of Tangible Assets.

         (a) Fixtures. The fixtures and leasehold improvements on the Leased Property are in good condition and repair, ordinary wear and tear excepted, and all electric, gas, water and sewer utilities serving the Leased Property are adequate for the current use of the Leased Property.

         (b) Hazardous Substances. For purposes of this Agreement, the following terms shall have the following meanings:

         "Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating in any way to any Environmental Law (for purposes of (1) and (2) below, "Claims") or to any material provision of any permit issued under any such Environmental Law, including:

                  (1) any and all Claims by Governmental Authorities for investigation, oversight, enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law; and

                  (2) any and all Claims by any third party seeking damages, response costs, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment arising from Hazardous Materials.

         "Environmental Law" means any applicable Law now in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment, relating to the environment, health or safety, or hazardous, toxic or dangerous materials, substances or wastes, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601 et seq. ("CERCLA"); the Toxic Substances Control Act, as amended, 15 U.S.C. ss.ss. 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. ss.ss. 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.ss.1251 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, as amended, 7 U.S.C. ss.ss.136, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. ss.ss.1801 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.ss. 6901 et seq. ("RCRA"); the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq.; and any similar state or local Law.

         "Hazardous Materials" means "hazardous substances" as defined in
Section 101(14) of CERCLA, "hazardous waste" and "hazardous constituents" as defined in RCRA and its implementing regulations, and any other substances defined as pollutants, contaminants, toxic, hazardous or harmful or dangerous to human health or the environment under any applicable Environmental Law, including:

                  (1) any petroleum or petroleum products, chlorinated solvents, explosives, radioactive materials, asbestos, asbestos products, urea formaldehyde foam insulation, polychlorinated biphenyls (PCB's), including transformers or other equipment that contain dielectric fluid containing detectible levels of polychlorinated biphenyls, and radon gas;

                  (2) any hazardous, toxic or dangerous waste, substance or material defined as such, or as harmful or dangerous to human health or the environment, in (or for purposes of) any current Environmental Law or currently listed as such pursuant to any Environmental Law; and

                  (3) any other chemical, material or substance, the addition of which to the air, earth, surface water or groundwater is prohibited, limited or regulated by any Environmental Law.

         "CNET Property" means (1) any real property and improvements presently owned, leased, used, operated or occupied by CNET or CNET Sub, and (2) any other real property and improvements at any previous time owned, leased, used, operated or occupied by CNET or CNET Sub.

         "Release" means disposing, depositing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing and the like (including abandoning or disposing of any barrels, containers or other closed receptacles containing any Hazardous Materials) into or upon any land or water (including surface or ground water) or air, or otherwise entering into the environment.

Except as set forth on Schedule 5.12:

                  (1) to the knowledge of CNET, during the tenancy of CNET with respect to any CNET Property, Hazardous Materials have not been illegally generated, used, treated or stored on, or transported (whether illegally or not) to or from, any CNET Property;

                  (2) to the knowledge of CNET, during the tenancy of CNET with respect to any CNET Property, no asbestos-containing materials or other Hazardous Materials have been installed in or affixed to structures on any CNET Property;

                  (3) to the knowledge of CNET, during the tenancy of CNET with respect to any CNET Property, Hazardous Materials have not been disposed of or otherwise Released on any CNET Property, and Hazardous Materials used on or generated at any CNET Property have not at any time been illegally disposed of on any other property;

                  (4) CNET and CNET Sub are currently, and have at all times in the past been, in material compliance with all applicable Environmental Laws and the requirements of any permits, licenses, authorizations and other governmental consents issued under such Environmental Laws with respect to any CNET Property during the tenancy of CNET with respect to such CNET Property;

                  (5) there are no past, pending or, to the knowledge of CNET, threatened Environmental Claims against CNET or CNET Sub or any CNET Property currently occupied by CNET or CNET Sub;

                  (6) there are no facts or circumstances, conditions or occurrences on any CNET Property or otherwise which are known to CNET that could reasonably be anticipated by CNET or CNET Sub:

                           (A) to form the basis of an Environmental Claim
                  against CNET, CNET Sub or any CNET Property currently used or occupied by CNET or CNET Sub; or

                           (B) to materially interfere with the ownership,
                  occupancy or use of such CNET Property as currently used or occupied by CNET or CNET Sub, or the ability to transfer such CNET Property, under any Environmental Law; and

                  (7) to the knowledge of CNET, there are not now, nor have there been during the tenancy of CNET with respect to any CNET Property, any aboveground or underground storage tanks located on any CNET Property.

         (c) Equipment. All of the Equipment is in good condition and repair, ordinary wear and tear excepted, and adequate for its current use in the conduct of CNET's or CNET Sub's business, except for any such condition and repair or adequacy which is immaterial to the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole.

         5.13 Leases. Except as set forth in Schedule 5.13, none of the Leased Property or Equipment is leased by CNET or CNET Sub to any other Person and, except for the Leased Property or as set forth on Schedule 5.13, none of the real or tangible personal property used in the business of CNET or CNET Sub is leased by it from any other Person.

         5.14 Arms-Length Transactions. Except as set forth in Schedule 5.14, since January 31, 1994, all of the material transactions with third Persons by CNET or CNET Sub have been conducted on an arms-length basis. Except as set forth on Schedule 5.14, (1) to the knowledge of CNET, none of the Shareholders, officers or directors of CNET, CNET Sub or their respective Affiliates or Relatives has any direct or indirect interest, profit participation or ownership (other than through non-controlling investments in securities of publicly-held corporations) in businesses which are competitors of CNET or CNET Sub, (2) except for routine travel advances made to employees of CNET in the ordinary course of business, neither CNET nor CNET Sub has any outstanding loans or other advances to any shareholder, officer, director or employee of CNET or CNET Sub or their respective Affiliates or Relatives and (3) to the knowledge of CNET, none of the Shareholders, officers or directors of CNET or CNET Sub or their respective Affiliates or Relatives is an Affiliate of any Person that has a material business relationship with CNET or CNET Sub. "Relative" means any brother or sister (whether by whole or half blood or adoption), spouse or lineal ascendant or descendant. Schedule 5.14 lists all travel advances to employees of CNET or CNET Sub as of July 31, 1996.

         5.15 Lawfully Operating. Except as set forth in Schedule 5.15, neither CNET nor CNET Sub is in default or violation of, (1) any Law applicable to CNET or CNET Sub or by which any of their property or assets is bound or affected or
(2) the provisions of any note, bond, mortgage, indenture, contract, agreement, understanding, arrangement, commitment, lease, license, permit, franchise or other instrument or obligation to which CNET or CNET Sub is a party or by which CNET or CNET Sub or any of their property or assets is bound or affected, nor does any circumstance exist which with notice or the passage of time or both would result in such a default or violation, except for any such violations or defaults (1) which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole, and (2) which would not prevent or delay consummation of the Merger, or otherwise prevent CNET or any Equity Holder from performing its, his or her obligations under this Agreement or the Acknowledgments. Except as set forth in Schedule 5.15, CNET and CNET Sub have been and currently are conducting their business, and the Leased Property has been and now is being used and operated, in compliance with all Laws applicable to the same. CNET and CNET Sub hold all of the licenses, permits and other governmental franchises required for the conduct of their respective businesses as now conducted except for absences which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole.

         5.16 No Litigation. Schedule 5.16 sets forth all pending and, if known to CNET, threatened lawsuits or administrative proceedings or investigations to which CNET or CNET Sub is a party or to which any of their assets are subject. Neither CNET nor CNET Sub is subject to any currently existing order, writ, injunction or decree relating to its operations. Except as described in Schedule 5.16, there are no material "loss contingencies" (as defined in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975 ("FAS 5")), which would be required by FAS 5 to be disclosed or accrued in consolidated financial statements of CNET and CNET Sub were such statements prepared at the time this warranty is made or deemed made.

         5.17 Labor Matters. Since January 31, 1991, neither CNET nor CNET Sub has been a party to any collective bargaining agreement and neither has been the subject of any union activity or organized labor dispute, and there has not been any strike of any kind called or, to the knowledge of CNET, threatened to be called against CNET or CNET Sub. Neither CNET nor CNET Sub has violated any applicable Law relating to labor or labor practices or has any liability to any of its employees, agents or consultants in connection with grievances by, or the termination or employment of, such employees, agents or consultants, except for any such violations or liability which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole. To the knowledge of CNET, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any of CNET's or CNET Sub's employees.

         5.18     [INTENTIONALLY OMITTED]

         5.19 Brokers. Neither CNET nor CNET Sub has entered into any contract, arrangement or understanding with any Person which may result in the obligation of CNET or CNET Sub or Glenayre or Merger Sub to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions. CNET is not aware of any claim for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

         5.20 Glenayre Common Stock Ownership. Neither CNET nor CNET Sub owns any shares of Glenayre Common Stock or other securities convertible into Glenayre Common Stock.

         5.21 Accounts at Financial Institutions. Schedule 5.21 describes all accounts, vaults and safe deposit boxes used by, or in the name of, CNET or CNET Sub at any financial institution (including any bank, trust company, savings and loan or stock broker), including the account, vault or box number, the institution at which the account, vault or box is maintained, and the signatories authorized for the account or Persons authorized to have access to the vault or box.

         5.22 Insurance. Schedule 5.22 identifies and briefly describes all policies of insurance now in effect covering the assets, properties and business of CNET and CNET Sub and all life insurance policies maintained by them. CNET has delivered an accurate and complete copy of each of the policies listed on
Schedule 5.22 to Glenayre. Schedule 5.22 also describes all claims made by CNET or CNET Sub since January 31, 1992 under any policies of insurance covering the assets, properties or business of CNET or CNET Sub. Since January 31, 1992, neither CNET nor CNET Sub has done anything by way of action or inaction that invalidates any of such policies in whole or in part. Since January 31, 1992, no insurance policy of CNET or CNET Sub has been cancelled by the insurer and no application by CNET or CNET Sub for insurance has been rejected by any insurer.

         5.23 Warranty and Product Liability Matters. Except as set forth in
Schedule 5.11(e) or Schedule 5.23, the products and services provided by CNET and CNET Sub are in compliance with and meet all express and implied warranties and the requirements and standards of all Laws applicable to the sale or provision of such products and services, except for any such noncompliance as would, individually or in the aggregate, have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole. Except as set forth in Schedule 5.11(e) or Schedule 5.23, no product or service warranty or liability claims are pending or, to the knowledge of CNET, threatened against CNET or CNET Sub or in respect of products of services sold or provided by it.

         5.24 Warranty, Repurchase and Other Service Obligations. Schedule 5.11(e) and Schedule 5.24 describe (1) all material warranty obligations of CNET or CNET Sub and all material warranty contracts, agreements, understandings or arrangements to which CNET or CNET Sub is a party or by which any of their property or assets is bound, including express warranties, implied warranties and warranties established by a course of dealing and (2) all material service and repurchase contracts, agreements, understandings or arrangements to which CNET or CNET Sub is a party to or by which any of their property or assets is bound. True and complete copies of such agreements have been delivered to Glenayre.

         5.25 Customers and Suppliers. Schedule 5.25(A) hereto lists, with respect to the period from February 1, 1993 to January 31, 1996, the 30 largest customers (by dollar volume) of CNET and CNET Sub during such period (showing the dollar volume for each). Schedule 5.25(B) hereto lists, with respect to the period from February 1, 1995 to June 30, 1996, the 40 largest suppliers (by dollar volume) of CNET during such period (showing the dollar volume of each). Except to the extent set forth in Schedule 5.11(e), Schedule 5.25(A) or Schedule 5.25(B), since January 31, 1996, to CNET's knowledge, no material adverse change has occurred in the business relationship of CNET or CNET Sub with its customers and suppliers reflected in Schedule 5.25(A) and Schedule 5.25(B) and CNET has no knowledge that any such customer or supplier intends to cease or substantially reduce purchasing or supplying goods or services from or to CNET or CNET Sub, or is currently involved in any bankruptcy, liquidation or similar proceeding or has any right to assert any claim against CNET or CNET Sub.

         5.26 Guarantees. Neither CNET nor CNET Sub is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

         5.27 Prospective Changes. Except as set forth on Schedule 5.27, CNET knows of no impending changes in CNET's or CNET Sub's business, assets, liabilities, relations with employees, competitive situation or relations with suppliers or customers, or in any governmental actions or regulations affecting CNET's or CNET Sub's business, which, if they occur, would reasonably be expected to have a CNET Material Adverse Effect, except for (i) general economic conditions, (ii) matters having a similar effect on Glenayre and CNET, (iii) matters of general knowledge in CNET's industry of which Glenayre reasonably should be aware due to the nature of its own business or (iv) pending or adopted federal statutes, laws and regulations.

         5.28 Full Disclosure. All of the representations of CNET, CNET Sub and each Equity Holder herein or in the Schedules and Exhibits hereto or in the Acknowledgments or the statements in the certificates to be provided to Glenayre pursuant to Sections 5.3(a) and 5.10(a) are true, correct and complete in all material respects and no written representation, warranty or statement made by CNET, CNET Sub or any Equity Holder in or pursuant to this Agreement or the Acknowledgments contains any untrue statement of a material fact or omits to state any material fact necessary to make such representation, warranty, or statement, in light of the circumstances under which it was made, not misleading to Glenayre.

                                    ARTICLE 6

                        REPRESENTATIONS AND WARRANTIES OF
                             GLENAYRE AND MERGER SUB

         Glenayre and Merger Sub hereby jointly and severally represent and warrant to CNET and the Shareholders that:

         6.1 Organization and Qualification. Each of Glenayre and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Merger Sub has not engaged in any activities other than in connection with the Transactions. Glenayre and Merger Sub are each duly qualified or licensed as a foreign corporation to do business, and each is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by such corporation or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Glenayre Material Adverse Effect.

         6.2 Certificate of Incorporation and Bylaws. The Articles or Certificate of Incorporation and the Bylaws of Glenayre and Merger Sub are in full force and effect. Neither Glenayre nor Merger Sub is in violation of any provision of its Articles or Certificate of Incorporation or Bylaws.

         6.3 Capitalization. The authorized capital stock of Glenayre consists of 200,000,000 shares of Glenayre Common Stock and 5,000,000 shares of Preferred Stock, par value $.01 per share ("Glenayre Preferred Stock"). As of September 29, 1996, (1) approximately 59,861,244 shares of Glenayre Common Stock were issued and outstanding, all of which shares were validly issued and are fully paid and nonassessable and (2) approximately 4,727,483 shares of Glenayre Common Stock are reserved for issuance pursuant to outstanding stock options. As of the date hereof, no shares of Glenayre Preferred Stock are issued and outstanding. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, of which, as of the date hereof, 1,000 shares are issued and outstanding and held of record by Glenayre free and clear of all Encumbrances, except for restrictions imposed by applicable securities Laws. These shares were validly issued and are fully paid and nonassessable. The shares of Glenayre Common Stock to be issued pursuant to the Merger will, when issued, (1) be duly authorized, validly issued, fully paid and nonassessable, (2) be free and clear of any Encumbrances except for applicable resale restrictions under Rule 145, under any Affiliate Letter and under any Standstill Letter, (3) not be subject to any preemptive rights, and (4) be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws.

         6.4 Authority Relative to this Agreement. Each of Glenayre and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Glenayre and Merger Sub and the consummation by Glenayre and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Glenayre or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the filing and recordation of the appropriate merger documents as required by the
TBCA). This Agreement has been duly and validly executed and delivered by Glenayre and Merger Sub and, assuming the due authorization, execution and delivery by CNET and the Principal Shareholders, constitutes a legal, valid and binding obligation of each of Glenayre and Merger Sub, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and other similar clause affecting creditors' rights generally and by such principles of equity as may affect the availability of equitable remedies.

         6.5      No Conflict; Required Filings and Consents.

         (a) Except as set forth in Schedule 6.5, the execution and delivery of this Agreement by Glenayre and Merger Sub do not, and the performance of the Transactions by Glenayre and Merger Sub will not, (1) violate the Articles or Certificate of Incorporation or Bylaws of Glenayre or Merger Sub, (2) except for any violations of such Law which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of Glenayre, violate any Law applicable to Glenayre or Merger Sub or by which any of their property or assets is bound or affected, or (3) result in any breach of or constitute a default (or any event which with notice or the passage of time or both would result in a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than a Permitted Encumbrance) on any property or asset of Glenayre or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation, to which Glenayre or Merger Sub is a party or by which either of them or any of their property or assets is bound or affected, except in each case for breaches or defaults which, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of Glenayre.

         (b) The execution and delivery of this Agreement by Glenayre and Merger Sub do not, and the performance of the Transactions by Glenayre and Merger Sub will not, require any consent or authorization of, or filing with or notification to, any Governmental Authority, except (1) for (i) applicable requirements, if any, of the Exchange Act, the Securities Act, the NASDAQ Stock Market and Blue Sky Laws and (ii) filing and recordation of appropriate merger documents as required by the TBCA, and (2) where failure to obtain such consents, approvals, authorizations or to make such filings or notifications, would not prevent or delay consummation of the Merger in any material respect, or otherwise prevent Glenayre or Merger Sub from performing its obligations under this Agreement in any material respect, and would not, individually or in the aggregate, have a Glenayre Material Adverse Effect.

         6.6 SEC Reports. Glenayre has filed all forms, reports and documents required to be filed by it under the Exchange Act with the SEC since January 1, 1996, and has delivered to CNET (1) its Annual Report on Form 10-K for the fiscal year ended December 31, 1995, (2) its Quarterly Reports on Form 10-Q for the periods ended March 31, 1996 and June 30, 1996, respectively, (3) all proxy statements relating to Glenayre's meetings of shareholders held since January 1, 1996 and (4) all Form 8-K's filed by Glenayre with the SEC in 1996 (the forms, reports and other documents referred to in clauses (1), (2), (3) and (4) above being referred to herein, collectively, as the "Glenayre SEC Reports"). The Glenayre SEC Reports (1) were prepared in accordance with the material requirements of the Exchange Act and the rules and regulations thereunder and
(2) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         6.7 Brokers. Glenayre has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of CNET, CNET Sub, Glenayre or Merger Sub to pay any finder's fees, brokerage or other agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions. Glenayre is not aware of any claim for any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

         6.8      Federal Income Tax Representations.

         (a) Prior to the Merger, Glenayre will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

         (b) Glenayre has no present plan or intention to cause CNET to issue additional shares of its stock that would result in Glenayre losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

         (c) Glenayre has no present plan or intention to reacquire any of its stock issued in the Merger, except for any Escrowed Shares pursuant to Sections
4.9 and 4.10.

         (d) Glenayre has no present plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to another corporation controlled by Glenayre; or to cause the Surviving Corporation to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Glenayre.

         (e) Following the Merger, Glenayre's present intent is that the Surviving Corporation will continue the historic business of CNET or use a significant portion of the historic business assets of CNET in a business.

         (f) Glenayre does not own, nor has it owned during the past five years, any shares of the stock of CNET.

         (g) Each of Glenayre and Merger Sub is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

         (h) Merger Sub will have no liabilities assumed by CNET, and will not transfer to CNET any assets subject to liabilities, in the Merger.

         (i) Neither Glenayre nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

         (j) The payment under Section 4.2 of cash in lieu of fractional shares of Glenayre Common Stock is solely for the purpose of avoiding the expense and inconvenience to Glenayre of issuing fractional shares and does not represent separately bargained-for consideration.

         (k) As of the Effective Date, the fair market value of the assets of Merger Sub will exceed the sum of Merger Sub's liabilities plus the amount of other liabilities, if any, to which Merger Sub's assets are subject to.

         (l) Glenayre has no present plan or intention to settle at a discount any intercorporate indebtedness existing between CNET and Glenayre or between Merger Sub and CNET.

                                    ARTICLE 7

                                    COVENANTS

         7.1 Covenants of Glenayre and CNET. During the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent CNET consents in writing in the case of Glenayre's obligations and to the extent Glenayre consents in writing in the case of CNET's obligations) each of Glenayre and CNET covenants with the other that, insofar as the obligations relate to it:

         (a) Glenayre and CNET and their respective subsidiaries shall each carry on and conduct their respective businesses only in the ordinary course in substantially the same manner as previously conducted and shall use all commercially reasonable efforts to preserve intact their present business organizations, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time.

         (b) Glenayre and CNET and their respective subsidiaries shall cooperate in all commercially reasonable respects and promptly prepare, and Glenayre shall file with the SEC as soon as practicable, a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Glenayre Common Stock issuable in the Merger (including shares of Glenayre Common Stock issuable in substitution for CNET Common Stock pursuant to Section 4.5), a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting (or consent in lieu of a meeting) of the shareholders of CNET in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder. Glenayre shall use all commercially reasonable efforts, and CNET will cooperate in all commercially reasonable respects with Glenayre, to have the Form S-4 declared effective by the SEC as promptly as practicable. Glenayre shall use all commercially reasonable efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law permits or approvals required to carry out the Transactions. CNET shall furnish all information concerning CNET, CNET Sub and the Shareholders as Glenayre may reasonably request in connection with such actions. As promptly as practicable after the Form S-4 shall have become effective, CNET shall mail the Proxy Statement/Prospectus to its shareholders. Glenayre agrees that the Proxy Statement/Prospectus at the time of mailing thereof and at the time of the meeting of the shareholders of CNET, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact is based on information provided by CNET for use in the Proxy Statement/Prospectus. CNET agrees that the information relating to CNET and CNET Sub provided to Glenayre for use in the Proxy Statement/Prospectus, at the time of mailing thereof and at the time of the meeting of the shareholders of CNET (or during the period that consents are solicited or received), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither the Proxy Statement/Prospectus nor any amendment or supplement to the Proxy Statement/Prospectus will be made by Glenayre or CNET without the approval of the other party. Glenayre will advise CNET, promptly after it receives notice thereof, of the time when the Form S-4 has become effective. Glenayre and CNET each hereby (1) consents to the use of its name, and on behalf of its Affiliates, the names of such Affiliates and to the inclusion of financial statements and business information relating to such party and its Affiliates (in each case, to the extent required by applicable securities Laws) in the Form S-4 or Proxy Statement/Prospectus and (2) agrees to use commercially reasonable efforts to obtain the written consent of any Person retained by it which may be required to be named (as an expert or otherwise) in the Form S-4 or Proxy Statement/Prospectus. The form of Proxy (or consent) accompanying the Proxy Statement/Prospectus will state that a vote by a shareholder of CNET in favor of the Merger shall also constitute (1) the approval of this Agreement, including the indemnification obligations of the

Shareholders under Article 9, (2) the approval of the Escrow Agreement and all of the arrangements relating thereto, including the placement in escrow of the portion of the Merger Consideration described in Section 4.9 and (3) the appointment of the Shareholders' Representative pursuant to the terms of Article 4A, and such form of Proxy shall be in a form reasonably satisfactory to Glenayre and CNET.

         (c) CNET and Glenayre shall each use commercially reasonable efforts to obtain and furnish to the other party prior to the Effective Time the written consents set forth on Schedules 5.5 and 6.5.

         (d) Glenayre, Merger Sub and CNET shall cooperate and use commercially reason-able efforts (1) to prepare all documentation, to effect all filings and to obtain all consents and authorizations of all Governmental Authorities and other third Persons necessary to consummate the Transactions and (2) to cause the Transactions to be consummated as expeditiously as is reasonably practicable.

         (e) Except as and to the extent required by Law, Glenayre and CNET each hereby agree not to disclose or use, and each shall cause its representatives not to disclose or use, any confidential information with respect to the other party(ies) hereto furnished, or to be furnished, by such other party(ies) or their representatives in connection herewith at any time or in any manner other than the use of such confidential information by such parties and their representatives in connection with their evaluation of the Merger. Except and as to the extent required by Law, neither CNET, CNET Sub nor the Representatives (defined in Section 7.2(a)) shall make any public statements regarding the Merger or this Agreement without the prior approval of Glenayre.

         7.2 Covenants of CNET and the Principal Shareholders. CNET and the Principal Shareholders covenant and agree with Glenayre that during the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that Glenayre shall otherwise consent in writing):

         (a) Until February 28, 1997 (or if this Agreement has been terminated pursuant to Article 10, the date of such termination), CNET and the Principal Shareholders agree that (1) they shall not, and shall direct and use commercially reasonable efforts to cause CNET's directors, officers, employees, shareholders, advisors, accountants and attorneys (the "Representatives"), including such Representatives of any of CNET's affiliated Persons, not to initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets (other than in the ordinary course of business of CNET or CNET Sub) or any equity securities of CNET or CNET Sub (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or, other than as may be required by their fiduciary obligations under applicable Law, have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal, or otherwise consider the adoption of an Acquisition Proposal, whether or not unsolicited; (2) they will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted previously with respect to any of the foregoing and will take the necessary steps to inform the Representatives of the obligations undertaken in this Section 7.2(a); and (3) they will notify Glenayre immediately if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with, any of them.

         (b) Promptly after the date of this Agreement and subject to the timing of the SEC's review of Form S-4, CNET shall take all action necessary in accordance with Texas Law and its Articles of Incorporation and Bylaws to convene a special meeting of CNET's shareholders (or seek consent in lieu of a meeting) for the purpose of considering and approving the Merger, and CNET and the Principal Shareholders shall consult with Glenayre in connection therewith. CNET and the Principal Shareholders shall use commercially reasonable efforts to solicit from the shareholders of CNET proxies in favor of the Merger (and consents to be bound by the terms of this Agreement).

         (c) CNET and the CNET Sub will make all normal and customary repairs, replacements, and improvements to their facilities, and without limiting the generality of the foregoing or the covenants set forth in Section 7.1(a), neither CNET nor CNET Sub will, without the prior written consent of Glenayre or as otherwise contemplated by this Agreement:

                  (1) change any provision of its Articles of Incorporation or Bylaws (or equivalent organizational documents);

                  (2) except for the issuance of CNET Common Stock pursuant to the exercise of any CNET Stock Options and any related agreements, change the number of shares of the authorized, issued or outstanding capital stock or share capital of CNET or CNET Sub, including any issuance, purchase, redemption, split, combination or reclassification thereof, or issue or grant any option, warrant, call, commitment, subscription, right or agreement to purchase relating to the authorized or issued capital stock or share capital of CNET or CNET Sub, or declare, set aside or pay any dividend or other distribution in cash or in kind with respect to the outstanding capital stock or share capital of CNET or CNET Sub;

                  (3) incur any liabilities or obligations, whether directly or indirectly, or by way of guaranty, and whether or not evidenced by any note, bond, debenture, or similar instrument, except in the ordinary course of business consistent with past practices and prior periods;

                  (4) except as set forth in Schedule 7.2(c)(4), make any capital expenditures (or enter into any lease required to be capitalized in accordance with GAAP) individually in excess of $20,000 or in the aggregate in excess of $50,000;

                  (5) pay any bonuses or commissions to any employee of CNET or CNET Sub except as set forth on Schedule 7.2(c)(5); enter into any new or amend in any respect any existing employment agreement with any Person; adopt any new or amend in any respect any existing Plan, except as may be otherwise required by Law; purchase any additional "key man" life insurance policy covering any employee or director of CNET or CNET Sub, or any other Person; grant any increase in compensation or benefits of any kind to its employees, officers or directors, except regularly scheduled general increases in the ordinary course of business and consistent with past practices and policies; or effect any change in any respect in retirement benefits to any class of employees or officers, except as otherwise required by Law;

                  (6) sell, mortgage, pledge, or otherwise dispose of or encumber any asset owned by CNET or CNET Sub, other than sales, mortgages, pledges, or other dispositions or Encumbrances occurring in the ordinary course of business consistent with past practices and prior periods;

                  (7) incur or collect receivables, or extend loans or advances, incur or pay trade payables or accrued liabilities in any manner other than consistent with past practices and prior periods and in the ordinary course of business;

                  (8) cancel without payment or satisfaction in full, waive or extend the time for performance of, any notes, loans, or other obligations inuring to the benefit of CNET or CNET Sub unless such cancellation or termination occurs in the ordinary course of business of CNET or CNET Sub consistent with past practices or unless such cancellations or terminations, individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole;

                  (9) make any material modification of or material amendment to any of the contracts or agreements listed or described on any Schedule to this Agreement;

                  (10) fail to use commercially reasonable efforts to maintain in full force and effect all insurance now carried by CNET or CNET Sub;

                  (11) institute any changes in management personnel or any material change in any management policy; or

                  (12) make any agreement or commitment by or on behalf of CNET or CNET Sub to do or take any of the actions referred to in the foregoing Section 7.2(c)(1) through (11).

         (d) At least 30 days prior to the Closing Date, CNET shall deliver to Glenayre a list, which shall be reasonably satisfactory to Glenayre, of names and addresses of those Persons who were, in CNET's reasonable judgment after discussion with its counsel, Gardere & Wynne, at the record date for its shareholders' meeting to approve the Merger, "affiliates" (each such Person, a "CNET Affiliate Shareholder") of CNET within the meaning of Rule 145. CNET shall provide Glenayre such information and documents as Glenayre shall reasonably request for purposes of reviewing such list. CNET shall deliver or cause to be delivered to Glenayre prior to the Closing Date, from each of the CNET Affiliate Shareholders identified in the foregoing list, an Affiliate Letter. Glenayre shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any Glenayre Common Stock to be received by such Affiliates pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Glenayre Common Stock consistent with the terms of such Affiliate Letters.

         (e) Without the prior written consent of Glenayre, CNET shall not knowingly take any action which would cause or would be reasonably likely to cause the conditions upon the obligations of the parties hereto to effect the Transactions not to be fulfilled, including taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by CNET or CNET Sub herein not to be true, correct and accurate as of any time between the date hereof and the Closing Date.

         (f) CNET shall promptly provide to Glenayre monthly and quarterly consolidated financial statements of CNET.

         (g) CNET shall not (1) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code; or (2) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

         (h) Upon at least 24 hours' written notice to CNET, CNET and CNET Sub shall afford to the officers, employees, advisors, attorneys and accountants of Glenayre access during normal business hours to the offices, properties, records, books, contracts and other documents (including computer files, retrievable programs and similar documentation) of CNET and CNET Sub to the extent that Glenayre shall reasonably request and shall furnish to Glenayre such additional information as shall be reasonably requested by Glenayre; provided that neither the furnishing of such information nor any investigation made heretofore or hereafter by Glenayre shall affect Glenayre's right to rely on any representation or warranty made by CNET or any Shareholder.

         7.3 Covenants of Glenayre. Glenayre covenants with CNET that during the period from the date hereof and continuing until the Effective Time (except as expressly contemplated or permitted hereby, or to the extent that CNET shall otherwise consent in writing):

         (a) Glenayre shall promptly prepare and submit to the NASDAQ Stock Market a listing application covering the shares of Glenayre Common Stock issuable in the Merger, and shall use commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Glenayre Common Stock, subject to official notice of issuance.

         (b) Glenayre shall not (1) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(2)(E) of the Code; or (2) enter into any contract, agreement, commitment or arrangement with respect to the foregoing.

         (c) Without the prior written consent of CNET, Glenayre shall not knowingly take any action which would cause or be reasonably likely to cause the conditions upon the obligations of the parties hereto to effect the Transactions not to be fulfilled, including without limitation, taking, causing to be taken, or permitting or suffering to be taken or to exist any action, condition or thing which would cause the representations and warranties made by Glenayre herein not to be true, correct and accurate as of any time between the date hereof and the Closing Date.

         7.4 Additional Covenant of Glenayre. Glenayre covenants with CNET that, promptly after the Closing, it will use commercially reasonable efforts to cause all officers, directors and employees of CNET to be released from all guaranties of CNET's indebtedness, and shall indemnify such officers, directors and employees from and against any and all losses and liabilities under such guaranties from and after the Closing.

                                    ARTICLE 8

                                   CONDITIONS

         8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) This Agreement and the Transactions shall have been approved in the requisite manner, according to the Articles of Incorporation and By-laws of CNET and Texas Law, by the holders of the issued and outstanding shares of capital stock of CNET entitled to vote thereon, which approval and the voting thereon shall be certified by the Chief Executive Officer of CNET.

         (b) No action or proceeding shall have been instituted before a court or other Governmental Authority to restrain or prohibit the Transactions or to obtain an amount of damages or other material relief in connection with the execution of the Agreement or the related agreements or the consummation of the Merger; and no Governmental Authority shall have given notice to any party hereto to the effect that consummation of the Transactions would constitute a violation of any applicable Law or that it intends to commence proceedings to restrain consummation of the Merger.

         (c) The Form S-4 shall have become effective, no stop orders suspending its effectiveness shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of Glenayre or CNET, shall be contemplated.

         (d) All consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on the business of Glenayre and CNET, taken as a whole, following the Effective Time.

         (e) The shares of Glenayre Common Stock issuable in the Merger shall have been approved for listing, subject to official notice of issuance, on the NASDAQ Stock Market.

         (f) Glenayre, Merger Sub and CNET shall have executed and delivered the Articles of Merger and appropriate certificates for filing with the Secretary of State of Texas.

         (g) Glenayre, the Shareholders' Representative and the Escrow Agent shall have entered into the Escrow Agreement.

         8.2 Conditions to Obligation of CNET to Effect the Merger. The obligations of CNET to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) Glenayre shall have performed its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Glenayre and Merger Sub contained in this Agreement shall be true and correct in all material respects as of the Closing Date, and CNET shall have received a certificate of the Chief Executive Officer of Glenayre, dated the Closing Date, certifying to such effect.

         (b) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Glenayre that would have or would be reasonably likely to have a Glenayre Material Adverse Effect other than any such change that affects CNET, CNET Sub and Glenayre in a substantially similar manner.

         (c) CNET shall have received a written opinion letter, dated as of the Closing Date, from Kennedy Covington Lobdell & Hickman, L.L.P. substantially in the form of Exhibit E attached hereto.

         (d) CNET shall have received a good standing certificate for Glenayre from the Secretary of State of Delaware and for Merger Sub from the Secretary of State of Texas.

         (e) CNET shall have received from Glenayre and Merger Sub certified copies of all resolutions adopted by the Board of Directors of each respective corporation and the shareholders of Merger Sub in connection with this Agreement and the Transactions.

         (f) The Merger will qualify as a "reorganization" within the meaning of
Section 368(a)(2)(E) of the Code. In connection therewith, the Shareholders shall have received a written opinion letter, dated as of the Closing Date, from Gardere & Wynne, L.L.P. substantially in the form of Exhibit G attached hereto.

         8.3 Conditions to Obligation of Glenayre and Merger Sub to Effect the Merger. The obligations of Glenayre and Merger Sub to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

         (a) CNET and the Principal Shareholders shall have performed their agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of CNET and the Principal Shareholders contained in this Agreement and in the Certificates referred to in Section 5.3(a) and 5.10(a) shall be true and correct in all material respects as of the Closing Date, except as updated pursuant to Section 11.11, and Glenayre shall have received a certificate of the Chief Executive Officer of CNET and of the Principal Shareholders, dated the Closing Date, certifying to such effect.

         (b)      [INTENTIONALLY OMITTED]

         (c) Glenayre shall have received from Ernst & Young, L.L.P. "comfort" letters, (1) dated as of the effective date of the Prospectus/Proxy Statement, in accordance with SAS No. 72 (Letters for Underwriters and Certain Other Requesting Parties), as amended by SAS No. 76, and (2) dated either as of the date of the CNET shareholders' meeting to approve the Merger or if there is no meeting dated as of the end of the period for soliciting and receiving consents from the shareholders, a bringdown of the letter provided in clause (1).

         (d) From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business, operations or prospects of CNET or CNET Sub that would have or would be reasonably likely to have a CNET Material Adverse Effect.

         (e) Glenayre shall have received a written opinion letter, dated as of the Closing Date, from Gardere & Wynne substantially in the form of Exhibit F-1 attached hereto and a written opinion letter, dated as of the Closing Date, from Womble Carlyle Sandridge & Rice, P.L.L.C. substantially in the form of Exhibit F-2 attached hereto.

         (f) The consents set forth in Schedules 5.5 and 6.5 shall have been obtained in form and substance satisfactory to Glenayre.

         (g) Glenayre shall have received an Affiliate Letter from each CNET Affiliate Shareholder.

         (h) Glenayre shall have received an executed Acknowledgment (Option Holders) from each of the Option Holders.

         (i) Glenayre shall have received (1) good standing certificates for CNET from the Secretary of State of each state where CNET is qualified to do business (other than Texas) and (2) a Certification of Account Status for CNET from the Comptroller of Public Accounts of the State of Texas.

         (j) The individuals listed on Schedule 8.3(j) shall have executed Noncompetition Agreements.

         (k)      [INTENTIONALLY OMITTED]

         (l) All shareholder, voting or other agreements with respect to the CNET Common Stock or any capital stock of CNET Sub shall have been terminated as of the Closing Date.

         (m) Glenayre shall have received from CNET (1) certified copies of all resolutions adopted by the Board of Directors and shareholders of CNET in connection with this Agreement and the Transactions, (2) original minute books and stock record books relating to CNET and (3) a current extract from the Commercial Register for CNET Sub.

         (n) Any shareholders, directors, officers or employees of CNET or CNET Sub who have received loans or advances from CNET or CNET Sub (other than routine travel advances) shall agree to pay off such loans or advances as set forth on Schedule 8.3(n).

         (o)      [INTENTIONALLY OMITTED]

         (q) CNET shall have provided to Glenayre a schedule, certified by the chief financial officer of CNET, of all travel advances to employees of CNET or CNET Sub as of the Closing Date.

         (r) CNET shall have provided to Glenayre, an accurate and complete aged accounts receivable report for CNET, certified by the chief financial officer of CNET, as of a date within 10 Business Days of the Effective Time, specifically identifying all Receivables still subject to a contractual acceptance period.

                                    ARTICLE 9

                                 INDEMNIFICATION

         9.1 Indemnification. The Shareholders shall, jointly and severally, indemnify, defend and hold harmless Glenayre, CNET and CNET Sub and their respective successors and assigns, officers, directors, employees, agents and Affiliates (collectively "Glenayre Indemnitees") from and against any and all Loss or Losses which the Glenayre Indemnitees, or any one or more of them, may sustain or incur, directly or indirectly, arising out of or incident to or by reason of (1) the falsity or incorrectness of any representation or warranty made by any Shareholder or CNET in this Agreement, the Acknowledgments/Transmittal Letters or any document, certificate or other agreement entered into or furnished (regardless of when furnished) by any Equity Holder, CNET or CNET Sub pursuant to this Agreement or the Acknowledgments/Transmittal Letters or (2) any breach of any covenant to be performed by or on the part of any Equity Holder or CNET under this Agreement, the Acknowledgments/Transmittal Letters or any document, certificate, or other agreement or instrument entered into, furnished or to be furnished by any Equity Holder, CNET or CNET Sub pursuant to this Agreement or the Acknowledgments/Transmittal Letters.

         9.2 Notice; Defense of Third Party Claims. If any matter shall arise which Glenayre in good faith believes involves or gives rise to a claim by any Glenayre Indemnitee against the Shareholders under the provisions of Section 9.1 (an "Indemnity Claim"), Glenayre shall give prompt written notice thereof (the "Notice of Claim") to the Shareholders' Representative, the Principal Shareholders and the Escrow Agent stating with reasonable specificity the nature of the Indemnity Claim. If any Indemnity Claim is based upon any claim, demand, suit, proceeding or action of any third party against any Glenayre Indemnitee (a "Third Party Claim"), then Glenayre shall, or shall cause CNET or CNET Sub to, undertake the defense of such Third Party Claim, shall conduct such defense or settle such Third Party Claim as would a reasonable and prudent person to whom no indemnity is available and shall permit the Shareholders' Representative to participate in (but not control) such defense to the extent provided in this
Section 9.2. For purposes of this Section 9.2, the Shareholders' Representative shall be permitted to participate, in his capacity as Shareholders' Representative, in such defense (directly and through legal counsel of his selection) by (i) reviewing, at his request, the relevant documents with respect to such Third Party Claim, (ii) being periodically updated by Glenayre and its legal counsel as to the status of such Third Party Claim and the defense thereof and (iii) having an opportunity from time to time to discuss with Glenayre and its legal counsel matters related to such Third Party Claim and the defense thereof and (iv) having a right to receive from Glenayre notices of, and a right to attend (but not participate), in all depositions and judicial or arbitration hearings. Glenayre agrees to pay 50% of any expenses incurred by the Shareholders' Representative in connection with such participation in any and all Third Party Claims to the extent permitted under this Section 9.2 up to a maximum of $50,000 of such expenses, so that the maximum aggregate amount payable by Glenayre in connection therewith is a total of $25,000 for all Third Party Claims. The Shareholders shall be responsible for paying any such expenses not payable by Glenayre hereunder.

         9.3 Definition of Loss or Losses. For purposes of this Agreement, "Loss" or "Losses" shall mean any and all actual liabilities, losses, damages, actions, suits, proceedings, claims, demands, assessments, fines, penalties, judgments, fees, costs and expenses (including reasonable accountants' and attorneys' fees) of every nature and character arising out of the matters or circumstances referred to in Section 9.1. "Loss" shall not include any consequential damages other than consequential damages which are included within a Third Party Claim and shall not include the expenses of the Shareholders' Representative to be paid by Glenayre pursuant to Section 9.2.

         9.4 Limitation of Shareholders' Liability Except to the extent expressly provided in Section 9.4(d), the Shareholders' liability for indemnification under Section 9.1 and for all other claims under this Agreement (other than common law fraud) shall be limited as follows:

         (a) Deductible Losses. The Shareholders shall not have any liability for any Loss otherwise indemnifiable by the Shareholders hereunder except to the extent that the aggregate amount of Losses exceeds $150,000.

         (b) Maximum Loss. Subject to Section 9.4(d), the Shareholders shall not have any liability for any Loss otherwise indemnifiable by the Shareholders hereunder in excess, on a cumulative basis, of the amount of the Escrow.

         (c) Time Limit for Claims. The Shareholders shall not have any liability for any Loss with respect to which a Notice of Claim has not been given to the Shareholders' Representative prior to (i) the date of completion of the first audit of financial statements containing the combined operations of Glenayre and CNET for those matters that would be expected to be encountered in the audit process and (ii) 12 months after the Closing Date for all other matters. The Shareholders shall continue to be liable for any Indemnity Claim for which a Notice of Claim has been given within the time period specified in the foregoing sentence until such Indemnity Claim has been satisfied or otherwise resolved.

         (d) Restrictions. Notwithstanding anything to the contrary contained herein, the limitations on the Shareholders' indemnification liability in this
Section 9.4 shall not apply in any manner whatsoever to (1) the obligation of the Shareholders to pay any of the fees and expenses which they are to bear under Section 4.8, (2) common law fraud, (3) equitable relief in the nature of specific performance or injunctive relief prior to the Effective Time, (4) any remedies available to Glenayre under the Noncompetition Agreements and (5) any remedies available to Glenayre under Section 10.5.

         9.5 Indemnification Rights under Texas Business Corporation Act, Etc.
Section 1 of Article VII of the Bylaws and Article Eleven of the Articles of Incorporation of CNET provide certain indemnification and exculpation rights to persons who are or were a director, officer, employee or agent of CNET, or persons who are not or were not directors, officers, employees or agents of CNET but who are or were serving at the request of CNET as a director, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, trust, partnership, joint venture, sole proprietorship, employee benefit plan or other enterprise, to the full extent permitted by Article 2.02-1 of the TBCA and Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, respectively (the "Indemnification Rights"). The Shareholders acknowledge and agree that the Indemnification Rights shall not apply in any manner whatsoever to any Indemnity Claims by the Glenayre Indemnitees against any of the Shareholders in their capacities as shareholders of CNET with respect to their indemnification obligations under Article 9. The Shareholders also confirm to Glenayre that none of the Shareholders are entitled to any indemnification and exculpation from CNET except as provided under Article 2.02- 1 of the TBCA and Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act.

                                   ARTICLE 10

                                   TERMINATION

         10.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of CNET, by the mutual consent of Glenayre and CNET.

         10.2 Termination by Either Glenayre or CNET. This Agreement may be terminated and the Merger may be abandoned by action or authorization of the Board of Directors of either Glenayre or CNET if (1) the Merger shall not have been consummated by February 28, 1997, or (2) the approval of CNET's shareholders required by Section 8.1(a) shall not have been obtained at a meeting duly convened therefor (or at any adjournment thereof) or pursuant to a written consent in lieu of a meeting, or (3) a United States federal or state court of competent jurisdiction, or any Governmental Authority, shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (3) shall have used all reasonable efforts to remove such order, decree, ruling or action.

         10.3 Termination by CNET. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the shareholders of CNET, by action or authorization of the Board of Directors of CNET if (1) there has been a breach by Glenayre or Merger Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a Glenayre Material Adverse Effect or
(2) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of Glenayre, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by CNET to Glenayre.

         10.4 Termination by Glenayre. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action or authorization of the Board of Directors of Glenayre if (1) there has been a breach by CNET or CNET Sub of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a CNET Material Adverse Effect or (2) there has been a material breach of any of the covenants or agreements set forth in this Agreement on the part of CNET or CNET Sub, which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Glenayre to CNET.

         10.5 Effect of Termination and Abandonment. Upon termination of this Agreement pursuant to this Section, this Agreement shall be void and of no other effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto or on the part of the respective directors, officers, employees, agents or shareholders of any of them, in each case except that the agreements set forth in Section 7.1(e) and Articles 10 and 11 shall survive termination of this Agreement pursuant to this
Article 10. Notwithstanding anything to the contrary contained in this Section 10.5, any party hereto shall be liable to any other party hereto for the willful breach by such first party of its representations, warranties, covenants or agreements contained herein.

         10.6 Extension; Waiver. At any time prior to the Effective Time, Glenayre or CNET, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (2) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of Glenayre or CNET to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The right of Glenayre or CNET to terminate this Agreement pursuant to this Article 10 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, whether prior to or after execution of this Agreement.

                                   ARTICLE 11

                               GENERAL PROVISIONS

         11.1     Effectiveness of Representations and Warranties.

         (a) Except as set forth in Section 11.1(b), the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. All statements contained in the Schedules hereto shall be deemed to be representations and warranties by the parties hereunder. However, no disclosure in any Schedule shall be construed as an admission by CNET or the Shareholders that the disclosed item is material.

         (b) Subject to the limitations for asserting claims under Section 9.4(c), the representations, warranties, covenants and agreements in this Agreement shall survive the Closing if the Closing occurs or as provided in
Section 10.5 upon termination of this Agreement pursuant to Article 10.

         11.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile numbers specified below:

         (a)      If to Glenayre or Merger Sub:

                  Glenayre Technologies, Inc.
                  5935 Carnegie Boulevard
                  Charlotte, North Carolina 28209
                  Attention: Kenneth C. Thompson

                  Facsimile No.: (704) 553-7878

                  with a copy to:

                  Kennedy Covington Lobdell & Hickman, L.L.P.
                  NationsBank Corporate Center, Suite 4200
                  100 North Tryon Street
                  Charlotte, North Carolina 28202
                  Attention:  Eugene C. Pridgen, Esq.

                  Facsimile No.:  (704) 331-7598

         (b)      If to CNET:

                  CNET, Inc.
                  4975 Preston Park Boulevard, 8th Floor
                  Plano, Texas 75093
                  Attention: David M. Zumwalt

                  Facsimile No.:  (214) 867-6800

                  With a copy to:

                  Gardere & Wynne, L.L.P.
                  3000 Thanksgiving Tower
                  Dallas, Texas 75201-4761
                  Attention: Richard A. Tulli, Esq.

                  Facsimile No.:  (214) 999-4270

         (c)      If to the Shareholders' Representative:

                  David M. Zumwalt
                  6823 Prestonshire Lane
                  Dallas, Texas 75225

                  Facsimile No.: (214) 739-8779

                  With a copy to:

                  Gardere & Wynne, L.L.P.
                  3000 Thanksgiving Tower
                  Dallas, Texas 75201-4761
                  Attention: Richard A. Tulli, Esq.

                  Facsimile No.: (214) 999-4270

         11.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         11.4 Entire Agreement. This Agreement, the Exhibits and the Schedules constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto including the Acquisition Agreement and Plan of Merger dated as of August 14, 1996 among the parties. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

         11.5 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of matters presented in connection with the Merger by the shareholders of CNET, but after any such shareholder approval, no amendment shall be made which by Law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be modified or amended except by an instrument in writing signed on behalf of Glenayre, Merger Sub, CNET and the Principal Shareholders.

         11.6 Governing Law. The validity of this Agreement, the construction of its terms and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the laws of the United States and those of the State of North Carolina applicable to contracts made and to be performed wholly within such state and without regard to the conflicts of laws principles thereof.

         11.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

         11.8 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. Any waiver hereunder by Glenayre shall not release or otherwise affect the obligations of any Equity Holder hereunder except to the extent expressly provided in such waiver. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

         11.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         11.10 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         11.11 Updating of Schedules and Certificates.

         (a) So long as CNET and the Principal Shareholders comply with their covenants under Article 7 to the extent applicable, CNET and the Principal Shareholders shall have the right to update the Schedules of this Agreement, and Certificates referred to in this Agreement, which are described below in this
Section 11.11(a) (to the extent, but only to the extent, described below) from time to time prior to the Effective Time to reflect changes that may occur after the date of this Agreement; provided that any changes to such Schedules or Certificates shall have no effect for purposes of determining whether Glenayre's closing condition set forth in Section 8.3(a) has been satisfied as of the Effective Time, but shall have the effect of precluding any Indemnity Claim based on any such changes which have been disclosed in all material respects. The Schedules and Certificates subject to the provisions of this Section 11.11(a) are as follows:

                                    Certificate referred to in Section 5.3(a)

                                    Certificate referred to in Section 5.10(a)

                                    Schedule 5.8, but only with respect to the matters or actions referred to in Section 5.8(b), 5.8(c), 5.8(d) (only in regard to capital expenditures), 5.8(f), 5.8(g),
                                    5.8(h) and 5.8(i)

                                    Schedule 5.11(d), but only to add additional
                                    Intellectual Property

                                    Schedule 5.21

                                    Schedule 5.22, but only to the extent that any such changes would, individually or in the aggregate, have only an immaterial effect on the business, results of operations or financial condition of CNET and CNET Sub, taken as a whole

         (b) Except with Glenayre's written consent (which Glenayre may give or not give in its sole discretion), CNET and the Principal Shareholders shall have no right to update the Schedules of this Agreement which are described below in this Section 11.11(b) after the date of this Agreement to reflect changes that may occur after such date. Any such changes must be listed as exceptions to the Certificate referred to in Section 8.3(a), but any such exceptions shall have no effect for purposes of determining whether Glenayre's closing condition set forth in Section 8.3(a) has been satisfied as of the Effective Time and shall not preclude any Indemnity Claim based upon any such exceptions. The Schedules subject to the provisions of this Section 11.11(b) are as follows:

             Schedule 4.5

             Schedule 4.10

             Schedule 5

             Schedule 5.1

             Schedule 5.2

             Schedule 5.3

             Schedule 5.4

             Schedule 5.5

             Schedule 5.7

             Schedule 5.9

             Schedule 5.8, except as expressly provided in Section 11.11(a)

             Schedule 5.10(b)

             Schedule 5.10(d)

             Schedule 5.10(e)

             Schedule 5.10(g)

             Schedule 5.11(a)

             Schedule 5.11(b)

             Schedule 5.11(c)

             Schedule 5.11(d), except as expressly provided in Section 11.11(a)

             Schedule 5.11(e)

             Schedule 5.12

             Schedule 5.13

            Schedule 5.14

            Schedule 5.15

            Schedule 5.16

            Schedule 5.22, except as expressly provided in Section 11.11(a)

            Schedule 5.23

            Schedule 5.24

            Schedule 5.25(A)

            Schedule 5.25(B)

            Schedule 5.27

            Schedule 7.2(c)(4)

            Schedule 7.2(c)(5)

            Schedule 8.3(j)

            Schedule 8.3(n)

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


[CORPORATE SEAL]             GLENAYRE TECHNOLOGIES, INC.


ATTEST:                       By:  s/Ramon D. Ardizzone
                                       Ramon D. Ardizzone
By:      s/Billy C. Layton             Chairman of the Board and Chief Executive
                                       Officer




[CORPORATE SEAL]              CNET ACQUISITION CORP.


ATTEST:                       By:  s/Kenneth C. Thompson

                              Name:  Kenneth C. Thompson
By:      s/Billy C. Layton    Title: President



[CORPORATE SEAL]              CNET, INC.


ATTEST:                       By:  s/David M. Zumwalt
                              Name:  David M. Zumwalt
By:      s/Lance Shipp        Title: Chairman and CEO

                                s/David M. Zumwalt       [SEAL]
                              David M. Zumwalt


                                s/Scott R. Greenwell     [SEAL]
                              Scott R. Greenwell


                                s/Charles D. Staggs      [SEAL]
                              Charles D. Staggs

                                                                   EXHIBIT A-1

                       TO BE COMPLETED BY EACH SHAREHOLDER
                WHO RECEIVES GLENAYRE COMMON STOCK IN THE MERGER

                               TRANSMITTAL LETTER
                                 (SHAREHOLDERS)


Glenayre Technologies, Inc.
5935 Carnegie Boulevard
Charlotte, NC 28209
Attention: Stan Ciepcielinski

Ladies and Gentlemen:

         The undersigned holder of Common Stock of CNET, Inc. ("CNET") hereby acknowledges that he, she or it has received and reviewed (1) the Prospectus/Proxy Statement dated _____________, 1996 (hereinafter referred to as the "Prospectus/Proxy Statement") and (2) the Acquisition Agreement and Plan of Merger dated as of _________, 1996 by and among Glenayre Technologies, Inc. ("Glenayre"), CNET Acquisition Corp., CNET and certain shareholders of CNET (hereinafter referred to as the "Acquisition Agreement") attached as Annex I to the Prospectus/Proxy Statement. Pursuant to the terms of the Acquisition Agreement, CNET Acquisition Corp., which is a wholly-owned subsidiary of Glenayre, will merge with and into CNET (the "Merger"), and after the Merger, CNET will be a wholly-owned subsidiary of Glenayre. Capitalized terms used but not otherwise defined herein shall have the same meanings as are ascribed to them in the Acquisition Agreement.

1. This Transmittal Letter should be completed, signed and mailed or delivered with the certificates (and stock powers executed in blank as described below) of the undersigned that previously represented shares of CNET Common Stock, to David M. Zumwalt of CNET at the following address:

                           CNET, Inc.
                           4975 Preston Park Boulevard, 8th Floor
                           Plano, Texas  75093

         David M. Zumwalt will deliver this Transmittal Letter and the certificates and stock powers to Glenayre on my behalf.

2. The undersigned hereby delivers to Glenayre (1) the below-described certificates, which are enclosed herewith, together with duly executed stock powers relating thereto, in exchange for (A) a fraction (expressed as a decimal) of one share of Glenayre Common Stock equal to the Exchange Ratio (determined in accordance with the Acquisition Agreement) for each such surrendered share of CNET Common Stock, (B) cash in an amount equal to $1,000,000 divided by the total number of shares of CNET Common Stock issued and outstanding immediately prior to the Effective Time (the "Cash Amount") for each such surrendered share of CNET Common Stock and (C) cash in lieu of fractional shares determined by multiplying the fractional interest to which the undersigned would otherwise be entitled by the Closing Price of the Glenayre Common Stock on the NASDAQ Stock Market on the Trading Day immediately before the Effective Time, as provided in the Acquisition Agreement.

3. The undersigned hereby warrants that the undersigned is the legal owner, free and clear of all Encumbrances, of the shares of CNET Common Stock described below and that the undersigned has full authority to deliver to you the certificate(s) identified below and that such delivery does not require the consent of any third party. The undersigned will, upon request, execute any additional documents reasonably necessary to complete the delivery of such certificate(s). The undersigned acknowledges and agrees that the other Shareholders shall be third party beneficiaries of the foregoing representation. The undersigned shall indemnify each and every Shareholder from any damages incurred by such Shareholder as a result of any inaccuracy in such representation.

         Please issue (1) the shares of Glenayre Common Stock the undersigned is entitled to receive, (2) a check in payment of the Cash Amount the undersigned is entitled to receive and (3) a check in payment for fractional shares in the name of the registered owner, and please mail such shares and checks to the registered owner at the address specified below.

                     DESCRIPTION OF CERTIFICATE(S) DELIVERED
                           (SEE INSTRUCTIONS 2 AND 3)
                                CNET COMMON STOCK
                                                         Number of Shares of
     Name of Registered Owner         Certificate         Common Stock Repre-
(as they appear on certificate(s))      Number        sented by Such Certificate








                                    Total Shares of
                                     Common Stock
o_____________________________________________________________________________o

o_____________________________________________________________________________o
                 (Signature(s) of Owner(s)) (See Instruction 2)

(Must be signed by registered owner(s) exactly as name(s) appear(s) on stock certificate(s). If signature is by attorney, executor, administrator, trustee or guardian or others acting in a fiduciary capacity, please set forth full title and see Instruction 2.)


Name(s) _______________________________________________________________________

        _______________________________________________________________________
                                 (Please Print)

Address________________________________________________________________________

_______________________________________________________________________________
                               (Include Zip Code)

______________________________       ___________________________________________
 (Area Code and Telephone No.)       (Tax Identification or Social Security No.)


                      Dated ______________________________





                               (See Instruction 7)

PAYER'S NAME:                 GLENAYRE TECHNOLOGIES, INC.

                              PART 1 - PLEASE PROVIDE YOUR TIN (SOCIAL                    _______________
                              SECURITY NUMBER OR EMPLOYER IDENTIFI-                   Social Security Number
SUBSTITUTE                    CATION NUMBER) IN THE BOX AT RIGHT              OR
                              AND CERTIFY BY SIGNING AND DATING BE-                ____________________________
Form W-9                      LOW                                                 Employer Identification Number
Department of the Treasury
Internal Revenue Service
Payer's Request for Taxpayer
Identification Number [TIN]

                              PART 2 - Check the box if you are NOT
                              subject to backup withholding under the
                              provisions of Section 3406(a)(1)(C) of the
                              Internal Revenue Code because (1) you have
                              not been notified that you are subject to
                              backup withholding as a result of failure
                              to report all interest or dividends or (2)
                              the Internal Revenue Service has notified
                              you that you are no longer subject to
                              backup withholding                                                                 o [ ]



                              CERTIFICATION -- UNDER THE PENALTIES OF PERJURY, I
                              CERTIFY THAT THE INFORMATION PROVIDED ON THIS                    PART 3 --
                              FORM IS TRUE, CORRECT, AND COMPLETE

                              SIGNATUREo                                DATEo                  Awaiting TIN       o[ ]




                                  INSTRUCTIONS

         1. DELIVERY OF TRANSMITTAL LETTER AND CERTIFICATES. This Transmittal Letter or a photocopy hereof, filled in and signed, must be used in connection with a delivery of certificates.

      THE METHOD OF DELIVERY OF ALL DOCUMENTS IS AT THE OPTION AND RISK OF THE SHAREHOLDER, BUT IT IS RECOMMENDED THAT DOCUMENTS BE DELIVERED EITHER PERSONALLY OR BY REGISTERED MAIL PROPERLY INSURED WITH RETURN RECEIPT REQUESTED.

      2. SIGNATURES ON LETTER OF TRANSMITTAL AND ENDORSEMENTS. In case of endorsement or signatures by executors, administrators, trustees, guardians, attorneys, corporations and the like, the certificates delivered must be accompanied by evidence satisfactory to Glenayre of authority of the person to make the endorsement, or to sign, together with all supporting documents necessary to validate the delivery. If certificates are delivered by joint holders or owners, all such persons must sign. If certificates are registered in different forms, it will be necessary to fill in, sign and submit as many separate Transmittal Letters or photocopies thereof as there are different registrations of certificates.

      3. INADEQUATE SPACE. If the space provided herein is inadequate, the certificate number(s) and the number of shares of CNET Common Stock should be listed on a separate signed schedule attached hereto.

      4. DEPOSIT OF CERTIFICATES. Issuance of shares of Glenayre Common Stock, payment for the Cash Amount and payment for fractional shares will be made only against deposit of the certificates of CNET Common Stock to be exchanged therefor with Glenayre as set forth herein.

      5. LOST OR STOLEN CERTIFICATES. Please notify Glenayre in writing at its address set forth above for the procedure to be followed if any certificate has been lost, stolen, destroyed or mutilated and replacement instructions will be mailed to you.

      6. DISSENTERS RIGHTS. Shareholders who are seeking to exercise their dissenters rights under the Texas Business Corporation Act should not deliver certificates for shares pursuant to this Transmittal Letter.

      7. SUBSTITUTE FORM W-9. IF YOU HAVE NOT PREVIOUSLY PROVIDED GLENAYRE WITH YOUR SOCIAL SECURITY NUMBER OR OTHER TAXPAYER IDENTIFICATION NUMBER ON FORM W-9 OR CERTIFIED THEREIN THAT YOU ARE NOT SUBJECT TO BACK-UP WITHHOLDING, YOU SHOULD COMPLETE THE SUBSTITUTE FORM W-9 INCLUDED HEREIN.

      All questions with respect to this Transmittal Letter will be determined by Glenayre, which determinations shall be conclusive and binding. Questions should be directed to Stan Ciepcielinski at Glenayre at the address set forth above or by telephone at (704) 553-0038.

      Additional copies of this Transmittal Letter may be obtained from Glenayre at its address set forth above. Photocopies of this Transmittal Letter will be accepted, however.

                                                                   EXHIBIT A-2

                      TO BE COMPLETED BY EACH OPTION HOLDER

                                 ACKNOWLEDGMENT
                                (OPTION HOLDERS)


Glenayre Technologies, Inc.
5935 Carnegie Boulevard
Charlotte, NC 28209
Attention: Stan Ciepcielinski

Ladies and Gentlemen:

      The undersigned holder of options to purchase Common Stock ("CNET Stock Options") of CNET, Inc. ("CNET") hereby acknowledges that he or she has received and reviewed (1) the Prospectus/Proxy Statement dated ________, 1996 (hereinafter referred to as the "Prospectus/Proxy Statement") and (2) the Acquisition Agreement and Plan of Merger dated as of ___________, 1996 by and among Glenayre Technologies, Inc. ("Glenayre"), CNET Acquisition Corp., CNET and certain shareholders of CNET (hereinafter referred to as the "Acquisition Agreement") attached as Annex I to the Prospectus/Proxy Statement. Pursuant to the terms of the Acquisition Agreement, CNET Acquisition Corp., which is a wholly-owned subsidiary of Glenayre, will merge with and into CNET (the "Merger"), and after the Merger, CNET will be a wholly-owned subsidiary of Glenayre. Capitalized terms used but not otherwise defined herein shall have the same meanings as are ascribed to them in the Acquisition Agreement.

      1.    CNET STOCK OPTIONS.

      (a) The undersigned hereby confirms that, at the Effective Time, CNET's obligations with respect to each outstanding CNET Stock Option held by the undersigned, as amended in the manner described in this Paragraph 1, shall be assumed by Glenayre. The CNET Stock Options so assumed by Glenayre shall not expire and shall continue to have, and be subject to, the same terms and conditions as set forth in the CNET Stock Option Plans and agreements pursuant to which such CNET Stock Options were granted as in effect immediately prior to the Effective Time, except that the undersigned hereby confirms that such Stock Options and the Stock Option Agreements with respect thereto are amended as follows: (1) each CNET Stock Option shall be exercisable for that number of whole shares of Glenayre Common Stock equal to the product of the number of shares of CNET Common Stock covered by such CNET Stock Option immediately prior to the Effective Time, multiplied by the Option Exchange Ratio and rounded to the nearest whole number of shares of Glenayre Common Stock and (2) the price at which each such CNET Stock Option is exercisable shall be divided by the Option Exchange Ratio (rounded up to the nearest cent).

      (b) The undersigned understands that Glenayre shall reserve for issuance the aggregate number of shares of Glenayre Common Stock that will become issuable upon the exercise of all CNET Stock Options pursuant to this Paragraph 1.

      (c) The undersigned understands that, promptly after the Effective Time, Glenayre will provide to the undersigned a schedule which sets forth (1) the number of shares of CNET Common Stock for which such option is exercisable and the exercise price with respect thereto and (2) the number of shares of Glenayre Common Stock for which each such option shall be exercisable upon its assumption by Glenayre and the exercise price therefor as determined pursuant to this Paragraph 1.

o_____________________________________________________________________________o


                   (Signature of Holder of CNET Stock Options)



Name(s) _______________________________________________________________________

        _______________________________________________________________________
                                 (Please Print)

Address________________________________________________________________________

_______________________________________________________________________________
                               (Include Zip Code)

______________________________       ___________________________________________
 (Area Code and Telephone No.)       (Tax Identification or Social Security No.)


                      Dated ______________________________

                                                                    EXHIBIT B


                            FORM OF AFFILIATE LETTER

                                ___________, 1996


Glenayre Technologies Inc.
5935 Carnegie Boulevard
Charlotte, NC 28209
Attention: Stan Ciepcielinski

Ladies and Gentlemen:

         I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of CNET, Inc., a Texas corporation ("CNET"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to the terms of the Acquisition Agreement and Plan of Merger dated as of __________, 1996 (the "Acquisition Agreement"), among Glenayre Technologies, Inc., a Delaware corporation ("Glenayre"), CNET Acquisition Corp., a Texas corporation that is a wholly-owned subsidiary of Glenayre ("Merger Sub"), CNET and certain shareholders of CNET, Merger Sub will be merged with and into CNET, which will become a wholly-owned subsidiary of Glenayre (the "Merger").

         As a result of the Merger, I may receive shares of common stock, $.02 par value per share, of Glenayre ("Glenayre Common Stock") or options to purchase shares of Glenayre Common Stock (the "Glenayre Options") (the Glenayre Common Stock, the Glenayre Options and any Glenayre Common Stock issued upon conversion of the Glenayre Options are collectively referred to hereinafter as the "Glenayre Securities") in exchange for shares of the common stock of CNET or options to purchase CNET common stock.

         I represent, warrant and covenant to Glenayre that in the event I receive any Glenayre Securities as a result of the Merger:

         A. I shall not make any sale, transfer or other disposition of the Glenayre Securities in violation of the Securities Act or the Rules and Regulations.

         B. I have carefully read this letter and the Acquisition Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Glenayre Securities to the extent I felt necessary with my counsel or counsel for CNET.

         C. I have been advised that the issuance of Glenayre Common Stock to me pursuant to the Merger has been registered with the SEC under the Securities Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger was submitted for a vote of the shareholders of CNET, I may be deemed to have been an affiliate of CNET and the distribution by me of the Glenayre Securities has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Glenayre Securities issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Securities Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the SEC under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Glenayre, or a "no-action" letter obtained by me from the staff of the SEC, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act. Pursuant to the regulations of the Securities and Exchange Commission as currently in effect, I may make bona fide gifts or distributions without consideration so long as the recipients thereof agree not to sell, transfer

Glenayre Technologies, Inc.
___________, 1996
Page __



or otherwise dispose of the Glenayre Common Stock except as provided herein. With respect to a transfer under Section C(ii) above, I understand that unless you have a reasonable basis for believing to the contrary, such transfer will be viewed by you as in conformity with Rule 145 upon my delivery to you or your transfer agent of a broker's letter in customary form stating that the requirements of Rule 145(d)(1) have been met.

         D. I understand that Glenayre is under no obligation to register the sale, transfer or other disposition of the Glenayre Securities by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available other than to timely file all reports as required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

         E. I also understand that stop transfer instructions will be given to Glenayre's transfer agent with respect to the Glenayre Common Stock and that there will be placed on the certificates for the Glenayre Common Stock issued to me in the Merger or issued to me upon conversion of the Glenayre Options, or any substitutions therefor, a legend stating in substance:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED ________, 1996 BETWEEN THE REGISTERED HOLDER HEREOF AND GLENAYRE TECHNOLOGIES, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF GLENAYRE TECHNOLOGIES, INC."

         F. I also understand that unless the transfer by me of my Glenayre Securities has been registered under the Securities Act or in a sale in conformity with the provisions of Rule 145, Glenayre reserves the right to put the following legend on the certificates issued to my transferee:

       "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

         It is understood and agreed that the legend(s) set forth in paragraphs E and, if applicable, F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Securities Act or this letter. It is understood and agreed that such legend(s) and the stop orders referred to above will be removed if (i) two years shall have elapsed from the date the undersigned acquired the Glenayre Securities received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) three years shall have elapsed from the date the undersigned acquired the Glenayre Securities received in the Merger and the provisions of Rule 145(d)(3) are then applicable to the undersigned, or (iii) Glenayre has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Glenayre, or a "no action" letter obtained

Glenayre Technologies, Inc.
___________, 1996
Page __


by the undersigned from the staff of the SEC, to the effect that the restrictions imposed by Rule 145 under the Securities Act no longer apply to the undersigned.

         Execution of this letter should not be considered an admission on my part that I am an "affiliate" of CNET as described in the first paragraph of this letter, or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

                                            Very truly yours,

                                            ___________________________________


Accepted this _____ day of
________________, 1996 by



GLENAYRE TECHNOLOGIES, INC.


By: __________________________________

Name: ________________________________

Title: _______________________________

                                                                     EXHIBIT C

                                ESCROW AGREEMENT

 THIS ESCROW AGREEMENT (this "Agreement") is made and entered into as of the ___ day of _________, 1996 by and among GLENAYRE TECHNOLOGIES, INC., a Delaware corporation ("Glenayre"); DAVID M. ZUMWALT, as agent and attorney-in-fact for the Shareholders identified on Schedule 1 hereto (the "Shareholders' Representative"); and FIRST UNION NATIONAL BANK OF NORTH CAROLINA (the "Escrow Agent").

                              Statement of Purpose

 Pursuant to the terms of an Acquisition Agreement dated as of August ___, 1996 among Glenayre, CNET Acquisition Corp., CNET, Inc. ("CNET") and certain shareholders of CNET (the "Acquisition Agreement"), CNET Acquisition Corp., which is a wholly-owned subsidiary of Glenayre, is merging with and into CNET (the "Merger"), which will then become a wholly-owned subsidiary of Glenayre.

 Pursuant to the Acquisition Agreement, Glenayre is delivering to the Escrow Agent on the date hereof a certificate issued in the name of the Shareholders' Representative to be held as agent for the benefit of each Shareholder identified on Schedule 1 hereto with respect to the number of shares of the common stock of Glenayre shown on Schedule 1 hereto. The Escrowed Shares and the Escrowed Funds (each of which is defined below) shall be held in escrow by the Escrow Agent subject to the terms, provisions and conditions set forth herein as security for the indemnification obligations of the Shareholders under Article 9 of the Acquisition Agreement. The Shareholders' Representative has been appointed to act as agent and attorney in fact for the Shareholders in connection with this Agreement.

 NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and the mutual promises contained herein, the parties hereto hereby agree as follows:

 1.      GENERAL.

 (a) Definitions. In addition to any other terms defined elsewhere in this Agreement, including any Schedule hereto (unless such Schedule provides for a different definition), as used herein, the following terms shall have the following meanings:

 "Acknowledgments/Transmittal Letters" means the Transmittal Letter (Shareholders) or Acknowledgment (Option Holders) executed and delivered to Glenayre by each Equity Holder in connection with the Merger.

 "Affiliate" means any Person which (1) directly or indirectly controls, is controlled by or is under common control with a specified Person, (2) owns or controls 5% or more of the outstanding equity interests of a specified Person or
(3) is an officer, director, general partner or trustee of a specified Person. For this purpose, the term "control" means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management and policies of a Person through an ownership of voting securities or other ownership interests, contract, voting trust or otherwise.

 "Business Day" means any day other than a Saturday, Sunday or legal holiday in the State of North Carolina.

 "Closing" means the consummation of the Merger.

 "Closing Date" means the date on which the Closing occurs.

 "Closing Price" means the price at which the last sale of Glenayre Common Stock is made on the NASDAQ Stock Market, as reported for each Trading Day in the NASDAQ Stock Market issues section of the WALL STREET JOURNAL.

 "CNET Common Stock" means the Common Stock of CNET.

 "CNET Sub" means CNET GmbH, a German Gesellschaft mit beschrankter Haftung and a wholly-owned subsidiary of CNET.

 "Effective Time" means the date on which the Plan of Merger becomes effective.

 "Equity Holder" means a holder of CNET Common Stock or an option to purchase CNET Common Stock.

 "Escrow" means all Escrowed Shares and Escrowed Funds.

 "Escrowed Funds" is defined in Paragraph 4 of this Agreement.

 "Escrowed Shares" is defined in Paragraph 4 of this Agreement.

 "Expiration Date" means the date which is one year after the Effective Time.

 "Glenayre Common Stock" means the $.02 par value Common Stock of Glenayre.

 "Glenayre Indemnitees" means Glenayre, CNET and CNET Sub and their respective successors, assigns, officers, directors, employees, agents and Affiliates.

 "Glenayre Transfer Agent" means American Stock Transfer & Trust Company, 6201 15th Avenue, 3rd Floor, Brooklyn, NY 11219 and its successors and assigns.

 "Indemnity Claim" means any matter which arises which may involve or give rise to a claim by Glenayre against the Shareholders for any Loss.

 "Loss" or "Losses" means any and all actual liabilities, losses, damages, actions, suits, proceedings, claims, demands, assessments, fines, penalties, judgments, fees, costs and expenses (including reasonable accountants' and attorneys' fees) of every nature and character sustained or incurred, directly or indirectly, by the Glenayre Indemnitees, arising out of or incident to or by reason of (1) the falsity or incorrectness of any representation or warranty made by any Shareholder or CNET in the Acquisition Agreement, the Acknowledgments/Transmittal Letters or any document, certificate or other agreement entered into or furnished (regardless of when furnished) by any Equity Holder, CNET or CNET Sub pursuant to the Acquisition Agreement or the Acknowledg-ments/Transmittal Letters or (2) any breach of any covenant to be performed by or on the part of any Equity Holder or CNET under the Acquisition Agreement, the Acknowledgments/Transmittal Letters or any document, certificate, or other agreement or instrument entered into, furnished or to be furnished by any Equity Holder, CNET or CNET Sub pursuant to the Acquisition Agreement or the Acknowledgments/Transmittal Letters.

 "NASDAQ Stock Market" means the electronic securities market operated by The NASDAQ Stock Market, Inc., a wholly owned subsidiary of the National Association of Securities Dealers, Inc.

 "Notice of Claim" means the written notice given to the Shareholders' Representative, the other Principal Shareholders and the Escrow Agent by Glenayre which states the specific nature and amount of an Indemnity Claim with reasonable detail as to the alleged basis of the Indemnity Claim. The Notice of Claim shall also set forth the manner in which such claim shall be satisfied, whether by delivery of Escrowed Shares or Escrowed Funds.

 "Plan of Merger" means the Plan of Merger to be filed with the Texas Secretary of State in connection with the Merger.

  "Principal Shareholders" means David M. Zumwalt, Scott R. Greenwell and Charles D. Staggs.

 "Reference Price" means the Closing Price per share of Glenayre Common Stock on the NASDAQ Stock Market on the date the Acquisition Agreement was executed (subject to appropriate adjustment in the event of a stock dividend on, or split-up or other recapitalization of, the Glenayre Common Stock).

  "Shareholders"  means,   collectively,   the  shareholders  of  CNET  who  are
identified in Schedule 1.

 (b) All representations, warranties, agreements, undertakings and obligations of the Shareholders' Representative contained herein are made by the Shareholders' Representative as agent for the Shareholders.

 (c) All instructions received by the Escrow Agent from Glenayre must be signed by an authorized representative of Glenayre, as shown on Schedule 2 hereto (an "Authorized Representative"). Instructions received from the Shareholders' Representative will be signed by the Shareholders' Representative, that individual's specimen signature being found on the execution page of this Agreement.

 2. CONSENT OF SHAREHOLDERS. By virtue of the Shareholders' approval of the Acquisition Agreement, the Shareholders, who are entitled to receive the Merger Consideration (as such term is defined in the Acquisition Agreement) pursuant and subject to the Acquisition Agreement, have, without the necessity of any further act of any Shareholder, consented to: (a) the establishment of the Escrow to secure certain obligations which may be owed to the Glenayre Indemnitees under the Acquisition Agreement in the manner set forth herein, (b) the appointment of the Shareholders' Representative as their representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of each Shareholder, and the taking by the Shareholders' Representative of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement (including the settling of claims, the release of Escrowed Shares or Escrowed Funds and related actions) and (c) all of the other terms, conditions and limitations in this Agreement.

 3. APPOINTMENT  OF  THE  ESCROW  AGENT.   Glenayre  and  the   Shareholders'
Representative hereby appoint the Escrow Agent as Escrow Agent, and the Escrow Agent hereby accepts such appointment, with respect to the "Escrow" as that term is herein defined.

 4. THE ESCROW. Concurrently with the execution and delivery hereof, Glenayre has delivered to the Escrow Agent a certificate representing the shares of Common Stock of Glenayre described on Schedule 1 hereto, and the Shareholders' Representative has delivered to the Escrow Agent an executed blank stock power with respect to such certificate. Such shares, together with all shares issued in payment or distribution of any stock dividend on or split-up or other recapitalization of, or in respect of, any such escrowed shares, and any securities or other property issued or distributed with respect to such shares in connection with any merger, consolidation or liquidation of Glenayre are referred to herein as the "Escrowed Shares"; provided, however, that all proceeds received by the Escrow Agent upon the sale of any Escrowed Shares (together with any interest or other income earned thereon) shall be treated as "Escrowed Shares" to the extent provided in Paragraph 5(b) below. Glenayre will instruct the Glenayre Transfer Agent to deliver to the Escrow Agent any additional certificates for the Escrowed Shares. Any property other than capital stock of Glenayre and cash dividends on the such capital stock, including any non-cash dividends paid on the Escrowed Shares, which is delivered to the Escrow Agent to be held hereunder (together with any interest or other income earned thereon) is referred to herein as "Escrowed Funds." Glenayre will instruct the Glenayre Transfer Agent to deliver any non-cash property payable upon the Escrowed Shares to the Escrow Agent. Any dividends or other distributions on the Escrowed Shares in the form of cash shall be paid directly to the Shareholders in accordance with their respective proportionate percentages of the Escrow as shown on Schedule 3.

 5. THE ESCROW AGENT'S DUTIES. Except as may be otherwise provided in Paragraph 12, in which event the special instructions in said Paragraph 12 shall be controlling, the Escrow Agent shall hold the Escrow in safekeeping and deliver the same or any part thereof, only as set forth in this Agreement.

 (a) Term of Escrow. Except as provided in subsection (d) hereof, the Escrow shall not be released by the Escrow Agent until the Expiration Date.

 (b) Escrowed Shares. The Escrow Agent shall hold the Escrowed Shares and shall not release such shares or otherwise allow such shares to be sold or transferred other than pursuant to the terms of this Agreement. At the written direction of the Shareholders' Representative (pursuant to written instructions received by the Shareholders' Representative from any Shareholder) delivered to the Escrow Agent at least five business days in advance, the Escrow Agent shall deliver to the broker specified in such written directions for sale (in accordance with such written instructions, in such reasonable detail as the Escrow Agent may request) any of the Escrowed Shares owned by such Shareholder so long as all proceeds from the sale of any such Escrowed Shares (less any broker's commissions or other costs and expenses paid in connection therewith) shall be deposited with the Escrow Agent and held hereunder as Escrowed Funds; provided, however, that for purposes of Paragraph 5 of this Agreement only, such proceeds deposited with the Escrow Agent (and any interest or other income earned thereon) shall be applied to a Loss as if such proceeds (and any interest or other income earned thereon) were the Escrowed Shares that were sold in accordance with this paragraph. For example, if sales proceeds of $4,500 are deposited into escrow hereunder as the result of the sale of 100 Escrowed Shares owned by a Shareholder, then for purposes of satisfying such Shareholder's share of any Loss, the $4,500 so deposited (plus any interest or other income earned thereon) shall be treated as 100 Escrowed Shares, the value of each share of which is the Reference Price.

 (c) Formula for Number of Escrowed Shares to be Returned to Glenayre. To the extent that Escrowed Shares are applied to any portion of a Loss pursuant to Paragraph 6 herein, the number of Escrowed Shares to be so applied shall be determined by Glenayre pursuant to the terms of the Acquisition Agreement and shall be set forth in the Notice of Claim. Such Escrowed Shares to be so returned to Glenayre shall be allocated among the Shareholders in accordance with Paragraph 5(e) herein.

 (d) Investment of Escrowed Funds. The Escrow Agent shall invest and reinvest cash balances each day in such money market or other short-term investment funds as shall be specified in writing by the Shareholders' Representative; provided, however, that no investment or reinvestment may be made except in the following:

     (i) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United States of America;

     (ii) certificates of deposit issued by any bank, bank and trust company, or national banking association (including the Escrow Agent and its affiliates), which certificates of deposit are insured by the Federal Deposit Insurance Corporation or a similar governmental agency;

     (iii) repurchase agreements with any bank, trust company, or national banking association (including the Escrow Agent and its affiliates); or

     (iv) any money market fund substantially all of which is invested in the foregoing investment categories, including any money market fund managed by the Escrow Agent and any of its affiliates.

 If the Escrow Agent has not received written instructions from the Shareholders' Representative at any time that an investment decision must be made, the Escrow Agent shall invest such cash balances, or any portion thereof as to which no such written instruction has been received, in investments described in clause (iv) above. Each of the foregoing investments shall be made in the name of the Escrow Agent. No investment shall be made in any instrument or security that has a maturity of greater than six (6) months. Notwithstanding anything to the contrary contained herein, the Escrow Agent may, without notice to either Glenayre or the Shareholders' Representative, sell or liquidate any of the foregoing investments at any time if the proceeds thereof are required for any release of funds permitted or required hereunder, and the Escrow Agent shall not be liable or responsible for any loss, cost or penalty resulting from any such sale or liquidation. With respect to any funds received by the Escrow Agent for deposit into the Escrowed Funds or any written instruction from the Shareholders' Representative received by the Escrow Agent with respect to investment of any funds in the Escrowed Funds after ten o'clock, a.m., Charlotte, North Carolina, time, the Escrow Agent shall not be required to invest such funds or to effect such investment instruction until the next day upon which banks in Charlotte, North Carolina are open for business.

 (e)     Distribution of the Escrow.

     (i) The Escrow Agent shall apply the Escrow to any Loss, and distribute the Escrow to Glenayre, in accordance with Paragraph 6 of this Agreement,

     (ii) Not later than five Business Days after the Expiration Date, the Escrow Agent shall deliver to the Shareholders' Representative (for delivery to the Shareholders) the Escrow then held by the Escrow Agent, less the Escrow for which a Notice of Claim was received by the Escrow Agent prior to the Expiration Date; and such Escrow so distributed to the Shareholders shall be allocated among the Shareholders in accordance with their proportionate percentages of the Escrow as shown on Schedule 3 attached hereto. Any retained Escrow shall, upon final determination or settlement of the claim that is the subject of the Notice of Claim, be applied thereto in accordance with Paragraph 6 of this Agreement and any balance delivered to the Shareholders' Representative (for delivery to the Shareholders) in accordance with the Shareholders' then respective interests in the retained Escrow.

 6.      APPLICATION OF ESCROW TO A LOSS.

 (a) At any time prior to the Expiration Date, if Glenayre intends to make any Indemnity Claim, Glenayre shall give the Escrow Agent, the Shareholders' Representative and the other Principal Shareholders a Notice of Claim, together with notice that Glenayre intends to apply all or a part of the Escrow (in the manner provided in Paragraph 6(e) of this Agreement) to the payment of the Loss specified in such Notice of Claim. In the event that a Loss has not been liquidated or determined, Glenayre may, at any time prior to the Expiration Date, give the Escrow Agent, the Shareholders' Representative and the other Principal Shareholders a Notice of Claim in which Glenayre describes the specific nature of the Indemnity Claim and makes a good faith estimate of the Loss. In such event, the Escrow Agent shall retain as Escrow the amounts set forth in the Notice of Claim with respect to such estimate in accordance with the instructions set forth in such Notice of Claim. Upon final determination or settlement of such claim, Glenayre shall submit to the Escrow Agent a revised Notice of Claim, which Notice of Claim shall be subject to the procedures set forth in this Agreement as if it were the original Notice of Claim. In no event shall the Escrow Agent be obligated to perform any calculations to determine the amount of the Loss or any other amounts set forth in the Notice of Claim.

 (b) If the Shareholders' Representative does not give written notice to Glenayre and the Escrow Agent, within 15 Business Days after the giving of such Notice of Claim, that he protests the proposed application of the Escrow to the Loss as specified in such Notice of Claim, then the Escrow shall be applied to such Loss as set forth in such Notice of Claim.

 (c) If the Shareholders' Representative does give written notice to Glenayre and the Escrow Agent, within 15 Business Days after the giving of such Notice of Claim, that he protests the proposed application of the Escrow to the Loss as specified in such Notice of Claim, then Glenayre and the Shareholders' Representative shall attempt in good faith to resolve the disagreement with respect to such proposed application. In the event that Glenayre and the Shareholders' Representative cannot resolve such disagreement within 15 Business Days after the

Shareholders' Representative gives notice to Glenayre that he protests such application, then the proposed application shall be referred by Glenayre to, and settled by, binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association. The arbitration panel or arbitrator (as applicable) shall be selected as provided in Paragraph 6(d) of this Agreement. The arbitration panel or arbitrator (as applicable) shall determine the amount, if any, of such proposed Loss and the application of the Escrow thereto. The venue of the arbitral proceedings shall be in Mecklenburg County, North Carolina. The proceedings shall be governed by the Rules of Commercial Arbitration of the American Arbitration Association. In reaching a decision, the arbitration panel or arbitrator (as applicable) shall apply the principles of law that a North Carolina court, in applying North Carolina law, would use in the event of litigation on the same issues. The decision rendered by the arbitration panel or arbitrator (as applicable) shall be final and binding on Glenayre, the Shareholders, the Shareholders' Representative and the Escrow Agent. Judgment on the award rendered by the arbitration panel or arbitrator (as applicable) may be entered in any court having jurisdiction thereof. Each of Glenayre and the Shareholders shall bear its or their own attorneys' fees, fees for expert witnesses and all other costs incurred by it or them in connection with the Indemnity Claim which is the subject of the arbitration. Glenayre and the Shareholders shall share equally any attorneys' fees, fees for expert witnesses and all other costs incurred by the Escrow Agent in connection with the arbitration of such Indemnity Claim (including without limitation costs incurred by Glenayre pursuant to Paragraph 17(b) hereof) and any fees charged by the arbitrators or the American Arbitration Association.


 (d) In the event that the Shareholders' Representative protests the proposed application of the Escrow to a Loss as provided in Paragraph 6(c) and Glenayre and the Shareholders' Representative cannot resolve such disagreement within the 15-Business Day period specified in Paragraph 6(c), then promptly thereafter Glenayre shall name a professionally qualified individual to serve as an arbitrator on the arbitration panel to determine the application of the Escrow to such Loss and shall give the Shareholders' Representative notice thereof; within 15 Business Days after such notice, the Shareholders' Representative shall name a second professionally qualified individual to serve as an arbitrator on such arbitration panel; and the two individuals so named shall agree upon and name a third individual to serve as an arbitrator on such arbitration panel. In the event that the Shareholders' Representative does not name a second individual to serve on the arbitration panel within 15 Business Days after notice by Glenayre to the Shareholders' Representative of the name of its arbitrator, then the arbitrator named by Glenayre shall serve as the sole arbitrator. In the event that the two individuals named by Glenayre and the Shareholders' Representative, respectively, cannot agree on a third member within 15 Business Days after such second arbitrator is named, then the selection of a third individual to serve on the arbitration panel shall be made by the American Arbitration Association or, if the American Arbitration Association fails to choose an arbitrator within 15 Business Days after request by any Glenayre or the Shareholders' Representative, by the Chief Resident Superior Court Judge of Mecklenburg County, North Carolina.

 (e) Subject to the last sentence of this Paragraph 6(e), each Shareholder shall be liable only for his Proportionate Percentage (as shown on Schedule 3 hereto) of any Loss indemnifiable under this Agreement. The liability of each Shareholder as so determined may be satisfied, at the written direction of the Shareholders' Representative to Glenayre and the Escrow Agent within 15 Business Days after such Notice of Claim is given to the Shareholders' Representative (or, if such Indemnity Claim is contested pursuant to Paragraph 6(c), within 15 Business Days after final resolution of such Indemnity Claim as provided in Paragraph 6(c)), by the Escrow Agent's payment of Escrowed Funds to Glenayre, the Escrow Agent's delivery of the Escrowed Shares to Glenayre, or any combination of the foregoing. In the absence of any such direction by the Shareholders' Representative within the 15-Business Day period described above, the Proportionate Percentage of a Loss by such Shareholder shall, subject to the provisions of Paragraph 6(b) and (c) with respect to the application of the Escrow to the Loss, be satisfied in accordance with the directions specified by Glenayre in the Notice of Claim with respect to such Loss. For purposes of applying the Escrow to a Loss to satisfy the indemnity obligation of any Shareholder, (1) the value of any Escrowed Funds so applied shall be the dollar amount (or fair market value, as applicable) of such Escrowed Funds as of the date of such application and (2) the value of any Escrowed Shares so applied shall be the number of such Escrowed Shares, multiplied by the Reference Price. Notwithstanding anything to the contrary contained herein, the limitations on the Shareholders' indemnification liability in this Paragraph 6(e) shall not apply in any manner whatsoever to (1) the obligation of the Shareholders to pay any of the fees and expenses which they are to bear under Section 4.8 of the Acquisition Agreement, (2) common law fraud, (3) equitable relief in the nature of specific performance or injunctive relief prior to the Effective Time, (4) any remedies available to Glenayre under the Noncompetition Agreement, dated as of the date hereof, with David M. Zumwalt or the Noncompetition Agreement, dated as of the date hereof, with Scott R. Greenwell and (5) any remedies available to Glenayre under Section 10.5 of the Acquisition Agreement in the event of termination of the Acquisition Agreement.

 7.      THE ESCROW AGENT'S AUTHORITY TO ACT.

 (a) The Escrow Agent may act in accordance with the terms of this Agreement upon any written notice, request, waiver, consent, certificate, receipt, authorization, power of attorney or other document which it in good faith believes to be genuine.

 (b) The Escrow Agent shall be deemed to have properly delivered any item of Escrow upon (i) placing the item in the United States mail in a suitable package or envelope with first class prepaid postage affixed, addressed to the addressee at such addressee's address as set forth in this Agreement or such other address as the party shall have furnished to the Escrow Agent in writing; (ii) delivery in person at the Escrow Agent's offices; or (iii) delivery in any other manner pursuant to written instructions of the person to whom delivery is to be made.

 (c) In performing its duties under this Agreement, or upon the claimed failure to perform any of its duties hereunder, the Escrow Agent shall not be liable to anyone for damages, losses or expenses which may be incurred as a result of the Escrow Agent so acting or failing to so act; provided, however, the Escrow Agent shall not be relieved from liability for damages arising out of its proven gross negligence or willful misconduct under this Agreement.

 8. OTHER AGREEMENTS. The Escrow Agent is not a party to, nor is it bound by, any other agreement or undertaking between Glenayre and the Shareholders, the Shareholders' Representative or any of them, or any of them and other persons, it being the intention of the parties hereto that the Escrow Agent assent to and be obligated to give consideration only to the terms and provisions hereof. Unless otherwise provided in Paragraph 12, the Escrow Agent shall have no duty to determine or inquire into the happening or occurrence of any event or contingency or the performance or failure of performance of any of Glenayre, the Shareholders or the Shareholders' Representative with respect to arrangements or contracts with each other or with others, the Escrow Agent's sole duty hereunder being to hold the Escrow and to dispose of and deliver the same in accordance with instructions given to it as provided in Paragraphs 5 and 6 of this Agreement.

 9.      STANDARD OF CARE.

 (a) The Escrow Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent.

 (b) If the Escrow Agent is required by the terms hereof to determine the occurrence of any event or contingency, the Escrow Agent shall, in making such determination, be liable only for its proven willful misconduct or gross negligence, as determined in light of all the circumstances, including the time and facilities available to it in the ordinary conduct of its business. In determining the occurrence of any such event or contingency the Escrow Agent may request from Glenayre or any of the Shareholders or the Shareholders' Representative or any other person such reasonable additional evidence as the Escrow Agent in its sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including without limitation, Glenayre or any of the Shareholders or the Shareholders' Representative, and the Escrow Agent shall not be liable for any damages resulting from its delay in acting hereunder pending its receipt and examination of additional evidence requested by it.

 (c) Whenever the Escrow Agent is required by the terms hereof to take action upon the occurrence of any event of contingency, the time prescribed for such action shall in all cases be a reasonable time after written notice received by the Escrow Agent for the happening of such event or contingency; provided, however, that this provision shall not be deemed to limit or reduce the time allowed the Escrow Agent for action as provided in Paragraph 9(b).

 10. RESIGNATION AND REMOVAL OF THE ESCROW AGENT. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving ten (10) days' prior written notice to Glenayre and the Shareholders' Representative or may be removed, with or without cause, by Glenayre and the Shareholders' Representative, acting jointly by furnishing joint written instructions to the Escrow Agent, at any time by the giving of ten (10) days' prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor Escrow Agent as provided hereinbelow. Upon any such notice of resignation or removal, Glenayre and the Shareholders' Representative jointly shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $10,000,000. Upon the acceptance in writing of any appointment as the Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as the Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent's resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Escrow Agent under this Agreement.

 11. LIABILITY OF THE ESCROW AGENT.

 (a) The Escrow Agent shall have no liability or obligation with respect to the Escrow except for the Escrow Agent's proven willful misconduct or gross negligence. The Escrow Agent's sole responsibility shall be for the safekeeping, investment, and disbursement of the Escrow in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. The Escrow Agent may rely upon any instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. The Shareholders' Representative represents and warrants that he is authorized as agent and attorney-in-fact to make and enter into this Agreement on behalf of the Shareholders. In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow, any account in which Escrowed Funds are deposited, this Agreement or the Acquisition Agreement, or to appear in, prosecute or defend any such legal action or proceeding. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in good faith in accordance with the opinion or instruction of such counsel. Glenayre and the Shareholders' Representative (but only as agent and attorney-in-fact for the Shareholders), jointly and severally, shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

 (b) The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

 12. INDEMNIFICATION OF THE ESCROW AGENT. From and at all times after the date of this Agreement, Glenayre and the Shareholders' Representative (but only as agent and attorney-in-fact for the Shareholders), jointly and severally, shall, to the fullest extent permitted by law and to the extent provided herein, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorney's fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Glenayre or the Shareholders' Representative, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify Glenayre and the Shareholders' Representative in writing, and Glenayre and the Shareholders' Representative shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that Glenayre and/or the Shareholders' Representative shall be required to pay such fees and expenses if (a) Glenayre and/or the Shareholders' Representative agree to pay such fees and expenses, (b) Glenayre and/or the Shareholders' Representative shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) Glenayre or the Shareholders' Representative is the plaintiff in any such action or proceeding or (d) the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and Glenayre and/or the Shareholders' Representative, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Glenayre or the Shareholders' Representative. Glenayre and the Shareholders' Representative (but only as agent and attorney-in-fact for the Shareholders) shall be jointly and severally liable to pay fees and expenses of counsel pursuant to the preceding sentence, except that any obligation to pay under clause (a) shall apply only to the party so agreeing. All such fees and expenses payable by Glenayre and/or the Share- holders' Representative pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable by Glenayre and the Shareholders' Representative (but only as agent and attorney-in-fact for the Shareholders), jointly and severally, upon demand by such Indemnified Party. The obligations of Glenayre and the Shareholders' Representative under this Paragraph 12 shall survive any termination of this Agreement and the resignation or removal of Escrow Agent.

 The parties agree that neither the payment by Glenayre or the Shareholders' Representative of any claim by the Escrow Agent or any Indemnified Party for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent or any Indemnified Party from the Escrow in respect of a claim by the Escrow Agent or any Indemnified Party for indemnification shall impair, limit, modify or affect, as between Glenayre and the

Shareholders' Representative, on behalf of the Shareholders, the respective rights and obligations of Glenayre, on the one hand, and the Shareholders' Representative, on behalf of the Shareholders, on the other hand, under the Acquisition Agreement.

 13. TIME OF PERFORMANCE. Whenever under the terms hereof the time for performance of any provision shall fall on a date which is not a regular business day of the Escrow Agent, the performance thereof on the next succeeding regular business day of the Escrow Agent shall be deemed to be in full compliance. Whenever time is referred to in this Agreement, it shall be the time recognized by the Escrow Agent in the ordinary conduct of its normal business transactions.

 14. DEATH, DISABILITY, ETC. The death, disability, bankruptcy, insolvency, reorganization or absence of any of Glenayre, the Shareholders' Representative or any of the Shareholders shall not affect or prevent performance by the Escrow Agent of its obligations or its right to rely upon instructions received hereunder.

 15. EXAMINATION OF THE ESCROWED SHARES. Glenayre or the Shareholders' Representative may examine the certificate(s) for the Escrowed Shares during the regular business hours of the Escrow Agent; such examination shall, however, be permitted only in the presence of an officer of the Escrow Agent.

 16. REMEDIES OF THE ESCROW AGENT.

 (a) As additional consideration for and as an inducement for the Escrow Agent to act hereunder, it is understood and agreed that in the event of any disagreement between the parties to this Agreement or in the event any other person or entity claims an interest in the Escrow or any part thereof, and such disagreement or claim results in adverse claims and demands being made by them or any of them in connection with or for any part of the Escrow, the Escrow Agent shall be entitled, at the option of the Escrow Agent, to refuse to comply with the instructions or demands of the parties to this Agreement, or any of such parties, so long as such disagreement or adverse claim shall continue. In such event, the Escrow Agent shall not be required to make delivery or other disposition of the Escrow. Anything herein to the contrary notwithstanding, the Escrow Agent shall not be or become liable to Glenayre, the Shareholders' Representative or the Shareholders or any of them for the failure of the Escrow Agent to comply with the conflicting or adverse demands of Glenayre or the Shareholders' Representative or any of such parties or of any other persons or entities claiming an interest in the Escrow or any part thereof. The Escrow Agent shall be entitled to refrain and refuse to deliver or otherwise dispose of the Escrow or any part thereof or to otherwise act hereunder, as stated above, unless and until (i) the rights of the parties and all other persons and entities claiming an interest in the Escrow have been duly determined in accordance with Paragraph 6(c) or (ii) the parties to this Agreement and such other persons and entities have reached an agreement resolving their differences and have notified the Escrow Agent in writing of such agreement and have provided the Escrow Agent with indemnity satisfactory to it against any liability, claims or damages resulting from compliance by the Escrow Agent with such agreement. In addition to the foregoing, the Escrow Agent shall have the right to tender into the registry or custody of any court having jurisdiction, any part of or all of the Escrow. Upon such tender, the parties hereto agree that the Escrow Agent shall be discharged from all further duties under this Agreement; provided, however, that the filing of any such legal proceedings shall not deprive the Escrow Agent of its compensation hereunder earned prior to such filing and discharge of the Escrow Agent of its duties hereunder.

 (b) While any arbitration or proceeding arising out of or relating to this Agreement or the Escrow is pending, whether the same be initiated by the Escrow Agent or by others, the Escrow Agent shall have the right at its option to stop all further performance of this Agreement and performance of instructions (except its duty to safe keep the Escrow and to invest Escrowed Funds) until all differences shall have been resolved by agreement or until the rights of all parties shall have been fully and finally determined in accordance with Paragraph 6(c) hereof. The rights of the Escrow Agent under this paragraph are in addition to all other rights which it may have by law or otherwise.

 17.     FEES AND EXPENSES.

 (a) Glenayre hereby agrees to pay the Escrow Agent for its ordinary services hereunder the fees determined in accordance with, and payable as specified in, the Schedule of Fees set forth in Schedule 4 attached hereto. In addition, Glenayre hereby agrees to pay to the Escrow Agent its expenses incurred in connection with this Agreement, including, but not limited to, legal fees and expenses, in the event the Escrow Agent deems it necessary to retain counsel. Such expenses shall be paid to the Escrow Agent within 10 days following receipt by Glenayre of a written statement setting forth such expenses.

 (b) Glenayre agrees that in the event any controversy arises under or in connection with this Agreement or the Escrow, or the Escrow Agent is made a party to or intervenes in any litigation pertaining to this Agreement or the Escrow, to pay to the Escrow Agent reasonable compensation for its extraordinary services and to reimburse the Escrow Agent for all cost and expenses associated with such controversy or litigation, including, but not limited to legal fees and expenses. The Escrow Agent shall give Glenayre notice prior to incurring any such fees, costs or expenses, and an estimate of the amount of such fees, costs and expenses.

 (c) Each of Glenayre and the Shareholders' Representative warrants and agrees with the Escrow Agent that, unless otherwise expressly set forth in this Agreement, there is no security interest in the Escrow or any part thereof; no financing statement under the Uniform Commercial Code of any jurisdiction is on file in any jurisdiction claiming a security interest in or describing, whether specifically or generally, the Escrow or any part thereof; and the Escrow Agent shall have no responsibility at any time to ascertain whether or not any security interest exists in the Escrow or any part thereof or to file any financing statement under the Uniform Commercial Code of any jurisdiction with respect to the Escrow or any part thereof.

 (d) In the event fees and expenses of the Escrow Agent are to be paid pursuant to Paragraph 12 hereof, it is understood and agreed by Glenayre and the Shareholders that such fees and expenses are in addition to those described above and that such fees and expenses shall be subject to periodic review and modification by the Escrow Agent as determined by the Escrow Agent in its sole discretion.

 18. EFFECTIVE DATE. The effective date of this Agreement shall be the date hereof.

 19. TERMINATION. Unless sooner terminated as hereinafter provided, this Agreement shall terminate without action of any party when all of the terms hereof shall have been fully performed.

 20. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and such counterparts shall constitute and be one and the same instrument.

 21. ASSIGNMENT OF INTERESTS. None of Glenayre or the Shareholders shall assign or attempt to assign or transfer his or its interest hereunder or any part thereof.

 22. AMENDMENTS. This Agreement cannot be amended or modified except by another agreement in writing signed by all the parties hereto or by their respective successors in interest.

 23. HEADINGS. The paragraph headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this agreement.

 24. GOVERNING LAW. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of North Carolina without giving effect to the conflict of laws principles thereof.

 25. CONSENT TO JURISDICTION AND VENUE. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising form this Agreement, the parties hereto agree that the United States District Court for the Western District of North Carolina shall have the sole and exclusive jurisdiction over any such proceeding. If such court lacks federal subject matter jurisdiction, the parties agree that the Superior Court Division of the General Court of Justice of Mecklenburg County, North Carolina shall have sole and exclusive jurisdiction. Any of these courts shall be proper venue of any such lawsuit or judicial proceeding and the parties hereto waive any objection to such venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

 26. WITHHOLDING. The Escrow Agent shall not be responsible or liable for determination or payment of any taxes assessed against the Escrow or the income therefrom nor for the preparation or filing of any tax returns other than withholding required by statute or treaty. Each of Glenayre and the Shareholders' Representative agrees to provide the Escrow Agent any information necessary to perform any such required withholding and the Escrow Agent shall be entitled to rely on such information. The Escrow Agent will establish the account holding the Escrow under the TIN of the Shareholders' Representative; if Escrow Agent is responsible for tax reporting as set forth in this Paragraph 26, it will be rendered under the aforementioned TIN. A W-9 certifying to the party's withholding status in the form set forth on Schedule 5 attached hereto will be completed at closing.

 27. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the facsimile numbers specified below:

 If to Glenayre:

         Glenayre Technologies, Inc.
         5935 Carnegie Boulevard
         Charlotte, North Carolina  28209
         Attention: Stan Ciepcielinski

         Facsimile No.: (704) 553-7878

         with a copy to:

         Kennedy Covington Lobdell & Hickman, L.L.P.
         NationsBank Corporate Center, Suite 4200
         100 North Tryon Street
         Charlotte, North Carolina 28202
         Attention:  Eugene C. Pridgen, Esq.

         Facsimile No.:  (704) 331-7598

 If to the Shareholders' Representative:

         David M. Zumwalt
         6823 Prestonshire Lane
         Dallas, Texas 75225
         with a copy to:

         Gardere & Wynne, L.L.P.
         3000 Thanksgiving Tower
         Dallas, Texas 75201-4761
         Attention:  Richard A. Tulli, Esq.

         Facsimile No.:  (214) 999-4270

 If to the Principal Shareholders:

         David M. Zumwalt
         6823 Prestonshire Lane
         Dallas, Texas 75225

         Scott R. Greenwell
         6806 Winterberry Drive
         Austin, Texas 78750

         Charles D. Staggs
         6616 Tawny Oak
         Plano, Texas 75024

 If to the Escrow Agent:

         First Union National Bank of
         North Carolina, as Escrow Agent
         Bond Administration
         230 S. Tryon Street, 9th Floor
         Charlotte, North Carolina 28288-1179
         Attention:  Shannon Stahel

         Facsimile No.:  (704) 383-7316

 28. REPORTS. At least quarterly, the Escrow Agent shall provide Glenayre and the Shareholders' Representative with a full accounting of the Escrow and a report of all transactions regarding the Escrow (including receipts, investments and disbursements) not previously reported.

 29. DEALINGS. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell and deal in any of the securities of Glenayre and become pecuniarily interested in any transaction in which Glenayre or the Shareholders' Representative may be interested, and contract and lend money to Glenayre or the Shareholders' Representative and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for Glenayre or the Shareholders' Representative or for any other entity.

 30. FUTURE REPRESENTATION BY GARDERE & WYNNE, L.L.P. Glenayre has no objection to, and will not object to, and on behalf of CNET in its capacity as sole shareholder thereof from and after the Effective Date, hereby waives any conflict of interest arising from Gardere & Wynne, L.L.P. representing the Shareholders' Representative and/or the Shareholders with respect to any dispute under this Agreement or the Acquisition Agreement notwithstanding its previous representation of CNET, including but not limited to its representation of CNET, in the transactions contemplated by the Acquisition Agreement.

                                    * * * * *

 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first stated above.


                                  GLENAYRE TECHNOLOGIES, INC.


                                  By:
                                  Title:


                                  SHAREHOLDERS' REPRESENTATIVE:



                                  David M. Zumwalt, as Agent and
                                  Attorney-in-Fact for the Shareholders


                                  TIN:


                                  ESCROW AGENT:

                                  FIRST UNION NATIONAL BANK OF NORTH
                                  CAROLINA, as Escrow Agent


                                  By:
                                  Title:


ATTACHMENTS

Schedule 1 -      Shareholders and Description of Escrow
Schedule 2 -      Glenayre Authorized Representative(s)
Schedule 3 -      Shareholders' Proportionate Percentages
Schedule 4 -      Fee Schedule
Schedule 5 -      Form W-9

                                   SCHEDULE 1

                 SHAREHOLDERS AND DESCRIPTION OF ESCROWED SHARES



                               Number of Shares of
                              Glenayre Common Stock
 Name                         to be Placed in Escrow




                                [TO BE INSERTED]

                                   SCHEDULE 2

                      GLENAYRE AUTHORIZED REPRESENTATIVE(S)


 Name                                        Signatures


Ramon D. Ardizzone


Stanley Ciepcielinski


Billy C. Layton

                                   SCHEDULE 3

                     SHAREHOLDERS' PROPORTIONATE PERCENTAGES


Name                                              Proportionate Percentage


                                [TO BE INSERTED]

                                   SCHEDULE 4

                                  FEE SCHEDULE


ACCEPTANCE FEE                           $500

ANNUAL ADMINISTRATIVE FEE                $1,500

 Covers the performance of administrative duties defined in the Agreement, periodic statements of assets held, deposits and withdrawals of assets.

OUT OF POCKET EXPENSES

 The cost of certain miscellaneous business expenses such as telephone charges, correspondence, stationery, legal fees, travel expenses, envelopes and postage will be billed at actual costs.

TAX REPORTING

 Includes producing and mailing of individual 1099's, if necessary ($10 per each 1099 mailed).

                                                                   EXHIBIT D-1
                            NONCOMPETITION AGREEMENT

 THIS NONCOMPETITION AGREEMENT (this "Agreement") is dated as of the ____ day of _____, 1996, by and between GLENAYRE TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), and DAVID M. ZUMWALT ("Shareholder").

                              W I T N E S S E T H :

 WHEREAS, pursuant to the Acquisition Agreement and Plan of Merger dated as of August 14, 1996 (the "Acquisition Agreement") by and among the Corporation, CNET Acquisition Corp., a Texas corporation that is a wholly-owned subsidiary of the Corporation ("Merger Sub"), CNET, Inc., a Texas corporation ("CNET"), and certain shareholders of CNET, Merger Sub will be merged with and into CNET, which will become a wholly-owned subsidiary of the Corporation (the "Merger");

 WHEREAS, CNET is engaged in the "Business" (as defined below); and

 WHEREAS, the value to the Corporation of the Merger is dependent in part upon the Corporation's ability to have CNET continue the Business and to obtain for its benefit the good will and going concern value associated therewith; and

 WHEREAS, in connection with the Closing under the Acquisition Agreement and as a material condition thereof and material inducement to Glenayre therefor, the Shareholder has agreed to enter into certain covenants relating to competition and confidentiality as set forth in this Agreement.

 NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Shareholder, the Shareholder does hereby agree with the Corporation as follows:

 1.      NONCOMPETITION, NON-DISCLOSURE AND RELATED MATTERS.

 (a) In addition to other terms defined in this Agreement, the following terms when used in this Agreement shall have the following meanings:

         "Business" means the development, sale or licensing (as licensor) of software for propagation analysis for the design of wireless communications networks or software for recording, monitoring and analyzing data from wireless communications networks for use in the management or control of such networks; provided, however, that, notwithstanding anything to the contrary contained herein, the term, "Business" shall be limited to the development, sale or licensing (as licensor) of software that is substantially the same or performs substantially the same function as software or software products that CNET has developed, is actively developing or has documented plans for future development (including, without limitation, the Business Analysis Tool) as of the Effective Time.

         "Competition" means engagement in the Business.

         "Customer" means any Person to whom any products, processes, goods or services have heretofore been sold or licensed or offered for sale or license, or from whom purchases or licenses thereof have been solicited, at any time during the two years preceding the date of this Agreement, by CNET.

         "Employee" means any individual employed by the Corporation or CNET or any of their affiliates at any time during the Restricted Period.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust or other entity.

         "Restricted Period" means the period beginning on the date hereof and ending on the second anniversary of the termination of the Shareholder's employment by the Corporation, CNET or any of their affiliates.

         "Restricted Territory" means the United States of America.

 (b) The Shareholder agrees that during the Restricted Period he will not either directly or indirectly:

      (1) engage in any Competition in any Restricted Territory; or

      (2) be or become an employee, officer, director, shareholder, partner, agent or consultant of, or acquire or have any proprietary or other equity interest in, or otherwise participate or assist in the business of, any Person who engages in any Competition in any Restricted Territory; provided, that the Shareholder may own, directly or indirectly, solely as a passive investment, securities issued by such Person if such securities are publicly traded and do not constitute more than 2% in the aggregate of the outstanding equity securities of such Person.

In the event that the Shareholder desires to engage in any activity, or have any interest or participation, or serve in any capacity, prohibited by this Paragraph 1(b), then the Shareholder may seek Glenayre's consent for the same and Glenayre may, in its absolute discretion, so consent in writing.

 (c) The Shareholder agrees that during the Restricted Period he will not, directly or indirectly through or on behalf of any other Person, solicit or enter into any transaction with any Customer for the purpose of any sale or license to such Customer of products, processes, goods or services the sale or license of which would constitute Competition.

 (d) The Shareholder agrees that during the Restricted Period he will not without Glenayre's consent (which consent shall be in Glenayre's sole discretion), directly or indirectly through or on behalf of any other Person, induce or attempt to induce any Employee to leave his or her employment with the Corporation or CNET or any of their affiliates; provided, however, that the Shareholder shall not be prohibited from merely placing want ads in public publications or engaging a recruiter to recruit employees (but without providing the names of any Employees to any such recruiter).

 (e) The Shareholder understands that in his capacity as a shareholder, officer, director and an employee of CNET, he has obtained "Confidential Information" relating to the Business. As used herein, the term "Confidential Information" means any information or compilations of information (including without limitation trade secrets, technology, names, addresses or needs of customers, other customer or supplier lists, formulae, patterns, devices, plans or processes or any other proprietary information relating to the Business) of CNET which is private or confidential in that it is not known or available to the public or generally in the industry and gives CNET an opportunity to obtain an advantage over competitors who do not know or use it. The Shareholder shall not, without the prior written consent of the Corporation, at any time during or after the Restricted Period (1) use or disclose any such Confidential Information outside the Corporation (or its affiliated companies, including
CNET), (2) aid in the removal from CNET or delivery to any third party of any such Confidential Information or (3) sell, exchange or give away or otherwise dispose (or assist therein) of any such Confidential Information now or hereafter owned by CNET, whether or not the same shall or may have been originated, discovered or developed by the Shareholder. The Shareholder acknowledges and confirms that he has or claims no proprietary interest in any such information, or in any technology, invention, patent, trademark or other intellectual property of, used or to be acquired by the Corporation, CNET or any of their affiliates at any time during the Restricted Period.

 (f) The Shareholder acknowledges that, in view of the nature of the Business and the business objectives of the Corporation in entering into this Agreement and the Acquisition Agreement, the restrictions contained in this Section 1 are reasonably necessary to protect the legitimate business interests of the Corporation, and that any violation of such restrictions will result in irreparable injury to the Corporation for which damages will not be an adequate remedy. The Shareholder therefore acknowledges that if he violates any such restrictions, the Corporation shall be entitled to preliminary and permanent injunctive relief as well as to an equitable accounting of earnings, profits and other benefits arising from such violation.

 (g) If any of the provisions contained in this Section 1 shall for any reason be held to be overly broad as to duration, scope, activity or subject, any such provision shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

 (h) The rights and remedies of the Corporation hereunder are not exclusive of or limited by or in limitation of any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative. Without limiting the generality of the foregoing, the rights and remedies of the Corporation hereunder, and the obligations and liabilities of the Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition.

 2. SEVERABILITY. Should any provision of this Agreement or part thereof be held under any circumstances in any jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or other part of such provision, or of such provision or part thereof under any other circumstances or in any other jurisdiction.

 3. GOVERNING LAW. The construction, validity and enforceability of this Agreement shall be governed by the laws of the State of Texas.

 4. NO WAIVER. No failure or delay of the Corporation in enforcing any of its rights hereunder at any time shall constitute or evidence any waiver of such rights.

 5. CONSENT TO JURISDICTION. Each of the parties hereby consents and agrees to the non-exclusive jurisdiction of all courts sitting in the State of Texas in connection with any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof.

 6. MISCELLANEOUS. This Agreement and the Acquisition Agreement constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. The captions of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms, covenants or conditions hereof. Words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number and vice versa. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

 IN WITNESS WHEREOF, this Agreement has been duly executed by the Corporation and the Shareholder as of the day and year first above written.

 GLENAYRE TECHNOLOGIES, INC.

 By:
 Name:
 Title:

         ----------------
         David M. Zumwalt

                                                                  EXHIBIT D-2
                            NONCOMPETITION AGREEMENT

 THIS NONCOMPETITION AGREEMENT (this "Agreement") is dated as of the ____ day of _____, 1996, by and between GLENAYRE TECHNOLOGIES, INC., a Delaware corporation (the "Corporation"), and SCOTT R. GREENWELL ("Shareholder").

                              W I T N E S S E T H :

 WHEREAS, pursuant to the Acquisition Agreement and Plan of Merger dated as of August 14, 1996 (the "Acquisition Agreement") by and among the Corporation, CNET Acquisition Corp., a Texas corporation that is a wholly-owned subsidiary of the Corporation ("Merger Sub"), CNET, Inc., a Texas corporation ("CNET"), and certain shareholders of CNET, Merger Sub will be merged with and into CNET, which will become a wholly-owned subsidiary of the Corporation (the "Merger");

 WHEREAS, CNET is engaged in the "Business" (as defined below); and

 WHEREAS, the value to the Corporation of the Merger is dependent in part upon the Corporation's ability to have CNET continue the Business and to obtain for its benefit the good will and going concern value associated therewith; and

 WHEREAS, in connection with the Closing under the Acquisition Agreement and as a material condition thereof and material inducement to Glenayre therefor, the Shareholder has agreed to enter into certain covenants relating to competition and confidentiality as set forth in this Agreement.

 NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the Shareholder, the Shareholder does hereby agree with the Corporation as follows:

 1.      NONCOMPETITION, NON-DISCLOSURE AND RELATED MATTERS.

 (a) In addition to other terms defined in this Agreement, the following terms when used in this Agreement shall have the following meanings:

         "Business" means the development, sale or licensing (as licensor) of software for propagation analysis for the design of wireless communications networks or software for recording, monitoring and analyzing data from wireless communications networks for use in the management or control of such networks; provided, however, that, notwithstanding anything to the contrary contained herein, the term, "Business" shall be limited to the development, sale or licensing (as licensor) of software that is substantially the same or performs substantially the same function as software or software products that CNET has developed, is actively developing or has documented plans for future development (including, without limitation, the Business Analysis Tool) as of the Effective Time.

         "Competition" means engagement in the Business.

         "Customer" means any Person to whom any products, processes, goods or services have heretofore been sold or licensed or offered for sale or license, or from whom purchases or licenses thereof have been solicited, at any time during the two years preceding the date of this Agreement, by CNET.

         "Employee" means any individual employed by the Corporation or CNET or any of their affiliates at any time during the Restricted Period.

         "Person" means an individual, corporation, partnership, limited liability company, joint venture, trust or other entity.

         "Restricted Period" means the period beginning on the date hereof and ending on the second anniversary of the Closing (as defined in the Acquisition Agreement).

         "Restricted Territory" means the United States of America.

 (b) The Shareholder agrees that during the Restricted Period he will not either directly or indirectly:

      (1) engage in any Competition in any Restricted Territory; or

      (2) be or become an employee, officer, director, shareholder, partner, agent or consultant of, or acquire or have any proprietary or other equity interest in, or otherwise participate or assist in the business of, any Person who engages in any Competition in any Restricted Territory; provided, that the Shareholder may own, directly or indirectly, solely as a passive investment, securities issued by such Person if such securities are publicly traded and do not constitute more than 2% in the aggregate of the outstanding equity securities of such Person.

In the event that the Shareholder desires to engage in any activity, or have any interest or participation, or serve in any capacity, prohibited by this Paragraph 1(b), then the Shareholder may seek Glenayre's consent for the same and Glenayre may, in its absolute discretion, so consent in writing.

 (c) The Shareholder agrees that during the Restricted Period he will not, directly or indirectly through or on behalf of any other Person, solicit or enter into any transaction with any Customer for the purpose of any sale or license to such Customer of products, processes, goods or services the sale or license of which would constitute Competition.

 (d) The Shareholder agrees that during the Restricted Period he will not without Glenayre's consent (which consent shall be in Glenayre's sole discretion), directly or indirectly through or on behalf of any other Person, induce or attempt to induce any Employee to leave his or her employment with the Corporation or CNET or any of their affiliates; provided, however, that the Shareholder shall not be prohibited from merely placing want ads in public publications or engaging a recruiter to recruit employees (but without providing the names of any Employees to any such recruiter).

 (e) The Shareholder understands that in his capacity as a shareholder, officer, director and an employee of CNET, he has obtained "Confidential Information" relating to the Business. As used herein, the term "Confidential Information" means any information or compilations of information (including without limitation trade secrets, technology, names, addresses or needs of customers, other customer or supplier lists, formulae, patterns, devices, plans or processes or any other proprietary information relating to the Business) of CNET which is private or confidential in that it is not known or available to the public or generally in the industry and gives CNET an opportunity to obtain an advantage over competitors who do not know or use it. The Shareholder shall not, without the prior written consent of the Corporation, at any time during or after the Restricted Period (1) use or disclose any such Confidential Information outside the Corporation (or its affiliated companies, including
CNET), (2) aid in the removal from CNET or delivery to any third party of any such Confidential Information or (3) sell, exchange or give away or otherwise dispose (or assist therein) of any such Confidential Information now or hereafter owned by CNET, whether or not the same shall or may have been originated, discovered or developed by the Shareholder. The Shareholder acknowledges and confirms that he has or claims no proprietary interest in any such information, or in any technology, invention, patent, trademark or other intellectual property of, used or to be acquired by the Corporation, CNET or any of their affiliates at any time during the Restricted Period.

 (f) The Shareholder acknowledges that, in view of the nature of the Business and the business objectives of the Corporation in entering into this Agreement and the Acquisition Agreement, the restrictions contained in this Section 1 are reasonably necessary to protect the legitimate business interests of the Corporation, and that any violation of such restrictions will result in irreparable injury to the Corporation for which damages will not be an adequate remedy. The Shareholder therefore acknowledges that if he violates any such restrictions, the Corporation shall be entitled to preliminary and permanent injunctive relief as well as to an equitable accounting of earnings, profits and other benefits arising from such violation.

 (g) If any of the provisions contained in this Section 1 shall for any reason be held to be overly broad as to duration, scope, activity or subject, any such provision shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law or the determination by a court of competent jurisdiction.

 (h) The rights and remedies of the Corporation hereunder are not exclusive of or limited by or in limitation of any other rights or remedies which it may have, whether at law, in equity, by contract or otherwise, all of which shall be cumulative. Without limiting the generality of the foregoing, the rights and remedies of the Corporation hereunder, and the obligations and liabilities of the Shareholder hereunder, are in addition to their respective rights, remedies, obligations and liabilities under the law of unfair competition.

 2. SEVERABILITY. Should any provision of this Agreement or part thereof be held under any circumstances in any jurisdiction to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision or other part of such provision, or of such provision or part thereof under any other circumstances or in any other jurisdiction.

 3. GOVERNING LAW. The construction, validity and enforceability of this Agreement shall be governed by the laws of the State of Texas.

 4. NO WAIVER. No failure or delay of the Corporation in enforcing any of its rights hereunder at any time shall constitute or evidence any waiver of such rights.

 5. CONSENT TO JURISDICTION. Each of the parties hereby consents and agrees to the non-exclusive jurisdiction of all courts sitting in the State of Texas in connection with any claim, dispute or controversy arising under or in connection with this Agreement or any actual or alleged breach hereof.

 6. MISCELLANEOUS. This Agreement and the Acquisition Agreement constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns. The captions of this Agreement are for convenience of reference only and shall not affect in any manner any of the terms, covenants or conditions hereof. Words of the masculine gender shall mean and include correlative words of the feminine and neuter genders and words importing the singular number shall mean and include the plural number and vice versa. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

 IN WITNESS WHEREOF, this Agreement has been duly executed by the Corporation and the Shareholder as of the day and year first above written.

                                                     GLENAYRE TECHNOLOGIES, INC.

                                                    By:
                                                    Name:
                                                    Title:

                                                          ------------------
                                                          Scott R. Greenwell

                                                                  EXHIBIT E


                                                      [Date]


CNET, Inc. and its Shareholders
4975 Preston Park Boulevard, 8th Floor
Plano, Texas 75093

         Re: Acquisition Agreement and Plan of Merger dated as of August ___, 1996 (the "Acquisition Agreement") by and among Glenayre Technologies, Inc. ("Glenayre"), CNET Acquisition Corp. ("Merger Sub"), CNET, INC. ("CNET") and the Principal Shareholders of CNET

Ladies and Gentlemen:

 We have acted as counsel to Glenayre Technologies,Inc. and its wholly-owned subsidiary, CNET Acquisition Corp. ("Merger Sub"), in connection with the merger of Merger Sub with and into CNET pursuant to the terms of the Acquisition Agreement (the "Merger"). This opinion is given to you pursuant to Section 8.2(c) of the Acquisition Agreement. All capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Acquisition Agreement.

 In rendering the opinions set forth below, we have examined originals or copies of the Acquisition Agreement and the Escrow Agreement (such documents being referred to herein individually as a "Transaction Document" and collectively as the "Transaction Documents") and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records and certificates of public officials and corporate officers, and have made such investigations of fact and law, as we have deemed relevant and necessary as a basis for such opinions.

 In giving the opinions expressed herein and making our investigations in connection herewith, we have assumed (a) the due authorization, execution and delivery by the parties thereto other than Glenayre and Merger Sub of the documents examined by us, (b) the genuineness of all signatures of individuals,
(c) the due existence of all corporations other than Glenayre and Merger Sub and the personal legal capacity of all individual signatories, (d) the authenticity of all documents presented to us as originals, (e) the conformity to the originals of all documents presented to us as copies, and (f) the integrity and completeness of the corporate minute books of Glenayre and Merger Sub presented to us for our examination, and we have no reason to believe that the foregoing assumptions are unwarranted.

 We have also assumed that the Transaction Documents and the transactions evidenced thereby, are valid, binding and enforceable against all parties thereto other than Glenayre and Merger Sub.

 Based upon and subject to the foregoing, and subject to the comments and qualifications set forth below, we are of the opinion that:

 1. Glenayre is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

CNET, Inc. and its Shareholders
__________, 1996
Page __



 2. Glenayre and Merger Sub each has all requisite corporate power and authority own, lease and operate its properties and to carry on its business as now conducted and to enter into and perform its obligations under the Transaction Documents.

 3. The execution, delivery and performance by Glenayre and Merger Sub of the Transaction Documents have been duly authorized by all necessary action on the part of Glenayre and Merger Sub. The Transaction Documents have been duly executed and delivered by Glenayre and Merger Sub, and assuming the due execution and delivery by the other parties thereto, each Transaction Document constitutes the legal, valid and binding obligation of Glenayre and Merger Sub, enforceable against them in accordance with their respective terms.

 4. The execution and delivery by Glenayre and Merger Sub of the Transaction Documents do not, and the consummation of the transactions contemplated thereunder and compliance by Glenayre and Merger Sub with the terms, conditions and provisions of the Transaction Documents will not, (i) violate any provision of the certificate or articles of incorporation or bylaws of either Glenayre or Merger Sub, (ii) violate any federal or North Carolina law, statute, rule or regulation of any administrative agency or governmental body applicable to Glenayre or Merger Sub, or to our knowledge, any judgment, order, writ, stipulation, injunction, award or decree of any federal or North Carolina court, arbiter, administrative agency or governmental body that is addressed to and binding on Glenayre or Merger Sub or (iii) constitute a breach or default under, or violate, any of the terms, conditions or provisions of any material contract, undertaking, indenture or other agreement or instrument binding on Glenayre or Merger Sub and known to us, except for breaches or defaults which individually or in the aggregate, would have only an immaterial effect on the business, results of operations or financial condition of Glenayre.

 5. Except for the filing of the Articles of Merger containing the Acquisition Agreement with the Texas Secretary of State and certain other filings not yet due as of the date hereof, no authorization, approval or consent of, or declaration or filing with, or taking of any action in respect of or by, any federal or North Carolina governmental authority or regulatory body, is necessary or required in connection with the execution and delivery by Glenayre and Merger Sub of the Transaction Documents or the performance by Glenayre or Merger Sub of their respective obligations thereunder.

 6. The authorized capital stock of Glenayre consists of 200,000,000 shares of Common Stock, $.02 par value per share ("Glenayre Common Stock"), and 5,000,000 shares of Preferred Stock, $.01 par value per share. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, all of which are issued and outstanding and owned by Glenayre.

 7. The shares of Glenayre Common Stock to be issued in the Merger, when issued upon the terms and for the consideration set forth in the Acquisition Agreement and the Plan of Merger, will have been duly authorized and will be validly issued, fully paid and nonassessable, and will not have been issued in violation of any preemptive rights.

 8. The shares of Glenayre Common Stock to be issued in the Merger have been approved for listing on the NASDAQ Stock Market.

CNET, Inc. and its Shareholders
__________, 1996
Page __



 9. We have been informed by the SEC that the Registration Statement on Form S-4 for the shares of Glenayre Common Stock to be issued in the Merger has become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings therefor have been instituted or threatened by the SEC. The shares of Glenayre Common Stock to be issued in the Merger conform to all statements relating thereto contained in such Registration Statement (or incorporated therein by reference) or the Prospectus contained therein (or incorporated therein by reference).

 Our opinions set forth above are subject to the following additional qualifications:

      (i) Enforcement of the Transaction Documents may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar state or federal debtor relief laws in effect from time to time and which affect the enforcement of creditors' rights in general.

     (ii) Enforcement of the Transaction Documents is subject to the effect of general principles of equity and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

    (iii) Any part of the opinion set forth above relating to compliance with or a lack of violation of the provisions of any laws, statutes, rules or regulations, or relating to the obtaining of all necessary governmental or regulatory approvals, does not include any opinion with respect to any laws, statutes or regulations of any county, city or other political subdivision of the State of North Carolina.

     (iv) Opinions or statements herein given "to our knowledge" or qualified as "known to us" and the factual matters on which we have relied in giving other opinions herein (except for our opinions as to corporate matters that we have given in reliance upon our own investigation of the minute books of Glenayre and Merger Sub and certificates of public officials and officers of Glenayre and Merger Sub) are based upon (a) information coming to the attention of the lawyers in our firm who have given substantive attention to the transactions contemplated by the Transaction Documents and (b) the representations and warranties of Glenayre and Merger Sub contained in the Acquisition Agreement. We have made no review of the public record.

      (v) We are licensed to practice law in the State of North Carolina. Our opinions expressed above are limited to the laws of the State of North Carolina and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction, including principles of conflict of laws. As to matters governed by Texas law, we have relied upon the opinion of Leonard, Hurt & Parvin, Texas counsel, for purposes of this opinion letter.

CNET, Inc. and its Shareholders
__________, 1996
Page __


 The opinions expressed herein may be relied upon by CNET, its Board of Directors and shareholders, and may not be relied upon by any other party without the prior written consent of the undersigned.

                           Very truly yours,

                           KENNEDY COVINGTON LOBDELL & HICKMAN, L.L.P.



                           By:
                                   Eugene C. Pridgen
                                   Partner

                                                                   EXHIBIT F-1


                     [Letterhead of Gardere & Wynne, L.L.P.]


                                              ________________, 199_


Glenayre Technologies, Inc.
5935 Carnegie Boulevard
Charlotte, North Carolina 28209

Gentlemen:

 We have acted as counsel to CNet, Inc., a Texas corporation ("CNet"), in connection with the execution and delivery of, and the consummation of the transactions described in, the Acquisition Agreement and Plan of Merger dated as of October ___, 1996 among CNet, certain shareholders of CNet, CNet Acquisition Corp. ("CNet Acquisition"), and you (the "Agreement"). This opinion letter is being delivered pursuant to Section 8.3(e) of the Agreement. Capitalized terms used in this opinion letter shall have the meanings ascribed thereto in the Agreement, unless otherwise specifically defined herein.

 In rendering the opinions expressed herein, we have examined originals or copies, certified or otherwise authenticated to our satisfaction, of the Agreement and the Officers' Certificate of CNet of even date herewith and attached as Exhibit A hereto (the "Officers' Certificate").

 In addition, we have examined such other documents and other items as we have deemed necessary for the purpose of rendering the opinions expressed herein. In our examination, we have assumed the genuineness of all signatures, the legal capacity or competency of natural Persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or reproduction copies, and the authenticity of the originals of such conformed or reproduction copies.

 As to various facts material to the opinions expressed herein, we have relied upon written and oral statements, representations, and certificates of public officials, of certain officers of CNet (including, without limitation, the Officers' Certificate), and of the Principal Shareholders, and (except as otherwise specifically set forth herein) we have not made any investigation as to the accuracy or completeness of the information obtained thereby. We have assumed, without investigation or verification, that none of such information contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements not misleading.

 Based upon the foregoing, and subject to the exceptions, limitations, and qualifications hereinafter stated, we are of the following opinions:

 1. CNet has been duly incorporated and is validly existing and in good standing under the laws of the State of Texas, with requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted and to enter into and perform its obligations under the Agreement.

 2. CNet's execution and delivery of, and performance of its obligations under, the Agreement have been duly authorized by all necessary corporate action of CNet, and no other corporate proceedings on the part of CNet are necessary to authorize its execution and delivery of, and performance of its obligations under, the Agreement. The Agreement has been duly executed and delivered by CNet and the Principal Shareholders. The

Glenayre Technologies, Inc.
__________, 199_
Page __



Agreement has been duly approved by the shareholders of CNet in accordance with the Texas Business Corporation Act (the "TBCA").

 3. The execution and delivery of the Agreement by CNet and the Principal Shareholders and the consummation of the Merger by CNet pursuant to the Agreement do not (i) violate (a) any federal or Texas statute, rule or regulation applicable to CNet or (b) to the best of our knowledge, any judgment, order, writ, stipulation, injunction, award or decree of any federal or Texas court, administrative agency or governmental body that is addressed to and binding on CNet, (ii) violate the provisions of the Articles of Incorporation or the Bylaws of CNet now in effect, (iii) result in the breach of or a default under any of the written agreements set forth in the schedules to the Agreement, except for breaches or defaults which individually or in the aggregate would have only an immaterial effect on the business, results of operations or financial condition of CNet and CNet Sub taken as a whole, or (iv) except for the filing of Articles of Merger with the Texas Secretary of State and any informational filings that may be required after consummation of the Merger, require any consents, approvals, authorizations, registrations, declarations or filings by CNet under any federal or Texas statute applicable to CNet that have not been obtained or completed.

 4. The authorized capital stock of CNet consists of 150,000,000 shares of common stock (the "Common Stock"), of which __________ shares are issued and outstanding and are owned of record by the shareholders of CNet as set forth on Exhibit B to this opinion letter. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of preemptive rights under the TBCA and the Articles of Incorporation and the Bylaws of CNet in effect at the time of issuance. To our knowledge based solely on a review of the minute books of CNet provided to us by CNet, options to purchase ________ shares of the Common Stock are outstanding, which options were not granted in violation of any preemptive rights under the TBCA or the Articles of Incorporation and the Bylaws of CNet in effect on the date of grant. To the best of our knowledge, except as set forth in Schedule 5.3 to the Agreement, there are no other options, warrants or other rights, agreements, arrangements or commitments of any character to which CNet or any of the Shareholders is a party relating to the issued or unissued Common Stock of, or other equity interests in, CNet.

 5. Upon the filing of Articles of Merger containing the Agreement as a "plan of merger" under the TBCA and other statutorily required information, executed by duly authorized officers of each of CNet and CNet Acquisition, with the Texas Secretary of State, together with appropriate tax clearance certificates as required by applicable Texas law and regulations, the Merger will be effective in accordance with the TBCA.

 The opinions expressed herein are subject to the following exceptions, limitations, and qualifications:

 A. The phrase "to the best of our knowledge" refers only to the actual current consciousness of attorneys in this Firm who have represented CNet in connection with the transactions described in the Agreement and does not indicate or imply that any independent investigation has been made by any of such attorneys with respect to the matters covered thereby, other than discussions with, or reliance upon certificates of, certain officers of CNet and the Principal Shareholders.

 B. The opinions expressed herein are limited to the laws and regulations of the State of Texas and to the federal laws and regulations of the United States of America, and we assume no responsibility as to applicability or the effect of any other laws or regulations. No opinion is expressed herein with respect to any laws or regulations of any county, city, or other political subdivision of the State of Texas.

Glenayre Technologies, Inc.
__________, 199_
Page __



 C. The opinions expressed herein are rendered as of the time immediately preceding the Effective Time.

 D. We have assumed that the Agreement has been duly authorized, executed, and delivered by each party thereto other than CNet and the Principal Shareholders and constitutes the legal, valid, and binding obligations of each such other party, enforceable against each such other party in accordance with its terms.

 E. We have assumed that the Agreement and the Escrow Agreement constitute the legal, valid and binding obligations of CNet and the Principal Shareholders, enforceable against each of them in accordance with their respective terms. However, we refer you to the separate opinion letter of even date herewith of CNet's special North Carolina counsel for the transaction, Womble Carlyle Sandridge & Rice, PLLC, addressing enforceability of the Agreement as to CNet and the Principal Shareholders and the Escrow Agreement as to the Shareholders' Representative.

 F. The opinions expressed herein are limited to the matters specifically addressed, and no opinion is implied or may be inferred beyond the matters so specifically addressed. Without limiting the generality of the foregoing, no opinions are expressed herein as to the applicability to or the effect of the antitrust laws and regulations or the securities laws and regulations of the United States of America or the State of Texas to the Agreement or any of the transactions described therein.

 G. The opinions expressed herein are rendered as of the date of this opinion letter, and we undertake no obligation to advise you of, or to supplement any of such opinions because of, any changes or developments in fact or law that may hereafter come to our attention.

 The opinions expressed herein are solely for your benefit in connection with the transactions described in the Agreement and may not be relied upon for any other purpose or by any other Person without our prior written consent. No part of this opinion letter may be used, circulated, quoted, or otherwise referred to in any document or report, or provided to or used by any other Person without our prior written consent.

                                            Very truly yours,

                                            GARDERE & WYNNE, L.L.P.


                                            By:
                                                   Richard A. Tulli, Partner

                                                                   EXHIBIT F-2


[Date]


Glenayre Technologies, Inc.
5935 Carnegie Boulevard
Charlotte, NC 28209

 Re: Acquisition Agreement and Plan of Merger dated as of August __, 1996 by and among Glenayre Technologies, Inc., CNet Acquisition Corp. and the Principal Shareholders of CNet, Inc. (the "Acquisition Agreement")

Ladies and Gentlemen:

 We have acted as North Carolina counsel to CNet, Inc., a Texas corporation ("CNet"), in connection with the merger of CNet Acquisition Corp. (the "Merger Sub"), a wholly owned subsidiary of Glenayre Technologies, Inc., with and into CNet pursuant to the terms of the Acquisition Agreement (the "Merger"). This opinion is being delivered pursuant to Section 8.3(e) of the Acquisition Agreement. Capitalized terms used and not otherwise defined in this opinion letter shall have the meanings given to them in the Acquisition Agreement.

 In rendering the opinion set forth below, we have examined originals or copies of the Acquisition Agreement and the Escrow Agreement. In addition, we have examined such other documents as we have deemed necessary for the purpose of rendering the opinion set forth below.

 In our examination, we have assumed (a) the due authorization, execution and delivery by the parties thereto of the Acquisition Agreement and the Escrow Agreement, (b) the Acquisition Agreement constitutes a legally valid and binding obligation of each party thereto other than CNet and the Principal Shareholders, enforceable against each such party in accordance with its terms, (c) the Escrow Agreement constitutes a legally valid and binding obligation of each party thereto other than the Shareholders' Representative, enforceable against each such party in accordance with its terms, (d) the effectiveness of the Merger under the TBCA, (e) the authenticity of all documents presented to us as originals and (f) the conformity to the originals of all documents presented to us as copies.

 Based upon and subject to the foregoing, and subject to the exceptions and limitations set forth below, we are of the opinion that the Acquisition Agreement constitutes the legal, valid and binding obligation of CNet and the Principal Shareholders, enforceable against them in accordance with its terms, and the Escrow Agreement constitutes the legal, valid and binding obligation of the Shareholders' Representative, enforceable against the Shareholders' Representative in accordance with its terms.

 The opinion set forth above is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar state or federal debtor relief laws in effect from time to time and which affect the enforcement of creditor's rights in general and is subject to the effect of general principles of equity and the possible unavailability of specific performance or injunctive relief regardless of whether considered in a proceeding in equity or at law.

 The opinion set forth above is limited to the laws of the State of North Carolina and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction.

 The opinion set forth above is rendered as of the date of this opinion letter, and we undertake no obligation to advise you of any changes or developments in fact or law that may later come to our attention.

 The opinion set forth above is solely for your benefit in connection with the transactions described in the Acquisition Agreement and the Escrow Agreement and may not be relied upon by any other party without the prior written consent of the undersigned.

                                   Very truly yours,

                                   WOMBLE CARLYLE SANDRIDGE & RICE
                                   A Professional Limited Liability Company


                                   By:
                                            Garza Baldwin, III

                                                                     EXHIBIT G


                             GARDERE & WYNNE, L.L.P.
                               FORM OF TAX OPINION



(214) 999-3000


                                               ______________, 199_


CNET, Inc.
4975 Preston Park Boulevard, 8th Floor
Plano, Texas  75093

Gentlemen:

 We have acted as counsel to CNET, Inc., a Texas corporation ("CNET"), in connection with the execution and delivery of the Acquisition Agreement dated on or about October __, 1996 (the "Acquisition Agreement") by and among Glenayre Technologies, Inc., a Delaware corporation ("Glenayre"); CNET Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Glenayre ("Merger Sub"); David M. Zumwalt, Scott R. Greenwell and Charles D. Staggs (collectively, the "Principal Shareholders"). The Acquisition Agreement provides for the merger of Merger Sub with and into CNET (the "Merger"), with CNET surviving. This opinion letter is being furnished to you pursuant to the Acquisition Agreement. Unless otherwise defined herein or the context hereof otherwise requires, each term used herein with its initial letter capitalized has the meaning ascribed to such term in the Acquisition Agreement.

 We have examined, are familiar with and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of originals or copies, certified or otherwise authenticated to our satisfaction, of such documents (including all exhibits and schedules thereto) and records of CNET and its subsidiaries, and such statutes, regulations and instruments as we have deemed necessary or advisable for the purposes of this opinion letter, including, without limitation, the Acquisition Agreement and the representations made by (i) CNET and Glenayre in the Acquisition Agreement, (ii) CNET in the officer's certificate issued by CNET in connection with the Merger, and (iii) certain Shareholders in connection with the Merger (collectively, the "Representations").

 In connection with rendering our opinion, we have assumed the following:

 (a)     the accuracy of the Representations;

 (b) the due authorization, execution and delivery of the Acquisition Agreement by CNET, Glenayre, Merger Sub and the Principal Shareholders and that the Acquisition Agreement constitutes the legal, valid and binding obligation of CNET, Glenayre, Merger Sub and the Principal Shareholders, enforceable against each party in accordance with its terms, and will be effective under the laws of the State of Delaware and of the State of Texas;

 (c) based on letters provided to us by certain Shareholders, there is no plan or intention by any Shareholder who owns one percent (1%) or more of the CNET Common Stock, to sell, exchange, dispose of, or otherwise engage in any other transaction that would result in a reduction in the risk of ownership or a direct or

___________, 199_
CNET, Inc.
Page __



indirect disposition of a number of shares of Glenayre Common Stock received in the Merger that would reduce the Shareholders' ownership of Glenayre Common Stock to a number of shares having an aggregate fair market value, as of the date of the Merger, of less than fifty percent (50%) of the aggregate fair market value of all of the formerly outstanding CNET Common Stock immediately prior to the Merger;

 (d) all outstanding indebtedness of CNET is properly classified for federal income tax purposes as debt rather than stock, and thus the Shareholders are exchanging CNET stock constituting control of CNET for Glenayre voting stock in the Merger; and

 (e) none of the compensation or other similar payments received by any stockholder-employee of CNET pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of his CNET Common Stock; none of the Glenayre Common Stock received by any stockholder- employee of CNET pursuant to the Merger is or will be separate consideration for, or allocable to, any employment, consulting or similar arrangement; and the compensation paid to any stockholder-employee of CNET pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

 In connection with rendering our opinion, we have also considered applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and Department of Treasury regulations promulgated under the Code (whether proposed, temporary, or final) now in effect (collectively, "Treasury Regulations"), pertinent judicial authorities regarding applicable provisions of the Code and Treasury Regulations, interpretive rulings of the Internal Revenue Service ("IRS") and such other federal tax-related authorities as we have considered relevant.

 Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Merger will, under current law, constitute a reorganization under Code Sections 368(a)(1)(A) and 368(a)(2)(E), and CNET, Glenayre and Merger Sub will each be a party to the reorganization within the meaning of Code Section 368(b). As a reorganization under Code Sections 368(a)(1)(A) and 368(a)(2)(E), the Merger will have the following federal income tax consequences for CNET, Glenayre and Merger Sub and the Shareholders:

 (a) no gain or loss will be recognized by the Shareholders upon their receipt of Glenayre Common Stock and cash in exchange for CNET Common Stock in the Merger, except that:

               (i) cash received by a Shareholder in lieu of a fractional share of Glenayre Common Stock will result in capital gain or loss to the Shareholder equal to the difference between the cash received and the Shareholder's basis in the CNET Common Stock allocable to such fractional share interest, provided that the CNET Common Stock is held as a capital asset at the time of the Merger, and

              (ii) if the CNET Common Stock is held as a capital asset at the time of the Merger, a Shareholder will recognize capital gain in an amount equal to the excess of (x) the sum of the fair market value of the Glenayre Common Stock and the amount of cash (other than cash in lieu of fractional shares) received in the Merger over (y) the Shareholder's basis in the CNET Common Stock surrendered in the Merger (except the basis in the CNET Common Stock allocable to a fractional share interest), provided that the payment of cash in the Merger does not have the effect of a dividend within the meaning of Code Section 356(a)(2);

___________, 199_
CNET, Inc.
Page __



 (b) the tax basis of the Glenayre Common Stock received in the Merger by each Shareholder will equal the tax basis at the time of the Merger of the Shareholder's CNET Common Stock (other than basis allocable to fractional share interests for which cash is received) exchanged in the Merger, increased by the sum of (i) the gain, if any, recognized by the Shareholder in connection with the Merger (other than the gain allocable to the sale of fractional shares for cash) and (ii) the amount of cash received, if any, that is treated as a dividend, and reduced by the amount of cash (other than cash in lieu of fractional shares) received in the Merger;

 (c) the holding period for tax purposes of the Glenayre Common Stock received by each Shareholder in the Merger will include the period for which the CNET Common Stock surrendered in exchange therefor was held by the recipient, provided the CNET Common Stock is held as a capital asset at the time of the Merger;

 (d) CNET, Glenayre and Merger Sub will not recognize income, gain, or loss solely as a result of the Merger; and

 (e) a CNET shareholder who exercises dissenter's rights and receives a cash payment for CNET Common Stock will recognize capital gain or loss equal to the difference between the cash received and the shareholder's basis in CNET Common Stock, provided that the CNET Common Stock is held as a capital asset and the cash payment constitutes a distribution in exchange for the CNET Common Stock and not a dividend distribution pursuant to Code Section 302.

 In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

 1. No opinion is implied or may be inferred as to the federal, state, local or foreign tax consequences that may result from the Merger under the provisions of any section of the Code or Treasury Regulations not specifically discussed herein that may also be applicable to the Merger.

 2. The opinion expressed herein regarding the federal income tax consequences of the Merger is based upon our best judgment regarding the application of federal income tax laws arising under the Code, the Treasury Regulations, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding on the IRS or any court or other governmental entity, and the IRS is not precluded from asserting a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the opinion expressed herein. Nevertheless, we disclaim any obligation to advise you of, or to supplement our opinion because of, any changes in fact or law which might affect our opinion.

 3. No opinion is expressed (i) as to any transaction other than the Merger as described in the Acquisition Agreement, (ii) as to the Merger if it is not consummated in accordance with the terms of the Acquisition Agreement without waiver or breach of any material provision thereof, or (iii) if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

___________, 199_
CNET, Inc.
Page __


 4. The opinions expressed herein are solely for the benefit of CNET and the Shareholders and may not be relied upon by any other person(s) without our prior written consent.

                                                    Very truly yours,

                                                    GARDERE & WYNNE, L.L.P.


                                                    By:
                                                       Stephen D. Good, Partner

                                     ANNEX B

        Articles 5.11 through 5.13 of the Texas Business Corporation Act.

        5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS.- A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

        (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

        (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation requiring the special authorization of the shareholders as provided by this Act;

        (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

        B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if (1) the shares held by the shareholder are part of a class shares of which are listed on a national securities exchange, or are held of record by not less than 2,000 holders, on the record date fixed to determine the shareholders entitled to vote on the plan of merger or the plan of exchange, and
(2) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for his shares any consideration other than (a) shares of a corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series of shares of which are (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange, or (ii) held of record by not less than 2,000 holders, and (b) cash in lieu of fractional shares otherwise entitled to be received.

        5.12 PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTION.-
A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

        (1) (a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

        (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the

Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

        (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

        (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

        B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

        C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

        D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall he given by the clerk to the parties in interest. The report shall be subject to exceptions

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to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

        E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

        F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

        G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

        5.13 PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS. - A. Any shareholder who has demanded payment for his shares in accordance with either
Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

        B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

        C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under
Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

**********************************APPENDIX********************************

                                                            PROXY APPENDIX



                                   CNET, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
        FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 9, 1997

         The undersigned hereby appoints DAVID M. ZUMWALT and SCOTT R. GREENWELL, and each or either of them proxies, with full power of substitution, with the powers the undersigned would possess if personally present, to vote, as designated below, all shares of the Common Stock of the undersigned in CNET, Inc. ("CNET") at the Special Meeting of Shareholders to be held on January 9, 1997, commencing at 10:00 a.m., local time, at the Glen Eagles Country Club, 5401 West Park Boulevard, Plano, Texas or at any adjournments or postponements thereof.

         This proxy will be voted FOR item 1 unless otherwise specified. The Board of Directors recommends voting for item 1.

1. A proposal to approve and adopt an Acquisition Agreement and Plan of Merger dated as of October 16, 1996 (the "Agreement") among Glenayre Technologies, Inc., a Delaware corporation ("Glenayre"), CNET Acquisition Corp., a Texas corporation and wholly-owned subsidiary of Glenayre ("Glenayre Sub"), CNET, and David M. Zumwalt, Scott R. Greenwell and Charles D. Staggs, providing for the merger of Glenayre Sub with and into CNET, with CNET continuing as the surviving corporation and as a wholly-owned subsidiary of Glenayre, and the approval and appointment of David M. Zumwalt as the Shareholders' Representative (the "Merger"). Under the Agreement, each share of CNET Common Stock, other than shares, if any, held by shareholders who perfect their rights to dissent under the Texas Business Corporation Act, will be converted into the right to receive (i) a fraction of one share of Glenayre Common Stock equal to the Stock Exchange Ratio (as defined below) and (ii) cash equal to $1,000,000 divided by the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger. Each stock option right to purchase one share of CNET Common Stock (a "CNET Stock Option") will be converted into the right to purchase a fraction of one share of Glenayre Common Stock, $.02 par value, equal to the Option Exchange Ratio (as defined below) and the option exercise price will be adjusted by dividing the current option exercise price by the Option Exchange Ratio. No portion of the cash will be received by holders of CNET Stock Options. The Option Exchange Ratio is a fraction determined by dividing 400,000 by the sum of the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger and the number of shares of CNET Common Stock subject to CNET Stock Options at the same time. The Glenayre Option Shares is the number of shares of Glenayre Common Stock reserved for issuance upon exercise of the CNET Stock Options, after conversion to options to purchase Glenayre Common Stock upon the effectiveness of the Merger. The Stock Exchange Ratio is a fraction determined by dividing 370,000 less the Glenayre Option Shares by the number of shares of CNET Common Stock outstanding immediately prior to the effectiveness of the Merger.



         [ ] FOR              [ ] AGAINST                [ ] ABSTAIN

         In their discretion, the proxies are authorized to vote upon such other matters incidental to the Special Meeting.

         Receipt of the Notice of Special Meeting and accompanying Proxy Statement/Prospectus is hereby acknowledged. THIS PROXY WILL BE VOTED AS SPECIFIED HEREIN, AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED FOR ITEM 1.

         Please date, sign, print name below and return promptly in the enclosed postage-paid envelope.

                                            Dated: _____________________, 19__.

                                            ___________________________________

                                            ___________________________________

                                            (When signing as attorney, executor,
                                            administrator, trustee, guardian,
                                            etc., give title as such. If a joint
                                            account, each joint owner should
                                            sign personally.)

                                            ___________________________________
                                                     Printed Name